Exhibit 99.1

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

In re	:	Chapter 11
:
MOLYCORP, INC. et al.,(1)	:	Case No. 15-11357 (CSS)
:
Debtors.	:	(Jointly Administered)
:

SECOND AMENDED DISCLOSURE STATEMENT FOR
DEBTORS’ SECOND AMENDED JOINT PLAN OF REORGANIZATION

Paul D. Leake	M. Blake Cleary (No. 3614)
Lisa Laukitis	Edmon L. Morton (No. 3856)
George R. Howard	Justin H. Rucki (No. 5304)
JONES DAY	Ashley E. Jacobs (No. 5635)
222 East 41st Street	Young Conaway Stargatt & Taylor LLP
New York, New York 10017	Rodney Square
Telephone: (212) 326-3939	1000 North King Street
Facsimile: (212) 755-7306	Wilmington, Delaware 19801
Telephone: (302) 571-6600
Brad B. Erens	Facsimile: (302) 571-1253
Joseph M. Tiller
JONES DAY
77 West Wacker Drive
Chicago, Illinois 60601-1692
Telephone: (312) 782-3939
Facsimile: (312) 782-8585
ATTORNEYS FOR THE DEBTORS

Date: January 20, 2016

(1)                                 The Debtors are the following 21 entities (the last four digits of their respective taxpayer identification numbers, if any, follow in parentheses):  Molycorp, Inc. (1797); Industrial Minerals, LLC; Magnequench, Inc. (1833); Magnequench International, Inc. (7801); Magnequench Limited; Molycorp Advanced Water Technologies, LLC (1628); MCP Callco ULC; MCP Canada Holdings ULC; MCP Canada Limited Partnership; MCP Exchangeco Inc.; Molycorp Chemicals & Oxides, Inc. (8647); Molycorp Luxembourg Holdings S.à r.l.; Molycorp Metals & Alloys, Inc. (9242); Molycorp Minerals Canada ULC; Molycorp Minerals, LLC (4170); Molycorp Rare Metals Holdings, Inc. (4615); Molycorp Rare Metals (Utah), Inc. (7445); Neo International Corp.; PP IV Mountain Pass, Inc. (1205); PP IV Mountain Pass II, Inc. (5361); RCF IV Speedwagon Inc. (0845).  Molycorp’s United States headquarters is located at 5619 DTC Parkway, Suite 1000, Greenwood Village, Colorado 80111.

IMPORTANT INFORMATION FOR YOU TO READ

THE DEADLINE TO VOTE ON THE PLAN IS MARCH 14, 2016
AT 5:00 P.M. EASTERN TIME, UNLESS EXTENDED BY THE DEBTORS (THE “VOTING DEADLINE”).

FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY THE VOTING AGENT BEFORE THE VOTING DEADLINE AS DESCRIBED HEREIN.

PLEASE BE ADVISED THAT ARTICLE IX OF THE PLAN CONTAINS RELEASE, EXCULPATION, AND INJUNCTION PROVISIONS. YOU SHOULD REVIEW AND CONSIDER THE PLAN CAREFULLY BECAUSE YOUR RIGHTS MAY BE AFFECTED THEREUNDER.  IF YOU ARE (1) DEEMED TO ACCEPT THE PLAN, (2) VOTE TO ACCEPT THE PLAN, (3) FAIL TO RETURN YOUR BALLOT, (4) RETURN YOUR BALLOT BUT ABSTAIN FROM VOTING, (5) VOTE TO REJECT THE PLAN BUT DO NOT CHECK THE APPROPRIATE BOX TO OPT-OUT OF THE RELEASE PROVISIONS IN THE PLAN OR (6) ARE DEEMED TO REJECT THE PLAN AND DO NOT COMPLETE AND RETURN THE ELECTION FORM, YOU WILL BE AGREEING TO BE BOUND BY THOSE RELEASE PROVISIONS.

Molycorp, Inc. and 20 of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the “Debtors”) in the above-captioned chapter 11 cases (these “Chapter 11 Cases”) are providing you with the information in this Disclosure Statement because you may be a creditor entitled to vote on the Plan.(2)  You are encouraged to read the entirety of this Disclosure Statement and the Plan, however, for a high-level summary and overview of the Debtors’ corporate structure and the terms of the Plan, please refer to Sections I.B-H beginning on page 2 below.

The Debtors believe that the Plan is in the best interests of creditors and other stakeholders.  All creditors entitled to vote thereon are urged to vote in favor of the Plan.  A summary of the voting instructions is set forth beginning on page 19 of this Disclosure Statement and in the Disclosure Statement Order (as defined below).  More detailed instructions are contained on the ballots distributed to the creditors entitled to vote on the Plan.  To be counted, your ballot must be duly completed, executed and actually received by the Voting Agent by 5:00 p.m., Eastern Time, on March 14, 2016, unless extended by the Debtors.

The effectiveness of the proposed Plan is subject to material conditions precedent, some of which may not be satisfied or waived.  See Article XV below and Article X of the Plan.  There is no assurance that these conditions will be satisfied or waived.

(2)                                 Except as otherwise provided herein, capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Debtors’ Second Amended Joint Plan of Reorganization (as amended, supplemented and modified from time to time, the “Plan”), attached hereto as Exhibit 1.

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This Disclosure Statement and any attachments, exhibits, supplements and annexes are the only documents to be used in connection with the solicitation of votes on the Plan.  Subject to the statutory obligations of the Creditors’ Committee to provide access to information to creditors and the Bankruptcy Court’s Order, Under Bankruptcy Code Sections 105(a), 107(b), 1102(b)(3) and 1103 and Bankruptcy Rule 9018, (I) Clarifying Scope of and Establishing Procedures in Connection With Creditor Access to Information and (II) Retaining Kurtzman Carson Consultants, LLC, as Information Services Agent in Connection Therewith, entered on September 11, 2015 [Docket No. 537], the Debtors have authorized no person to give any information or to make any representation in connection with the Plan or the solicitation of acceptances of the Plan other than as contained in this Disclosure Statement and any attachments, exhibits, supplements and annexes attached hereto or incorporated by reference or referred to herein.  If given or made, such information or representation may not be relied upon as having been authorized by the Debtors.  The delivery of this Disclosure Statement will not under any circumstances imply that the information herein is correct as of any time after the date hereof.

ALL CREDITORS ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING THE PLAN ATTACHED AS EXHIBIT 1 AND THE RISK FACTORS DESCRIBED UNDER ARTICLE XXI, PRIOR TO SUBMITTING BALLOTS IN RESPONSE TO THIS SOLICITATION.

The summaries of the Plan and other documents contained in this Disclosure Statement are qualified in their entirety by reference to the Plan itself, the exhibits thereto that will be included in the Plan Supplement, and documents described therein as Filed prior to approval of this Disclosure Statement or subsequently as part of the Plan Supplement.  In the event that any inconsistency or conflict exists between this Disclosure Statement and the Plan, the terms of the Plan will control.  Except as otherwise indicated herein or in the Plan, the Debtors will File all Plan Supplement documents with the Bankruptcy Court and make them available for review at the Debtors’ document website located online at http://primeclerk.com/molycorp (the “Document Website”) no later than seven (7) calendar days before the Voting Deadline to the extent not Filed earlier.

This Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Plan.  The Debtors reserve the right to modify the Plan consistent with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019.

The statements contained in this Disclosure Statement are made only as of the date of this Disclosure Statement, and there can be no assurance that the statements contained herein will be correct at any time after this date.  The information contained in this Disclosure Statement, including the information regarding the history, businesses and operations of the Debtors, the financial information regarding the Debtors and the liquidation analysis relating to the Debtors, is included for purposes of soliciting acceptances of the Plan, but, as to contested matters and adversary proceedings, is not to be construed as admissions or stipulations, but rather as statements made in settlement negotiations as part of the Debtors’ attempt to settle and resolve their Liabilities pursuant to the Plan.  This Disclosure Statement will not be admissible in any non-bankruptcy proceeding, nor will it be construed to be conclusive advice on the tax, securities, or other legal effects of the Plan as to Holders of Claims against, or Interests in, either the Debtors or the Reorganized Debtors.  Except where specifically noted, the financial information contained in this Disclosure Statement and in its exhibits has not been audited by a certified public accountant and has not been prepared in accordance with generally accepted accounting principles in the United States.  For the avoidance of doubt, the statements by the Debtors in the Disclosure Statement

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shall not be binding on any parties to the Challenge Causes of Action (as defined below) with respect to any of the Challenge Causes of Action.

FORWARD-LOOKING STATEMENTS

This Disclosure Statement contains forward-looking statements based primarily on the current expectations of the Debtors and projections about future events and financial trends affecting the financial condition of the Debtors’ and the Non-Debtor Affiliates’ businesses and assets.  The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions identify these forward-looking statements.  These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described below under the caption “Plan-Related Risk Factors” in Article XXI.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this Disclosure Statement may not occur, and actual results could differ materially from those anticipated in the forward-looking statements.  The Debtors do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

This Disclosure Statement has been prepared in accordance with section 1125 of the Bankruptcy Code and Bankruptcy Rule 3016 and not necessarily in accordance with federal or state securities laws or other non-bankruptcy laws.  This Disclosure Statement has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”), any state securities commission or any securities exchange or association nor has the SEC, any state securities commission or any securities exchange or association passed upon the accuracy or adequacy of the statements contained herein.

QUESTIONS AND ADDITIONAL INFORMATION

If you would like to obtain copies of this Disclosure Statement, the Plan or any of the documents attached hereto or referenced herein, or have questions about the solicitation and voting process or the Debtors’ Chapter 11 Cases generally, please contact Prime Clerk LLC (the “Voting Agent”), by either (i) visiting the Document Website at https://cases.primeclerk.com/molycorp/, (ii) calling (866) 240-9393 or (iii) via e-mail at molycorpballots@primeclerk.com.

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ARTICLE I.
INTRODUCTION

Molycorp, Inc. (sometimes referred to as “Parent”) and 20 of its direct and indirect subsidiaries, as debtors and debtors-in-possession (collectively, the “Debtors”) in the above-captioned chapter 11 cases (these “Chapter 11 Cases”), submit this Disclosure Statement pursuant to section 1125 of title 11 of the United States Code (the “Bankruptcy Code”) in connection with the solicitation of acceptances of the Debtors’ Second Amended Joint Plan of Reorganization (as amended, supplemented and modified from time to time, the “Plan”).  A copy of the Plan is attached hereto as Exhibit 1.

This Disclosure Statement sets forth certain information regarding the Debtors’ business and capital structure as of the Petition Date, various material events leading up to the commencement of these Chapter 11 Cases, significant events that have occurred during these Chapter 11 Cases, various postpetition negotiations between the Debtors and their key constituencies that have led to the formulation of the Plan and, finally, the proposed terms of the Plan itself.  In particular, the material terms of the Plan, including certain key provisions and compromises contained therein, are described in summary fashion in Section I.C below.

Section I.F below describes which holders of Claims and Interests are entitled to vote on the Plan and Section I.H below describes the voting procedures that Holders of Claims and Interests must follow for their votes to be counted.  Section I.F further provides an estimated recovery under the Plan for all proposed classes of Claims and Interests.  Finally, Article XX of this Disclosure Statement contains, among other things, certain financial projections for the Reorganized Debtors, and Article XXI sets forth certain risk factors associated with the Plan.

The Debtors believe that the Plan is the best means to efficiently and effectively conclude these bankruptcy cases and urge Holders of Claims and Interests to vote in favor of the Plan.

On January 20, 2016, the Bankruptcy Court entered an order approving this Disclosure Statement as containing “adequate information,” i.e., information of a kind and in sufficient detail to enable a hypothetical reasonable investor typical of the Holders of Claims or Interests to make an informed judgment about the Plan.  THE BANKRUPTCY COURT’S APPROVAL OF THIS DISCLOSURE STATEMENT CONSTITUTES NEITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN NOR AN ENDORSEMENT OF THE MERITS OF THE PLAN BY THE BANKRUPTCY COURT.

A.                                    The Debtors’ Negotiations With Major Creditor Groups

Subsequent to the Petition Date, the Debtors reached out to major creditor groups — principally the official committee of unsecured creditors (the “Creditors’ Committee”), the ad hoc group of holders of the 10% Notes (the “Ad Hoc Group of 10% Noteholders”) and OCM MLYCo CTB Ltd. (“Oaktree”, and collectively, the “Major Creditor Groups”) regarding the Debtors’ potential restructuring options.  The Debtors evaluated the views expressed by each of their Major Creditor Groups, and the pursuit of the dual-track process contemplated by the Plan is, in part, a result of the Debtors’ taking into consideration the competing views expressed by these various Major Creditor Groups.

Given the priority and extent of Oaktree’s liens and claims throughout the Debtors’ corporate structure (as described in the next section immediately below), the Debtors have engaged in extensive discussions with Oaktree regarding a restructuring of the Debtors and a resolution of these Chapter 11 Cases.

B.                                    Overview of the Debtors

A basic understanding of the organizational structure of the Debtors and their non-debtor affiliates is necessary in order to understand how and why the Plan is structured in its current form.(3)

Molycorp, Inc. is a Delaware corporation and is the direct or indirect parent of the other Debtors and over 20 non-debtor affiliates (the “Non-Debtor Affiliates” and, together with the Debtors, “Molycorp”).  A color-coded chart depicting the corporate organizational structure of Molycorp is attached hereto as Exhibit 2 (the “Organizational Chart”).  On the Organizational Chart, the entities with red borders are Debtors.

Molycorp, Inc., the ultimate parent company at the very top of the Organizational Chart, is:

•                  the borrower under the Debtors’ postpetition financing facility (the “DIP Facility”), which is estimated to be outstanding in the amount of $142.5 million as of the Effective Date of the Plan;

•                  a borrower under, or guarantor of, two lending facilities and an equipment lease agreement (the “Oaktree Prepetition Facilities”) with Oaktree which were outstanding in the amount of approximately $260.9 million as of the Petition Date and whose early repayment triggers certain early payment premiums that the Plan proposes to allow in the amount of approximately $113.7 million;

•                  the issuer of approximately $650 million in principal amount of 10% senior secured notes (the “10% Notes”); and

•                  the issuer of three series of unsecured convertible notes in the aggregate principal amount of $752.5 million (the “Convertible Notes”).

The three intermediate holding companies just below Molycorp, Inc. on the Organizational Chart — Molycorp Luxembourg Holdings S.à r.l., MCP Exchangeco Inc. and MCP Callco ULC (collectively, the “Intermediate Holdcos”) — are all guarantors of the Oaktree Prepetition Facilities, have 65% of their equity pledged to both Oaktree and holders of the 10% Notes (the “10% Noteholders”) as pari passu collateral and are guarantors of the DIP Facility and therefore subject to the superpriority claims arising under the DIP Facility.  Also, Oaktree has a junior lien securing its claims under the DIP Facility, which the Debtors are required to pay in full in Cash to confirm a chapter 11 plan, unless Oaktree consents to different treatment under a plan.

Entities shaded in blue and orange are borrowers under or guarantors of the Oaktree Prepetition Facilities, have all of their equity pledged to Oaktree and compromise or own, directly or indirectly (with certain exceptions), all of the entities that comprise the Debtors’ three main operating business units (the “Downstream Businesses”).(4)  The Downstream Businesses are:  (a) the magnetic materials and alloys business (“MM&A”), (b) the chemicals and oxides business (“C&O”) and (c) the rare metals business

(3)                                 Terms are defined in this Disclosure Statement in order to assist the reader in understanding the structure of the Plan.  To the extent a term defined herein also is defined in the Plan, the definition used in the Plan shall control.  Capitalized terms not defined herein have the meanings ascribed to them in the Plan.

(4)                                 On the Organizational Chart, entities that are guarantors of one or more of the Oaktree Prepetition Facilities are denoted with an “(OG)” in the bottom left hand corner of the applicable entity box.

(“RM”).(5)  Additional information about each of the Downstream Businesses is set forth in Section II.C below.

Entities shaded in green (the “Molycorp Minerals Debtors”) have substantially all of their assets pledged as pari passu collateral to both Oaktree and the 10% Noteholders, and own substantially all of the assets (other than the assets leased as part of the Oaktree Prepetition Facilities, which are owned by Oaktree) that comprise the Debtors’ unique rare-earth Mountain Pass mining facility (“Mountain Pass”).(6)  As discussed in greater detail in Article IV and Section V.G below, given the continued decline in rare earth pricing, among other reasons, the Debtors recently transitioned Mountain Pass to a state of “care and maintenance” pursuant to the Limited Operations Plan (as defined below).

Additional information relating to each of the Debtors, their assets and liabilities and other financial and operational information can be found in their Schedules of Assets and Liabilities (the “Schedules”) and Statements of Financial Affairs (the “Statements” and, together with the Schedules, the “Schedules and Statements”) filed by the Debtors on August 21, 2015 [Docket Nos. 413-455].

C.                                    Summary of the Material Terms of the Plan

The result of the organizational structure and lien priorities discussed in summary fashion above is that, in addition to its rights to the pari passu collateral shared with the 10% Noteholders, Oaktree is entitled to substantially all of the value attributable to the Downstream Businesses (except for certain limited amounts payable on account of Intercompany Claims) until it is paid in full before any value is available for creditors who are either structurally junior (i.e., higher up in the corporate organizational structure) or junior in priority, for example, the 10% Noteholders and the Holders of General Unsecured Claims against Molycorp, Inc.  The Plan respects these priorities and distributes value accordingly.

1.                                      Overview of the Plan Alternatives

The Plan contemplates two potential outcomes for these Chapter 11 Cases.  Baseline recoveries for creditors are established under the Plan in a reorganization where the Debtors will sell Mountain Pass and reorganize around the Downstream Businesses (the “Stand-Alone Reorganization”).  In the Stand-Alone Reorganization, Oaktree has agreed to equitize its secured claims, including claims under the DIP Facility.  Holders of General Unsecured Claims at each of the Downstream Debtors will be paid in full.  Oaktree has agreed, as a settlement of potential claims and causes of action which have been or may be asserted against Oaktree and are to be released pursuant to the Plan, including the Challenge Causes of Action set forth in the Committee Complaint (each as defined below), to contribute to Holders of General Unsecured Claims against Molycorp, Inc. a portion of its recovery on account of the Oaktree Early Payment Premium Claims in the form of new warrants (the “Accepting GUC New Warrants”) to purchase shares of Reorganized Parent Common Equity in an amount equal to 7.5% of the Reorganized Parent Common Equity outstanding as of the Effective Date at a strike price of $467 million (in the case of Tranche A Warrants) and 7.5% of the Reorganized Parent Common Equity outstanding as of the Effective Date at a strike price of $513.6 million (in the case of Tranche B Warrants) to be shared Pro Rata among the Holders of General Unsecured Claims in Class 5A who do not opt out of the Third Party Releases if

(5)                                 On the Organizational Chart, corporate entities specifically affiliated with the different Downstream Businesses are indicated with a notation in the bottom right hand corner of the applicable entity box with “(MMA)”, “(CO)” or “(RM)”.

(6)                                 Historically, Molycorp also has referred to Mountain Pass as its “Resources” business unit, and entities on the Organizational Chart specifically affiliated with Mountain Pass are indicated with an “(R)” in the bottom right hand corner of the applicable entity box.  Entities that are guarantors of the 10% Notes are denoted with a “(10G)” in the bottom left hand corner of the applicable entity box.

Class 5A votes to accept the Plan.  At the mid-point of the value of the Downstream Businesses as set forth in the Valuation Analysis attached hereto as Exhibit 6, the Debtors estimate that the total value of the Accepting GUC New Warrants is approximately $20.8 million.  This value could be higher or lower depending on the actual market value of the Reorganized Debtors during the 5-year duration of the Accepting GUC New Warrants.  In the event the Bankruptcy Court enters an order disallowing any portion of Oaktree’s Claim, then the Debtors will be unable to proceed with the Stand-Alone Reorganization.

While the Stand-Alone Reorganization locks in minimum recoveries for creditors and puts the Debtors on a path to exit bankruptcy before the maturity of the DIP Facility, the Plan also allows the Debtors to pursue a value-maximizing sale of the Downstream Businesses along with the sale of Mountain Pass (the “Entire Company Sale”).  The Debtors will only proceed with an Entire Company Sale if Molycorp’s Board of Directors concludes that acceptance of one or more Qualified Bids for all of the Assets is value-maximizing for the Debtors’ estates.  Additionally, the Debtors will only proceed with an Entire Company Sale if the aggregate total of the estimated Entire Company Sale Net Proceeds (but excluding any non-Cash proceeds) from the highest bid(s) is greater than $520.8 million, unless the Debtors and Oaktree otherwise agree to a lesser amount (the “Entire Company Sale Trigger”).  However, if Oaktree submits a credit bid for the Downstream Businesses, the Creditors’ Committee’s consent also is required in order for the Debtors to reduce the amount of the Entire Company Sale Trigger.  The Entire Company Sale Trigger is designed to take into account the Debtors’ anticipated Cash on hand as of the Effective Date of the Plan.

If the Entire Company Sale Trigger occurs and Class 5A votes to accept the Plan, instead of the Accepting GUC New Warrants, Oaktree has agreed to make a Cash payment to Holders of General Unsecured Claims in Class 5A who do not opt out of the Third Party Releases in an amount equal to 7.5% of the Entire Company Sale Net Proceeds distributable to Oaktree in excess of $467 million and an additional 7.5% of the Entire Company Sale Net Proceeds distributed to Oaktree in excess of $513.6 million and until Oaktree receives the full Oaktree Distribution Amount (as defined below) (the “Accepting GUC Payment”).

2.                                      The Sales Process

In order to facilitate the Debtors’ pursuit of the Entire Company Sale, on January 14, 2016, the Bankruptcy Court entered an order [Docket No. 1095] (the “Bid Procedures Order”) approving the procedures that will govern the Debtors’ sales process (the “Bid Procedures”) both for the Downstream Businesses and for Mountain Pass (the “Sales Process”).  A copy of the Bid Procedures Order is attached hereto as Exhibit 3, and a copy of the Bid Procedures is attached as Exhibit 1 to the Bid Procedures Order.

The Bid Procedures contemplate:

(i)                                     bids on substantially all of the assets of Molycorp and each of its affiliates;

(ii)                                  bids (or combinations of bids) on the Downstream Businesses — MM&A, C&O and RM — as going concerns; and

(iii)                               bids on (a) the Molycorp Minerals Assets (as a whole or on individual assets) associated with Mountain Pass, owned by Molycorp Minerals and (b) the equipment that is owned by Oaktree and leased to Molycorp Minerals (the “Oaktree Equipment”), either together with the other Molycorp Minerals Assets or separately, so long as the cash proceeds allocated to the Oaktree Equipment (if sold together with the Molycorp Minerals Assets), exceeds the Oaktree Equipment Reserve Price of $30 million, which is the amount at which Oaktree has agreed to sell the Oaktree Equipment.

The timeline for the Debtors’ Sales Process is:

Receipt of Preliminary Indications of Interest:	December 11, 2015
Deadline to Execute Stalking Horse Agreement:	February 19, 2016
Qualified Bid Deadline:	February 26, 2016
Auction:	March 4, 2016
Sale/Confirmation Hearing:	March 28, 29, 30 &
April 1, 2016
Deadline for Closing Date of Sales / Plan Effective Date:	April 8, 2016(7)

While the Debtors reserve the right to make a determination at any time whether to continue to proceed with the Entire Company Sale, it is anticipated that the Debtors will evaluate whether there is a reasonable likelihood of satisfying the Entire Company Sale Trigger (a) after the February 26, 2016 bid deadline and (b) at the conclusion of any auction (if one occurs) in accordance with the terms of the Bid Procedures.  If at any time the Debtors make a determination not to proceed with the Entire Company Sale, the Debtors will file a notice with the Bankruptcy Court to inform all parties in interest of their decision.

The Plan requires that the Entire Company Sale must be approved in connection with confirmation of the Plan.(8)  If the Bankruptcy Court determines that the Oaktree Prepetition Claims should be disallowed in whole or in part, the Debtors will proceed with confirmation and consummation of the Plan if the Entire Company Sale Trigger has occurred, provided that the portion of the cash payable to Oaktree under the Plan equal to the disallowed amount shall be put in an escrow account and not distributed to creditors pending resolution of any and all appeals by Oaktree of such order.  All other amounts shall be distributed in accordance with the terms of the Plan.

If the Entire Company Sale Trigger does not occur, and the Bankruptcy Court determines that the Oaktree Prepetition Claims should be disallowed in whole or in part, the Debtors shall not proceed with confirmation and consummation of the Plan and the Bid Procedures will no longer apply, provided that the Debtors may consummate the Molycorp Minerals Assets Sale outside of the Plan.  In such

(7)                         The proposed dates for the Sales Process assume the Bankruptcy Court waives the 14-day stay of the Confirmation Order pursuant to Bankruptcy Rule 3020.

(8)                               The sale of the Molycorp Minerals Assets may be consummated outside of the Plan.

circumstances, all rights (if any) of all parties (including all Consultation Parties (as defined in the Bid Procedures)) are reserved.

3.                                      The Plan Confirmation Process and Resolution of the Challenge Causes of Action

In connection with certain agreements reached in connection with objections that were filed to the approval of the Bid Procedures and disputes over the extension of the Debtors’ exclusive periods to file and solicit votes on a chapter 11 plan (each of which are described in greater detail below), the Debtors and the Major Creditor Groups agreed on a process for the Bankruptcy Court to resolve the claims and causes of action asserted by the Creditors’ Committee pursuant to the Committee Complaint, which are described in greater detail in Section V.K.2.

On December 23, 2015, the Creditors’ Committee filed the (I) Motion of Official Committee of Unsecured Creditors for Order Authorizing Committee to Commence and Prosecute, and Granting Committee Exclusive Authority to Settle, Certain Claims and Causes of Action on Behalf of Debtors’ Estates Against Oaktree and Debtors’ Directors and Officers and (II) Objections, Under 11 U.S.C. § 502(B) and Bankruptcy Rule 3007, to Oaktree’s Prepetition Claims [Docket No. 948] (the “Standing Motion”).  Attached as Exhibit B thereto is a proposed complaint, as later amended on January 6, 2016 and filed on January 15, 2016 (the “Committee Complaint”), objecting to, and asserting, among other things, various claims and causes of action challenging, the Oaktree Prepetition Claims and asserting claims against certain of the Debtors’ directors and officers (collectively, the “Challenge Causes of Action”).

Oaktree and the Debtors have agreed not to object to the Creditors’ Committee motion for standing to bring the Challenge Causes of Action on behalf of the Debtors’ estates.  However, the Debtors reserved the right to seek to have a settlement of any of the Challenge Causes of Action approved by the Bankruptcy Court pursuant to a chapter 11 plan (the “Proposed Settlement”) and all parties’ rights to object to any such settlement were expressly preserved.  This Plan incorporates such a Proposed Settlement in the form of a series of interrelated compromises and settlements described in greater detail in Section I.D below (the “9019 Settlement”).

The Plan currently provides that each creditor in the class comprised of General Unsecured Claims against Molycorp, Inc. (consisting of at least the Holders of the Convertible Notes (as defined below)) that does not opt out of the Third Party Releases (as defined in the Plan) to receive a recovery from Oaktree only if such class votes to accept the Plan (the “Alternative Treatment Plan Provision”).  The Bankruptcy Court will not consider approval of the 9019 Settlement pursuant to Bankruptcy Rule 9019 under the Plan, but rather will determine the merits of the Challenge Causes of Action, unless Class 5A votes to accept the Plan.

If the Debtors seek approval of the 9019 Settlement pursuant to a modified plan and such plan does not contain the Alternative Treatment Plan Provisions, then the 9019 Settlement may be considered by the Bankruptcy Court for approval in connection with the Plan under Bankruptcy Rule 9019.  Upon deletion of the Alternative Treatment Plan Provision in the Plan, the Bankruptcy Court shall, upon no more than five (5) business days’ notice by the Creditors’ Committee, but subject to the Court’s availability, hear the motions filed by Creditors’ Committee and the Ad Hoc Group of 10% Noteholders to terminate the Debtors’ Exclusive Periods [Docket Nos. 762 & 763] (the “Motions to Terminate”) (as may have been amended).  The burden of proof at the hearing on the Motions to Terminate shall be borne equally by the parties seeking to terminate exclusivity and the parties opposing the Motions to Terminate.

In the interim, pending the results of voting on the Plan, Oaktree, the Creditors’ Committee, and the Debtors also have agreed to litigate the Challenge Causes of Action on an expedited schedule.  All litigation relating to the Challenge Causes of Action shall conclude at or prior to the conclusion of the Confirmation Hearing and the Bankruptcy Court shall rule on such Challenge Causes of Action in connection with confirmation of the Plan.  Accordingly, in connection with seeking confirmation of the Plan and litigating the Challenge Causes of Action, the Debtors and the Major Creditor Groups have agreed on the following schedule:

Litigation of certain Challenge Causes of Action:	March 8, 10-11, 2016
Deadline to vote on the Plan:	March 14, 2016
Deadline to file declaration of voting results:	March 16, 2016
Deadline to object to the Plan:	March 17, 2016
Deadline to reply to Plan objections:	March 23, 2016
Sale and Confirmation Hearing and Litigation of Any
Remaining Causes of Action:	March 28-30
& April 1, 2016
Deadline for Plan Effective Date:	April 8, 2016(9)

4.                                      Plan Distributions

a.                                      Distributions to the 10% Noteholders and Oaktree

The Debtors’ relatively complex corporate and capital structure requires that the Plan first apportion value between the Debtors’ two major secured creditors — Oaktree and the 10% Noteholders.  While Oaktree has liens, claims or equity pledges constituting its own separate collateral, Oaktree and the 10% Noteholders also share pari passu liens on certain collateral.  That collateral generally consists of:

(i)                                     All of the assets of Molycorp, Inc. (the “Parent”).  The Parent’s assets are comprised principally of (a) equity interests in the Intermediate Holdcos (only 65% of which are pledged to Oaktree and the 10% Noteholders) and (b) intercompany amounts owed to Molycorp, Inc. (which the Plan refers to as the “Molycorp, Inc. Downstream Intercompany Amount”) by its various downstream subsidiaries and affiliates; and

(ii)                                  Substantially all of the assets of Debtor Molycorp Minerals ((i) and (ii) together, the “Shared Collateral”).

As of the Petition Date, all amounts claimed to be owed to Oaktree comprised approximately 35.29% of the total claims secured by the Shared Collateral, and the amounts owed to the 10% Noteholders comprised approximately 64.71% of the total claims secured by the Shared Collateral.  Accordingly, the Plan currently provides that Oaktree and the 10% Noteholders will share in the recoveries attributable to the Shared Collateral in those percentages, including in connection with a purchase of the Molycorp Minerals Assets pursuant to a 10% Noteholder Permitted Credit Bid (as defined below).

With respect to their pari passu security interests in the intercompany amounts owed by the Downstream Debtors and the Non-Debtor Affiliates, it is estimated that under the Plan, Oaktree and the 10% Noteholders will receive $4,848,910.86 and $8,891,155.33, respectively, on account of such security interests.

(9)                               The proposed Plan Effective Date assumes the Bankruptcy Court waives the 14-day stay of the Confirmation Order pursuant to Bankruptcy Rule 3020.

While Oaktree and the 10% Noteholders will share in the recoveries on account of the Shared Collateral, with respect to the balance of the Debtors’ corporate structure, Oaktree is the only substantial secured creditor, with liens or claims against the various Debtor and Non-Debtor Affiliates of the Intermediate Holdcos.  Accordingly, the Allowed Claims of Oaktree and any other creditors of those businesses will be satisfied in full before amounts are available for distribution to creditors of entities higher up in the corporate structure.  Further, because the DIP Facility is guaranteed, in part, by superpriority administrative claims and secured by liens against the Intermediate Holdcos, this financing facility also must be paid in full before any value is available for distribution to any other creditors or equity security holders of the Intermediate Holdcos or Molycorp, Inc.

Depending upon the form and manner of bids that are received in connection with the Sales Process, the Molycorp Minerals Assets may be sold pursuant to the Plan or separately.  The proceeds of such sale (excluding amounts reserved to fund the costs of making distributions pursuant to the Plan and dissolving the Molycorp Minerals Debtors and closing their respective chapter 11 cases) will be shared between Oaktree and the 10% Noteholders as described below.

If the Entire Company Sale is not consummated, Oaktree will also receive, in exchange for its Claims, including its Claims under the DIP Facility, 100% of the equity in the reorganized Downstream Businesses, the New Term Loan and Cash in the DIP Collateral Account.

If the Bankruptcy Court enters an order finding that upon consummation of the Plan, Oaktree has or will have received cash or equity equal to 100% of the Oaktree Claims, such portion of (i) the pro rata share (calculated in accordance with the Prepetition Collateral Agency Agreement) of the Molycorp Minerals Assets or the ownership of any acquisition vehicle to which such assets are to be transferred or (ii) the Oaktree Equipment Reserve Price, as applicable, that would provide Oaktree with a distribution under the Plan in excess of 100% of the Oaktree Claims shall be put in an escrow account and not distributed to creditors pending resolution of any and all appeals by Oaktree of such order.

b.                                      Distributions to General Unsecured Creditors

The recoveries of Holders of General Unsecured Claims vary by Debtor. Holders of General Unsecured Claims against the Downstream Debtors are to be paid in full under the Plan.  In the Stand-Alone Reorganization, it is anticipated that the value attributed to the Downstream Businesses is, at most, only sufficient to satisfy the amounts owed to Oaktree and the other creditors of the Downstream Businesses.  Accordingly, there are no distributions to Holders of General Unsecured Claims against the Intermediate Holdcos or Molycorp, Inc.

At Molycorp Minerals and the three holding companies with a direct interest in Molycorp Minerals (PP IV Mountain Pass Inc., PP IV Mountain Pass II, Inc. and RCF IV Speedwagon Inc.), there are no distributions to Holders of General Unsecured Claims.  At certain of Molycorp Minerals’ Debtor subsidiaries, Holders of General Unsecured Claims will share pro rata in any distributable value, to the extent of any, after satisfaction of any Secured Claims, Priority Claims and Administrative Claims.

If the Debtors proceed with the Entire Company Sale, Holders of General Unsecured Claims at Molycorp, Inc. will receive the right to any proceeds from any Avoidance Actions belonging to Molycorp, Inc. (other than against Oaktree, any of its Representatives or any other Entity released pursuant to the Plan), plus a pro rata share of any cash remaining from the net sale proceeds after the payment of the Oaktree Distribution Amount,(10) Holders of General Unsecured Claims against the Downstream Debtors and amounts payable on account of the Secured Claims of the 10% Noteholders.(11)

Pursuant to the compromises and settlements contained in the Plan, if Class 5A votes to accept the Plan, then the following forms of consideration will be shared Pro Rata among the Holders of General Unsecured Claims in Class 5A who do not opt out of the Third Party Releases:

(i)                                     Accepting GUC New Warrants: if the Entire Company Sale Trigger is not satisfied,  the Accepting GUC New Warrants to purchase shares of Reorganized Parent Common Equity in an amount equal to (1) in the case of the Tranche A Warrants, 7.5% of the Reorganized Parent Common Equity outstanding as of the Effective Date at an aggregate strike price equal to (a) $467 million minus (b) the principal amount of the New Term Loan, or (2) in the case of the Tranche B Warrants, 7.5% of the Reorganized Parent Common Equity outstanding as of the Effective Date at an aggregate strike price equal to (y) $513.6 million minus (z) the principal amount of the New Term Loan, and in each case shall only be exercisable upon a sale of all or substantially all of the Reorganized Parent and the Reorganized Debtors’ assets during the five (5) year period following the Effective Date, which, at the mid-point value of the Downstream Businesses set forth in the Valuation Analysis attached hereto as Exhibit 6, the Debtors estimate to be worth approximately $20.8 million; or

(ii)                                  Accepting GUC Payment: if the Entire Company Sale Trigger is satisfied, a Cash payment in an amount equal to 7.5% of the Entire Company Sale Net Proceeds distributable to Oaktree in excess of $467 million and an additional 7.5% of the Entire Company Sale Net Proceeds distributed to Oaktree in excess of $513.6 million and until Oaktree receives the full Oaktree Distribution Amount.

The Plan refers to the Accepting GUC New Warrants and the Accepting GUC Payment together as the “Accepting GUC Distribution.”  See Plan, Section I.A.12.  Unless the conditions are satisfied for Oaktree to make the Accepting GUC Distribution, Holders of General Unsecured Claims in Class 5A against Molycorp, Inc. will receive no distribution pursuant to the Plan.

c.                                       Treatment of Intercompany Claims

For purposes of calculating distributions to third-party creditors under the Plan, all Intercompany Claims are assumed to be Allowed and entitled to the same distributions as General Unsecured Claims at each applicable Debtor entity, after netting out intercompany receivables and intercompany payables.  For example, if Neo International Corp. owes Parent $100, and Parent owes Neo International Corp. $50, those balances are netted out so that Neo International Corp. owes Parent $50.  Because General Unsecured Claims against Neo International Corp. are to be paid in full under the Plan, this treatment of

(10)                          The Oaktree Distribution Amount is $513,645,257.93 and reflects the sum of (i) Oaktree’s Allowed Claims under the Debtors’ various prepetition credit and lease agreements with Oaktree (excluding any early payment premiums and similar charges), (ii) all Allowed Claims under the Debtors’ DIP Facility and (iii) the amount, subject to the settlements and compromises contained in the Plan, Oaktree has agreed to receive in settlement of certain early payment premiums and similar charges under the Prepetition Oaktree Agreements.  For the avoidance of doubt references to the Oaktree Distribution Amount herein shall be subject in all respect to the definition set forth in the Plan.  See Plan, Section I.A.128.

(11)                          In the Stand-Alone Reorganization, all Avoidance Actions (other than those against Oaktree, any of its Representatives or any other Entity released pursuant to the Plan), the proceeds of which are DIP Collateral (as defined in the DIP Order), will be retained and vest in the Reorganized Debtors.

Intercompany Claims under the Plan results in $50 of value for the Molycorp, Inc. Downstream Intercompany Amount, which is Shared Collateral and results in a $50 recovery shared between Oaktree and the 10% Noteholders on account of their pari passu interest in the Shared Collateral.

If the Entire Company Sale Trigger does not occur, it is not anticipated that recoveries on account of Intercompany Claims will yield sufficient value for distribution to Holders of General Unsecured Claims at Molycorp, Inc. or Molycorp Minerals because the intercompany receivables at these Debtors are Shared Collateral.  If the Entire Company Sale Trigger does occur, it is anticipated that after payment of Oaktree and other third-party creditors of the Downstream Debtors in full, the remaining net proceeds of the Intercompany Claims would be available to pay certain large intercompany amounts owed by the Intermediate Holdcos to Molycorp, Inc.  Because the 10% Noteholders have a security interest in these intercompany receivables of Molycorp, Inc., this value would be distributed to satisfy the claims of the 10% Noteholders before any amounts would be available for the Holders of General Unsecured Claims against Molycorp, Inc.

As stated above, for purposes of calculating distributions under the Plan, the Intercompany Claims are assumed to be valid.  It is possible, however, that at or prior to the Confirmation Hearing, a party in interest may seek to challenge the allowance of the Intercompany Claims.  In fact, as explained in greater detail in Section V.K.2 below, the Creditors’ Committee has filed the Committee Complaint, which seeks to recharacterize certain of the Intercompany Claims of Molycorp, Inc. against the Intermediate Holdcos.  If that challenge were successful and the Entire Company Sale Trigger occurs, then any excess net proceeds from the Entire Company Sale after the payment of the Oaktree Claims in full (without taking into account the other Challenge Causes of Action) would be in the form of equity interests in the Intermediate Holdcos, which are 65% pledged to the 10% Noteholders and Oaktree, leaving 35% of that value available for Holders of General Unsecured Claims against Molycorp, Inc.  If the Entire Company Sale Trigger occurs, any such challenge may need to be resolved or adjudicated at or prior to Confirmation in order to determine the appropriate distributions to be made to Holders of Allowed Claims other than Oaktree.

D.                                    The 9019 Settlement

The Plan is premised on a series of related settlements and agreements on certain key issues with Oaktree.  As described in greater detail below, the 9019 Settlement, if pursued, includes the resolution of, among other things, issues regarding (a) the Debtors’ ability to pursue a dual-track process, (b) the manner in which the 10% Noteholders may credit bid in connection with the Molycorp Minerals Assets Sale, (c) the sale of the Oaktree Equipment, (d) the Allowed amount of the Oaktree Early Payment Premium Claims and the contribution of certain value on account of the Oaktree Early Payment Premium Claims to Holders of General Unsecured Claims of Molycorp, Inc. who do not opt out of the Third Party Releases if Class 5A votes to accept the Plan and (e) the resolution of potential claims against Oaktree and the Debtors’ current and former directors and officers, including the Challenge Causes of Action asserted by the Creditors’ Committee in the Committee Complaint.

As noted above, if Class 5A votes to accept the Plan and Holders of Claims in Class 5A that do not opt out of the Third Party Releases become entitled to the Accepting GUC Distribution, the Debtors will be seeking approval of the 9019 Settlement incorporated in the Plan under the standards of Bankruptcy Rule 9019, which are described in greater detail immediately below.

Given that Oaktree will own substantially all of the Downstream Debtors in the Stand-Alone Reorganization, all Plan Documents generally must be in form and substance acceptable to Oaktree, provided that if the Entire Company Sale Trigger does occur, Oaktree’s consent right shall only apply in respect of any terms that affect or alter the Entire Company Sale Trigger, the Oaktree Equipment Release

Price, the Oaktree Distribution Amount, the allowance, treatment and distributions to be made to Oaktree under the Plan or the timing of such distributions, including in respect of the DIP Facility Claims, that the Entire Company Sale be approved in connection with confirmation of the Plan, the releases and indemnifications set forth in the Plan that inure to the benefit of Oaktree or its Representatives, or the implementation of the foregoing (collectively, the “Oaktree Consent Right”).

1.                                      The Standards for Approval of the 9019 Settlement

These settlements and agreements as set forth in the Plan are integral to the Plan, and if Class 5A votes in favor of the Plan, the Debtors will seek their approval pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019 in connection with confirmation of the Plan.  Settlements and compromises like those embodied in the Plan expedite case administration and reduce unnecessary administrative costs; as such they are favored in bankruptcy.  See Myers v. Martin (In re Martin), 91 F.3d 389, 393 (3d Cir. 1996) (“Compromises are well favored in bankruptcy.”); see also Will v. Nw. Univ., 434 F. 3d 639, 644 (3d Cir. 2006).

Bankruptcy Rule 9019 provides that, “[o]n motion by the trustee and after notice and a hearing, the court may approve a compromise or settlement.”  Fed. R. Bankr. P. 9019.  Section 1123(b)(3)(A) of the Bankruptcy Code expressly provides that a chapter 11 plan may provide for “the settlement or adjustment of any claim or interest belonging to the debtor or to the estate.”  11 U.S.C. § 1123(b)(3)(A).  In order to be approved, it is well-settled that the settlement need only be “fair and equitable.”  In re Capmark Fin. Grp., Inc. , 438 B.R. 471, 475 (Bankr. D. Del. 2010).  “To determine whether a settlement is fair and equitable, the Court need only canvas the issues to determine whether the settlement falls above the lowest point in the range of reasonableness.”  Id. at 475-76.

In evaluating whether the settlement is above the lowest point in the range of reasonableness, courts in the Third Circuit evaluate the factors identified in In re Martin and consider:  “(1) the probability of success in litigation; (2) the likely difficulties in collection; (3) the complexity of the litigation involved, and the expense, inconvenience and delay necessarily attending it; and (4) the paramount interest of the creditors.”  Id. at 476 (quoting In re Martin, 91 F.3d at 393 (citing Protective Comm. Stockholders of TMT Trailer Ferry, Inc. v. Anderson, 390 U.S. 414, 424-45 (1968)).  When evaluating the settlement, courts look to “whether the settlement as a whole is reasonable.”  In re Washington Mut., Inc., 442 B.R. 314, 329 (Bankr. D. Del. 2011) (“[E]ach part of the settlement must be evaluated to determine whether the settlement as a whole is reasonable.  This is not to say, however, that this is a mere math exercise comparing the sum of the parts to the whole.  Rather, the Court recognizes that there are benefits to be recognized by a global settlement of all litigation . . . that may recommend a settlement that does not quite equal what would be a reasonable settlement of each part separately.”) (emphasis added); see also In re NII Holdings, Inc., 536 B.R. 61, 105 (Bankr. S.D.N.Y. 2015) (“[A]s mandated by precedent, the Court will undertake its own analysis of each component of the Settlement . . . and of the Settlement as a whole . . . .”).

2.                                      The Ability to Pursue a Dual-Track Process

The Plan represents a structure pursuant to which Oaktree has agreed to either (a) receive the cash proceeds from the sale of its collateral in satisfaction of its Claims at the Oaktree Distribution Amount; or (b) receive equity and new term debt on account of its Claims.  Accordingly, the Plan provides the Debtors the opportunity to maximize the value of their estates by marketing all or a portion of their assets in a court-approved auction process established to yield the highest or best offer.  Should the Sales Process fail to yield a purchase price that exceeds the Oaktree Distribution Amount, as well as certain other amounts required to be paid under the Plan, the Debtors have the ability to switch to the Stand-Alone Reorganization, pursuant to which Oaktree has agreed to receive equity and new term debt not only on account of its prepetition Secured Claims, but also on account of a portion of its DIP Facility Claims, which otherwise would have to be paid in full, in Cash, on the Effective Date.  This structure ensures that the Debtors will be on a path to emerging from chapter 11 notwithstanding the outcome of the Sales Process.

3.                                      The Sale of the Oaktree Equipment

Oaktree and the Debtors have come to agreement on a release price mechanism to permit the sale of the Oaktree Equipment in connection with the Molycorp Minerals Assets Sale.  If a bid includes sufficient cash to satisfy the release price of $30 million (the “Oaktree Equipment Reserve Price”) then the sale of the Oaktree Equipment together with the other Molycorp Minerals Assets will be permitted.  It is hoped that the ability to include the Oaktree Equipment in connection with the sale of the Molycorp Minerals Assets will potentially enhance the purchase price for the Molycorp Minerals Assets since the Oaktree Equipment is necessary for the operations at Mountain Pass.  If the Oaktree Equipment is sold separately from the Molycorp Minerals Assets, then the Plan provides that Oaktree will receive the value paid for the Oaktree Equipment in connection with such sale.

4.                                      The 10% Noteholder Permitted Credit Bid

Pursuant to Section IX of the Bid Procedures, Holders of the 10% Notes are permitted to submit a credit bid (which bid shall otherwise comply with the requirements set forth in Section VIII of the Bid Procedures) in an amount up to the full amount of their prepetition claims for the Molycorp Minerals Assets and a corresponding amount of such claims that are secured on a pari passu basis with respect to such collateral (calculated in accordance with the Prepetition Collateral Agency Agreement) pursuant to section 363(k) of the Bankruptcy Code and in accordance with the terms of the 10% Notes Documents (as defined in the Plan), Prepetition Collateral Agency Agreement (as defined in the DIP Order) and applicable law, which credit bid will be treated for all purposes under any Plan, including with respect to any distributions to Oaktree or the 10% Noteholders, as having been capped at $1,000,000 above the Next Highest Bid (as defined in the Bid Procedures) for the Molycorp Minerals Assets, provided that such credit bid shall provide Oaktree with its pro rata share (calculated in accordance with the Prepetition Collateral Agency Agreement) of the Molycorp Minerals Assets or the ownership of any acquisition vehicle to which such assets are to be transferred (the “10% Noteholder Permitted Credit Bid”); provided, further, nothing in the Bid Procedures shall impact any parties’ rights with respect to either (i) challenges to the liens or claims of the 10% Noteholders or (ii) assertions under section 506(c) of the Bankruptcy Code or the effects that such challenges or assertions have (if any) on the ability of the 10% Noteholders to credit bid.  To the extent the 10% Noteholder Permitted Credit Bid includes a bid for the Oaktree Equipment, the 10% Noteholder Permitted Credit Bid shall include the purchase of the Oaktree Equipment for a cash payment no less than the Oaktree Equipment Reserve Price.

5.                                      The Resolution of the Oaktree Early Payment Premium Claims and Distributions to Certain Creditors if Certain Conditions are Satisfied

The Debtors and Oaktree have agreed to a settlement (i) of the allowed amount of the Oaktree Early Payment Premium Claims and other potential claims which have been or may be asserted against Oaktree and are released pursuant to the Plan, including those set forth in the Committee Complaint, and (ii) subject to the conditions set forth in the Plan, a contribution of a portion of the amount that Oaktree would otherwise be entitled to receive on account of such allowed Oaktree Early Payment Premium Claims to Holders of General Unsecured Claims of Molycorp, Inc. who do not opt out of the Third Party Releases, so long as Class 5A votes to accept the Plan.

If the Entire Company Sale Trigger occurs, Oaktree has agreed to contribute an amount of the recovery to which it would otherwise be entitled to on account of the Oaktree Early Payment Distribution Amount in order to provide the Accepting GUC New Warrants to Class 5A.  If the Entire Company Sale Trigger does occur,  Oaktree has agreed to contribute an amount of the recovery to which it would otherwise be entitled to on account of the Oaktree Early Payment Distribution Amount in order to provide the Accepting GUC Payment to Class 5A.  In the event Class 5A votes to accept the Plan, the Accepting GUC Distribution will provide Holders of General Unsecured Claims against Parent significant value that they would not otherwise be entitled to under the Plan.  At the mid-point of the value of the Downstream Businesses as set forth in the Valuation Analysis attached hereto as Exhibit 6, the Debtors estimate that the value of the Accepting GUC New Warrants is approximately $20.8 million.

6.                                      The Resolution of Potential Claims Against Oaktree

As part of the settlements and compromises described above, the Plan provides for releases any potential claims and Causes of Action against Oaktree and its representative belonging to the Debtors and their Estates (including the Challenge Causes of Action asserted in the Committee Complaint) and provides for similar releases by all Holders of Claims and Interests (a) that are deemed to accept the Plan, (b) vote to accept the Plan, (c) abstain from voting on the Plan, (d) vote to reject the Plan and do not elect on their Ballot to opt-out of the Third Party Releases, (e) are deemed to reject the Plan and do not return a completed Election Form (as defined below) prior to the Voting Deadline indicating their desire to not be bound by the Third Party Releases and (f) all other Holders of Claims and Interests to the extent permitted by law.

After its investigation, the Creditors’ Committee filed the Committee Standing Motion and the Committee Complaint.  As described in greater detail in Section V.K.2 below, the Debtors believe that any merits to the claims that have been asserted by the Creditors’ Committee are substantially outweighed by the benefits of settling such claims.  As such, the Debtors have decided, in the exercise of their business judgment, to proceed with the Plan that allows the affected creditors to vote for or against the settlement being proposed by the Debtors and supported by Oaktree to avoid the significant cost, expense and uncertainty of litigation.

If Class 5A votes in favor of the Plan, then all Holders of General Unsecured Claims against Molycorp, Inc. who do not opt out of the Third Party Releases will share Pro Rata in the Accepting GUC Distribution, and the Debtors will seek approval of the settlements and compromises set forth in the Plan pursuant to Bankruptcy Rule 9019 as part of Confirmation of the Plan.  In particular, the Debtors believe that resolving these potential claims through the 9019 Settlement and the Plan will enable the expeditious resolution of these cases in a manner that maximizes value for all stakeholders and avoids the expenditure of precious time, energy, resources and capital on litigation that would otherwise be put to better uses.  Accordingly, the Debtors submit that Holders of General Unsecured Claims in Class 5A should vote in favor of the Plan and thereby support approval of this settlement with Oaktree.  Additional information regarding the Challenge Causes of Action being asserted by the Creditors’ Committee is set forth in Section V.K.2 below.

7.                                      Resolution of Claims Against the Debtors’ Current and Former Directors and Officers

Some of the Released Parties under the Plan are the Debtors’ current and former officers and/or directors, including those who are identified as defendants in the Committee Complaint.  Pursuant to Section IX.D of the Plan, for good and valuable consideration, including the service of the directors and officers to facilitate the Debtors’ sale efforts and the expeditious reorganization and restructuring contemplated by the Plan, on and after the Effective Date, the Debtors’ current and former officers and directors will be deemed released and discharged by the Debtors, the Post-Effective Date Debtors, as applicable, and the Debtors’ Estates from any and all Claims, including the Challenge Causes of Action.  In addition, the Debtors’ current and former officers and/or directors will also be released by Holders of Claims and Interests who do not opt out of the Third Party Releases.  The releases, including the Third Party Releases are more fully described in Article IX of the Plan and Article XIV of this Disclosure Statement.

IN SUM, THE DEBTORS BELIEVE THAT THE IMPLEMENTATION OF THE PLAN AND THE 9019 SETTLEMENT CONTAINED THEREIN IS FAIR AND EQUITABLE AND IN THE BEST INTERESTS OF EACH OF THE DEBTORS AND THEIR STAKEHOLDERS. FOR ALL OF THE REASONS DESCRIBED IN THIS DISCLOSURE STATEMENT, THE DEBTORS URGE YOU TO RETURN YOUR BALLOT ACCEPTING THE PLAN BY THE VOTING DEADLINE (I.E., THE DATE BY WHICH YOUR BALLOT MUST BE ACTUALLY RECEIVED), WHICH IS MARCH 14, 2016 AT 5:00 P.M. (EASTERN TIME).

THE CREDITORS’ COMMITTEE BELIEVES THAT THE PLAN IS NOT IN THE BEST INTEREST OF THE DEBTORS AND THEIR STAKEHOLDERS BECAUSE THE PLAN RELEASES CLAIMS AGAINST OAKTREE AND CERTAIN OF THE DEBTORS’ OFFICERS AND DIRECTORS THAT THE CREDITORS’ COMMITTEE ASSERTS MAY BE VALUABLE.  THE CREDITORS’ COMMITTEE’S POSITION IS MORE FULLY SET FORTH IN ITS LETTER INCLUDED IN EACH SOLICITATION PACKAGE AND NOTICE OF NON-VOTING STATUS SENT TO CREDITORS IN CLASSES 5A, 5B, 5C AND 5E, AND A COPY OF WHICH IS ATTACHED AS EXHIBIT I TO THE DISCLOSURE STATEMENT ORDER.

E.                                    Parties Entitled to Vote on the Plan and Estimated Recoveries

Under the provisions of the Bankruptcy Code, not all parties in interest are entitled to vote on a chapter 11 plan.  Creditors or equity interest holders whose claims or interests are not impaired by a plan are deemed to accept the plan under section 1126(f) of the Bankruptcy Code and are not entitled to vote.  In addition, creditors or equity interest holders whose claims or interests are impaired by the plan and will receive or retain no property under the plan are also not entitled to vote because they are deemed to have rejected the plan under section 1126(g) of the Bankruptcy Code.  For a discussion of these matters, see Section IX.B below.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors that hold at least two-thirds in dollar amount and more than one-half in number of the claims actually voted in that class.  Your vote on the Plan is important.  The Bankruptcy Code requires as a condition to confirmation of a plan of reorganization that each class that is impaired and entitled to vote under a plan votes to accept such plan, unless the plan is being confirmed under the “cramdown” provisions of section 1129(b) of the Bankruptcy Code.  Section 1129(b) permits confirmation of a plan of reorganization, notwithstanding the non-acceptance of the plan by one or more impaired classes of claims or equity interests, so long as at least one impaired class of claims or interests votes to accept a proposed plan.  Under that section, a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each non-accepting class.

The following table sets forth which Classes are entitled to vote on the Plan and which are not, and sets forth the estimated recovery rate and the impairment status for each of the separate Classes of Claims provided for in the Plan.  If the Entire Company Sale Trigger occurs, the estimated distributions to Holders of Claims and Interests will not be less than the amounts estimated below.  For a detailed description of the Classes of Claims and Interests and their treatment under the Plan, see Article IX below.

CLASS(ES)	DESIGNATION	IMPAIRMENT	ESTIMATED ALLOWED AMOUNT(12)	ESTIMATED RECOVERY RATE(13)	ENTITLED TO VOTE
1A – 1E	Other Priority Claims	Unimpaired	$55,000 – 404,000	100%	Deemed to Accept
2A – 2E	Other Secured Claims	Unimpaired	$22 million – 23 million	100%	Deemed to Accept
3A – 3E	Oaktree Prepetition Claims	Impaired	$385.9 million	71.7% – 81.5%(14)	Entitled to Vote
4A, 4C	10% Notes Secured Claims	Impaired	$686.8 million(15)	Unknown(16)	Entitled to Vote
5A – 5E	General Unsecured Claims(17)	Impaired / Unimpaired(18)	See General Unsecured Claims Chart Below	See General Unsecured Claims Chart Below	Entitled to Vote / Deemed to Accept / Deemed to Reject

(12)                          Estimated Allowed Amounts are based on a preliminary review of the unreconciled proofs of Claim that have been filed in these Chapter 11 Cases to date and assume facts and legal determinations reasonably favorable to the claimants.  These figures are estimates only and do not include contingent and/or unliquidated amounts.  Accordingly, actual amounts may be greater or less than those set forth herein.  Nothing in this chart shall impair, waive or otherwise alter the Debtors’ rights to object to any Claims on any and all factual and legal grounds, which rights are expressly reserved.

(13)                          The Estimated Recovery Rates are estimates only and actual recoveries may be greater or less than those set forth herein based on, among other things, Allowed Claims arising from the rejection of Executory Contracts or Unexpired Leases and resolution of disputed or unliquidated Claims.

(14)                          This estimated recovery rate represents an aggregate recovery on account of both the Oaktree Prepetition Claims and the DIP Facility Claims.

(15)                          The estimated Allowed amount of the 10% Notes Secured Claims includes the estimated amount of the 10% Noteholders’ secured claims and deficiency claims, which are separately classified in Class 5A, in Class 5C against Molycorp Minerals, LLC, PP IV Mountain Pass Inc., PP IV Mountain Pass II, Inc. and RCF Speedwagon, Inc. and Class 5E against Molycorp Metals & Alloys, Inc.

(16)                          The recoveries on account of the 10% Notes Secured Claims will largely depend on the value received from the sale of the Molycorp Minerals Assets, which cannot be estimated at this time.

(17)                          The overall recovery rate for General Unsecured Claims may be subject to change based on the actual amount of General Unsecured Claims.  With respect to General Unsecured Claims against Molycorp, Inc., this amount does not include the value contributed by Oaktree on account of a portion of its Allowed Early Payment Premium Claims, subject to the conditions necessary for the issuance of the Accepting GUC Distribution, as further described in Section IX.B.5.a of this Disclosure Statement and Section III.B.5.a of the Plan.

(18)                          Impairment of General Unsecured Claims varies by individual Debtor.  See Section IX.B.5.a of this Disclosure Statement and Section III.B.5.a of the Plan for further information.

6A	Subordinated Convertible Notes Claims	Impaired	$1.787 million	0%	Deemed to Reject
7A – 7E	Section 510(b) Claims	Impaired	Unknown	0%	Deemed to Reject
8A – 8E	Intercompany Claims	Unimpaired	N/A (Reinstated, cancelled or eliminated)	N/A	Deemed to Accept
9A	Parent Interests	Impaired	N/A (Cancelled)	0%	Deemed to Reject
10B – 10E	Subsidiary Debtor Equity Interests	Impaired / Unimpaired	N/A (Reinstated, cancelled or extinguished)	N/A	Deemed to Accept

The following table sets forth the estimated Allowed amount and the estimated recovery rate for Holders of General Unsecured Claims for each Debtor in connection with the Stand-Alone Reorganization.  If the Entire Company Sale Trigger occurs, the estimated distributions to Holders of Claims will not be less than the amounts estimated below.

DEBTOR	CLASS	ESTIMATED ALLOWED AMOUNT(19)	STAND-ALONE REORGANIZATION ESTIMATED RECOVERY RATE(20)	ENTITLED TO VOTE
Molycorp, Inc.	5A	$747 million – $1,450 million	1% – 3%(21)	Entitled to Vote
MCP Callco ULC	5B	$0.00	N/A(22)	N/A

(19)                          Estimated Allowed Amounts are based on a preliminary review of the unreconciled proofs of Claim that have been filed in these Chapter 11 Cases to date and assume facts and legal determinations reasonably favorable to the claimants.  These figures are estimates only and do not include contingent and/or unliquidated amounts.  Accordingly, actual amounts may be greater or less than those set forth herein.  Nothing in this chart shall impair, waive or otherwise alter the Debtors' rights to object to any Claims on any and all factual and legal grounds, which rights are expressly reserved.

(20)                          The Estimated Recovery Rates are estimates only and actual recoveries may be greater or less than those set forth herein based on, among other things, Allowed Claims arising from the rejection of Executory Contracts or Unexpired Leases and resolution of disputed or unliquidated Claims.

(21)                          This estimated recovery rate assumes that the conditions for Holders of General Unsecured Claims against Molycorp, Inc. to receive the Accepting GUC New Warrants are satisfied. See Section IX.B.5.a of this Disclosure Statement and Section III.B.5.a of the Plan.

(22)                          A recovery rate and entitlement to vote listed as "N/A" indicates that there are no General Unsecured Claims at that Debtor entity.

DEBTOR	CLASS	ESTIMATED ALLOWED AMOUNT(19)	STAND-ALONE REORGANIZATION ESTIMATED RECOVERY RATE(20)	ENTITLED TO VOTE

MCP Exchangeco Inc.	5B	$0.00	N/A	N/A

Molycorp Luxembourg Holdings S.à r.l.	5B	$0.00	N/A	N/A

Molycorp Minerals, LLC	5C	$28 million – $51 million	0%	Deemed to Reject

PP IV Mountain Pass Inc.	5C	$0 – $686.8 million	0%	Deemed to Reject

PP IV Mountain Pass II, Inc.	5C	$0 – $686.8 million	0%	Deemed to Reject

RCF IV Speedwagon Inc.	5C	$0 – $686.8 million	0%	Deemed to Reject

MCP Canada Holdings ULC	5D	$0.00	N/A	N/A

MCP Canada Limited Partnership	5D	$4,000 – $9,000	100%	Deemed to Accept

Magnequench, Inc.	5D	$0.00	N/A	N/A

Magnequench International, Inc.	5D	$0 – $8,000	100%	Deemed to Accept

Magnequench Limited	5D	$0 – $2,000	100%	Deemed to Accept

Molycorp Chemicals & Oxides, Inc.	5D	$0 – 38,000	100%	Deemed to Accept

Molycorp Minerals Canada ULC	5D	$4,000 – $45,000	100%	Deemed to Accept

Molycorp Rare Metals Holdings, Inc.	5D	$0.00	N/A	N/A

Molycorp Rare Metals (Utah), Inc.	5D	$0 – $30,000	100%	Deemed to Accept

Neo International Corp.	5D	$0 – $466,000	100%	Deemed to Accept

Industrial Minerals, LLC	5E	$0 – $120,000	0%	Deemed to Reject

DEBTOR	CLASS	ESTIMATED ALLOWED AMOUNT(19)	STAND-ALONE REORGANIZATION ESTIMATED RECOVERY RATE(20)	ENTITLED TO VOTE
Molycorp Advanced Water Technologies, LLC	5E	$0.00	N/A	N/A

Molycorp Metals & Alloys, Inc.	5E	$0 – $1,070.1 million	<1%	Entitled to Vote

F.                                     Solicitation Package

The package of materials (the “Solicitation Package”) to be sent to Holders of Claims entitled to vote on the Plan will contain:

1.                                      a cover letter describing (a) the contents of the Solicitation Package, (b) the contents of any enclosed CD-ROM and instructions for use of the CD-ROM and (c) information about how to obtain, at no charge, hard copies of any materials provided on the CD-ROM;

2.                                      a paper copy of the notice of the Confirmation Hearing (the “Confirmation Hearing Notice”);

3.                                      a copy — either as a paper copy or in an enclosed CD-ROM or in other electronic format — of the Disclosure Statement together with the exhibits thereto, including the Plan, that have been filed with the Bankruptcy Court before the date of the mailing;

4.                                      the order entered by the Bankruptcy Court that, among other things, approved the Disclosure Statement, established the voting procedures, scheduled a Confirmation Hearing and set the voting deadline and the deadline for objecting to Confirmation of the Plan [Docket No. 1144] (the “Disclosure Statement Order”);

5.                                      an appropriate form of Ballot, instructions on how to complete the Ballot and a Ballot return envelope and such other materials as the Bankruptcy Court may direct; and

6.                                    a letter from the Creditors’ Committee, substantially in the form of the version attached as Exhibit I to the Disclosure Statement Order [Docket No. 1144, Ex. I].

In addition:  (1) the Plan, the Disclosure Statement and, once they are filed, all exhibits to both documents will be made available online at no charge at the Document Website (https://cases.primeclerk.com/molycorp/); and (2) hardcopies of the Plan and Disclosure Statement will be provided to parties in interest (at no charge) upon written request to Molycorp Ballot Processing, c/o Prime Clerk LLC, 830 Third Avenue, 3rd Floor, New York, New York 10022.

G.                                   Voting Procedures, Ballots and Voting Deadline

1.                                      Voting Generally and the Disclosure Statement Order

The Disclosure Statement Order entered by the Bankruptcy Court approved certain procedures for the Debtors’ solicitation of votes to approve the Plan, including setting the deadline for voting, which

Holders of Claims or Equity Interests are eligible to receive Ballots to vote on the Plan, and certain other voting procedures.

THE DISCLOSURE STATEMENT ORDER IS HEREBY INCORPORATED BY REFERENCE AS THOUGH FULLY SET FORTH HEREIN. YOU SHOULD READ THE DISCLOSURE STATEMENT ORDER, THE CONFIRMATION HEARING NOTICE, AND THE INSTRUCTIONS ATTACHED TO YOUR BALLOT IN CONNECTION WITH THIS ARTICLE, AS THEY SET FORTH IN DETAIL, AMONG OTHER THINGS, PROCEDURES GOVERNING VOTING DEADLINES AND OBJECTION DEADLINES.

Before voting on the Plan, each Holder of a Claim entitled to cast a vote on the Plan should read, in its entirety, this Disclosure Statement, the Plan, the Disclosure Statement Order, the Confirmation Hearing Notice and the instructions accompanying the Ballots.  These documents contain important information concerning how Claims are classified for voting purposes and how votes will be tabulated.  Holders of Claims entitled to vote are also encouraged to review the relevant provisions of the Bankruptcy Code and Bankruptcy Rules and/or consult their own attorney.

If you have any questions about the procedure for voting your Claim or the Solicitation Package you received, or if you wish to obtain a paper copy of the Plan, this Disclosure Statement or any Exhibits to such documents, please contact Prime Clerk, the Voting Agent, (a) by telephone (i) for U.S. and Canadian callers toll-free at (866) 240-9393 and (ii) for international callers at (929) 342-0755, (b) by email at molycorpballots@primeclerk.com  or (c) in writing at Molycorp Ballot Processing, c/o Prime Clerk LLC, 830 Third Avenue, 3rd Floor, New York, New York 10022.

2.                                      Voting Procedures

If you are entitled to vote to accept or reject the Plan, a Ballot(s) has been enclosed in your Solicitation Package for the purpose of voting on the Plan.  Please vote and return your Ballot(s) to Prime Clerk LLC, the Voting Agent, at Molycorp Ballot Processing, c/o Prime Clerk LLC, 830 Third Avenue, 3rd Floor, New York, New York 10022, unless you are a beneficial owner of a security (each, a “Beneficial Owner”) who receives a Ballot from a broker, bank, dealer or other agent or nominee (each, a “Master Ballot Agent”), in which case you must return the Ballot to that Master Ballot Agent (or as otherwise instructed by your Master Ballot Agent).  Ballots should not be sent directly to the Debtors.

After carefully reviewing (1) the Plan, (2) this Disclosure Statement, (3) the Disclosure Statement Order and (4) the detailed instructions accompanying your Ballot, please indicate on your Ballot your vote to accept or reject the Plan.  For your vote to be counted, you must complete and sign your Ballot and return the original Ballot (copies will not be accepted) to the appropriate recipient (i.e., either the applicable Master Ballot Agent or the Voting Agent) so that it is actually received by the Voting Agent by the Voting Deadline.

Each Ballot has been coded to reflect the Class of Claims it represents.  Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot(s) sent to you with this Disclosure Statement.

If you (1) hold Claims in more than one voting Class, or (2) hold multiple Claims within one voting Class, you may receive more than one Ballot.

To be counted, all Ballots must be properly completed in accordance with the voting instructions on the Ballot and actually received by the Voting Agent (via regular mail, overnight courier or personal delivery) at the following address:  Molycorp Ballot Processing, c/o Prime Clerk LLC, 830 Third Avenue,

3rd Floor, New York, NY 10022 by no later than the Voting Deadline (i.e., March 14, 2016 at 5:00 p.m. (Eastern Time)).  Only those ballots actually received by the Voting Agent before the Voting Deadline will be counted as either accepting or rejecting the Plan.  Ballots should not be sent directly to the Debtors.

Except with respect to Ballots used by Master Ballot Agents for recording votes cast by Beneficial Owners holding securities (each, a “Master Ballot”), no Ballots may be submitted by electronic mail or any other means of electronic transmission, and any Ballots submitted by electronic mail or other means of electronic transmission will not be accepted by the Voting Agent.  Ballots submitted by Beneficial Owners of the 10% Notes and the Convertible Notes (each as defined below) must be received by the Master Ballot Agent with sufficient time to enable the Master Ballot Agent to deliver a Master Ballot to the Voting Agent by the Voting Deadline.

If a Holder of a Claim delivers to the Voting Agent more than one timely, properly completed Ballot with respect to such Claim prior to the Voting Deadline, the Ballot that will be counted for purposes of determining whether sufficient acceptances required to confirm the Plan have been received will be the timely, properly completed Ballot determined by the Voting Agent to have been received last from such Holder with respect to such Claim.

If you are a Holder of a Claim who is entitled to vote on the Plan as set forth in the Disclosure Statement Order and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan, the Ballot or the procedures for voting on the Plan, please contact the Voting Agent (1) by telephone (a) for U.S. and Canadian callers toll-free at (866) 240-9393 and (b) for international callers at (929) 342-0755, (2) by e-mail at molycorpballots@primeclerk.com or (3) in writing at Molycorp Ballot Processing, c/o Prime Clerk LLC, 830 Third Avenue, 3rd Floor, New York, New York 10022.

3.                                      Holders of Claims or Interests Entitled to Vote

Under section 1124 of the Bankruptcy Code, a class of claims or equity interests is deemed to be “impaired” under a plan unless (1) the plan leaves unaltered the legal, equitable and contractual rights to which such claim or equity interest entitles the holder thereof; or (2) notwithstanding any legal right to an accelerated payment of such claim or equity interest, the plan (a) cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy), (b) reinstates the maturity of such claim or equity interest as it existed before the default, (c) compensates the holder of such claim or equity interest for any damages resulting from such holder’s reasonable reliance on such legal right to an accelerated payment and (d) does not otherwise alter the legal, equitable or contractual rights to which such claim or equity interest entitles the holder of such claim or equity interest.

In general, a holder of a claim or equity interest may vote to accept or reject a plan if (a) the claim or equity interest is Allowed, (b) the claim or equity interest is impaired by a plan and (c) the claim or equity interest is entitled to a recovery under the plan.  However, if the holder of an impaired claim or equity interest will not receive any distribution under the plan on account of such claim or equity interest, the Bankruptcy Code deems such holder to have rejected the plan.  If the claim or equity interest is not impaired, the Bankruptcy Code conclusively presumes that the holder of such claim or equity interest has accepted the plan.

Except as otherwise provided in the Disclosure Statement Order, the Holder of a Claim against one or more Debtors that is “impaired” under the Plan is entitled to vote to accept or reject the Plan if (a) the Plan provides a recovery in respect of such Claim; and (b) the Claim has been scheduled by the appropriate Debtor (and is not scheduled as disputed, contingent, or unliquidated), the Holder of such

Claim has timely Filed a Proof of Claim or a Proof of Claim was deemed timely Filed by an order of the Bankruptcy Court prior to the Voting Deadline.

A vote on the Plan may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.  The Disclosure Statement Order also sets forth assumptions and procedures for determining the amount of Claims that each creditor is entitled to vote in these Chapter 11 Cases and how votes will be counted under various scenarios.

4.                                      Opting Out of the Third Party Releases

The Plan contains a series of releases that are part of the overall settlement of various potential Claims and Causes of Action.  In that respect, parties should be aware that, if the Plan is confirmed and the Effective Date occurs, certain parties will be getting releases and certain parties will be giving releases as set forth in Article IX of the Plan and as further described in Article XIV of the Disclosure Statement.

a.                                      Opting Out:  Holders of Claims Entitled to Vote

If a Holder of a Claim entitled to vote does not consent to the Third Party Releases contained in Article IX.E of the Plan and the related injunction, such Holder may elect to opt-out and not grant such releases but only if such Holder (1) votes to reject the Plan and (2) checks the “opt out” box set forth on the Ballot.  Election to withhold consent is at each Holder’s option.  If a Holder of a Claim entitled to vote (a) votes to accept the Plan, (b) fails to submit a ballot by the Voting Deadline, (c) submits a ballot but abstains from voting or (d) votes to reject the Plan but does not check the opt out box, then the Holder will be deemed to consent to the Third Party Releases.

b.                                      Opting Out:  Holders of Claims and Interests Not Entitled to Vote

With respect to a Holder of a Claim or Interest that is not entitled to vote, (1) a Holder that is deemed to accept the Plan will be deemed also to consent to the Third Party Releases and (2) a Holder that is deemed to reject the Plan will be deemed to consent to the Third Party Releases unless such Holder completes and returns prior to the Voting Deadline the election form included with such Holder’s Notice of Non-Voting Status indicating its desire to opt out of the Third Party Releases (each, an “Election Form”).

ARTICLE II.
THE DEBTORS’ BUSINESS

A.                                    General Overview of the Debtors(23)

Molycorp is a leading global rare earths and rare metals producer with employees at locations on three continents.  The products produced by Molycorp are critical inputs in many existing and emerging applications, including hybrid and electric vehicles, wind power turbines, mobile devices, fiber optics, lasers, hard disk drives, guidance and control systems, global positioning systems and advanced water treatment technology.

A key challenge for Molycorp, and the rare earths industry in general, has been supply uncertainty and price volatility.  A vast majority of the global supply of rare earths comes from China, which has in the past restricted access causing sharp spikes in pricing, and changed export tariffs that

(23)                          Certain figures and percentages reflected in this Article II have been approximated.

have impacted cost and availability.  China currently struggles to regulate illegal mining operations, which contribute both to an increase in global supply and to downward pressure on rare earths pricing.(24)

Supply uncertainty and price volatility have led certain of Molycorp’s customers or prospective customers to seek alternatives to rare earths and rare metals, including Molycorp’s products.  Thus, Molycorp has faced the potential loss of existing customers and difficulty attracting new customers, particularly those, like automotive companies, that require guaranteed quality, quantity and stable sourcing in order to enter into long-term supply contracts.

These market dynamics were a principal driver of Molycorp’s vertical integration strategy over the last several years.  Molycorp’s Mountain Pass rare earths mining facility in San Bernardino County, California is the only developed rare earths mine and processing facility in North America.  Combining Mountain Pass with the Downstream Businesses, which were acquired in 2012 when Molycorp purchased Neo Material Technologies, Inc., was a means to guarantee the consistent source and quality of supply of rare earth materials to counter one of the key risks to the future viability and growth of the Downstream Businesses.

Mountain Pass, located in San Bernardino County, California, is home to one of the world’s largest and richest deposits of rare earths.  While Mountain Pass has now been placed into a state of care and maintenance, if operated at full capacity, Mountain Pass can provide advanced, energy efficient and environmentally responsible operations that can both supply rare earth feedstock to Molycorp’s downstream processing facilities as well as produce high-value products for customers around the world.

Molycorp acquired Mountain Pass in 2008, at which time the mining operations were in care and maintenance and the processing operations were in limited production, using existing feedstocks.  Since 2008, Molycorp spent approximately $1.7 billion refurbishing, enhancing and expanding the mining, milling, processing and waste management facilities at Mountain Pass and addressing operational issues relating to various complex chemical separation processes.  Much of this capital was spent on developing Mountain Pass into a uniquely integrated, rare earth mining and processing plant with reduced waste streams.  Adding to its self-sufficiency, Mountain Pass recycled its wastewater into reagents using its onsite chlor-alkali facility and produced its own electricity at an on-site natural gas-powered combined heat and power plant.

Molycorp continued ramping production at Mountain Pass in the first half of 2015 as several processing issues were resolved.  In May of 2015, Mountain Pass achieved monthly output of approximately 943 MT, its highest to date, equating to an annualized run-rate of 11,318 MT.  This run-rate figure represented nearly 60% of Mountain Pass’s registered annual nameplate capacity of 19,050 MT when it is operating fully and not in a state of care and maintenance.

Molycorp also owns several prominent rare earth processing facilities around the world and is a leading global producer, processor and developer of neodymium-iron-boron and rare earth-based engineered materials.  These products are essential in many of the end-markets for high-technology applications that Molycorp serves.  Molycorp also manufactures a line of mixed rare earth oxides and reclaims, refines and markets high value niche rare metals and their compounds.  In addition to the Debtors, Molycorp’s operations include Non-Debtor Affiliates, joint ventures and majority owned manufacturing facilities in the United States, at Quapaw, Oklahoma, and outside of the United States, including in China, South Korea, Thailand, Estonia and Germany.  Molycorp also conducts research and

(24)                          See generally David S. Abraham, The Next Resource Shortage?, N.Y. Times, Nov. 20, 2015, at A23 (last accessed Jan. 15, 2016 at http://www.nytimes.com/2015/11/20/opinion/the-next-resource-shortage.html)

product development through laboratories in Singapore and the United Kingdom and has operations in other countries as well.

Molycorp has corporate offices in the United States, Canada and China.  The Chief Executive Officer, Geoffrey R. Bedford, the Chief Financial Officer, Michael F. Doolan and other senior management members are located in Molycorp’s corporate offices in Toronto, Canada.  Other senior management members are located at Molycorp’s U.S. corporate headquarters in Greenwood Village, Colorado, where various key operational functions are performed.

B.                                    History of Molycorp and the Debtors

The origins of Mountain Pass trace back to 1950 when Molybdenum Corporation of America (“MCA”) purchased mining claims in San Bernardino County, California.  In 1977, Union Oil of California (“UNOCAL”) purchased MCA, then a publically-traded entity known as Molycorp, Inc.  Nearly three decades later, in 2005, Chevron Corporation acquired UNOCAL.  In June 2008, privately held Molycorp Minerals (formerly known as Rare Earth Acquisitions LLC) was formed to acquire the mining and processing operations at Mountain Pass from Chevron Mining Inc., a subsidiary of Chevron Corporation.  On March 4, 2010, an initial public offering (the “IPO”) was made for Molycorp, Inc., the parent of Molycorp Minerals, allowing its common stock to be listed on the NYSE at a price of $14/share.  After the IPO, the common stock of Molycorp, Inc. peaked at a price of more than $74/share in 2011 before steadily declining to less than $1/share where it currently trades today.

In 2012, Molycorp, Inc. acquired Neo Material Technologies Inc. (“Neo Materials”) to permit Molycorp to execute on a vertical integration strategy and to permit it to become a leading global producer, processor and developer of rare earths and rare metal materials.  At the time of the acquisition, Neo Materials was headquartered in Toronto, Canada.  Through this acquisition, Molycorp linked two unique companies — the world-class and high-quality rare earth resource at Mountain Pass with Neo Materials’ proven leadership in the development, processing and distribution of technically advanced rare earth products.

C.                                    Molycorp’s Business Segments

Subsequent to the acquisition of Neo Materials and in the years leading up to the Petition Date, Molycorp organized its businesses into four main business units:  MM&A, C&O, RM and Mountain Pass.  As set forth above, the Organizational Chart attached hereto as Exhibit 2 denotes the entities affiliated with the different business units with a notation in the bottom right-hand corner of each entity’s box.

The MM&A segment produces Neo Powders™, neodymium and samarium magnet alloys, and other specialty alloy products.(25)  The MM&A segment has significant foreign operations in China and Thailand.  It also operates a domestic facility in Tolleson, Arizona (the “Tolleson Facility”).  The end markets for the MM&A segment include computing, automotive, aerospace, healthcare, industrial motors, wind power generation, battery technologies, consumer electronics and home appliance markets.

The C&O segment includes the production and marketing of rare earth oxides and other custom engineered materials.  The rare earth oxides are produced at Molycorp’s facility in Estonia; the C&O segment also has processing operations in China, and maintains sales and research and development

(25)                          Neo Powders™ are used in the production of high performance, bonded NdFeB permanent magnets, which are found in micro motors, precision motors, sensors and other applications requiring high levels of magnetic strength, flexibility, small size and reduced weight.

facilities in other parts of the world.  The C&O segment provides various applications to the automotive, computing, high-end optics, communication systems, energy efficiency lighting and other end markets.

The RM segment (with domestic facilities in Blanding, Utah and Quapaw, Oklahoma, and foreign operations in Estonia, Germany, China , South Korea and Canada) produces, reclaims, refines and markets high value niche rare metals, including gallium, indium, rhenium, tantalum and niobium, for use in wireless technologies, light-emitting diodes, turbines, catalysts, steel additives, electronics and other applications.  Molycorp sells these products directly to customers and through other third party marketing channels.

Finally, the Mountain Pass segment had operated the Mountain Pass facility.  It was devoted to extracting rare earth minerals and producing rare earth concentrates, rare earth oxides and SorbX® and PhosFIX®, a line of proprietary rare earth-based water treatment products.  The products generated by the Mountain Pass segment were used in oil refinery catalyst, automotive, water purification and hybrid and electric vehicle applications.  Historically, the Mountain Pass segment also was responsible for selling products to the other business units or storing goods for the other business units.

D.                                    Molycorp and the Debtors’ Employees

Prior to the implementation of the Limited Operations Plan (as defined below) at Mountain Pass, Molycorp had a global workforce of approximately 2,530 employees.  As of the Petition Date, the Debtors had 632 full-time and part-time employees.  Included among Molycorp’s employees’ ranks were scientists, engineers, chemist technologists and other highly skilled workers.  In addition, the Debtors employ a corporate workforce of approximately 184 employees.

1.                                      The Collective Bargaining Agreement (CBA)

Of the Debtors’ employees at Mountain Pass as of the Petition Date, around half were members of the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers Internationals Union (USW), AFL-CIO (the “United Steelworkers Union”) and were subject to a collective bargaining agreement (the “USW CBA”).  The current USW CBA between Molycorp, Inc. and the United Steelworkers Union was ratified in March 2015 and is a three-year agreement that expires on March 15, 2018.(26)

Since the Petition Date, the Debtors have reduced the workforce at Mountain Pass from approximately 490 employees to approximately 44 employees in connection with the implementation of the Limited Operations Plan (as described in greater detail below).  Of the 44 remaining employees at Mountain Pass, 16 are members of United Steelworkers Union and subject to the USW CBA.

The USW CBA generally establishes the rates of pay, hours of work and conditions of employment for the employees covered by the USW CBA.  Due to the implementation of the Limited Operations Plan and the significant reduction of the mining operations at that facility, the Debtors anticipate that modifications to the USW CBA may be necessary to adjust for the change in working conditions and employees’ changed responsibilities.

(26)                          Following the initial 3-year term, the collective bargaining agreement is year to year thereafter unless written notice is given by either party thereto.

2.                                      The Pension Plan

Magnequench International, Inc. (“MII”) sponsors and maintains a defined benefit pension plan known as the Magnequench International, Inc. Hourly Pension Plan (the “Pension Plan”).  The Pension Plan is covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended 29 U.S.C. §§ 1301-1461 (2012, Supp. I 2013) (“ERISA”).

There currently are 289 participants entitled to receive a benefit now, or in the future, under the Pension Plan.  The Pension Plan, however, is currently frozen, and as a result there can be no new participants in the Pension Plan and no existing participants are accruing additional benefits.  Actual amounts will vary with plan experience (participant mortality and actual return on Pension Plan assets) and the actual segment interest rates applicable each year as dictated by law.

As set forth in Section V.J.1 of this Disclosure Statement, the Debtors have filed two motions during the Chapter 11 Cases requesting authority for them to pay the quarterly contributions owed to the Pension Plan in the ordinary course of business for the remainder of 2015, which motions were granted by the Bankruptcy Court.  In accordance with that authority, the Debtors already have made a true-up payment for the 2014 plan year and quarterly contributions for the first, second and third calendar quarters of 2015, and anticipate making payment relating to the quarterly contribution for the fourth calendar quarter of 2015 in January 2016.

The Pension Benefit Guaranty Corporation (“PBGC”) is the wholly-owned United States government corporation and agency of the United States created under Title IV of ERISA to administer the federal pension insurance programs and enforce compliance with the provisions of Title IV.  PBGC guarantees the payment of certain pension benefits upon termination of a pension plan covered by Title IV.

The PBGC asserts that MII and all members of its controlled group, which could include certain of the Debtors’ Non-Debtor Affiliates, are jointly and severally liable for the contributions necessary to satisfy the minimum funding standards under sections 412 and 430 of the Internal Revenue Code (“IRC”) and sections 302 and 303 of ERISA.  26 U.S.C. § 412(c)(11), 29 U.S.C. § 1082(c)(11).

In the event of a termination of the Pension Plan, which is subject to compliance with applicable law, the PBGC asserts that MII and all members of its controlled group, which could include certain of the Debtors’ Non-Debtor Affiliates, are jointly and severally liable for the unfunded benefit liabilities of the Pension Plan.  See 29 U.S.C. § 1362(a).  The PBGC also asserts that MII and all members of its controlled group are jointly and severally liable to PBGC for all unpaid premium obligations owed by MII on account of the Pension Plan.  See 29 U.S.C. § 1307.  Upon a termination of the Pension Plan, PBGC also has asserted that the Debtors’ Non-Debtor Affiliates are jointly and severally liable for such amounts to the extent they are members of the MII’s “controlled group.”(27)

(27)                          In general, a parent-subsidiary controlled group under section 1563(a)(1) of the IRC is comprised of one or more chains of corporations connected through stock ownership with a common parent where there is 80% or more control of one or more subsidiaries.  Such subsidiaries may be domestic or foreign corporations.  With respect to foreign corporations, ERISA relies only on the definition of “controlled group” as set forth in Section 1563(a) of the IRC.  An exclusion for foreign corporations is set forth in Section 1563(b) of the IRC but ERISA ignores this exclusion.  Thus, for purposes of ERISA, foreign corporations that otherwise meet the 80% ownership threshold are controlled group members.  Both the PBGC and Department of Labor have consistently taken this position. PBGC Op. Ltr. 97-1 (May 5, 1997); Department of Labor Advisory Op. No. 87-03A, n.5 (1987).  To reach a foreign subsidiary, however, the PBGC must have personal jurisdiction over such entity.  PBGC v. Satralloy, Inc., 1992 U.S. Dist. Lexis 22829 (S.D. Ohio 1992)).  The PBGC may also be able to seize property of a foreign subsidiary in the U.S. asserting in rem jurisdiction provided any such seizure does not violate the foreign company’s due process rights. PBGC v. Satralloy, Inc., 1993 U.S. Dist. Lexis 21422 (S.D. Ohio 1993).  The foregoing high-level summary was developed solely for purposes of providing a general overview and adequate information to parties in interest in the Chapter 11 Cases.  The PBGC and the Debtors do not endorse, and may dispute in whole or in part, the foregoing summary.

PBGC has filed an estimated contingent claim in the Debtors’ jointly administered bankruptcy cases against each Debtor, jointly and severally, for unfunded benefit liabilities owed upon Pension Plan termination in the approximate amount of $3,868,912.  PBGC has also filed unliquidated claims for minimum funding contributions owed to the Pension Plan and for statutory premiums owed to PBGC.  The PBGC asserts that if the Pension Plan terminates in a distress termination pursuant to 29 U.S.C. §§ 1341(c)(2)(B)(ii) or (iii), or in an involuntary termination under 29 U.S.C. § 1342, statutory termination premiums arise.  See 29 U.S.C. § 1306(a)(7).  PBGC has estimated the total amount of such termination premiums at $1,087,500.

If the Entire Company Sale Trigger occurs, the treatment of the Pension Plan will depend upon the form and manner of the successful bid(s).  In the event that the Entire Company Sale trigger does not occur, the Plan provides for the continuation of the Pension Plan by MII (subject to the PBGC’s rights to seek a termination), and the Debtors will be required to fund the Pension Plan in accordance with the minimum funding standards under the IRC and ERISA, pay all required PBGC insurance premiums, and continue to administer and operate the Pension Plan in accordance with the terms of the Pension Plan and provisions of ERISA.  If the Pension Plan continues, the Debtors anticipate the contingent claims filed by PBGC in the Chapter 11 Cases will either be withdrawn, denied or rendered moot.

E.                                    Molycorp’s Assets and Liabilities

For the twelve months ending December 31, 2014, Molycorp generated approximately $475.6 million in revenue.  As of December 31, 2014, Molycorp reported negative cash flow from operations of $222.2 million.  In addition, as of March 31, 2015, Molycorp had approximately $2.495 billion in assets and approximately $1.786 billion in liabilities based upon the book value of these assets and liabilities.  Molycorp had approximately $74 million in cash as of the Petition Date worldwide, approximately $21 million of which was located in North America and accessible to the Debtors.

ARTICLE III.

CORPORATE AND CAPITAL STRUCTURE AS OF THE PETITION DATE

A.                                    Molycorp, Inc.

Debtor Molycorp, Inc. is a public reporting company under the Securities and Exchange Act of 1934 (the “Exchange Act”).  Until the Petition Date, Molycorp, Inc.’s shares of common stock were publically traded under the symbol MCP on The New York Stock Exchange (the “NYSE”) and since that date have been traded under the symbol MCPIQ on the over-the-counter markets.  As of March 31, 2015, approximately 278 million shares of Molycorp, Inc.’s outstanding common stock were issued and outstanding.

B.                                    The Debtors’ Prepetition Capital Structure

As of the Petition Date, Molycorp had in excess of $1.7 billion in outstanding secured and unsecured debt obligations.  The Debtors’ prepetition primary funded debt obligations consisted of:  (a) two senior secured term loans and a sale-leaseback financing arrangement, all with funds managed by

Oaktree; (b) one series of senior secured notes; and (c) three series of unsecured convertible notes.  Molycorp also has other funded debt obligations in North America and around the world.  The Debtors’ more significant liabilities are described in more detail below.

The table below summarizes certain data related to the Debtors’ prepetition primary funded debt obligations as of the Petition Date, including the Oaktree Lease Agreement (as defined below) and excluding capital lease obligations.

	Maturity*	Rate	Amount Outstanding (in millions)**
			USD
Secured Obligations
Oaktree Prepetition Facilities
Oaktree Parent Facility	9/2019	7% (cash) 5% (PIK) 1% (Unused Commitment Fee)	52.4
Oaktree Magnequench Facility	9/2019	7% (cash) 5% (PIK) 1% (Unused Commitment Fee)	62.6
Oaktree Lease Agreement	9/2019	—	145.9
Subtotal Oaktree Secured Obligations:			260.9
10% Notes	6/2020	10%	686.8
Total Secured Obligations:			947.7
Unsecured Notes
2016 Convertible Notes	6/2016	3.25%	210.0
2017 Convertible Notes	9/2017	6%	390.3
2018 Convertible Notes	2/2018	5.5%	152.2
Total Unsecured Notes:			752.5
Unsecured Subordinated Notes
Subordinated Convertible Notes	12/2017	5%	1.8
Total Unsecured Subordinated Debt:			1.8
Total Debt:			1,702.0

*Certain of the maturity dates set forth in this chart are subject to springing maturities as set forth in greater detail below.

**Excluding any potential early payment premiums and similar charges

1.                                      Secured Debt(28)

a.                                      Oaktree Prepetition Facilities

(1)                                 Oaktree Parent Facility

On September 11, 2014, Molycorp, Inc. entered into a Credit Agreement (together with all other agreements, documents and instruments executed in connection therewith, as the same may be amended, restated, supplemented or otherwise modified to date, the “Oaktree Parent Facility”) with Oaktree.  The Oaktree Parent Facility provided for, among other things, a term loan facility in an amount of up to $185.0 million, $50.167 million of which was advanced at the initial funding, and $134.833 million was subject to a delayed draw to be advanced upon the satisfaction of, among others, certain operational and financial conditions.  As of the Petition Date, the Debtors had not satisfied the conditions required to draw on the remaining $134.833 million of the Oaktree Parent Facility.  As of the Petition Date, there was approximately $52 million in aggregate principal amount of indebtedness (including $1.92 million in payable in kind interest) and including outstanding under the Oaktree Parent Facility.

(2)                                 Oaktree Magnequench Facility

On September 11, 2014, Magnequench, Inc. (“Magnequench”), an indirect subsidiary of Molycorp, Inc., entered into a Credit Agreement (together with all other agreements, documents and instruments executed in connection therewith, as the same may be amended, restated, supplemented or otherwise modified to date, the “Oaktree Magnequench Facility”) with Oaktree.  The Oaktree Magnequench Facility provided for, among other things, a term loan in an amount of up to $75 million, $60 million of which was advanced at the initial funding and $15 million was subject to a future draw.  As of the Petition Date, there was approximately $62.3 million in aggregate principal amount of indebtedness (including $2.30 million in payable in kind interest) outstanding under the Oaktree Magnequench Facility.

(3)                                 Significant Terms of Oaktree Prepetition Facilities

The interest rates applicable to the loans under the Oaktree Prepetition Facilities are currently 7.00% per annum payable in cash and 5.00% per annum payable in kind, and will remain so until June 14, 2016.  After June 14, 2016, the interest rate converts to 12.00% per annum payable in cash unless certain conditions are satisfied.(29)  During the continuance of an event of default, the loans under the Oaktree Prepetition Facilities bear interest at an additional 2% per annum.  The Oaktree Prepetition Facilities mature on September 11, 2019, with the potential for earlier springing maturity dates if the outstanding amounts under the 2016 Notes, the 2017 Notes and the 2018 Notes (each as defined below) are not reduced below certain specified dollar thresholds at specified points in time beginning in 2016.  The Oaktree Prepetition Facilities also provide that the Debtors shall not make certain prepayments of the loans prior to the fourth anniversary of the closing date and contain early payment premiums on any prepayment, repayment, payment, satisfaction (whether in whole or part), distribution, discharge, or

(28)         Amounts exclude accrued cash and PIK interest since the last interest payment date.

(29)                          The cash interests under the Oaktree Prepetition Facilities will not go up to 12.00% under certain conditions.  In particular, if the remaining 2016 Notes (as defined below) are repaid in full with the proceeds of the sale of common equity of Molycorp, Inc. or are exchanged for common equity of Molycorp, Inc. (the “2016 Notes Equity Refinancing”) then interest rates under the Oaktree Prepetition Facilities will remain as they are.

amount becoming or being declared immediately due and payable.(30)  The early prepayment premium is calculated off a traditional, market formulation of the delta between the contractual interest rate and T+50 basis points.

b.                                      Oaktree Lease Agreement

On September 11, 2014, Molycorp Minerals entered into a purchase and sale agreement with Oaktree (the “Oaktree Sale Agreement”).  Pursuant to the terms of the Oaktree Sale Agreement, Molycorp Minerals sold certain equipment (the “Oaktree Equipment”) located at Mountain Pass to Oaktree for gross proceeds of $139,833,000.  The Oaktree Equipment is integral to the operations of the Mountain Pass facility, including components of a natural gas powered co-generation power plant, a chlor-alkali facility, crushing and milling operations, and a water treatment plant.  Under the terms of the Oaktree Sale Agreement, the proceeds of the purchase price received by Molycorp Minerals were used for the development and improvement of the Debtors’ equipment and other assets at the Mountain Pass facility, interest expense and other general corporate purposes.

Notwithstanding the sale, the Oaktree Equipment remained in place after the closing of the Oaktree Sale Agreement.  Concurrently with the Oaktree Sale Agreement, Molycorp Minerals and Oaktree entered into an equipment lease agreement (the “Oaktree Lease Agreement” and together with the Oaktree Prepetition Facilities, the “Oaktree Prepetition Agreements”) which provided for Molycorp Minerals to leasing back all of the Oaktree Equipment from Oaktree.  The Oaktree Lease Agreement was structured as a triple net, full payment, financing lease with a five-year term.  The Oaktree Lease Agreement requires quarterly rent payments with a $179.911 million balloon payment at the end of the lease term, and with a $1 purchase option at the end of the lease term.  However, if the 2016 Notes Equity Refinancing does not occur by June 15, 2016, payments under the Oaktree Lease Agreement are to be made under an alternative payment schedule that accelerates quarterly rent payments and has a balloon payment of approximately $147 million at the end of the lease term.  Upon the occurrence of a “lease event of default” under the Oaktree Lease Agreement, Oaktree may, among other things, repossess the Oaktree Equipment, seek specific performance or to recover damages for breach, seek to accelerate the obligations under the Oaktree Lease Agreement and seek to be paid unpaid rent and other unpaid amounts plus the stipulated loss value under the Oaktree Lease Agreement.

In addition, the stipulated loss value and all other accrued and unpaid rent obligations shall automatically become immediately due and payable in cash due upon any acceleration, prepayment, repayment, payment, satisfaction (whether in whole or in part), distribution or discharge of the obligations arising under the Oaktree Lease Agreement prior to the fifth anniversary of the Oaktree Lease Agreement.  The stipulated loss value functions in a manner similar to the early prepayment premiums under the Oaktree Prepetition Facilities and the amounts of stipulated loss value were calculated to provide for payments similar in amount to the calculations of the early prepayment premiums under the Oaktree Prepetition Facilities.  Mountain Pass cannot be operated without the Oaktree Equipment, and finding and

(30)                          The early payment premium is a fee with respect to any Early Payment Premium Event (as defined in the Oaktree Prepetition Facilities) that occurs (a) prior to the first anniversary of closing date, in an amount equal to 43.8% of the principal amount so prepaid or repaid, (b) on or after the first anniversary of the closing date but prior to the second anniversary of the closing date, in an amount equal to 33.7% of the principal amount so prepaid or repaid, (c) on or after the second anniversary of the Closing Date but prior to the third anniversary of the closing date, in an amount equal to 23.0% of the principal amount so prepaid or repaid, (d) on or after the third anniversary of the closing date but prior to the fourth anniversary of the closing date, in an amount equal to 11.5% of the principal amount so prepaid or repaid and (e) on or after the fourth anniversary of the closing date, in an amount equal to 3.0% of the principal amount so prepaid or repaid.

installing suitable replacements could take a substantial amount of time in light of the highly specialized nature of the equipment.

c.                                       10% Notes

On May 25, 2012, Molycorp, Inc. issued $650.0 million aggregate principal amount of the senior secured 10% Notes, which mature on June 1, 2020.  UMB Bank, National Association serves as the indenture trustee for the 10% Notes (the “10% Notes Indenture Trustee”).(31)  The 10% Notes bear interest at the rate of 10% per year payable on June 1 and December 1 of each year beginning on December 1, 2012.  Molycorp, Inc. is permitted to redeem the 10% Notes if it pays a redemption price that includes a payment premium.

As of the Petition Date, there was approximately $650 million in aggregate principal outstanding under the indenture governing the 10% Notes (the “10% Notes Indenture”).  In addition, as of the Petition Date, the Debtors had not made the June 1, 2015 interest payment in the amount of $32.5 million.

d.                                      Guarantors and Collateral Package for Secured Obligations

Six Debtors have guaranteed or are borrowers under the 10% Notes Indenture:  (i) Molycorp, Inc.; (ii) Molycorp Minerals; (iii) Molycorp Metals & Alloys, Inc.; (iv) RCF IV Speedwagon Inc.; (v) PP IV Mountain Pass Inc; and (vi) PP IV Mountain Pass II, Inc.  Each of these six entities is also a borrower/lessor or guarantor under the Oaktree Prepetition Agreements (the “Shared Borrowers/Guarantors”).(32)  An additional 20 entities are borrowers or guarantors under the Oaktree Prepetition Agreements (the “Oaktree-Only Borrowers/Guarantors”).  All of the Shared Borrowers/Guarantors are Debtors in the Chapter 11 Cases.  However, only thirteen of the Oaktree-Only Borrowers/Guarantors are Debtors in the Chapter 11 Cases, as seven foreign Molycorp entities that are Oaktree-Only Borrowers/Guarantors (the “Non-Debtor Prepetition Oaktree Guarantors”)(33) have not commenced chapter 11 proceedings or other foreign insolvency proceedings.

The obligations under the Oaktree Prepetition Agreements and the 10% Notes Indenture are secured by a pari passu lien on substantially all of the assets of Molycorp, Inc. and the other five Shared Borrowers/Guarantors, including a pari passu lien on, among other things, corporate cash, the assets located at Mountain Pass (which does not include the Oaktree Equipment) and 65% of the equity interests in (i) the five Shared Borrowers/Guarantors (other than Molycorp, Inc., (ii) three other Debtors (A) Molycorp Luxembourg Holdings S.a.r.l., (B) MCP Exchaneco Inc., and (C) MCP Callco ULC, and (iii) non-Debtor, Molycorp Silmet AS (the “Pari Passu Collateral”).(34)  The lien with respect to the

(31)                          On September 25, 2015, UMB Bank, National Association succeeded Wells Fargo Bank, National Association, the prior 10% Notes Indenture Trustee.

(32)                          Molycorp, Inc. is the borrower under the Oaktree Parent Facility and the issuer under the 10% Notes Indenture.  Molycorp, Inc. is a guarantor under the Oaktree Magnequench Facility and the Oaktree Lease and, accordingly, is one of the “Shared Borrowers/Guarantors” when the Oaktree Magnequench Facility and/or the Oaktree Lease are referenced herein.

(33)                          The Non-Debtor Prepetition Oaktree Guarantors consist of the following entities:  (a) Magnequench Neo Powders Pte. Ltd.; (b) Molycorp Korea Inc.; (c) Neo Performance Materials (Singapore) Pte. Ltd.; (d) Molycorp Japan, Inc.; (e) NMT Holdings GmbH; (f) Molycorp Silmet AS; and (g) Molycorp Chemicals & Oxides (Europe) Ltd.

(34)                          Only 65% of the equity of these entities was pledged as Pari Passu Collateral:  Industrial Minerals, LLC; Molycorp Luxembourg Holdings S.à r.l.; MCP Exchangeco Inc.; MCP Callco ULC; and non-debtor Molycorp Silmet AS.

Pari Passu Collateral is held by Wells Fargo Bank, National Association, as collateral agent under the collateral agency agreement, which agreement provides that the Oaktree Prepetition Agreements and the 10% Notes Indenture share on an equal and ratable basis in the value of the Pari Passu Collateral.(35)

Subject to certain limited exceptions, the obligations under the Oaktree Prepetition Agreements are also secured by a first priority lien on the equity interests owned by the Oaktree Only Borrowers/Guarantors, including pledges of 100% or 65% (as applicable) of the equity of certain foreign subsidiaries (the “Oaktree Equity Pledges”).  Further, the obligations under the Oaktree Magnequench Facility are secured by the Oaktree Equity Pledges and a first priority lien on substantially all of the assets of Magnequench, Inc. (collectively, with the Oaktree Equity Pledges, the “Oaktree Collateral”).

2.                                      Unsecured Debt(36)

a.                                      2018 Notes

On January 30, 2013, Molycorp, Inc. issued $150 million in aggregate principal amount of unsecured notes due in 2018 (the “2018 Notes”).  On March 1, 2013, the underwriters exercised their options to purchase an additional $22.5 million in aggregate principal amount of 2018 Notes.  The 2018 Notes pay interest at a rate of 5.50% semi-annually in arrears on February 1 and August 1 of each year, commencing on August 1, 2013.  The 2018 Notes will mature on February 1, 2018, unless earlier repurchased, redeemed or converted in accordance with their terms prior to that date.  The 2018 Notes are convertible at any time into shares of Molycorp, Inc.’s common stock, cash, or a combination thereof at Molycorp, Inc.’s election.  As of the Petition Date, there was approximately $148.9 million in outstanding 2018 Notes.

b.                                      2017 Notes

On August 22, 2012, Molycorp, Inc. issued $360 million in aggregate principal amount of unsecured notes due in 2017 (the “2017 Notes”).  On August 28, 2012, the underwriters exercised their options to purchase an additional $54 million in aggregate principal amount of 2017 Notes.  The 2017 Notes pay interest at a rate of 6.00% semi-annually in arrears on March 1 and September 1 of each year, commencing on March 1, 2013.  The 2017 Notes will mature on September 1, 2017, unless earlier repurchased, redeemed or converted in accordance with their terms prior to that date.  As of the Petition Date, there was approximately $383 million in outstanding 2017 Notes.

c.                                       2016 Notes

On June 15, 2011, Molycorp, Inc. issued $230 million in aggregate principal amount of unsecured notes due in 2016 (the “2016 Notes”).  The 2016 Notes pay interest at a rate of 3.25% semi-annually in arrears on June 15 and December 15 each year, commencing on December 15, 2011.  The 2016 Notes will mature on June 15, 2016, unless earlier repurchased, redeemed or converted in accordance with their terms prior to that date.  As of the Petition Date, there was approximately $206.5 million in outstanding 2016 Notes.

(35)                          However, the maximum principal amount of debt under the Oaktree Prepetition Agreements secured by the collateral that also secures the 10% Notes shall not exceed $300 million in the aggregate at any time or such higher amount permitted by the 10% Notes Indenture.

(36)         Amounts exclude accrued cash and PIK interest since the last interest payment date.

d.                                      Subordinated Convertible Notes

As a result of the acquisition of Neo Materials on June 11, 2012, Molycorp, Inc. assumed $230 million principal amount of subordinated unsecured convertible debentures of Neo Materials (the “Subordinated Convertible Notes”).  Molycorp, Inc.’s obligations under the indenture governing the Subordinated Convertible Notes are subordinate and subject to the prior payment in full of all Molycorp, Inc.’s existing and future indebtedness (unless the documentation of such other indebtedness indicates otherwise).  The Subordinated Convertible Notes pay interest at a rate of 5.00% per annum and mature on December 31, 2017.  As of the Petition Date, Molycorp, Inc. owed approximately $1.75 million in aggregate principal outstanding under the Subordinated Convertible Notes.

e.                                       Unsecured Trade Debt

In the ordinary course of operating their global rare earth and rare metal production and manufacturing facilities, the Debtors have historically purchased raw materials and other goods and services from hundreds, if not thousands, of vendors.  As of the Petition Date, the Debtors estimate that they owed between $10 million and $30 million for raw materials and other unsecured obligations for goods and services.

f.                                        Intercompany Debt

Historically, Debtors have engaged in a variety of intercompany financial transactions with each other and with their Non-Debtor Affiliates (collectively, the “Intercompany Transactions”).  The Intercompany Transactions relate to the following three categories of transactions:  (i) transactions between and among the Debtors and other Debtors or their Non-Debtor Affiliates arising from the sale of goods or the transfer of products arising in the ordinary course of business (the “Intercompany Trade Claims”); (ii) transactions between and among the Debtors and other Debtors or their Non-Debtor Affiliates reflecting the transfer of funds throughout the Debtors’ capital structure (the “Ordinary Course Intercompany Claims”); and (iii) loans between and among the Debtors and other Debtors or their Non-Debtor Affiliates (the “Intercompany Loans” and, together with the Intercompany Trade Claims and Ordinary Course Intercompany Claims, the “Intercompany Claims”).

3.                                      Firm Transportation Service Agreement (TSA)

On September 30, 2010, Molycorp Minerals and Kern River Gas Transportation Company (“Kern River”) entered into the Firm Transportation Service Agreement (the “TSA”) under which Kern River have agreed to construct and operate facilities necessary to provide natural gas transportation services to Mountain Pass.  In connection with the TSA and a related Facilities Agreement and Precedent Agreement for Firm Transportation Service, dated September 1, 2010, Kern River designed, constructed and operated an 8.6 mile lateral pipeline facility necessary to provide natural gas transportation services to Mountain Pass from Kern River’s interstate transmission system.

Under the terms of the TSA, Molycorp Minerals agreed to pay Kern River for the cost attributable to the design, permitting and construction of the delivery facilities through a transportation service charge of approximately $407,000 per month for ten years.  The term of the TSA commenced on June 1, 2012, the date on which Kern River deemed the TSA facilities ready to provide service.  At the inception of the TSA, the aggregate future minimum lease payments were approximately $51.5 million, of which approximately $34.6 million remain outstanding.  The Debtors deposited approximately

$20.6 million in escrow on Kern River’s behalf to secure remaining obligations owed to it by the Debtors (the “Kern River Security Deposit”).(37)

As described in greater detail below, the Debtors rejected the TSA and certain other agreements with Kern River (collectively, the “Kern River Agreements”), pursuant to section 365 of the Bankruptcy Code, effective as of September 21, 2015.  Thereafter, Kern River asserted various claims relating to the Kern River Security Deposit, and the Debtors and Kern River agreed to a litigation schedule that was approved by the Bankruptcy Court to adjudicate these claims.

4.                                      Other Secured Leases

In 2013 and 2014, Molycorp Minerals entered into nine lease agreements with Komatsu Equipment.  Each lease had a term of 48 months and provided for the use of certain mining equipment at Mountain Pass.  At the inception of the leases, the aggregate amount of future minimum lease payments for all capital lease agreements with Komatsu Equipment was approximately $4.6 million.  Pursuant to the First Omnibus Rejection Order and the Second Omnibus Rejection Order (each as defined below), the Debtors rejected all nine of the lease agreements relating to the Komatsu Equipment.

ARTICLE IV.
EVENTS LEADING UP TO THE COMMENCEMENT OF THE CHAPTER 11 CASES

A.                                    Difficulty Optimizing Production Levels at Mountain Pass

After the purchase of the Mountain Pass assets from Chevron Mining in 2008, Molycorp began an ambitious project to refurbish and expand the rare earth mining and production facilities at the site.  The project included the innovative use of technologies both to enhance rare earth recoveries with improved economics, and to minimize waste discharge in an environmentally responsible manner.  Molycorp devoted substantial resources to the project; the cost for completion of the project was approximately $1.7 billion.  Molycorp had substantially completed the project, and was in the process of ramping up and optimizing production at Mountain Pass in the months leading up to the Petition Date.

Molycorp experienced unexpected delays in the ramp up and optimization of Mountain Pass.  As a result, production levels at the facility were less than anticipated as Molycorp addressed technical issues related to the start-up and operation of a large, complex, multi-stage mining and separation facility, including resolving defective engineering, replacing defective equipment, and resolving production bottlenecks.  A key element of the design of Mountain Pass was the use of a chlor-alkali plant to convert waste water into chemical reagents needed in the rare earth separations process. Molycorp experienced quality issues with the waste water used as feedstock to the chlor-alkali plant which, in turn, caused difficulties in the operation of the chlor-alkali plant.  As a result of these challenges, Mountain Pass did not operate at nameplate capacity prior to the Petition Date, and Molycorp remained cash flow negative.  As a result, Molycorp placed Mountain Pass in care and maintenance pursuant to a Limited Operations Plan (as described in greater detail below).

B.                                    Volatile Rare Earths Prices

Pricing of rare earths has been highly volatile.  Between 2008 and 2011, prices for rare earths increased significantly — in some cases to 20 or 30 times their prior price.  Since then, however, the pricing environment of rare earth materials has weakened significantly.  This weakening is potentially attributable to various factors.  Worldwide supply of rare earth materials has increased, including due to

(37)                          The current balance of the Kern River Security Deposit is approximately $19.8 million.

the resumption of operations at Mountain Pass.  Part of this increase in supply is due to illegal mining operations in China, which produce rare earth materials without regulatory oversight.  In addition, the Chinese government has recently removed its export tariffs, making China’s domestically-produced rare earth materials more competitive in the marketplace.

C.                                    Molycorp’s Financial Difficulties and the Need for Additional Financing

Molycorp, Inc.’s share price peaked at nearly $80 per share in 2011, corresponding with the most recent price spike for rare earth materials.  While Molycorp, Inc.’s share price declined thereafter, it remained at or above $20 per share through much of 2012.  Beginning in mid-2012, the price for Molycorp, Inc.’s shares declined substantially through the end of 2014.(38)

In early and mid-2014, it became apparent that Molycorp would need additional financing sources to provide it with the time and money necessary to fully ramp-up and optimize Mountain Pass.  Molycorp, through its financial advisor, Moelis & Company LLC engaged in a competitive process to identify the best available sources of financing, solicited and narrowed down proposals, and eventually selected the proposal offered by Oaktree over the alternatives.  Molycorp entered into the Oaktree Prepetition Agreements in September 2014, pursuant to which it received an immediate $250 million in gross proceeds.  In addition, the Oaktree Prepetition Agreements provided for an additional $150 million in gross proceeds if certain operational and financial goals were achieved.

While the Oaktree Prepetition Agreements gave Molycorp significant additional liquidity to complete its ramp-up, Molycorp management realized near the end of 2014 that it was becoming increasingly likely that Molycorp might need a more fulsome restructuring of its liabilities.  In late 2014 and in early 2015, Molycorp became increasingly concerned about its ability to meet certain of the operational and financial goals set forth in the Oaktree Prepetition Agreements that would permit it to access the additional $150 million that was undrawn under those facilities.  For these reasons, in late 2014 and early 2015, Molycorp retained restructuring advisors to advise it and began to explore various financing and deleveraging alternatives to permanently address liquidity issues and achieve a sustainable capital structure.

D.                                    Molycorp Explores Restructuring Options

Beginning in February 2015 and thereafter, Molycorp and its professionals engaged a number of stakeholders to discuss both in-court and out-of-court restructuring alternatives.  Various stakeholder advisors executed nondisclosure agreements and received access to Molycorp’s financial and operational information throughout the spring of 2015.  Mountain Pass site visits and meetings with management were arranged for a number of stakeholders and their advisors.  This diligence process provided the necessary groundwork for certain stakeholders to enter into negotiations with Molycorp regarding the terms of a potential restructuring.  The discussions that resulted from this diligence largely involved in-court restructuring alternatives.  No potential investor was identified that would make a new money investment (equity or debt) in Molycorp on an out-of-court basis under the existing capital structure.

On June 1, 2015, Molycorp, Inc. announced its decision to take advantage of a 30-day grace period with respect to the $32.5 million semi-annual interest payment due June 1, 2015 on the 10% Notes, as provided for in the 10% Notes Indenture.  Additionally, on June 15, 2015, Molycorp, Inc. announced

(38)                          On December 30, 2014, Molycorp, Inc. received a written notice from NYSE Regulation, Inc. that it was not in compliance with the continued listing standards set forth by the NYSE due to the average closing price of the Molycorp, Inc.’s common stock being less than $1.00 per share over a period of 30 consecutive trading days.

its decision to take advantage of a 30-day grace period with respect to the $3.36 million semi-annual interest payment due June 15, 2015 on the 2016 Notes, as provided for in the indenture governing the 2016 Notes.  The Debtors used those grace periods to continue to evaluate their options related to their debt restructuring and negotiate with their various creditor constituents.

In connection with these negotiations, the Debtors entered into a restructuring support agreement with the Ad Hoc Group of 10% Noteholders that would have formed the basis for a plan of reorganization that provided the Debtors a postpetition financing facility backstopped by the members of the Ad Hoc Group of 10% Noteholders, and was premised on the full reinstatement of the Debtors’ obligations under the Oaktree Prepetition Agreements.

ARTICLE V.
EVENTS DURING THE CHAPTER 11 CASES

A.                                    Voluntary Petitions

On the Petition Date, the Debtors commenced these cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court.  The Debtors’ chapter 11 cases have been consolidated for procedural purposes only and are being jointly administered as In re Molycorp, Inc., et al., (Case No. 15-11357).

The Debtors have continued, and will continue until the Effective Date, to manage their properties as debtors-in-possession, subject to the supervision of the Bankruptcy Court and in accordance with the provisions of the Bankruptcy Code.  An immediate effect of the filing of the Chapter 11 Cases was the imposition of the automatic stay under section 362 of the Bankruptcy Code, which, with limited exceptions, enjoined the commencement or continuation of:  (1) all collection efforts by creditors; (2) enforcement of liens against any assets of the Debtors; and (3) litigation against the Debtors.

B.                                    First Day Relief

On the Petition Date, the Debtors filed a number of motions and other pleadings (the “First Day Motions”), the most significant of which are described below.  The First Day Motions were proposed to ensure the Debtors’ orderly transition into chapter 11.

The First Day Motions included:

•                                          motions relating to case administration, joint administration and the use of Prime Clerk LLC as the Debtors’ Notice and Claims Agent;

•                                          a motion to establish procedures for determining adequate assurance for the provision of utility services;

•                                          a motion seeking authority for an extension time for filing the Schedules and Statements (as defined below) and Rule 2015.3 Reports (as defined below);

•                                          a motion to confirm the administrative expense priority status of the Debtors’ undisputed obligations for the postpetition delivery of goods and provision of services;

•                                          a motion seeking to honor and pay various prepetition obligations, including (1) certain employee wage and benefit obligations, (2) certain insurance and workers’ compensation obligations, (3) certain tax obligations, (4) claims of essential suppliers, (5) claims of certain lienholders and (6) certain obligations to customers;

•                                          a motion relating to the continued use of the Debtors’ existing cash management system; and

•                                          a motion to establish procedures for transfers of equity securities, and to establish a record date for notice and sell down procedures for trading in claims against the Debtors’ estates.

The First Day Motions were granted with certain adjustments or modifications to accommodate the concerns of the Bankruptcy Court, the United States Trustee for the District of Delaware (the “U.S. Trustee”) and other parties in interest.

C.                                    The Debtors’ Retention of Professionals and Related Relief Regarding Professionals

Soon after the commencement of the Chapter 11 Cases, the Debtors obtained Bankruptcy Court approval of the retention of (1) Jones Day as the Debtors’ primary bankruptcy counsel [Docket No. 407]; (2) Young Conaway Stargatt & Taylor, LLP as the Debtors’ bankruptcy co-counsel [Docket No. 228]; (3) Prime Clerk as the Debtors’ administrative advisor [Docket No 198]; (4) AlixPartners, LLP as financial advisor to the Debtors [Docket No 227]; (5) Miller Buckfire & Co, LLC as the Debtors’ investment banker (“Miller Buckfire”) [Docket No. 411]; (6) KPMG LLP (US) as the Debtors’ tax consultant [Docket No 368] and (7) KPMG LLP (Canada) as the Debtors’ auditor, tax consultant and advisor [Docket No 370].

These applications were granted with certain adjustments or modifications to accommodate the concerns of the Bankruptcy Court, the U.S. Trustee, the Creditors’ Committee, and other parties in interest, on or around July 16, 2015 and August 17, 2015.  In connection with these applications, the Debtors also sought and obtained approval of:  (1) procedures for interim compensation of estate professionals [Docket No. 229] and (2) the employment of certain professionals utilized by the Debtors in the ordinary course of business and not involved in the administration of the Chapter 11 Cases [Docket No. 224].  In addition, pursuant to the General Order Requiring Fee Examiners in Chapter 11 Cases with Combined Assets and/or Liabilities in Excess of $100,000,000 Before Judge Christopher S. Sontchi, dated December 16, 2009, the Bankruptcy Court issued an order on September 8, 2015 appointing a fee examiner and establishing procedures for its review of requested fees and expenses in these Chapter 11 Cases [Docket No. 508].

D.                                    The Creditors’ Committee

On July 8, 2015, the U.S. Trustee appointed the Creditors’ Committee in these Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.  On July 22, 2015, the U.S. Trustee appointed an additional member to the Creditors’ Committee.

The Creditors’ Committee consists of the following eight members:  (1) Wilmington Savings Fund Society, FSB; (2) MP Environmental Services, Inc.; (3) Computershare Trust Company of Canada; (4) Veolia Water North America Operating Services LLC; (5) Delaware Trust Company, as Indenture Trustee; (6) Wazee Street Capital Management; (7) Plymouth Lane Partners (Master), LP; and (8) United Steelworkers Union.  Counsel to the Creditors’ Committee is Paul Hastings LLP, Ashby & Geddes, P.A and Boies, Schiller & Flexner LLP.  The Creditors’ Committee also retained Blackstone Advisory Partners L.P. as its investment banker and Berkley Research Group, LLC as its financial advisor.

Since its appointment, the Creditors’ Committee has been actively involved with the Debtors in overseeing the administration of the Chapter 11 Cases as a fiduciary for all unsecured creditors of all Debtors in these Chapter 11 Cases, and has consulted with the Debtors on various matters relevant to the Chapter 11 Cases.  The Debtors have also discussed their business operations with the Creditors’ Committee and their advisors and have negotiated with the Creditors’ Committee regarding actions and transactions outside of the ordinary course of business.  The Creditors’ Committee has participated actively in reviewing the Debtors’ business operations, operating performance and business plan.  Finally, after conducting an investigation of the Debtors and Oaktree, the Creditors Committee has filed the Committee Complaint, as described in greater detail in Section V.K.2 below.

E.                                    Claims Administration

1.                                      Entry of the Bar Date Order and the Bar Dates

On August 17, 2015, the Bankruptcy Court entered an order [Docket No. 393] (the “Bar Date Order”) establishing the following bar dates (collectively, the “Bar Dates”) for the filing of Proofs of Claim in these Chapter 11 Cases:

1.                                      October 13, 2015 at 5:00 p.m., Eastern Time, as the general bar date (the “General Bar Date”) for all Claims, except as noted below;

2.                                      December 23, 2015 at 5:00 p.m., Eastern Time, as the bar date for government units holding Claims against the Debtors;

3.                                      the later of (a) the General Bar Date and (b) the date that is thirty (30) days after the entry of an order of the Bankruptcy Court authorizing the rejection of executory contracts or unexpired leases as the deadline for any claims arising from such rejection; and

4.                                      the later of (a) the General Bar Date; and (b) the date that is thirty (30) days after the date that notice of an amendment to the Schedules is served on the claimant as the bar date for Claims amended or supplemented by the Debtors’ amended Schedules.

The Debtors provided notice of the Bar Dates above as required by the Bar Date Order.  To date, Proofs of Claim for approximately 446 General Unsecured Claims have been filed against the Debtors, totaling approximately $4,723,285,388.08 (excluding claims filed in unliquidated amounts).  Pursuant to the Plan, the Debtors are seeking Bankruptcy Court approval of certain procedures for objecting to or otherwise reconciling the Filed Proofs of Claim.  The Debtors anticipate that a number of the Proofs of Claim filed in these Chapter 11 Cases may be expunged or otherwise disallowed by the Bankruptcy Court.  To date, the Debtors have filed one omnibus claims objection [Docket No. 924], which seeks to disallow certain duplicate claims, claims that have been amended and superseded and claims filed with inadequate supporting documentation.

2.                                      Filing of the Schedules and Statements

On August 20, 2015, each of the Debtors filed their Schedules and Statements pursuant to section 521 of the Bankruptcy Code and Rule 1007 of the Bankruptcy Rules.

3.                                      Filing of the Rule 2015.3 Reports

On August 24, 2015, the Debtors filed their periodic reports regarding value, operations and profitability of entities in which the Debtors’ estates hold a controlling or substantial interest, as required by Bankruptcy Rule 2015.3 [Docket No. 462] (the “Rule 2015.3 Reports”).

F.                                     Postpetition Financing

1.                                      The Initial Proposed 10% DIP Facility

On the Petition Date, the Debtors filed a motion (the “Original DIP Motion”) seeking approval of a postpetition financing facility (the “10% DIP Facility”) that was provided and backstopped by the Ad Hoc Group of 10% Noteholders, who, at the time, held over 74% of the 10% Notes.  Under the 10% DIP Facility, Molycorp, Inc. would have been the borrower of up to $44.44 million in initial debtor-in-possession financing.  The 10% DIP Facility was to be secured by superpriority claims against, and liens on the assets of, all of the Debtors, including certain Debtors who were guarantors of, or had some or all of their equity pledged in connection with the Oaktree Prepetition Agreements.  Prior to the hearing to approve the Original DIP Motion, the Ad Hoc Group of 10% Noteholders agreed that, on an interim basis only, the superpriority claims and liens granted in connection with the 10% DIP Facility were to be subject to Oaktree’s liens.  The 10% DIP Facility was also subject to the terms of a restructuring support agreement setting forth the terms of a plan of reorganization that would have resolved amounts due and owing to the 10% Noteholders.

Oaktree filed an objection to the interim approval of the 10% DIP Facility [Docket No. 41], which, the Bankruptcy Court sustained, in part on June 26, 2015 (the “June 26 Ruling”).

In addition, Oaktree sought relief from the automatic stay in order to foreclose on its prepetition collateral [Docket No. 72] (the “Oaktree Stay Relief Motion”).  Pursuant to the Oaktree Stay Relief Motion, Oaktree sought to exercise its rights under the Oaktree Prepetition Facilities, including its alleged right to foreclose on certain of the Debtors’ equity interests in certain Non-Debtor Affiliates.(39)  Finally, Oaktree sent each of the Non-Debtor Prepetition Oaktree Guarantors a Notice of Default and Demand for Payment (the “Oaktree Non-Debtor Notices of Default”).  Pursuant to the Oaktree Non-Debtor Notices of Default, Oaktree delivered notices of certain default(s) under the Oaktree Prepetition Agreements, and sought immediate payment in full from each Non-Debtor Prepetition Oaktree Guarantor.  In connection with the approval of the Oaktree DIP Facility (as defined below), each of the Non-Debtor Prepetition Oaktree Guarantors and Oaktree entered into a forbearance agreement pursuant to which Oaktree has agreed, subject to the terms and conditions set forth therein, to forbear from exercising any remedies against the Non-Debtor Prepetition Oaktree Guarantors at this time.

2.                                      The Oaktree DIP Facility

Following the June 26 Ruling, Oaktree provided the Debtors with a definitive proposal for postpetition financing pursuant to a superpriority secured debtor in possession financing facility (the “Oaktree DIP Facility”).  On July 1, 2015, the Debtors requested authority to enter into the Oaktree DIP Facility [Docket No. 109] (the “Oaktree DIP Motion”).  The Ad Hoc Group of 10% Noteholders objected to the Oaktree DIP Motion.

(39)                          No hearing date has been set with respect to the Oaktree Stay Relief Motion, which remains pending on the docket as of the date of this Disclosure Statement.

On July 2, 2015, the Bankruptcy Court entered an interim order, over the objection of the Ad Hoc Group of 10% Noteholders, authorizing certain relief requested in the Oaktree DIP Motion, subject to certain modifications Oaktree agreed to make with respect to the Oaktree DIP Facility at the hearing [Docket No. 130] (the “Interim DIP Order”), including approval for Oaktree to provide the Debtors with approximately $22 million in interim debtor in possession financing.

Following the hearing on interim approval of the Oaktree DIP Facility on July 2, 2015, the Debtors again reengaged with both Oaktree and the Ad Hoc Group of 10% Noteholders and ran a competitive process to identify the best available debtor in possession financing.  After significant discussions with both parties, the Debtors requested that Oaktree and the Ad Hoc Group of 10% Noteholders present the Debtors with their best offers for debtor in possession financing (the “DIP Proposals”) no later than July 8, 2015.  After the DIP Proposals were received, the Debtors had further discussions with both Oaktree and the Ad Hoc Group of 10% Noteholders and were able to obtain material improvements to both of the DIP Proposals.

After the conclusion of negotiations with both Oaktree and the Ad Hoc Group of 10% Noteholders during the week of July 6, 2015 and proceeding into the weekend, the Debtors’ board of directors met on July 11, 2015 and determined, in the exercise of their business judgment, that the debtor in possession financing to be provided by Oaktree, as modified from the terms of the initial Oaktree DIP Facility, was the best financing available under the circumstances.  The Ad Hoc Group of 10% Noteholders and the Creditors’ Committee objected to the DIP Facility.  The Bankruptcy Court approved the DIP Facility over the Ad Hoc Group of 10% Noteholders’ and the Creditors’ Committee’s objections.

On July 24, 2015, the Bankruptcy Court entered the DIP Order (a) authorizing the Debtors to obtain superpriority secured debtor in possession financing of $135,416,667 pursuant to and in accordance with that certain credit agreement in the form attached to the DIP Order as Exhibit A (as amended, modified or supplemented by the DIP Order, the “DIP Credit Agreement”); (b) authorizing the Debtors to use cash collateral; (c) granting adequate protection to various prepetition secured parties; and (d) granting related relief.

The DIP Facility is guaranteed by Molycorp Luxembourg Holdings S.à r.l., MCP Exchangeco Inc. and MCP Callco ULC (which the Plan refers to collectively as the “DIP Guarantors”) and secured by (a) first priority liens on substantially all of the unencumbered assets of Molycorp, Inc. (excluding the unencumbered 35% of the equity interests in each of the DIP Guarantors) and the DIP Guarantors (and the proceeds of avoidance actions), (b) negative pledges from certain identified Non-Debtor Subsidiaries (as defined in the DIP Order), subject to certain exceptions, (c) junior liens on the encumbered assets of Molycorp, Inc. (subject to existing liens and the adequate protection liens granted to the 10% Noteholders and Oaktree and the DIP Guarantors (subject to the adequate protection liens granted to Oaktree) and (d) super-priority administrative claims against Molycorp, Inc. and each of the DIP Guarantors subject only to the Carve-Out (as defined in the DIP Order), the Oaktree Administrative Expense Claims (as defined in the DIP Order) and, solely with respect to Molycorp, Inc., the 10% Noteholder Administrative Expense Claims (as defined in the DIP Order), and which super-priority claims may be paid out of any Avoidance Action Proceeds (as defined in the DIP Order).

The DIP Facility was initially scheduled to mature on January 31, 2016.  As part of the settlements and compromises contained in the Plan, Oaktree has agreed to extend the maturity of the DIP Facility through and including April 8, 2016 to provide for, among other things, an even more robust Sales Process and additional time to negotiate and attempting to reach a global resolution with the various creditor constituencies.

G.                                   The Implementation of the Limited Operations Plan

1.                                      Background and Overview

Pursuant to the DIP Order, the Bankruptcy Court authorized the Debtors to modify their operations at Mountain Pass consistent with a plan for the limited operations of Mountain Pass, including the potential for placing Mountain Pass into a state of care and maintenance (the “Limited Operations Plan”).  In accordance with the milestones set forth in the DIP Credit Agreement, the Debtors’ management considered the following Limited Operations Plan alternatives:  (a) full care and maintenance at Mountain Pass (“Scenario 1”), (b) operation of the chlor alkali (“C/A”), combined heat and power (“CHP”) and water purification facilities to generate reagents for external sale and potentially internal consumption (“Scenario 2”) and (c) operation of the C/A facility and production of light rare earth concentrates (“LREC”) and heavy rare earth concentrates (“HREC”) to feed certain downstream processing facilities in China and Estonia (“Scenario 3”).

In evaluating Scenarios 1, 2 and 3, the Debtors’ management analyzed certain assumptions, including, among other things, (i) the market pricing for both rare earths and the reagents that would be produced, (ii) the continued headwinds facing the hydrochloric acid (“HCl”) market, and the reality that spot prices for HCL will likely remain depressed in the foreseeable future, (iii) the capital projects and associated costs required to achieve each scenario and (iv) the number of employees to be retained and other operating costs required under each scenario.

After analyzing these assumptions and considering the costs and benefits associated with each scenario, the Debtors determined that implementation of Scenario 1 (full care and maintenance) was advisable and shared the analysis with Oaktree, the Ad Hoc Group of 10% Noteholders and the Creditors’ Committee.  After consultation with these major creditor constituencies, the Debtors determined that Scenario 1 would best preserve and protect the value of Mountain Pass while also reducing the Debtors’ cash spend at Mountain Pass given that no party was willing to fund the Mountain Pass operations in an amount that would avoid the need for reducing the level of operations at the facility.  Therefore, in accordance with the terms of the DIP Credit Agreement, the Debtors began to implement the full care and maintenance Limited Operations Plan in late August and completed the implementation of the Limited Operations Plan by October 20, 2015.

2.                                      Operational Changes

To expedite the implementation of the Limited Operations Plan, the Debtors implemented a new operating management team, which reports directly to the steering committee for the sub-committee of the Board of Directors of Mountain Pass.  In addition, the Debtors have implemented multiple operational changes at Mountain Pass in connection with implementing the Limited Operations Plan, including, but not limited to, (a) discontinuing a number of operations, (b) suspending the purchasing of material and capital projects and (c) processing the remaining work in process.

3.                                      Issuance of WARN Notices

On July 29, 2015, the Debtors issued notices pursuant to the Worker Adjustment and Retraining Notification Act (the “WARN Notices”) notifying certain employees at Mountain Pass of the Limited Operations Plan, and on August 13, 2015, the Debtors issued supplemental WARN Notices to certain employees at Mountain Pass.  Pursuant to the WARN Notices, the Debtors reduced the number of employees at Mountain Pass from approximately 457 to 44, which consists of approximately 28 non-union and 16 union employees who are covered by the USW CBA.

4.                                      Limited Operations Plan Final Report

On November 18, 2015, in accordance with the terms of the DIP Facility, the Debtors delivered to Oaktree the final report describing the implementation of the Limited Operations Plan (the “LOP Final Report”).  The LOP Final Report details (a) the headcount reduction at Mountain Pass, (b) the complete transition of mining- and production-related equipment into idle states the generation of a care and maintenance plan for all equipment on site, (c) the ceasing of production and a complete operational cleaning of all equipment and the transition to maintenance for care and maintenance planning, (d) the completion of approved critical existing capital expenditure projects by the end of this year and the execution of the capital plan for the year 2016 and (e) the execution of an approved budget for care and maintenance status going forward and the budget for wind down costs for 2016.

The LOP Final Report also details some of the tasks that will be necessary going forward to maintain Mountain Pass in a state of care and maintenance, such as maintaining the good working condition of remaining equipment and inventory at the site and the ensuring the safety of the employees charged with running the facility.  Finally, the LOP Final Report quantifies the significant savings to the costs of operating the facility due to the implementation of the Limited Operations Plan.

H.                                   Rejection of Executory Contracts and Unexpired Leases

In light of the decision to implement the Limited Operations Plan, and as part of an ongoing review of the Debtors’ executory contracts and unexpired leases, over the course of the Chapter 11 Cases the Debtors have filed several motions seeking to reject various executory contracts and unexpired leases.  On August 17, 2015, the Bankruptcy Court entered the first omnibus order rejecting certain executory contracts [Docket No. 392] (the “First Omnibus Rejection Order”).  The First Omnibus Rejection Order authorized the rejection of various contracts related to Mountain Pass, including certain heavy mining equipment leases, certain equipment or construction related purchase orders and certain equipment and office supply contracts.  On September 11, 2015, the Bankruptcy Court entered the second omnibus order authorizing the rejection of certain executory contracts and unexpired leases [Docket No. 536] (the “Second Omnibus Rejection Order”), and on September 15, 2015, the Bankruptcy Court entered the third omnibus order authorizing the rejection of certain other executory contracts and unexpired leases [Docket No. 553] (the “Third Omnibus Rejection Order”).  The Second Omnibus Rejection Order and the Third Omnibus Rejection Order authorized the rejection of additional Mountain Pass contracts that are no longer necessary given the implementation of the Limited Operations Plan, including the waste water treatment contract and TSA and the Debtors’ contracts with Kern River, including the TSA.

On October 19, 2015, the Bankruptcy Court entered the fourth omnibus order rejecting certain executory contracts [Docket No. 702] (the “Fourth Omnibus Rejection Order”).  The Fourth Omnibus Rejection Order authorized the rejection of contracts relating to severance agreements with certain current and former employees, a customer agreement with Iron Mountain Information Management, Inc. and a software support agreement with Illumiti, Inc.

On January 14, 2016, the Bankruptcy Court entered the fifth omnibus order rejecting certain executory contracts and unexpired leases and authorizing the Debtors to abandon certain personal property related thereto [Docket No. 1089].

I.                                        Assumption of Unexpired Leases

On January 14, 2016, the Bankruptcy Court entered an order authorizing the Debtors to assume certain nonresidential leases of real property [Docket No. 1090] (the “First Omnibus Lease Assumption Order”).  The First Omnibus Lease Assumption Order authorized the assumption of three office building leases that the Debtors have determined in their business judgment are beneficial to their estates in connection with the dual track Plan and Sales Process.

J.                                      Further Motions in the Chapter 11 Cases

Since the Petition Date, the Debtors have sought and obtained approval for a number of additional motions to aid in the efficient administration of the Chapter 11 Cases or to obtain relief necessary for the Debtors’ operations or related to the Debtors’ overall restructuring efforts.  The most significant of these motions are described immediately below.

1.                                      Pension Contribution Motions

On July 27, 2015, the Debtors filed a motion requesting authority for them to pay in the ordinary course of business (a) a quarterly contribution owed to the Pension Plan for the second calendar quarter of 2015 (plus any interest that has accrued) and (b) a true-up payment for the 2014 plan year [Docket No. 282] (the “2Q2015 Pension Contribution and 2014 True-Up Payment Motion”).  On August 13, 2015, the Bankruptcy Court entered an order approving the 2Q2015 Pension Contribution and 2014 True-Up Payment Motion [Docket No. 366].  On the same day, the Debtors made the payment relating to the quarterly contribution for the second calendar quarter of 2015, and on September 15, 2015, the Debtors made the true-up payment for the 2014 plan year.

On October 22, 2015, the Debtors filed a similar motion requesting authority to pay the quarterly contributions to the Pension Plan for the third and fourth calendar quarters of 2015 (plus any interest that has accrued) [Docket No. 721] (the “3Q2015 and 4Q2015 Pension Contribution Motion”).  On November 10, 2015, the Bankruptcy Court entered an order approving the 3Q2015 and 4Q2015 Pension Contribution Motion [Docket No. 782].  On November 11, 2015, the Debtors made the payment relating to the quarterly contribution for the third calendar quarter of 2015.  The payment relating to the quarterly contribution for the fourth calendar quarter of 2015 is due on or about January 15, 2016.

2.                                      Motion to Modify the Stay to Permit Payment of Defense Costs and Settlement Under Certain Insurance Policies

Prior to the Petition Date, Molycorp, Inc. and certain of its current and former officers and/or directors (the “Securities Litigation D&O Defendants “) were named as defendants in litigation in district courts asserting various causes of action under the Securities Act of 1933 (the “Securities Act”) and/or the Exchange Act.  See Molycorp Shareholder Grp. v. Molycorp, Inc. (In re Molycorp, Inc. Secs. Litig.), No. 1:12-cv-00292-RM-KMT (D. Colo.); In re Molycorp, Inc. Secs. Litig., No. 1:13-cv-05697-PAC (S.D.N.Y.) (together, the “Securities Litigations”).(40)  While the Securities Litigations have been stayed with respect to Defendant Molycorp, Inc. due to the automatic stay under section 362 of the Bankruptcy Code, the litigation is proceeding with respect to the Securities Litigation D&O Defendants.

(40)                          Certain of the Debtors’ current and former officers and/or directors were defendants in a third action in which plaintiffs had asserted state common law causes of action derivatively on behalf of Molycorp, Inc. in the Delaware Court of Chancery (the “Delaware Court”).  See In re Molycorp, Inc. Shareholder Derivative Litig., C.A. No. 7282-VCN (Del. Ch.) (the “Delaware Derivative Litigation”).  On May 27, 2015, the Delaware Court dismissed with prejudice the Delaware Derivative Litigation, and the docket has since been marked “closed.”  In addition, a separate shareholder derivative action against certain of the Debtors’ current and former officers and/or directors was pending in the United States District Court for the District of Colorado as of the Petition Date.  See Wells v. Smith, No. 1:12-cv-00447-WJM-KLM (D. Colo.) (the “Colorado Derivative Litigation”).  The Colorado Derivative Litigation is currently stayed pending resolution of the Securities Litigations and administratively closed.

Therefore, in order to facilitate the continued defense of these pending cases for the Securities Litigation D&O Defendants, on August 27, 2015, the Debtors filed a motion seeking relief from the automatic stay, to the extent it applies, to allow National Union Fire Insurance Company of Pittsburgh, Pa. (“National Union”) and ACE American Insurance Company (“ACE”) to advance and/or pay under certain insurance policies (the “Policies”) those defense costs being incurred by the insured persons of the Debtors and potentially to fund a settlement of the Securities Litigations (as defined below) [Docket No. 473] (the “D&O Insurance Motion”), subject to the procedures set forth in the order approving the D&O Insurance Motion.

On September 14, 2015, the Bankruptcy Court entered an order approving the D&O Insurance Motion [Docket No. 544].

3.                                      The Debtors’ Key Employee Retention Plan and Key Employee Incentive Program

a.                                      The Key Employee Retention Plan (KERP)

On August 27, 2015, the Debtors sought approval of their Key Employee Retention Plan (the “KERP”) for nineteen (19) of the Debtors’ non-insider employees (the “Key Employees”) who are critical to the Debtors’ continued operation and a successful restructuring (the “KERP Motion”) [Docket No. 474].  Given the significant headcount reductions implemented in connection with the Limited Operations Plan, the Debtors formulated the KERP to incentivize Key Employees, many of whom have unique institutional knowledge of the Debtors, to remain with the Debtors either through (1) the completion of the Limited Operations Plan or (2) the completion of the Debtors’ restructuring or the sale of substantially all of the Debtors’ assets.

The KERP provides retention payments to Key Employees of 25% of their base salary, ranging from $18,000 to $38,000, payable on the earlier of (i) the Effective Date, (ii) the closing of a sale of substantially all of the Debtors’ assets or (iii) a Key Employee’s involuntary termination, except for cause.  The total cost of the KERP is expected to be $619,000, assuming there is no attrition among the Key Employees.  Further, for those Key Employees involved in the implementation of the Limited Operations Plan, half of such Key Employee’s award under the KERP will be paid now that the Limited Operations Plan has been successfully implemented.  The KERP also establishes a discretionary pool of $75,000 in the aggregate for the Debtors’ senior management to award as retention payments in their discretion or on an as-needed basis to prevent the attrition of non-insider employees, up to a maximum of $5,000 per non-insider employee, that are not currently KERP participants.

On September 11, 2015, the Bankruptcy Court entered an order approving the KERP [Docket No. 538], subject to the modifications agreed to by the Debtors, the Creditors’ Committee and Oaktree.

b.                                      The Key Employee Incentive Program (KEIP)

On August 27, 2015, the Debtors filed a motion [Docket No. 475] (the “Original KEIP Motion”) seeking approval of (i) an incentive plan for the Debtors’ seven most senior executives (the “Senior Management Employees”) and (ii) the participation of three non-insider executives (the “Non-Insider Executives”) in the Debtors’ ordinary course quarterly bonus program (the “Bonus Program”).  Several parties, including the Creditors’ Committee and the U.S. Trustee, objected to some or all of the relief requested in the Original KEIP Motion, and after a two-day contested hearing, the Bankruptcy Court denied the Original KEIP Motion except with respect to the participation of the Non-Insider Executives in the Bonus Program, which the Bankruptcy Court approved pursuant to an order entered on October 8, 2015 [Docket No. 657].

After the Bankruptcy Court’s decision, the Debtors reengaged with their major creditor constituencies, including the Creditors’ Committee, Oaktree and the Ad Hoc Group of 10% Noteholders, on the terms of a revised incentive plan for the Senior Management Employees that addressed the concerns raised by the Bankruptcy Court in its ruling on the Original KEIP Motion.  After attempted discussions with various constituencies, on October 26, 2015, the Debtors filed a motion [Docket No. 727] (the “Modified KEIP Motion”) seeking approval of a revised incentive plan for the Senior Management Employees (the “Modified KEIP”).  If the Senior Management Employees are able to achieve certain financial and operational goals, the Modified KEIP provides incentives totaling in the aggregate an estimated $1.342 million at threshold achievement levels and $2.095 million at target achievement levels.

Although certain creditor constituencies and the U.S. Trustee initially opposed the approval of the Modified KEIP, after certain revisions were made, it ultimately was supported by the Creditors’ Committee, the Ad Hoc Group of 10% Noteholders and Oaktree, and on November 16, 2015, the Bankruptcy Court entered an order approving the Modified KEIP [Docket No. 819].

4.                                      Kern River Stay Relief Motion

As noted above, the Debtors rejected the Kern River Agreements in connection with the implementation of the Limited Operations Plan.  On September 28, 2015, Kern River filed a motion seeking entry of an order granting Kern River (i) relief from the automatic stay, to the extent the automatic stay applies, pursuant to section 362(d) of the Bankruptcy Code, to exercise rights (a) pursuant to contract, (b) of recoupment and/or setoff and/or (c) as a perfected secured creditor; and (ii) certain related relief [Docket No. 600] (the “Kern River Stay Relief Motion”).  Pursuant to the Kern River Stay Relief Motion, Kern River seeks to set off its rejection damages claims arising from the rejection of the Kern River Agreements against the amount of the Kern River Security Deposit.

A hearing on the Kern River Stay Relief Motion was scheduled to be heard by the Bankruptcy Court on October 19, 2015 at 2:00 p.m. (Eastern Time).  Pursuant to two stipulations and agreed orders [Docket Nos. 707 & 1027], the Debtors and Kern River have agreed to adjourn the hearing on the Kern River Stay Relief Motion to the first omnibus hearing in March 2016.

5.                                      Surety Bond Motion

In the ordinary course of business, the Debtors provide financial assurance payment to third parties through the issuance of surety bonds.  Certain of these bonds issued by Lexon Insurance Company (“Lexon”) and Ironshore Indemnity Inc. (“Ironshore” and, together with Lexon, the “Sureties”) were scheduled for renewal in the months of October and November 2015.  In addition, prior to the commencement of these Chapter 11 Cases, the County of San Bernardino, California (“San Bernardino”) conducted an annual review of Mountain Pass and it was determined that significant further security was required in order to comply with certain reclamation obligations.  In order to renew bonds and to provide San Bernardino with additional security, on September 28, 2015, the Debtors filed a motion seeking Bankruptcy Court approval to continue renew certain surety bonds and to provide San Bernardino with a new surety bond (the “New San Bernardino Bond”) to be issued by Lexon [Docket No. 603] (the “Surety Bond Motion”).

On October 13, 2015, the Sureties filed a “Statement in Opposition” to the Surety Bond Motion [Docket No. 667], and on October 14, 2015, the Creditors’ Committee filed a “preliminary objection” to the Surety Bond Motion [Docket No. 679].  In light of the relief granted by the Bankruptcy Court with respect to the San Bernardino Stay Relief Motion (as defined below), the Debtors, the Sureties and the Creditors’ Committee agreed to a revised proposed form of order granting the Surety Bond Motion, which the Bankruptcy Court entered on October 26, 2015 [Docket No. 725].

6.                                      County of San Bernardino, California Stay Relief Motion

Notwithstanding the Debtors’ good faith efforts to provide San Bernardino with the additional surety bond it requested, on September 29, 2015, the San Bernardino filed a motion seeking (a) a determination that the automatic stay under section 362(a) of the Bankruptcy Code is inapplicable to San Bernardino’s commencement and continuation of any and all actions and proceedings to compel and ensure the compliance of Molycorp Minerals and Molycorp, Inc. with the provisions of the California Surface Mining and Reclamation Act of 1975 and its related statutes, regulations and guidelines (collectively “SMARA”), including actions and proceedings by San Bernardino to fix damages and impose administrative penalties for violations of law; or, in the alternative, (b) relief from the automatic stay pursuant to section 362(d)(1) of the Bankruptcy Code to permit San Bernardino to exercise all of its rights and remedies under applicable California law to commence and continue any and all actions and proceedings necessary to compel and ensure the Debtors’ compliance with the requirements of SMARA, but excluding San Bernardino’s enforcement of a money judgment against the Debtors outside of the Debtors’ bankruptcy proceedings; and (c) an order decreeing that the San Bernardino Insufficiency Notice (as defined below) shall be deemed to be effective as of the date of the filing of the motion [Docket No. 613] (the “San Bernardino Stay Relief Motion”).  Contemporaneously with the filing of the San Bernardino Stay Relief Motion, San Bernardino filed a Notice of Violation — Insufficient Financial Assurances, dated September 23, 2015, regarding Mountain Pass (the “San Bernardino Insufficiency Notice”).

On October 14, 2015, the Debtors and the Creditors’ Committee each filed an objection to the San Bernardino Stay Relief Motion [Docket Nos. 677 & 680].  After hearing oral argument on the San Bernardino Stay Relief Motion, on October 26, 2015, the Bankruptcy Court entered an order (a) determining that the automatic stay does not apply to (i) service of the San Bernardino Insufficiency Notice on the Debtors or (ii) the commencement and/or continuation of actions to compel and ensure the Debtors’ compliance with SMARA, all solely with respect to issues specifically raised in the San Bernardino Insufficiency Notice, and (b) denying all other relief requested by the San Bernardino Stay Relief Motion [Docket No. 726].

Subsequently, San Bernardino received a surety bond (underwritten by Lexon) as additional financial security.  As a result of the increased financial security, on November 2, 2015, San Bernardino rescinded the San Bernardino Insufficiency Notice.

7.                                      Exclusivity Motion and Motions to Terminate Exclusivity

On October 21, 2015, the Debtors filed a motion seeking to extend (a) the period during which the Debtors have the exclusive right to file a chapter 11 plan (the “Exclusive Filing Period”), by approximately 100 days, through and including January 31, 2016 and (b) the period during which the Debtors have the exclusive right to solicit acceptances thereof (the “Exclusive Solicitation Period” and, together with the Exclusive Filing Period, the “Exclusive Periods”) through and including March 31, 2016 or approximately 100 days after the expiration of the Exclusive Solicitation Period [Docket No. 716] (the “Exclusivity Motion”).  Absent an extension, the Debtors’ Exclusive Periods would expire on October 23, 2015 and December 22, 2015, respectively.(41)

(41)                          The Debtors filed the Exclusivity Motion before the deadline for the Exclusive Filing Period would otherwise expire.  Pursuant to Local Rule 9006-2, the filing of the Exclusivity Motion prior to the expiration of the Exclusive Periods automatically extended the Exclusive Periods until the Bankruptcy Court acts on the Exclusivity Motion without the necessity for entry of a bridge order.

On November 6, 2015, the Creditors’ Committee and the Ad Hoc Group of 10% Noteholders filed the Motions to Terminate.  Thereafter, on November 17, 2015, the Debtors filed an objection to the Motions to Terminate and a response in further support of extending their Exclusive Periods [Docket No. 802] and Oaktree filed a response and objection to the Motions to Terminate [Docket No. 804].

In connection with certain agreements reached with respect to the terms of the Bid Procedures, the Creditors’ Committee and the Ad Hoc Group of 10% Noteholders agreed to adjourn the Motions to Terminate until April 8, 2016.  Upon deletion of the Alternative Treatment Plan Provision in the Plan, the Bankruptcy Court will, upon no more than five (5) business days’ notice by the Creditors’ Committee, but subject to the Bankruptcy Court’s availability, hear the Motions to Terminate (as may have been amended).  The burden of proof at the hearing on the Motions to Terminate shall be borne equally by the parties seeking to terminate exclusivity and the parties opposing the Motions to Terminate.

On January 14, 2016, the Bankruptcy Court entered an order [Docket No. 1094] extending the Debtors’ Exclusive Filing Period and Exclusive Solicitation Period through and including the date that the Bankruptcy Court makes a determination regarding confirmation of the Plan at or after the Confirmation Hearing, with any further extension of termination of the Exclusive Periods to be resolved by the Bankruptcy Court as soon as reasonably practicable after the determination regarding confirmation of the Plan.

K.                                   The Committee’s Investigation

1.                                      The Challenge Period Under the DIP Order

Pursuant to the DIP Order, the Debtors stipulated to, among other things, the amount, legality, enforceability, validity, priority, perfection, nature and extent of Oaktree’s liens and claims (including the early payment premium amounts) under the Oaktree Prepetition Agreements, subject to the rights of any party to timely commence a contested matter or adversary proceeding (a “Challenge”) (a) challenging the amount, validity or enforceability of the Debtors’ obligations under the Oaktree Prepetition Agreements, (b) challenging the perfection or priority of the Oaktree’s prepetition liens, (c) challenging the existence of any collateral securing the Oaktree DIP Facility or (d) otherwise asserting any objections, claims or causes of action (including, without limitation, any actions for preferences, fraudulent conveyances, or other avoidance power claims) against Oaktree relating to Oaktree’s prepetition liens and claims and the transactions and documents giving rise to such liens and claims.  See DIP Order ¶¶ I & 25.  Pursuant to the DIP Order, parties were required to bring a Challenge (the “Challenge Period”) or file a motion seeking to obtain standing to bring a Challenge (the “Standing Period”) by October 6, 2015 and obtain such standing and commence such Challenge by November 5, 2015 (or such later date as the Bankruptcy Court may order for cause shown).

On October 6, 2015, the Bankruptcy Court entered an order approving a stipulation between the Creditors’ Committee and Oaktree [Docket No. 646] (the “Committee Challenge Stipulation”).(42)  Pursuant to the Committee Challenge Stipulation, the Challenge Period and the Standing Period has been extended solely for the Creditors’ Committee with respect to the “Extended Claims” until November 20, 2015 and December 20, 2015, respectively.  This extension was without prejudice to the Creditors’ Committee’s right to seek, solely with respect to the Extended Claims, further extensions of the Challenge Period and the Standing Period by following the procedure set forth in the Committee Challenge Stipulation.

(42)                          The Committee Challenge Stipulation defines “Extended Claims” as “any Challenge other than Non-Extended Claims.”  Committee Challenge Stipulation ¶ 4.  “Non-Extended Claims”, in turn, is defined as Challenges with respect to Oaktree’s prepetition liens on certain enumerated collateral set forth in the Committee Challenge Stipulation.

On December 28, 2015, the Bankruptcy Court entered an order extending the periods within which the Creditors’ Committee must bring a Challenge [Docket No. 953] (the “Challenge Period Order”).  Pursuant to the Challenge Period Order, the Creditors’ Committee had until December 23, 2015 to file a motion to obtain standing to pursue claims or causes of action on behalf of the Debtors’ estates against Oaktree.

2.                                      The Creditors’ Committee’s Investigation & Standing Motion and Committee Complaint

Subsequent to the entry of the DIP Order, the Creditors’ Committee began an investigation of potential claims and causes of action (the “Committee’s Investigation”) related to:  (a) any Challenge against Oaktree; and (b) claims and causes of action belonging to the Debtors’ estates, including claims against the Debtors current and former directors and/or officers.

On December 24, 2015, the Creditors’ Committee filed the Committee Standing Motion, under seal, seeking standing to assert various claims and causes of action belonging to the Debtors and their estates [Docket No. 944] set forth in a proposed form of the Committee Complaint attached to the Committee Standing Motion.  The Committee Complaint was subsequently amended on January 6, 2016 [Docket No. 1024].  On January 14, 2016, the Bankruptcy Court entered an order authorizing the Creditors’ Committee to commence the Challenge Causes of Action [Docket No. 1086], and on January 15, 2016, the Creditors’ Committee filed the Committee Complaint thereby initiating the adversary proceeding Official Committee of Unsecured Creditors of Molycorp, Inc. v. Oaktree Capital Management, L.P. (In re Molycorp, Inc.), No. 15-11357 (CSS), Adv. Pro. No. 16-50005 (CSS) (Bankr. D. Del.).

Pursuant to the Committee Complaint, the Creditors’ Committee asserts the Challenge Causes of Action, which include alleged claims belonging to the Debtors’ estates, against Oaktree and certain of its affiliates (collectively, the “Oaktree Defendants”) and certain of the Debtors’ current and former officers and/or directors (collectively, the “D&O Defendants”) arising from the Debtors’ entry into the transactions giving rise to the Oaktree Prepetition Facilities that occurred on September 11, 2014.  In particular, the Creditors’ Committee has alleged:

•                                          with respect to the Oaktree Defendants:  (i) actual and constructive fraudulent transfers, (ii) preferential transfer, (iii) valuation of collateral against Oaktree, (iv) unjust enrichment and restitution, (v) equitable disallowance or, alternatively, equitable subordination, (vi) aiding and abetting the D&O Defendants’ alleged breach of their fiduciary duties, (vii) disallowance of Oaktree’s Claims, (viii) certain declaratory relief relating to the Early Payment Premium Claims, (ix) avoidance and recovery of certain unperfected liens and security interests and prepetition and postpetition transfers, (x) declaratory relief relating to Oaktree’s entitlement to postpetition interest and the appropriate interest rate thereon, (xi) recharacterization of the Oaktree Lease Agreement and (xii) various theories of claims objections against Oaktree; and

•                                          with respect to the D&O Defendants: breach of their fiduciary duties.

Finally, the Debtors note that the Creditors’ Committee seeks recharacterization of certain intercompany obligations as equity.  As explained in greater detail in Section I.C.3.c above, for purposes of calculating distributions under the Plan, Intercompany Claims are assumed to be valid, subject to parties’ rights to challenge the allowance of such claims.  The particular Intercompany Claims that the Creditors’ Committee seeks to recharacterize would only impact the allocation of value between the 10% Noteholders and Holders of General Unsecured Claims in Class 5A, and only have a meaningful impact in the event the Entire Company Sale Trigger occurs.

Creditors interested in additional details regarding the claims and causes of action the Creditors’ Committee wishes to assert should review the Committee Complaint and the Committee Standing Motion.

The Debtors believe that the Challenge Causes of Action belonging to the Estates against the Oaktree Defendants and the D&O Defendants set forth in the Committee Complaint are not likely to succeed.  As to the breach of fiduciary duty claim asserted against the D&O Defendants, the Debtors believe that the D&O Defendants properly discharged their fiduciary duties in connection with the Oaktree Prepetition Facilities.  The Debtors also note that Molycorp’s articles of incorporation, consistent with Del. G.C.L. § 102(b)(7), limit claims against directors. With respect to the actual and constructive fraudulent transfer claims asserted against the Oaktree Defendants, the Debtors believe that the allegations in the Committee Complaint that the Debtors were insolvent or became insolvent as a result of entering into the Oaktree Prepetition Facilities or that these transactions provided no value to the Debtors or did not benefit the Downstream Debtors lack factual support, and that these claims are also unlikely to succeed.

Finally, the Debtors believe that the claims objections seeking to invalidate Oaktree’s Early Payment Premium Claims in their entirety are also likely to fail, as the language in the applicable agreements giving rise to such claims was drafted with the benefit of recent case law at the time in 2014 that identified the conditions upon which such claims might be paid in a bankruptcy proceeding.(43)  While the Debtors expressly reserved the right to argue the proper date for calculating the amount of the Early Payment Premium Claims in paragraph 15 of the DIP Order, the Debtors have since agreed with Oaktree to resolve these issues as part of resolving all of Oaktree’s claims and as part of the settlements and compromises embodied in the Plan.

Notwithstanding the Debtors’ belief that Challenge Causes of Action set forth in the Committee Complaint are not likely to succeed, in connection with certain agreements reached with respect to the Bid Procedures, the Debtors and Oaktree have agreed not to object to the Committee Standing Motion although the Debtors have reserved the right to seek to settle the Challenge Causes of Action pursuant to a plan, including in connection with seeking approval of the 9019 Settlement embodied in the Plan.  All of the Challenge Causes of Action set forth in the Committee Complaint are to be resolved in connection with confirmation of the Plan and will be ruled on by the Bankruptcy Court in connection with the Confirmation Hearing.

L.                                    The Mediation

As discussed above, at the hearing on November 16, 2015, the Bankruptcy Court directed the Debtors, Oaktree, the Creditors’ Committee and the Ad Hoc Group of 10% Noteholders to submit to mediation regarding the Exclusivity Motion and Motions to Terminate, the Plan, the Disclosure Statement and the Committee Investigation (the “Mediation”).  On November 20, 2015, the Bankruptcy Court entered an order [Docket No. 849] (the “Mediation Order”) appointing the Honorable Robert D. Drain, United States Bankruptcy Judge for the United States Bankruptcy Court for the Southern District of New York to serve as the mediator (the “Mediator”).  The Mediation Order governed the procedures for the Mediation.

There were two all-day, in-person mediation sessions, on November 30, 2015 and on December 10, 2015.  There also were numerous discussions between the parties related to the Mediation subsequent to these formal mediation sessions, and several telephone conferences in which the Mediator

(43)                          See e.g., In re MPM Silicones, LLC, No. 14-22503 (RDD), 2014 Bankr. LEXIS 3926 (Bankr. S.D.N.Y. Sept. 9, 2014), aff’d sub nom. U.S. Bank N.A. v. Wilmington Sav. Fund Soc’y (In re MPM Silicones, LLC), 531 B.R. 321 (S.D.N.Y. 2015).

and representatives of all of the parties to the Mediation participated.  The Mediator continues to assist the Debtors and the Major Creditor Groups with reaching consensual resolutions with respect to remaining issues in connection with the Debtors’ restructuring.

ARTICLE VI.
THE DEBTORS’ POSTPETITION SALES PROCESS

A.                                    Introduction

In order to ensure that the Debtors’ ultimate path to exit from bankruptcy maximizes value for all creditor constituencies, in late September 2015, the Debtors, with the assistance of their investment banker, Miller Buckfire, launched a strategic sales process to identify potential buyers of substantially all of the Debtors’ assets (the “Assets”).  Generally, if the Sales Process is successful in identifying a bidder (or combination of bidders) for the Debtors’ assets that will deliver value to the Debtors’ estates that is sufficient under the Plan to pay in full the Oaktree Distribution Amount, and certain other conditions are satisfied, then the proposed Plan contemplates the sale of the Debtors’ businesses and the distribution of the proceeds to creditors pursuant to their relative legal entitlements.  If the Sales Process does not identify a bidder (or combination of bidders) that will deliver such proceeds, then the Debtors will proceed with the Stand-Alone Reorganization (i.e., the sale of Mountain Pass only and the stand-alone reorganization around their remaining business units).

The Stand-Alone Reorganization may be implemented in a number of different ways, including as a recapitalization of Molycorp, Inc., a transfer by Molycorp, Inc. of its assets (including equity interests in its subsidiaries) to a new company or transfers of certain assets within the group to a new company.  The exact steps to implement the Stand-Alone Reorganization will be determined by the Debtors, subject to the Oaktree Consent Right, and will be more fully described in a Restructuring Transactions Exhibit included in the Plan Supplement.  However, even if the Entire Company Sale Trigger is not satisfied, having market-tested the value of their assets through the Sales Process, the Debtors, parties in interest and the Bankruptcy Court will have an important data point in considering whether the Debtors’ valuation of the Reorganized Debtors is reasonable and appropriate for purposes of the Stand-Alone Reorganization.

B.                                    The Sale Transactions

1.                                      The Entire Company Sale

The Debtors are marketing each of their major business units — C&O; RM; MM&A; and Mountain Pass — for sale.  The Debtors will consider bids for:  (i) all of their assets as a whole; (ii) bids on the Downstream Businesses as going concerns and combinations of bids on the Downstream Businesses or all of the Downstream Businesses together; and (iii) the Molycorp Minerals Assets (as a whole or separately), and with or without the Oaktree Equipment.

While the Debtors are actively marketing their business units for sale, the Debtors will not proceed with the Entire Company Sale unless the conditions necessary for the “Entire Company Sale Trigger” are satisfied.  The Plan defines the “Entire Company Sale Trigger” as:

“Entire Company Sale Trigger” means if the aggregate total of the estimated Entire Company Sale Net Proceeds (but excluding any non-Cash proceeds) from the highest bid(s) is greater than $520.8 million, unless the Debtors and Oaktree otherwise agree to a lesser amount; provided, however, that if Oaktree submits a credit bid for the

Downstream Businesses (as defined in the Bid Procedures), the Creditors’ Committee consent shall also be required to reduce the Entire Company Sale Trigger.

Plan, Section I.A.76.  The Entire Company Sale Trigger is designed to take into account the Debtors’ anticipated Cash on hand as of the Effective Date of the Plan.  Further, the Debtors will only proceed with an Entire Company Sale if Molycorp’s Board of Directors concludes that acceptance of one or more Qualified Bids for all of the assets is value-maximizing for the Debtors’ estates.  See Plan, Section IV.B.

Whether or not the Entire Company Sale Trigger is satisfied, the Debtors will proceed with the Molycorp Minerals Assets Sale (as described in greater detail immediately below) and the selection of a Baseline Bid and Auction (each as defined below), if appropriate pursuant to the Bid Procedures.

Additional details regarding the provisions in the Plan regarding the Entire Company Sale are set forth in Section X.B below.

2.                                      Molycorp Silmet AS

Molycorp Silmet AS (“Molycorp Silmet”) is a Non-Debtor Affiliate and a subsidiary of Molycorp Minerals associated with an operating facility in Estonia that is involved in both the C&O and Rare Metals businesses.  As a result, even though it is a subsidiary of Molycorp Minerals LLC, it is anticipated that Molycorp Silmet will be sold along with the Downstream Businesses if there is an Entire Company Sale.  Because Molycorp Silmet is a guarantor of the Oaktree Prepetition Facilities, substantially all of the value of Molycorp Silmet is attributable to Oaktree, with only a small pro rata portion of an intercompany amount owed by Molycorp Silmet to Molycorp Minerals LLC available as pari passu collateral, and which value will be distributed to the 10% Noteholders through their share of the Molycorp Minerals Intercompany Amount.  If the Entire Company Sale does not occur, Molycorp Silmet will be transferred to the Reorganized Debtors as part of the Restructuring Transactions so that it remains with the C&O and RM business units and in exchange for a release of the Oaktree Prepetition Claims against Molycorp Silmet, while 10% Noteholders will still receive the share of the value of Molycorp Silmet to which they are legally entitled through receipt of the Molycorp Minerals Intercompany Amount.

3.                                      The Molycorp Minerals Assets Sale

a.                                      Description of the Molycorp Minerals Assets

The assets at Mountain Pass that will be sold generally fall into two categories.  First, there is the property and assets owned by Molycorp Minerals LLC, which includes for example, the mineral rights for the ore body at Mountain Pass and certain of the equipment necessary to operate Mountain Pass.  Substantially all of the assets of Molycorp Minerals are subject to the pari passu liens of the 10% Noteholders and Oaktree.

The second category of property at Mountain Pass is the Oaktree Equipment — i.e., the property sold by Molycorp Minerals to Oaktree and which Oaktree leased back to Molycorp Minerals pursuant to the terms of the Oaktree Lease Agreement.  After negotiations, Oaktree has agreed to allow the Debtors to market for sale the Oaktree Equipment along with the Molycorp Minerals Assets.  However, as a condition to that agreement, transfer of the Oaktree Equipment is subject to Oaktree’s receipt of $30 million in Cash.

Depending upon the form and manner of bids that are received, the Molycorp Minerals Assets may be sold outside of a chapter 11 plan.

b.                                      Applicable Environmental Laws

The Debtors’ Mountain Pass mining facility is subject to a number of federal, state and local environmental laws, including, but not limited to:  (i) Federal Clean Air Act, 42 U.S.C. § 7401 et seq. (air pollution permits); (ii) Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq. (referred to as the “Clean Water Act” and requires permits to, among other things, discharge into waters of the United States); (iii) Federal Land Policy and Management Act, 43 U.S.C. § 1701 et seq. (rights-of-way over federal public lands); (iv) Federal Endangered Species Act (ESA), 16 U.S.C. § 1531 et seq. (review of federal permits’ potential effects on protected species and their critical habitat and potentially incidental take of protected species); (v) Federal National Environmental Policy Act (NEPA), 42 U.S.C. § 4321 et seq. (review of federal permits’ potential environmental effects); (vi) Atomic Energy Act, 42 U.S.C. § 2011 et seq. (Nuclear Regulatory Commission export licenses); (vii) SMARA, Cal. Pub. Res. Code § 2710 et seq. (primary mining permit, reclamation plan and financial assurances through and under San Bernardino County Codes); (viii) California Endangered Species Act (CESA), Cal. Fish & Game Code § 2050 et seq. (review of state and local permits’ potential effects on protected species and possibly take of protected species); (ix) California Fish & Game Code, Cal. Fish & Game Code § 1600 et seq. (Streambed Alteration Agreement for impacts to waters of the State of California); (x) California Porter-Cologne Act, Cal. Water Code § 13000 et seq. (waste discharge requirements, pollution prevention plans and various other permits); (xi) California Environmental Quality Act (CEQA), Cal. Pub. Res. Code § 21000 et seq. (review of state and local permits’ potential environmental effects); (xii) California Code of Regulations (CCR), title 17, div. 1, ch. 5, subchs. 4, 4.5 (radiation and radioactive materials permits); (xiii) San Bernardion County Municipal Code, Titles 8 (Health & Safety), 15 (Buildings & Construction) and 17 (Environmental Protection ) (relating to electrical, plumbing, construction permits; water license; drinking and water and landfill permits); (xiv) San Bernardino County Development Code, Chs. 19.36 (Conditional Use Permits) and 19.68 (Surface Mining and Land Reclamation) (mining permit, reclamation plan and financial assurances); and (xv) federal and state common law.

In addition, if Mountain Pass is contaminated with, handles, stores, generates, produces, transports or receives certain regulated or hazardous substances or waste, additional laws may apply, including, but not limited to:  (i) Comprehensive Environmental Response, Compensation and Liability Act (CERCLA or Superfund), 42 U.S.C. § 9601 et seq. (imposes liability for hazardous contamination at or caused by the Mountain Pass site or operations); (ii) Resource Conservation and Recovery Act (RCRA), 42. U.S.C. § 6901 et seq. (applies to “generators” and “transporters” of hazardous waste); and (iii) Toxic Substances Control Act (TSCA), 15 U.S.C. § 2601 et seq. (applies reporting, record-keeping and testing requirements, as well as other restrictions, to regulated substances).

At this time, the Debtors are not aware that they are in violation of any such environmental laws.  In connection with the sale of Mountain Pass contemplated by the Plan, potential buyers will be conducting due diligence with respect to these and related environmental liability issues.  It is anticipated that any purchaser of Mountain Pass will continue to comply with all applicable environmental rules and regulations.

c.                                       The Interim Management Plan for Mountain Pass
Under SMARA and the Impact on Reclamation Obligations

The Debtors’ Mountain Pass mining facility in San Bernardino County, California is subject to local environmental regulations, such as SMARA.  Pursuant to Section 2770 of SMARA, the operator of the Mountain Pass facility will be required, within 90 days of the surface mining operations at Mountain Pass becoming “idle,” to submit an “Interim Management Plan” (“IMP”) to the lead agency, here, San Bernardino County, for review and approval.  Under SMARA, “idle” is defined as the reduction of surface mining operations by more than ninety (90%) percent of the operation’s previous maximum annual mineral production for a period of one or more years with the intent to resume those surface mining operations at a future date.  Due to the implementation of the Limited Operations Plan at Mountain Pass, if Mountain Pass continues to operate at the levels of production set forth in the Limited Operations Plan, it is likely that the facility will become “idle” as of the end of 2016 and will be required to submit an IMP within 90 days thereafter.

The Interim Management Plan Form Guidelines promulgated by the State Mining and Geology Board of California set forth a description of the requirements for Interim Management Plans generally and provide for a form of IMP.(44)  Once approved, the IMP is considered an amendment to the surface mining operation’s previously approved reclamation plan and tolls the requirement to undertake reclamation for an initial period of five (5) years, subject to certain conditions.  After the IMP is in effect for a period of five (5) years, San Bernardino County, the lead agency, may (i) renew the IMP for another period of up to five (5) years, if the lead agency finds that the surface mining operator has complied fully with the IMP; (ii) require the surface mining operation to commence reclamation in accordance with its approve reclamation plan; or (iii) allow the mine to resume active status.  Accordingly, taken together, the SMARA regulations provide for potentially a ten-year tolling period before the operator of the Mountain Pass facility will be required to undertake any reclamation obligations.

With respect to reclamation obligations and bonding requirements, SMARA provides that the financial assurances required by Section 2773.1 of SMARA shall remain in effect during the period that the surface mining operation is idle.  The Debtors currently have bonds in place in order to provide such financial assurances.  Because these bonds are non-transferable, however, any buyer that becomes an operator of Mountain Pass will need to obtain financial assurances in order for it to satisfy the financial assurances requirements of SMARA.

d.                                      Credit Bidding

The 10% Noteholders are permitted to submit a credit bid (which bid must otherwise comply with the requirements set forth in Section VIII of the Bid Procedures) in an amount up to the full amount of their prepetition claims for the Molycorp Minerals Assets and a corresponding amount of such claims that are secured on a pari passu basis with respect to such collateral (calculated in accordance with the Prepetition Collateral Agency Agreement) pursuant to section 363(k) of the Bankruptcy Code and in accordance with the terms of the 10% Notes Documents (as defined in the Plan), Prepetition Collateral Agency Agreement (as defined in the DIP Order) and applicable law, which credit bid will be treated for all purposes under any Plan, including with respect to any distributions to Oaktree or the 10% Noteholders, as having been capped at $1,000,000 above the Next Highest Bid (as defined in the Bid Procedures) of the Molycorp Minerals Assets, provided that such credit bid shall provide Oaktree with its pro rata share (calculated in accordance with the Prepetition Collateral Agency Agreement) of the Molycorp Minerals Assets or the ownership of any acquisition vehicle to which such assets are to be transferred (the “10% Noteholder Permitted Credit Bid”); provided, further, nothing in the Bid Procedures will impact any parties’ rights with respect to either (i) challenges to the liens on claims of the 10% Noteholders or (ii) assertions under section 506(c) of the Bankruptcy Code or the effects that such challenges or assertions have (if any) on the ability of the 10% Noteholders to credit bid.  To the extent the 10% Noteholder Permitted Credit Bid includes a bid for the Oaktree Equipment, the 10% Noteholder Permitted Credit Bid shall include the purchase of the Oaktree Equipment for a cash payment no less than the Oaktree Reserve Price. A 10% Noteholder Permitted Credit Bid that complies with the requirements of both Section VIII and Section IX of the Bid Procedures shall be deemed a Qualified Bid

(44)                          A description of Interim Management Plans generally as well as a form of IMP is available at http://www.conservation.ca.gov/smgb/Guidelines/Documents/imp%20form.pdf (last accessed Jan. 15, 2016).

Any changes to Section IX of the Bid Procedures regarding credit bidding shall require the consent of the 10% Notes Indenture Trustee and the Ad Hoc Group of 10% Noteholders.  No change shall be made to any other provisions of the Bid Procedures that materially impairs the rights of the 10% Noteholders under Section IX of the Bid Procedures without (i) the consent of the 10% Notes Indenture Trustee and the Ad Hoc Group of 10% Noteholders (which consent shall not be unreasonably withheld and which shall be deemed given if no objection is received within two (2) business days of having been given notice) or (ii) further order of the Bankruptcy Court.

Notwithstanding anything in the Bid Procedures to the contrary, Oaktree will have the right to seek to credit bid in connection with the sale of any of the Permitted Asset Groups (as defined in the Bid Procedures), and parties (including the Consultation Parties) will have the right to object to any such credit bid.  A credit bid by Oaktree must comply with the terms of the Bid Procedures.

4.                                      The Tolleson Facility

As described above, the Tolleson Facility is part of the MM&A business unit and includes various manufacturing, research and administration buildings situated on seven acres of land in Tolleson, Arizona.  The facility utilizes vacuum induction melting furnaces to produce a wide variety of rare earth alloys, complex custom-made alloys and non-rare earth products containing exotic alloys, such as Ni-based and Co-based superalloys and experimental binary and ternary alloys for universities and governmental agencies.  The Facility has the installed capacity to produce approximately 1,350 tons of ingot cast alloys and 750 tons of strip cast alloys per year.

C.                                    Marketing Efforts

The Sales Process has and will continue to involve an intensive marketing of the Debtors’ assets for sale, including the Debtors’ businesses as a whole, or a combination of bids for different business units that, combined, will result in the sale of substantially all of the Debtors’ assets pursuant to the Plan.  To date, Miller Buckfire has contacted approximately 194 parties, 51 of whom executed confidentiality agreements and received a Confidential Information Memorandum.  In addition, the Debtors have developed an extensive electronic data room of due diligence information related to each of the business units that will be made available to all Potential Bidders (as defined in the Bid Procedures).

Since initial indications of interest from potentially interested parties were due on December 11, 2015, the Debtors have received preliminary indications of interest on various parts of the Debtors’ assets.  After discussions between Miller Buckfire and the Debtors’ board of directors and management, and in consultation with the financial advisors for the Major Creditor Groups, certain parties were invited to proceed to the next round of the Sales Process.

In the second round of the Sales Process, parties have been invited to participate in management presentations and a large number of facility site tours in the U.S. and Canada during the month of January.  In addition, a virtual data room housing a substantial amount of information is available to the interested parties.  In particular, as of early January, the data room hosts more than 200 files covering topics such as financial, legal, operational, tax and other pertinent information relating to the Debtors and their businesses.  Additional diligence responses are in process to provide detail regarding business unit performance, commercial activities, operational processes, intellectual property, Health, Environment, Safety & Sustainability (HESS), tax and other relevant matters.

D.                                    Bid Procedures

On November 11, 2015, the Debtors filed a motion seeking approval of certain bidding and auction procedures in connection with the Sales Process [Docket No. 793].  On January 14, 2016, the Bankruptcy Court entered the Bid Procedures Order approving the Bid Procedures [Docket No. 1095].  A copy of the Bid Procedures Order is attached hereto as Exhibit 3, and the Bid Procedures are attached thereto as Exhibit 1.  In the event of any conflict or inconsistency between the Disclosure Statement, the Plan and the Bid Procedures, the Bid Procedures will control only with respect to the Bid Procedures.

The following is a summary of the Bid Procedures that will govern the Sales Process as it relates to the Entire Company Sale as well as any Molycorp Minerals Assets Sale.(45)

(a)         Important Dates and Contact Information:  The Debtors will:

1)                     assist any Potential Bidders (as defined below) in conducting their respective due diligence investigations and accept Qualified Bids (as defined below) until the deadline for receipt of Qualified Bids, which is 5:00 p.m. (Eastern Time) on February 26, 2016;

2)                     negotiate with Qualified Bidders (as defined below) in preparation for an auction (the “Auction”) scheduled to begin at 10:00 a.m. (Eastern Time) on March 4, 2016; and

3)                     after consultation with each of the Creditors’ Committee, Oaktree, the Ad Hoc Group of 10% Noteholders, the 10% Notes Indenture Trustee and their respective advisors (all of the foregoing, collectively, the “Consultation Parties”) select the Successful Bidder(s) (as defined below) and seek authority to consummate the Sale Transaction(s) with such Successful Bidder(s) at the Sale and Confirmation Hearing to be held beginning at 10:00 a.m. (Eastern Time) on March 28, 2016.  In the event that (A) any member of the Creditors’ Committee, (B) Oaktree, (C) any of the 10% Noteholders, or (D) an affiliate of any of the foregoing, submits a Qualified Bid, any obligation of the Debtors to consult with such party with respect to selecting the highest or otherwise best offer under the Bid Procedures with respect to the Assets that are the subject of such Qualified Bid will be without further action waived, discharged and released; provided, however, that the affected party will have such other consultation rights as contemplated in the Bid Procedures and the same rights as any other Potential Bidder hereunder and will retain any rights it has under existing orders of the Bankruptcy Court, including those regarding debtor in possession financing.  To the extent that any member of the Creditors’ Committee submits a Qualified Bid (defined below), the Creditors’ Committee shall impose an ethical wall with respect to such member and shall otherwise retain all of its rights and privileges under the Bid Procedures.

Information that must be provided to the “Notice Parties” under the Bid Procedures must be provided to the following parties:  (A) Molycorp, Inc., 5619 DTC Parkway, Suite 1000, Greenwood Village, Colorado 80111 (Attn:  Legal Department); (B) Jones Day, 222 East 41st Street, New York, New York 10017 (Attn:  Lisa Laukitis, Esq.) and Jones Day, 77 West Wacker, Chicago, Illinois 60601(Attn:  Brad B. Erens, Esq.) and at llaukitis@jonesday.com and bberens@jonesday.com; (C) Miller Buckfire & Co., LLC, 787 7th Avenue, 5th Floor, New York, New York 10019 (Attn:  Alexander Tracy) and at

(45)                          This summary is qualified in its entirety by the provisions of the Bid Procedures and Bid Procedures Order.  Unless otherwise defined this Disclosure Statement or Plan, as applicable, capitalized terms used within this summary only shall have the meanings ascribed to them in the Bid Procedures or the Bid Procedures Order, as applicable.

alexander.tracy@millerbuckfire.com; (D) Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036 (Attn:  Joshua Brody, Esq. and Andrew Dove, Esq.) and at jbrody@kramerlevin.com and adove@kramerlevin.com; (E) Milbank Tweed Hadley & McCloy LLP, 28 Liberty Street, New York, New York 10005 (Attn:  Samuel Khalil, Esq. and Lauren Doyle, Esq.) and at skhalil@milbank.com and ldoyle@milbank.com; and (F) Paul Hastings LLP, 75 East 55th Street, New York, New York 10022 (Attn:  Luc Despins, Esq., Andrew Tenzer, Esq. and John J. Ramirez, Esq.) and at lucdespins@paulhastings.com, andrewtenzer@paulhastings.com and johnramirez@paulhastings.com.

(b)         Permitted Asset Groups.  The Debtors will only consider bids (each, a “Permitted Bid”) on one or more of the following categories of Assets (each, a “Permitted Asset Group”):

1)                     substantially all of the Assets of Molycorp and each of its affiliates;

2)                     one or more of the following Downstream Businesses in their entirety as going concern businesses:  (a) MM&A; (b) C&O; and (c) RM;

3)                     any of the Molycorp Minerals Assets (either as a whole, or individual Assets), with or without the Oaktree Equipment; and/or

4)                     the Oaktree Equipment.

Further information on the Assets being offered for sale pursuant to the Bid Procedures is available upon request from the Debtors’ investment banker, Miller Buckfire & Co., LLC (“Miller Buckfire”), 787 7th Avenue, 5th Floor, New York, New York 10019 (Attn:  Alexander Tracy) and at alexander.tracy@millerbuckfire.com.

(c)          Stalking Horse Bidder.  The Debtors, in their discretion, exercised in good faith and in consultation with the Consultation Parties, as applicable, may execute, subject to higher or otherwise better offers, one or more purchase agreements (each a “Stalking Horse Agreement”) with either (a) a Qualified Bidder that submits a Qualified Bid for all or substantially all of the Debtors’ assets (whether or not such bids includes the Molycorp Minerals Assets) that satisfies the Entire Company Sale Trigger or (b) multiple Qualified Bidders that submit Qualified Bids that in the aggregate (and not permitting any overlapping bids on the same assets) satisfies the Entire Company Sale Trigger, provided that any such Stalking Horse Agreements are executed no later than February 19, 2016.  The counterparty to any Stalking Horse Agreement will serve as the stalking horse bidder (the “Stalking Horse Bidder”) with respect to the assets covered by its Stalking Horse Agreement at the Auction, if one is held.  If the Debtors choose to enter into one or more Stalking Horse Agreements, the Debtors, in their discretion, but only with the consent of the Creditors’ Committee and Oaktree, exercised in good faith and in consultation with the other Consultation Parties, as applicable, may offer the Stalking Horse Bidders a breakup fee (the “Breakup Fee”) of no more than 3.0% of the total cash consideration payable under such Stalking Horse Agreement plus an expense reimbursement (the “Expense Reimbursement,” and together with the Breakup Fee, the “Bidder Incentives”) for the Stalking Horse Bidder’s actual and documented out-of-pocket costs not to exceed $500,000; provided that neither Oaktree (or any insider or affiliate thereof) nor any holder of the Debtors’ 10% senior secured notes (or any insider or affiliate thereof) will be entitled to the Bidder Incentives as a Stalking Horse Bidder under the Bid Procedures; provided further that any request for payment of an Expense Reimbursement shall be fully-documented and subject to approval by the Bankruptcy Court prior to payment.  In the event that any Stalking Horse Agreement is entered into, the Debtors will promptly file such agreement with the Bankruptcy Court.

Any reference to consent of the Creditors’ Committee in the Bid Procedures shall be deemed a reference to such consent exercised in good faith and reasonably for the sole purpose of maximizing value for unsecured creditors.  If the Creditors’ Committee or Oaktree (except with respect to the Oaktree Treatment Consent Right (as defined below)) refuses to grant its consent, the Debtors, the Creditors’ Committee, and Oaktree, shall have the right to seek Bankruptcy Court review of such refusal to consent upon one business days’ notice, and the Bankruptcy Court shall review such matter without giving any deference to the Creditors’ Committee’s or Oaktree’s judgment in refusing to grant its consent.

(d)         Participation Requirements.  Unless otherwise ordered by the Bankruptcy Court for cause shown, each interested person or entity (each, an “Interested Party”) must deliver the following (unless previously delivered) to the Notice Parties so as to be received no later than 5:00 p.m. (Eastern Time) on February 26, 2016:

1)                     an executed confidentiality agreement in form and substance reasonably satisfactory to the Debtors;

2)                     a statement and factual support demonstrating to the Debtors’ reasonable satisfaction that the Interested Party has a bona fide interest in submitting a Permitted Bid; and

3)                     sufficient information to allow the Debtors, in their reasonable discretion, to determine that the Interested Party has the financial wherewithal and has obtained, or is likely to obtain by the Auction Date, all required internal corporate, legal or other authorizations to consummate the relevant Sale Transaction, including, but not limited to, current audited financial statements of the Interested Party (or such other form of financial disclosure acceptable to the Debtors in their discretion).

If the Debtors determine that an Interested Party has timely complied with the requirements above, they will inform such Interested Party that it is a “Potential Bidder” and will inform the Consultation Parties of the Potential Bidder.  For the avoidance of doubt, the Debtors expressly reserve the right, after consultation with the Consultation Parties, to determine in good faith in their reasonable discretion that an Interested Party is not a Potential Bidder for any reason including, but not limited to the low price set forth in an initial indication of interest provided by such Party, or the concern that the Party seeks confidential information to gain a competitive or litigation advantage over the Debtors.  No later than two business days after the Debtors make that determination, the Debtors will provide to such Potential Bidder and to the Consultation Parties:  (A) an information package containing information and financial data, including the tax attributes,(46) with respect to the relevant Assets (the “Information Package”); (B) an electronic copy of a form of agreement (each, a “Proposed Agreement”), appropriate for the relevant Permitted Bid (which will vary depending on whether the Potential Bidder is interested in all of the Assets, one or more of the Downstream Businesses or all or some of the Molycorp Minerals Assets); and (C) access to the Debtors’ confidential electronic data room (the “Data Room”).  Once an Interested Party is deemed a Potential Bidder, the Debtors may disclose its identity to any Stalking Horse Bidder, if applicable, the Notice Parties and other Potential Bidders, including to assist Potential Bidders bidding on less than all of the Downstream Businesses to assess the potential of the Debtors to combine its Potential Bid with the bid(s) of other Potential Bidders bidding on different Permitted Asset Groups that would result in the sale of all of the Downstream Businesses.  The Debtors shall consult with the Consultation Parties in advance of

(46)                         Consultation Parties shall promptly agree to the information to be shared with respect to the tax attributes.

the Bid Deadline on the structure of any transaction with a Potential Bidder and the impact of any potential transaction on the preservation and value of the Debtors’ net operating losses.

(e)          Due Diligence.  Until the Bid Deadline (as defined below), in addition to access to the Data Room, the Debtors will provide any Potential Bidder with such due diligence access or additional information as may be reasonably requested by the Potential Bidder that the Debtors determine to be reasonable and appropriate under the circumstances, provided, however, that if the Debtors deny access or information to a Potential Bidder, they shall so inform the Consultation Parties (as applicable).  All due diligence requests shall be directed to Sanjay Marken of Miller Buckfire at sanjay.marken@millerbuckfire.com.  The Debtors, with the assistance of Miller Buckfire, will coordinate all reasonable requests for additional information and due diligence access from Potential Bidders.  In the event that any such due diligence material is in written form and has not previously been provided to any other Potential Bidder, the Debtors will simultaneously provide such materials to all Potential Bidders and any Stalking Horse Bidder, if applicable, as well as to the Consultation Parties.

Unless otherwise determined by the Debtors (in consultation with the Consultation Parties), the availability of additional due diligence to a Potential Bidder will cease if (A) the Potential Bidder does not become a Qualified Bidder by the Bid Deadline, or (B) the bidding process is terminated.  Except as provided above, neither the Debtors nor their representatives will be obligated to furnish any information of any kind whatsoever relating to the Assets to any party.

(f)           Diligence Limitations With Respect to Commercially Sensitive Information.  To preserve the Debtors’ trade secrets or confidential research, development or commercial information, the Debtors may limit the information provided to any Potential Bidder that is, in the Debtors’ reasonable judgment, a competitor of Molycorp or any of its subsidiaries or affiliates, or where disclosure of such information would be harmful to the Sale Transaction(s).  Any such limitation will be imposed only after consultation with the Consultation Parties (as applicable).  Such limitations may include the redaction of certain information or the establishment of access to information on a “professionals’ eyes only” basis.  To the extent that the Debtors determine that any such limitation should be imposed, they will advise the relevant Potential Bidder(s) of the extent of the limitation in writing, copying the Consultation Parties, as applicable.  If the Potential Bidder contests any such limitation, it may seek relief from the Bankruptcy Court.

(g)          Bid Deadline.  A Potential Bidder that desires to make a bid shall deliver written and electronic copies of its bid in both PDF and WORD format to the Notice Parties so as to be received no later than 5:00 p.m. (Eastern Time) on February 26, 2016 (the “Bid Deadline”).

(h)         Form and Content of a Qualified Bid.  A bid is a document signed by a Potential Bidder received by the Bid Deadline that provides, at a minimum, that:

1)                     the Potential Bidder offers to purchase the Permitted Asset Group(s) indicated in the bid and to assume related liabilities identified in the bid at the purchase price and upon the terms and conditions set forth in the asset purchase agreement enclosed therewith (including the proposed use (if any) of any of the Debtors’ tax attributes to the extent reasonably practicable and the Potential Bidder is submitting a bid for the Entire Company Sale),(47)

(47)                          The Form APA will include an election for Potential Bidders to elect whether they intend to use or leave behind any tax attributes, if known.

marked to show any proposed amendments and modifications to the Proposed Agreement, or the Stalking Horse Agreement, as applicable (the “Marked Agreement”);

2)                     the Potential Bidder will pay any cure costs arising from the assumption of any applicable executory contracts and/or unexpired leases;

3)                     the Potential Bidder has made or will make all necessary filings under applicable regulatory, antitrust and other laws, if applicable, and pay the fees associated with such filings;

4)                     the bid is formal, binding and unconditional (except for those conditions expressly set forth in the applicable Marked Agreement, including any conditions relating to the assumption and assignment of contracts and/or leases) and is not subject to any due diligence or financing contingency and is irrevocable until the earlier of April 8, 2016, or the first business day following the closing of the relevant Sale Transaction(s);

5)                     if one or more Stalking Horse Agreements have been executed, and the Potential Bidder is bidding on assets covered by one or more Stalking Horse Agreements, the consideration set forth in such bid is higher or better than the consideration provided by the Stalking Horse Agreement(s), taking into account any Bidder Incentives and Minimum Overbid (as defined below);

6)                     the bidder (other than a Stalking Horse Bidder, if applicable) is not entitled to any Bidder Incentives or similar type of payment or reimbursement and the bid includes a waiver of any substantial contribution administrative expense claim under section 503(b) of the Bankruptcy Code related to the bid;

7)                     states whether the bidder intends to assume the Pension Plan;(48)

8)                     states whether the bidder intends to purchase the Oaktree Equipment;

9)                     states whether the bidder wishes to lease the Oaktree Equipment from Oaktree and the terms and conditions of any such proposed lease arrangement; and

10)              is accompanied by the Good Faith Deposit (defined below).

The Debtors shall provide copies of all bids received to the Consultation Parties, as applicable.  The Debtors, after consultation with the Consultation Parties (as applicable), will have the right to determine that a bid that satisfies all of the foregoing requirements is a “Qualified Bid” (and each Potential Bidder that has submitted a Qualified Bid will be considered a “Qualified Bidder”) if each of the following requirements has been met:

(48)                          MII is the contributing plan sponsor of the Pension Plan, as defined in 29 U.S.C. § 1301(a)(13).  If the Pension Plan is terminated, MII and all members of its controlled group, could potentially be jointly and severally liable for certain liabilities relating to the Pension Plan.  See 29 U.S.C. §§ 1362(a), 1307.  Currently, there are about 290 participants of the Pension Plan.  The Pension Plan is underfunded by approximately $3,868,912.  PBGC is continuing its investigation of the Pension Plan and calculations of owed pension liabilities.  PBGC, on behalf of the Pension Plan, has filed claims in this bankruptcy.  Any statements in this footnote regarding the Pension Plan are not binding on the Debtors, any Consulting Party or any other party in interest.

1)                         the bid is accompanied by:  (i) except with respect to any collateral purchased solely pursuant to a credit bid, written evidence of available cash, a commitment for financing (not subject to any conditions other than those expressly set forth in the applicable Marked Agreement) and such other evidence of ability to consummate the contemplated Sale Transaction as the Debtors may reasonably request; (ii) a copy of a board resolution or similar document demonstrating the authority of the Potential Bidder to make a binding and irrevocable bid on the terms proposed; (iii) a covenant to cooperate with the Debtors to provide pertinent factual information regarding the Potential Bidder’s operations reasonably required to analyze issues arising with respect to any applicable antitrust laws and other applicable regulatory requirements; (iv) if the bid contains fewer or additional contingencies than contained in the Stalking Horse Agreement(s), a detailed statement of such contingencies that have been added or removed, as applicable; and (v) a binding statement executed by a duly-authorized representative of such Potential Bidder that such bid is irrevocable until the earlier of April 8, 2016, or the first business day following the closing of the Sale Transaction(s) with respect to the relevant Assets;

2)                         for the purchase of the mining and processing facilities at Mountain Pass, the bid (i) contemplates that the Potential Bidder, will (a) take transfer of, or obtain overlapping permits with respect to, the Debtors’ applicable permits, and (b) provide the necessary financial assurances, including the posting of collateral or other security with respect thereto, that are associated with such permits, and (ii) provides evidence demonstrating to the Debtors that the Potential Bidder (y) is capable of taking transfer of such permits or obtaining such overlapping permits and (z) has available to it sufficient financial resources necessary to provide the financial assurances, including the posting of collateral or other security with respect thereto, that are required by such permits;

3)                         except with respect to any collateral purchased solely pursuant to a credit bid, the Potential Bidder deposits, by wire transfer, with an escrow agent selected by the Debtors (the “Deposit Agent”) a deposit equal to 10% of the cash purchase price set forth in the Marked Agreement (each, a “Good Faith Deposit”); or

4)                         if the bid includes a credit bid, such bid (i) describes with particularity the liens (and the Assets subject to such liens) that provide the basis for the credit bid; (ii) includes an allocation of the amount of the credit bid to the purchase price; (iii) includes assumption of liability or other appropriate treatment of, or a cash component sufficient to pay in full, (1) all claims secured by liens on the relevant Assets that are senior to those of the party seeking to credit bid, including any statutory or property tax liens accruing through the latest possible closing date for the relevant Sale Transaction, (2) the Bidder Incentives if any, in the Stalking Horse Agreement, if applicable and (3) any costs and expenses that are required by law; and (iv) states with particularity the proposed use of any tax attributes of the Debtors;

5)                         if one or more Stalking Horse Agreements exist, the terms of the bid are not materially more burdensome or conditional than the terms of such Stalking Horse Agreement(s) or any such increase in burdensomeness or conditionality is offset by a material increase in the purchase price, which determination may take into consideration:

A.            whether the bid requires any indemnification of the bidder on terms that are materially more burdensome than the terms of the Stalking Horse Agreement(s), if applicable;

B.            whether the bid does not provide sufficient cash consideration to pay transfer taxes, cure costs or other cash costs of the transaction (including professionals’ fees and the Bidder Incentives, if any);

C.            any risks associated with regulatory approvals that may be required before such bid could be consummated; and

D.            any other factors the Debtors, after consultation with the Consultation Parties, as applicable, may deem relevant.

If a bid is received and, in the Debtors’ reasonable judgment, it is not clear whether the bid is a Qualified Bid, the Debtors shall consult with the relevant Potential Bidder and each Consultation Party (as applicable) and seek additional information in an effort to establish whether or not such bid is a Qualified Bid.

For purposes hereof, any Stalking Horse Bidder shall be a Qualified Bidder and any Stalking Horse Agreement shall be a Qualified Bid.

A Qualified Bid and any bids at the Auction may be valued by the Debtors (in consultation with the Consultation Parties, as applicable) based upon such factors as:  (A) the value of the consideration provided in the Qualified Bid, including any benefit to the Debtors’ bankruptcy estates from any assumption of liabilities, the satisfaction of liabilities through a credit bid and valuation of other non-cash consideration; (B) the net economic effect upon the Debtors’ estates after the payment of the Bidder Incentives, if applicable; (C) contingencies with respect to the applicable Sale Transaction(s) and the likelihood of closing the proposed Sale Transaction(s) without delay, and any incremental costs to the Debtors from any closing delays; (D) the ability to obtain any and all necessary antitrust and other regulatory approvals; and (E) any other factors the Debtors (in consultation with the Consultation Parties, as applicable) may deem relevant, including (i) the impact of the bidder’s use of a particular structure on the Debtors’ remaining tax attributes and maximization of such tax attributes, and (ii) any costs and expenses that will need to be paid in order for the Debtors to confirm the Plan.  The Debtors may, but shall not be required to, share copies of some or all of the Qualified Bids with other Qualified Bidders bidding on all or some of the same Assets (with such distribution permissible by electronic means, including posting to the Data Room).  The Debtors, with the consent of the Creditors’ Committee and in consultation with the other Consultation Parties, as applicable, reserve the right to impose additional terms and conditions with respect to what constitutes a Qualified Bid.

(i)             10% Noteholder Permitted Credit Bid.  Holders of the 10% Notes shall be permitted to submit a credit bid (which bid shall otherwise comply with the requirements set forth in Section VIII of the Bid Procedures) in an amount up to the full amount of their prepetition claims for the Molycorp Minerals Assets and a corresponding amount of such claims that are secured on a pari passu basis with respect to such collateral (calculated in accordance with the Prepetition Collateral Agency Agreement) pursuant to section 363(k) of the Bankruptcy Code and in accordance with the terms of the 10% Notes Documents (as defined in the Plan), Prepetition Collateral Agency Agreement (as defined in the DIP Order) and applicable law, which credit bid will be treated for all purposes under any Plan, including with respect to any distributions to Oaktree or the 10% Noteholders, as having been capped at $1,000,000 above the Next Highest Bid for the Molycorp Minerals Assets, provided that such credit bid shall provide Oaktree with its pro rata share (calculated in accordance with the Prepetition Collateral Agency Agreement) of the Molycorp Minerals Assets or the ownership of any acquisition vehicle to which such assets are to be transferred (the “10% Noteholder Permitted Credit Bid”); provided, further, nothing in the Bid Procedures shall impact any parties’ rights with respect to either (i) challenges to the liens or claims of the 10% Noteholders or (ii) assertions under section 506(c) of the Bankruptcy Code or the effects that such challenges or assertions have (if any) on the ability of the 10% Noteholders to credit bid.  To the extent the 10% Noteholder Permitted Credit Bid includes a bid for the Oaktree Equipment, the 10% Noteholder Permitted Credit Bid shall include the purchase of the Oaktree Equipment for a cash payment no less than the Oaktree Equipment Reserve Price.

If the Bankruptcy Court enters an order finding that upon consummation of the Plan, Oaktree has or will have received cash or equity equal to 100% of the Oaktree Claims, such portion of (i) the pro rata share (calculated in accordance with the Prepetition Collateral Agency Agreement) of the Molycorp Minerals Assets or the ownership of any acquisition vehicle to which such assets are to be transferred or (ii) the Equipment Reserve Price, as applicable, that would provide Oaktree with a distribution under the Plan in excess of 100% of the Oaktree Claims shall be put in an escrow account and not distributed to creditors pending resolution of any and all appeals by Oaktree of such Order.

A 10% Noteholder Permitted Credit Bid that complies with the requirements of both Section VIII and Section IX of the Bid Procedures shall be deemed a Qualified Bid and will not be disqualified based upon the amount of the initial bid.

Any changes to Section IX of the Bid Procedures shall require the consent of the 10% Notes Indenture Trustee and the Ad Hoc Group of 10% Noteholders.  No change shall be made to any other provisions of the Bid Procedures that materially impairs the rights of the 10% Noteholders under Section IX of the Bid Procedures without (i) the consent of the 10% Notes Indenture Trustee and the Ad Hoc Group of 10% Noteholders (which consent shall not be unreasonably withheld and which shall be deemed given if no objection is received within two (2) business days of having been given notice) or (ii) further order of the Bankruptcy Court.

(j)            Oaktree Credit Bid.  Notwithstanding anything in the Bid Procedures to the contrary, Oaktree shall have the right to seek to credit bid in connection with the sale of any of the Permitted Asset Groups, and parties (including the Consultation Parties) shall have the right to object to any such credit bid.  Any such credit bid shall comply with the terms of the Bid Procedures.

(k)         Entire Company Sale Trigger.  After the receipt and review of all Qualified Bids, the Debtors shall make a determination whether to proceed with the selection of Baseline Bid(s) (defined below) and the Auction for an Entire Company Sale.  Any Sale Transaction involving the Downstream Businesses will not be pursued while the Bid Procedures are in effect, if the Entire Company Sale Trigger is not satisfied.

The Debtors will only proceed with an Entire Company Sale if Molycorp’s Board of Directors concludes that acceptance of one or more Qualified Bids for all of the Assets is value-maximizing for the Debtors’ estates.  Additionally, the Debtors will only proceed with an Entire Company Sale if the aggregate total of the estimated Entire Company Sale Net Proceeds (but excluding any non-Cash proceeds) from the highest bid(s) is greater than $520.8 million, unless the Debtors and Oaktree otherwise agree to a lesser amount (the “Entire Company Sale Trigger”), provided, however, that if Oaktree submits a credit bid for the Downstream Businesses, the

Creditors’ Committee’s consent shall also be required to reduce the Entire Company Sale Trigger.(49)

Whether or not the Entire Company Sale Trigger is satisfied, the Debtors will proceed with the selection of a Baseline Bid for the Molycorp Minerals Assets (with or without the Oaktree Equipment, as applicable) and the Auction for the Molycorp Minerals Assets (with or without the Oaktree Equipment, as applicable), if appropriate pursuant to the Bid Procedures and, for the avoidance of doubt, the sale of the Molycorp Minerals Assets may be consummated outside of a chapter 11 plan.

(l)             Oaktree Equipment Reserve Price.  After the receipt and review of all Qualified Bids, the Debtors shall make a determination whether to proceed with the selection of Baseline Bid(s) and the Auction for the Molycorp Minerals Assets (with or without the Oaktree Equipment) and the Oaktree Equipment if Qualified Bids are received for a sale of the Oaktree Equipment separate and apart from the other Molycorp Minerals Assets.

The Debtors will only proceed with a sale of the Oaktree Equipment if a Qualified Bid for the Molycorp Minerals Assets including the Oaktree Equipment, or, a bid for the Oaktree Equipment alone, contains $30 million in cash, the price at which Oaktree has agreed to sell the Oaktree Equipment (the “Oaktree Equipment Reserve Price”); provided that if the Bankruptcy Court enters an order finding that upon consummation of the Plan, Oaktree has or will have received cash or equity equal to 100% of the Oaktree Claims, such portion of (i) the pro rata share (calculated in accordance with the Prepetition Collateral Agency Agreement) of the Molycorp Minerals Assets or the ownership of any acquisition vehicle to which such assets are to be transferred or (ii) the Oaktree Equipment Reserve Price, as applicable, that would provide Oaktree with a distribution under the Plan in excess of 100% of the Oaktree Claims shall be put in an escrow account and not distributed to creditors pending resolution of any and all appeals by Oaktree of such Order; provided further, that if the Oaktree Equipment Lease (as defined in the Plan) is recharacterized as a financing, the Oaktree Equipment Reserve Price shall not apply and the Debtors may sell the Oaktree Equipment for the highest or otherwise best offer, including pursuant to a credit bid or in connection with the sale of the other Molycorp Minerals Assets, provided, further, that Oaktree shall have the right to credit bid for the Oaktree Equipment if the Equipment Lease is recharacterized and parties (including the Consultation Parties) shall have the right to object (to the extent such objection has not already been waived pursuant to the DIP Order or otherwise) to any such credit bid.  Whether or not the Oaktree Equipment Reserve Price applies and is satisfied, the Debtors will proceed with the selection of a Baseline Bid and the Auction for the Molycorp Minerals Assets, if appropriate pursuant to the Bidding Procedures.

Notwithstanding anything in the Bid Procedures to the contrary, if there are no Qualified Bids for the Oaktree Equipment, including with respect to any Qualified Bid (including a credit bid) for the Molycorp Minerals Assets and the Oaktree Equipment Lease is not recharacterized as

(49)                          The Entire Company Sale Trigger is the Debtors good faith estimate of the amounts necessary to satisfy in full in cash the following amounts as of the anticipated April 8, 2016 Effective Date of the Plan: (i) the Oaktree Claims, (ii) amounts to be distributed on account of Administrative Claims (other than the DIP Claims), (iii) Priority Tax Claims, (iv) Other Priority Claims, (v) General Unsecured Claims against the Downstream Debtors, and (vi) the Entire Company Sale Wind-Down Budget (items (ii) through (iv) are the “Plan Confirmation Amount”).  The Debtors, subject to the Oaktree Consent Right (as defined in the Plan), expressly reserve the right to modify the Entire Company Sale Trigger.  To the extent that the Debtors modify the Entire Company Sale Trigger, they will file a notice of such modification with the Bankruptcy Court and provide notice to all Potential Bidders.

a financing, Oaktree shall have the right to enter the property and remove the Oaktree Equipment and or agree to lease the Oaktree Equipment, on such terms and conditions, as are acceptable to Oaktree in its sole and absolute discretion, to any Successful Bidder for the Molycorp Minerals Assets, provided that if Oaktree is going to remove the Oaktree Equipment Oaktree shall have a reasonable amount of time following the closing of the sale of the Molycorp Minerals Assets to remove the Oaktree Equipment in accordance with the terms of the Oaktree Lease Documents (as defined in the Plan).

(m)     Baseline Bid(s).  Taking into account any Bidder Incentives, the Debtors, after consultation with the Consultation Parties, as applicable, will select what they determine to be the highest or otherwise best Qualified Bid(s) for the relevant Assets (each, a “Baseline Bid”), which may, with respect to all of the Assets, be a Stalking Horse Agreement, if applicable, a Qualified Bid for all of the Assets, or a combination of Qualified Bids for various Permitted Asset Groups, to serve as the starting point at the Auction.  As soon as practicable, the Debtors will identify the Baseline Bid(s) to all Qualified Bidders.

(n)         Auction.  If more than one Qualified Bid is received by the Bid Deadline for a Permitted Asset Group and there is a reasonable basis to believe that the Entire Company Sale Trigger will be satisfied, the Debtors will conduct the Auction for the Entire Company Sale.  If there is not a reasonable basis to believe the Entire Company Sale Trigger will be satisfied, and the Debtors have received more than one Qualified Bid for any component of the Molycorp Minerals Assets, the Debtors will conduct an Auction for the Molycorp Minerals Assets in connection with a Molycorp Minerals Sale.  In the event that the Debtors receive only one Qualified Bid with respect to any Permitted Asset Group by the Bid Deadline, no Auction will be conducted for that Permitted Asset Group.

The Auction will take place at 10:00 a.m. (Eastern Time) on March 4, 2016, at the offices of Jones Day, located at 222 East 41st Street, New York, New York 10017, or such other time as the Debtors, after consultation with the Consultation Parties, may notify all Qualified Bidders.  Only the Qualified Bidders who have submitted Qualified Bids for any Permitted Asset Groups that are the subject of the Auction will be eligible to participate at the Auction, subject to such limitations as the Debtors may impose in good faith.  Professionals and/or other representatives of the Consultation Parties will have the right to attend the Auction and, where appropriate, be consulted with.

At the Auction, participants will be permitted to increase their bids.  Bidding for each relevant Permitted Asset Group will start at the purchase price and other terms proposed in the applicable Baseline Bid, and will proceed thereafter in the following increments (in each, case the “Minimum Overbid”):  (A) for bids for substantially all of the Assets of Molycorp and each of its affiliates, the Minimum Overbid shall be $2 million; (B) for bids for substantially all of the Downstream Businesses, the Minimum Overbid shall be $2 million; (C) for bids for MM&A, C&O or RM, the Minimum Overbid shall be $500,000; and (D) for bids for any part of the Molycorp Minerals Assets, the Minimum Overbid shall be $250,000.  The Debtors reserve the right to change any Minimum Overbid prior to or during the Auction after consultation with the Consultation Parties, as applicable.

If there is one or more Stalking Horse Bidders, such bidders will be entitled to a “credit” in the amount of the Breakup Fee and the full amount of the Expense Reimbursement ($500,000) to be counted towards its bid such that the cash and other consideration proposed by the Stalking Horse Bidders plus the Bidder Incentives must exceed the most recent bid by at least the Minimum Overbid amount.

The Debtors may adopt additional rules for the Auction at any time (after consultation with the Consultation Parties, as applicable, and subject to the Creditors’ Committee’s and Oaktree’s reasonable consent) that the Debtors determine to be appropriate to promote the goals of the bidding process and that are not inconsistent with the Bid Procedures, including auctioning certain Permitted Asset Groups first but making any “Successful Bid” on any Permitted Asset Group contingent upon the outcome of the Auction with respect to all of the Assets.  The identity of each bidder at the Auction will be fully disclosed to all other bidders and all material terms of each Qualified Bid submitted in response to the Baseline Bid or to any successive bids made at the Auction will be fully disclosed to all other bidders throughout the entire Auction, and each Qualified Bidder will be permitted what the Debtors determine to be an appropriate amount of time to respond to the previous bid at the Auction.

The Debtors reserve the right to, and may, after consultation with the Consultation Parties, as applicable, reject at any time before entry of the Confirmation Order (as defined below) any bid that, in the Debtors’ judgment, is:  (A) inadequate or insufficient; (B) not in conformity with the requirements of the Bankruptcy Code, the Bid Procedures; or (C) contrary to the best interests of the Debtors and their estates.  In doing so, the Debtors may take into account the factors set forth in Section VIII of the Bid Procedures regarding the contents of a Qualified Bid.

Prior to the conclusion of the Auction, the Debtors, after consultation with the Consultation Parties, will:  (A) review and evaluate each bid made at the Auction on the basis of satisfaction of the Entire Company Sale Trigger and other financial and contractual terms and other relevant factors, including those factors affecting the speed and certainty of consummating the relevant Sale Transaction; (B) in consultation with the Consultation Parties, as applicable, identify, with respect to each applicable Permitted Asset Group, the highest or otherwise best offer(s) (the “Successful Bid(s)”) and the next highest or otherwise best bid(s) (the “Next Highest Bid(s)”); and (C) notify all Qualified Bidders participating in the Auction, prior to its adjournment, of the identity of the party or parties having submitted each Successful Bid (each, the “Successful Bidder”), the amount and other material terms of the Successful Bid(s) and the identity of the party(ies) that submitted each Next Highest Bid (each, the “Next Highest Bidder”).

(o)         The Sale and Confirmation Hearing.  At the Sale and Confirmation Hearing, the Debtors may seek the entry of an order (the “Confirmation Order”) confirming the Plan and authorizing and approving one or more Sale Transactions to the Successful Bidder(s) with respect to either an Entire Company Sale if (a) the Entire Company Sale Trigger is satisfied and (b) the Bankruptcy Court has issued or issues a ruling in connection with the Sale and Confirmation Hearing resolving the Challenge Causes of Action, or for just the Molycorp Minerals Assets if the Entire Company Sale Trigger is not satisfied, but subject to the Oaktree Equipment Reserve Price with respect to any sale of the Oaktree Equipment (unless the Oaktree Equipment Lease is recharacterized as a financing).  The Sale and Confirmation Hearing may be adjourned or rescheduled without notice or with limited and shortened notice to parties other than the Consultation Parties, including by (A) an announcement of such adjournment at the Sale and Confirmation Hearing or at the Auction or (B) the filing of a notice of adjournment with the Bankruptcy Court prior to the commencement of the Sale and Confirmation Hearing.

Nothing in the Bid Procedures shall affect Oaktree’s rights to withdraw its vote if there is any material change to the Plan, including with respect to valuation.  The Consultation Parties’ respective rights to object to confirmation of the Plan on any grounds are expressly preserved.

(p)         Acceptance of Qualified Bids.  The Debtors’ presentation of a Successful Bid(s) to the Bankruptcy Court for approval does not constitute the Debtors’ acceptance of such bid(s).  The Debtors will be deemed to have accepted a Successful Bid(s) only when such bid(s) has been approved by the entry of the Confirmation Order.

If for any reason a Successful Bidder fails to consummate its purchase, the Debtors may proceed to a Sale Transaction with respect to the Assets covered by such bid with the applicable Next Highest Bidder as soon as is commercially reasonable.  If such failure to consummate the purchase is the result of a breach by the Successful Bidder, the Debtors shall have the right to retain such Successful Bidder’s Good Faith Deposit (unless required to return it by an order of the Bankruptcy Court) and shall reserve the right to seek all available additional damages from the Successful Bidder.

(q)         “As Is, Where Is”.  Any Sale Transaction will be on an “as is, where is” basis and without representations or warranties of any kind, nature or description by the Debtors, their agents or the Debtors’ chapter 11 estates, whether written or verbal, whether express, implied or by operation of law, except and solely to the extent expressly set forth in any Stalking Horse Agreement, Marked Agreement or the Confirmation Order, as applicable, that is approved by the Bankruptcy Court and consummated.  Each Qualified Bidder shall be deemed to acknowledge and represent that it has had an opportunity to conduct any and all due diligence regarding the relevant Assets prior to making its bid, and that it has relied solely upon its own independent review and investigation in making its bid.  Except as otherwise provided in any Stalking Horse Agreement or Marked Agreement, all of the Debtors’ right, title and interest in the relevant Assets shall be sold free and clear of liens, claims and encumbrances (collectively, “Liens”), with any Liens to attach to the proceeds of the relevant Sale Transaction.

(r)            Modification of Bid Procedures.  Except as otherwise set forth in Section IX of the Bid Procedures, the Debtors may, subject to the Creditors’ Committee’s and Oaktree’s reasonable consent, and after consultation with the other Consultation Parties, as applicable, amend the Bid Procedures at any time and from time to time in any manner consistent with the terms of the Plan and that they determine will best promote the goals of the bidding process, including extending or modifying any of the dates set forth in the Bid Procedures.  Any requirement of the Bid Procedures may only be waived with Oaktree’s and the Committee’s reasonable consent.  Notwithstanding anything to the contrary contained in Section XVII of the Bid Procedures, the Debtors may not make changes to the Entire Company Sale Trigger, the Oaktree Reserve Price, or any terms or conditions of the Bid Procedures that affects the allowance, treatment, or distributions with respect to the Molycorp Minerals Assets, on account of the Oaktree Claims or any other change that materially affects the distributions on account of Oaktree’s Claims without Oaktree’s consent in its sole discretion (the “Oaktree Treatment Consent Right”).

(s)           Return of Good Faith Deposit.  The Good Faith Deposits of all Qualified Bidders, including any Stalking Horse Bidder, if applicable, will be held in escrow by the Deposit Agent and while held in escrow will not become property of the Debtors’ bankruptcy estates unless released from escrow pursuant to terms of the applicable escrow agreement or pursuant to further order of the Bankruptcy Court.  The Deposit Agent will retain the Good Faith Deposits of the Successful Bidder(s) and the Next Highest Bidder(s) until the closing of the applicable Sale Transaction(s) unless otherwise ordered by the Bankruptcy Court.  The Good Faith Deposit(s) of the other Qualified Bidders will be returned within five (5) business days of the entry of the Confirmation Order.  At the closing of the applicable Sale Transaction(s), the Successful Bidder(s) or the Next Highest Bidder(s), as applicable, will be entitled to a credit for the amount of its/their Good Faith Deposit(s).  The Good Faith Deposit(s) of the Next Highest Bidder(s) will be released five (5)

business days after the closing of the Sale Transaction(s) with the relevant Successful Bidder(s).  Upon the return of the Good Faith Deposit(s), their respective owners will receive any and all interest that will have accrued thereon.

(t)            Consultation with Creditors’ Committee’s Advisors.  PJT Partners, the financial advisor for the Creditors’ Committee, shall be entitled to participate in any scheduled meeting or discussion, whether in person, telephonically or otherwise, during which the Debtors, the Debtors’ counsel, or the Debtors’ investment banker, Miller Buckfire, provides substantive feedback to any Interested Party, Potential Bidder, Stalking Horse Bidder or Qualified Bidder on its bid or potential bid; provided, however, that the Debtors, the Debtors’ counsel, or Miller Buckfire shall not be required to cancel or reschedule any such meetings or discussions where PJT Partners has been given reasonable notice to the extent practicable but is unable to participate.  The Debtors, the Debtors’ counsel, and/or Miller Buckfire will make good faith efforts to discuss such feedback with PJT Partners in advance of such meetings or discussions, as applicable.  Additionally, Miller Buckfire will provide PJT Partners and Houlihan Lokey with regular updates regarding inquiries received with respect to the Assets and the status of due diligence requests, including access to any diligence information and electronic data rooms used in the sale process.  PJT Partners and Houlihan Lokey shall endeavor to promptly (in light of the process, timeline and decisions that are being made in connection with the sale process) notify Miller Buckfire of any material concern it has with respect to the conduct of the sale process and work cooperatively with Miller Buckfire to address or ameliorate such concern.  PJT Partners and Houlihan Lokey shall keep all information obtained in connection with Section XX of the Bid Procedures, whether in person, telephonically or otherwise, strictly confidential, provided that Houlihan Lokey and PJT Partners shall be permitted to discuss such information with the members of the Ad Hoc Group of 10% Noteholders that have signed a non-disclosure agreement in form and substance acceptable to the Debtors and the Creditors’ Committee and their respective advisors, provided that neither Houlihan Lokey or PJT Partners shall be permitted to disclose any such information to any member the Ad Hoc Group of 10% Noteholders or the Creditors’ Committee that submits a Qualified Bid.

PJT Partners shall be permitted to communicate directly with any of the Potential Bidders provided that any such meetings or discussions, whether in person, telephonically or otherwise shall include the Debtors and their advisors and representatives.

(u)         Reservation of Rights.  All rights of the Consulting Parties to object to, and seek Bankruptcy Court relief with respect to, any decision made by the Debtors pursuant to the Bid Procedures, including on an expedited basis, are reserved.

ARTICLE VII.
THE PLAN

THE FOLLOWING SUMMARY HIGHLIGHTS CERTAIN OF THE SUBSTANTIVE PROVISIONS OF THE PLAN, AND IS NOT, NOR IS IT INTENDED TO BE, A COMPLETE DESCRIPTION OR A SUBSTITUTE FOR A FULL AND COMPLETE REVIEW OF THE PLAN.  THE DEBTORS URGE ALL HOLDERS OF CLAIMS AND INTERESTS TO READ AND STUDY CAREFULLY THE PLAN, A COPY OF WHICH IS ATTACHED HERETO AS EXHIBIT 1.

Section 1123 of the Bankruptcy Code provides that, except for Administrative Claims and Priority Tax Claims, a plan of reorganization must categorize claims against and equity interests in a debtor into individual classes.  Although the Bankruptcy Code gives a debtor significant flexibility in classifying claims and interests, section 1122 of the Bankruptcy Code dictates that a plan of reorganization may only classify a claim or an equity interest with claims or equity interests, respectively, that are substantially similar.

The Plan creates 8 Classes of Claims and 2 Classes of Interests.  These Classes take into account the differing nature and priority of Claims against and Interests in the Debtors.  Administrative Claims and Priority Tax Claims are not classified for purposes of voting or receiving distributions under the Plan (as is permitted by section 1123(a)(1) of the Bankruptcy Code) but are treated separately as unclassified Claims.

The Plan provides specific treatment for each Class of Claims and Interests.  Only Holders of Claims that are impaired under the Plan and who will receive distributions under the Plan are entitled to vote on the Plan.

The following discussion sets forth the classification and treatment of all Claims against, or Interests in, the Debtors.  It is qualified in its entirety by the terms of the Plan, which is attached hereto as Exhibit 1, and which you should read carefully before deciding whether to vote to accept or reject the Plan.

ARTICLE VIII.
ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS

All Claims and Interests except Administrative Claims, Priority Tax Claims and DIP Facility Claims, are placed in the Classes set forth below.  In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described in Sections II.A and C of the Plan, are not classified in the Plan.  A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Classes.

If the Plan is confirmed by the Bankruptcy Court, unless a Holder of an Allowed Claim consents to different treatment, (A) each Allowed Claim in a particular Class will receive the same treatment as the other Allowed Claims in such Class, whether or not the Holder of such Claim voted to accept the Plan and (B) each Allowed Interest in a particular Class will receive the same treatment as the other Allowed Interests in such Class.  Such treatment will be in exchange for and in full satisfaction, release and discharge of, the Holder’s respective Claims against or Interests in a Debtor, except as otherwise provided in the Plan.  Moreover, upon Confirmation, the Plan will be binding on (A) all Holders of Claims regardless of whether such Holders voted to accept the Plan and (B) all Holders of Interests.

A.                                    Administrative Claims

1.                                      General

Except as further specified in Section II.A of the Plan and subject to the Administrative Claims Bar Date and the procedures set forth in Article VIII of the Plan and unless otherwise agreed by the Holder of an Administrative Claim and the applicable Debtor or the Post-Effective Date Debtors, as applicable, each Holder of an Allowed Administrative Claim (other than DIP Facility Claims and postpetition Intercompany Claims) will receive Cash equal to the Allowed amount of such Administrative Claim on either (a) the latest to occur of (i) the Effective Date or as soon thereafter as practicable, (ii) the date such Claim becomes an Allowed Administrative Claim or as soon thereafter as practicable, and (iii) such other date as may be agreed upon by the Post-Effective Date Debtors and the Holder of such Claim; or (b) on such other date as the Bankruptcy Court may order.

2.                                      Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930 after the Effective Date shall be paid by the applicable Post-Effective Date Debtor, in accordance therewith until the earlier of the conversion or dismissal of the applicable Chapter 11 Case under section 1112 of the Bankruptcy Code or the closing of the applicable Chapter 11 Case pursuant to section 350(a) of the Bankruptcy Code.

3.                                      DIP Facility Claims

On the Effective Date, the DIP Facility Claims shall be (a) Allowed in full, in the amount of no less than $142,471,550.18 (plus any unpaid fees, costs, and expenses), and (b) shall not be subject to any avoidance, reductions, set off, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, or any other challenges under any applicable law or regulation by any Entity.

In full and final satisfaction of all DIP Facility Claims, the DIP Lenders shall receive on the Effective Date (a) if the Entire Company Sale Trigger occurs, payment in full, in Cash, or (b) if the Entire Company Sale Trigger does not occur, (i) Cash remaining in the DIP Loan Disbursement Account (as defined in the DIP Order) and (ii) with respect to the balance of the DIP Facility Claims, their Pro Rata share of the Oaktree Stand-Alone Reorganization Distribution.  For the avoidance of doubt, all fees, costs and expenses required to be paid under the terms of the DIP Facility, including without limitation, the fees of the DIP Facility Agent, shall be paid in Cash.

4.                                      Ordinary Course Administrative Claims

Each Debtor or Post-Effective Date Debtor (as applicable) will pay its Ordinary Course Administrative Claims (other than Intercompany Claims which shall be subject to the treatment set forth in Section III.B.8 of the Plan) in accordance with the terms and conditions of the particular transaction giving rise to each Ordinary Course Administrative Claim.  The payment of Ordinary Course Administrative Claims will occur without further action by the Holders of such Ordinary Course Administrative Claims or further approval by the Bankruptcy Court.  Holders of the foregoing Ordinary Course Administrative Claims will not be required to File or serve any request for payment of such Administrative Claims.

5.                                      Professional Compensation

Professionals asserting a Fee Claim for services rendered before the Effective Date must (a) File a Final Fee Application no later than 60 days after the Effective Date and (b) serve it on the Post-Effective Date Debtors and such other Entities required under the Bankruptcy Rules, the Fee Order, the Confirmation Order, or other order of the Bankruptcy Court.

Objections to any Fee Claim must be Filed and served on the Post-Effective Date Debtors, and the Entity asserting the Fee Claim no later than 90 days after the Effective Date.  To the extent necessary to effectuate solely the timing and notice provisions of Section II.A.5 of the Plan, in the event of a conflict the Confirmation Order will amend and supersede any previously entered order of the Bankruptcy Court.

Any Entity that may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date pursuant to the Ordinary Course Professionals Order without further Bankruptcy Court review or approval (except as provided in the Ordinary Course Professionals Order).

6.                                      Post-Effective Date Professionals’ Fees and Expenses

Except as otherwise specifically provided in the Plan, on and after the Effective Date, the Post-Effective Date Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented fees and expenses of the Professionals incurred by the Post-Effective Date Debtors on or after the Effective Date, in each case, related to implementation and consummation of the Plan.  Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code or any order of the Bankruptcy Court entered before the Effective Date governing the retention of, or compensation for services rendered by, Professionals after the Effective Date shall terminate, and the Post-Effective Date Debtors may employ or pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

B.                                    Administrative Claims Bar Date

Except as otherwise provided in Article II of the Plan and section 503(b)(1)(D) of the Bankruptcy Code, requests for payment of Administrative Claims (other than (1) DIP Facility Claims, (2) Fee Claims, (3) Ordinary Course Administrative Claims, (4) fees payable pursuant to 28 U.S.C. § 1930, and (5) Claims pursuant to section 503(b)(9) of the Bankruptcy Code) must be Filed and served on the Post-Effective Date Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date.  Absent further Court order, Holders of Administrative Claims that are required, but fail, to File and serve a request for payment of such Administrative Claims on or before the Administrative Claims Bar Date will be forever barred, stopped, and enjoined from asserting such Administrative Claims against the Debtors or their property.  Objections to a request for the payment of an Administrative Claim, if any, must be Filed and served on the Post-Effective Date Debtors and the Entity asserting such Administrative Claim no later than the Administrative Claims Objection Deadline.

Holders of Claims pursuant to section 503(b)(9) of the Bankruptcy Code against any Debtor must File their Claims by the applicable bar date in the Bar Date Order.

C.                                    Priority Tax Claims

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, and unless otherwise agreed by the Post-Effective Date Debtors and the Holder of a Priority Tax Claim, each Holder of an Allowed Priority Tax Claim will receive, at the option of the Debtors (subject to the Oaktree Consent Right) or the Post-Effective Date Debtors, as applicable, in full satisfaction of its Allowed Priority Tax Claim that is due and payable on or before the Effective Date, (1) Cash in an amount equal to the amount of such Allowed Priority Tax Claim or (2) Cash in the aggregate amount of such Allowed Priority Tax Claim payable in annual equal installments commencing on the later of (a) the Effective Date (or as soon as reasonably practicable thereafter) and (b) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim (or as soon as practicable thereafter) and ending no later than five (5) years after the Petition Date.

Notwithstanding the foregoing, any Claim on account of any penalty arising with respect to, or in connection with, an Allowed Priority Tax Claim that does not compensate the Holder for actual pecuniary loss will be treated as a General Unsecured Claim, and the Holder (other than as the Holder of a General Unsecured Claim) may not assess or attempt to collect such penalty from the Post-Effective Date Debtors or their respective property.

ARTICLE IX.
CLASSIFICATION OF CLAIMS AND INTERESTS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified and thus are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

A.                                    Summary of Classification

Pursuant to sections 1122 and 1123 of the Bankruptcy Code and as set forth in the Plan, the Plan places Claims and Interests in the below Classes for voting and distribution purposes.  A Claim or Interest (1) is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and (2) is classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such other Class.  A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for the purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims; provided, however, that in the event no Holder of a Claim with respect to a specific Class for a particular Debtor timely submits a Ballot in compliance with the Disclosure Statement Order indicating acceptance or rejection of the Plan, such Class will be deemed to have accepted the Plan pursuant to the Confirmation Order.  The Debtors may seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.

For administrative convenience, the Plan organizes the Debtors into five (5) groups (each, a “Debtor Group”) and assigns a letter to each Debtor Group and a number to each Class of Claims against or Interests in each Debtor in each Debtor Group.  Notwithstanding this organizing principle, the Plan is a separate plan of reorganization or liquidation for each Debtor.  Claims against or Interests in a Debtor belonging to a Debtor Group consisting of more than one Debtor shall be deemed to be classified in a single Class for all purposes under the Bankruptcy Code, including voting.  To the extent a Holder has a Claim that may be asserted against more than one Debtor in a Debtor Group, the vote of such Holder in connection with such Claims shall be counted as a vote of such Claim against each Debtor in such Debtor Group.  For consistency, similarly designated Classes of Claims and Interests are assigned the same number across each of the Debtor Groups.  Any non-sequential enumeration of the Classes is intentional to maintain consistency.  Claims against and Interests in the Debtors are classified as follows:

Letter	Debtor Group

A	Parent
Molycorp, Inc.

B	DIP Facility Guarantors
MCP Callco ULC
MCP Exchangeco Inc.
Molycorp Luxembourg Holdings S.à r.l.

C	Molycorp Minerals Debtors
Molycorp Minerals, LLC
PP IV Mountain Pass II, Inc.
PP IV Mountain Pass Inc.
RCF Speedwagon Inc.

D	Downstream Debtors
Magnequench International Inc.
Magnequench Limited
Magnequench, Inc.
MCP Canada Holdings ULC
MCP Canada Limited Partnership
Molycorp Chemicals & Oxides, Inc.
Molycorp Minerals Canada ULC
Molycorp Rare Metals Holdings, Inc.
Molycorp Rare Metals (Utah), Inc.
Neo International Corp.

E	De Minimis Debtors
Industrial Minerals, LLC
Molycorp Advanced Water Technologies, LLC
Molycorp Metals & Alloys, Inc.

Number	Designation
1	Other Priority Claims
2	Other Secured Claims
3	Oaktree Prepetition Claims
4	10% Notes Secured Claims
5	General Unsecured Claims
6	Subordinated Convertible Notes Claims
7	Section 510 Claims
8	Intercompany Claims
9	Parent Interests
10	Subsidiary Debtor Equity Interests

B.                                    Classified Claims

1.                                      Other Priority Claims (Classes 1A through 1E)

a.                                      Classification:  Classes 1A, 1B, 1C, 1D and 1E consist of all Other Priority Claims against the respective Debtors.

b.                                      Treatment:  Except to the extent that that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment, each Holder of an Allowed Other Priority Claim shall receive on account of, and in full and complete settlement, release and discharge of such Claim, payment in full in Cash on (i) the Effective Date or as soon thereafter as practicable; (ii) if after the Effective Date, the date on which such Other Priority Claim becomes an Allowed Other Priority Claim or as soon thereafter as practicable; or (iii) such other date as may be ordered by the Bankruptcy Court.

c.                                       Voting:  Classes 1A, 1B, 1C, 1D and 1E are Unimpaired.  Each Holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan under section 1126(f)

of the Bankruptcy Code.  Holders of Other Priority Claims are not entitled to vote to accept or reject the Plan.

2.                                      Other Secured Claims (Classes 2A through 2E)

a.                                      Classification:  Classes 2A, 2B, 2C, 2D and 2E consist of all Other Secured Claims against the respective Debtors.

b.                                      Treatment:  Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, each Holder of an Allowed Other Secured Claim shall receive, at the option of the Debtors (and subject to the Oaktree Consent Right) or the Post-Effective Date Debtors (as applicable), the following treatment:

(i)                                     payment in full in Cash, including the payment of any interest required under section 506(b) of the Bankruptcy Code, on the Effective Date or as soon as practicable thereafter or, if payment is not then due, in accordance with the payment terms of any applicable agreement;

(ii)                                  receipt of the collateral securing any such Allowed Other Secured Claim and payment of any interest required under section 506(b) of the Bankruptcy Code, each on the Effective Date or as soon thereafter as reasonably practicable; or

(iii)                               such other treatment that renders an Allowed Other Secured Claim Unimpaired on the later of the Effective Date and the date on which such Other Secured Claim becomes an Allowed Other Secured Claim.

c.                                       Voting:  Classes 2A, 2B, 2C, 2D and 2E are Unimpaired.  Holders of Other Secured Claims conclusively are presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.  Holders of Other Secured Claims are not entitled to vote to accept or reject the Plan.

3.                                      Oaktree Prepetition Claims (Classes 3A through 3E)

a.                                      Classification:  Classes 3A, 3B, 3C, 3D and 3E consist of all Oaktree Prepetition Claims.

b.                                      Allowance:  On the Effective Date, the Oaktree Prepetition Claims shall be Allowed in full and shall not be subject to any avoidance, reductions, set off, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, or any other challenges under any applicable law or regulation by any Entity, subject to the provisions of Section IV.A of the Plan.  The Oaktree Prepetition Claims shall be Allowed in the aggregate amount of no less than $385,941,936.97, plus accrued but unpaid interest, fees, and expenses arising under the Oaktree Prepetition Facilities, the Oaktree Lease Documents, and the DIP Order, and which shall include the Allowed Early Payment Premium Claims in the amount of no less than $113,704,568.78, subject to the provisions of Section IV.A of the Plan.

c.                                       Treatment:

(i)                                     If the Entire Company Sale Trigger does not occur, Holders of the Oaktree Prepetition Claims shall receive on the Effective Date in full and final satisfaction, settlement, release and discharge of, and in exchange for, such Claims, their Pro Rata Share of the Oaktree Stand-Alone Reorganization Distribution, provided that subject to the conditions hereof, as part of the settlements and compromises contained in the Plan, Oaktree shall contribute a portion of the value it is otherwise entitled to receive on account of the Oaktree Early Payment Premium Claims in the form of the Accepting GUC New Warrants for distribution to Holders of General Unsecured Claims against Parent.  Any Cash that Holders of the Oaktree Prepetition Claims are entitled to on account of the Oaktree Molycorp Minerals Allocation Amount or the Oaktree Molycorp, Inc. Downstream Intercompany Allocation may, at Oaktree’s option, be contributed to the Reorganized Debtors (and thus inure to Oaktree’s benefit through its ownership of Interests in the Reorganized Parent).

(ii)                                  If the Entire Company Sale Trigger occurs, Holders of the Oaktree Prepetition Claims shall receive on the Effective Date in full and final satisfaction, settlement, release and discharge of, and in exchange for, such Claims, their Pro Rata share of the Oaktree Entire Company Sale Distribution, provided, however, that, subject to the conditions hereof, as part of the settlements and compromises contained in the Plan, Oaktree shall contribute a portion of the value it is otherwise entitled to receive on account of the Oaktree Early Payment Premium Claims in the form of the Accepting GUC Payment for distribution to the Holders of General Unsecured Claims against Parent.  If the Entire Company Sale Trigger occurs and the Bankruptcy Court enters an order disallowing any portion of the Oaktree Prepetition Claims, the portion of the Cash payable to Oaktree under the Plan equal to the disallowed amount shall be put in an escrow account and not distributed to creditors pending resolution of any and all appeals by Oaktree of such order.  All other amounts payable to Oaktree shall be distributed in accordance with the terms of the Plan.  Upon favorable resolution of any and all appeals by Oaktree of such order, all amounts placed in the escrow account shall be distributed to Oaktree.  If all appeals by Oaktree of such order are not resolved in Oaktree’s favor, such amounts shall be distributed to creditors in accordance with their relative treatment under the Plan after such order becomes a Final Order.

(iii)                               Prior to the Effective Date, all reasonable and documented fees and expenses incurred by Oaktree in connection with or related to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Oaktree Prepetition Facilities and the Oaktree Lease Documents shall be paid in Cash in accordance with the terms of the DIP Order.

(iv)                             If the Bankruptcy Court enters an order finding that upon consummation of the Plan, Oaktree has or will have received Cash or equity equal to 100% of the Oaktree Claims, such portion of (A) the pro rata share (calculated in accordance with the Prepetition Collateral Agency Agreement) of the Molycorp Minerals Assets or the ownership of any acquisition vehicle to which such assets are to be transferred or (B) the Oaktree Equipment Reserve Price, as applicable, that would provide Oaktree with a distribution under the Plan in excess of 100% of the Oaktree Claims shall be put in an escrow account and not distributed to creditors pending resolution of any and all appeals by Oaktree of such order.  Upon favorable resolution of any and all appeals by Oaktree of such order, all amounts placed in the escrow account shall be distributed to Oaktree.  If all appeals by Oaktree of such order are not resolved in Oaktree’s favor, such amounts shall be distributed to creditors in accordance with their relative treatment under the Plan after such order becomes a Final Order.

d.                                      Voting:  Classes 3A, 3B, 3C, 3D and 3E are Impaired.  Holders of Allowed Claims in Classes 3A, 3B, 3C, 3D and 3E are entitled to vote to accept or reject the Plan.

4.                                      10% Notes Claims (Classes 4A and 4C)

a.                                      Classification:  Classes 4A and 4C consist of all 10% Notes Secured Claims.

b.                                      Treatment:  Subject to sections 506 and 1129(b) of the Bankruptcy Code:

(i)                                     Holders of Allowed 10% Notes Secured Claims in Class 4A shall receive their Pro Rata share of (A) 64.71% of the Molycorp, Inc. Downstream Intercompany Amount and (B) if the Entire Company Sale Trigger occurs, the net remaining portion of the Entire Company Sale Net Proceeds that are allocable to the 10% Notes Secured Claims following satisfaction of all the DIP Facility Claims, the Oaktree Prepetition Claims and all other structurally senior Claims or Interests with respect to such proceeds.

(ii)                                  Holders of Allowed 10% Notes Secured Claims in Class 4C shall receive a Pro Rata share of (A) the Molycorp Minerals Assets acquired by the 10% Noteholders pursuant to a 10% Noteholder Permitted Credit Bid if such bid is selected as the Successful Bid (as defined in the Bid Procedures Order) for the Molycorp Minerals Assets, plus 64.71% of the Molycorp Minerals Intercompany Amount; or (B) 64.71% of the Molycorp Minerals Distributable Property if the 10% Noteholder Permitted Credit Bid is not the Successful Bid for the Molycorp Minerals Assets.

c.                                       Voting:  Classes 4A and 4C are Impaired.  Holders of Allowed Claims in Classes 4A and 4C are entitled to vote to accept or reject the Plan.

5.                                      General Unsecured Claims (Classes 5A, 5B, 5C, 5D and 5E)

a.                                      Classification:  Classes 5A, 5B, 5C, 5D and 5E consist of all General Unsecured Claims.

b.                                      Treatment:

(i)                                     Unless otherwise agreed by the Holder of an Allowed General Unsecured Claim and the applicable Debtor or Post-Effective Date Debtor, as applicable, each Holder of an Allowed General Unsecured Claim in Classes 5A, 5B (in the event of an Entire Company Sale), 5D and 5E shall receive, subject to the terms of the Plan, in full satisfaction, settlement, release and discharge of, and in exchange for, such Claim, a distribution equal to the following:

A.                                    in the case of each Holder of an Allowed General Unsecured Claim in Class 5A, its Pro Rata share of:  (1) if the Entire Company Sale Trigger occurs, (a) the proceeds of any Avoidance Actions belonging to Parent (other than in respect of Oaktree or any of its Representatives or any other Released Parties) and (b) Cash in the amount of the value of any assets remaining after payment of (i) the Oaktree Distribution Amount, (ii) the 10% Noteholder Secured Claim Distribution and (iii) all Administrative and Priority Claims against the Parent; and (2) if the Entire Company Sale Trigger does not occur, the Holders of Allowed General Unsecured Claims in Class 5A shall receive no distributions under the Plan on account of their Claims, provided, however that as part of the 9019 Settlement, the Holders of General Unsecured Claims in Class 5A shall be eligible to receive the Accepting GUC Distribution.

B.                                    in the case of each Holder of an Allowed General Unsecured Claim in Class 5B, (1) if the Entire Company Sale Trigger occurs, Cash equal to 100% of the Allowed General Unsecured Claim within 60 days after the later of:  (a) the Effective Date of the Plan, and (b) the date on which the Claim is Allowed by order of the Bankruptcy Court, and (2) if the Entire Company Sale Trigger does not occur, no distributions shall be made.

C.                                    in the case of each Holder of an Allowed General Unsecured Claim in Class 5C, no distributions shall be made.

D.                                    in the case of each Holder of an Allowed General Unsecured Claim in Class 5D, Cash equal to 100% of the Allowed General Unsecured Claim within 60 days after the later of: (1) the Effective Date of the Plan, and (2) the date on which the Claim is Allowed by order of the Bankruptcy Court;

E.                                     in the case of each Holder of an Allowed General Unsecured Claim in Class 5E:

1.                                      against Industrial Minerals, LLC, no distributions shall be made;

2.                                      against Molycorp Advanced Water Technologies, LLC, no distributions shall be made; and

3.                                      against Molycorp Metals & Alloys, Inc., a Pro Rata share of Cash equal to such Holder’s Pro Rata share of the value of the assets of Molycorp Metals & Alloys, Inc., after satisfaction of such Debtor’s Secured Claims, Priority Claims and Administrative Claims in accordance with the priorities of the Bankruptcy Code, and payable within 60 days after the later of:  (a) the Effective Date of the Plan, and (b) the date on which the Claim is Allowed by order of the Bankruptcy Court.

c.                                       Voting:  Classes 5A, 5C and 5E are Impaired.  Holders of Allowed Claims in Class 5A are entitled to vote to accept or reject the Plan.  Holders of Allowed Claims in Class 5C are Impaired and are conclusively presumed to have rejected the Plan under section 1126(g) of the Bankruptcy Code.  Holders of Allowed Claims in Class 5E against Molycorp Metals & Alloys, Inc. are entitled to vote to accept or reject the Plan.  Holders of Allowed Claims in Class 5D are Unimpaired and are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code and therefore are not entitled to vote to accept or reject the Plan.  If the Entire Company Sale Trigger does not occur, Holders of Allowed Claims in Class 5B are Impaired and are conclusively presumed to have rejected the Plan under section 1126(g) of the Bankruptcy Code.  If the Entire Company Sale Trigger does occur, Holders of Allowed Claims in Class 5B are Unimpaired and are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.  In either case, Holders of Allowed Claims in Class 5B are not entitled to vote to accept or reject the Plan.  All other Holders of Allowed General Unsecured Claims and are conclusively presumed to have rejected the Plan under section 1126(g) of the Bankruptcy Code and therefore are not entitled to vote to accept or reject the Plan.

6.                                      Subordinated Convertible Notes Claims (Class 6A)

a.                                      Classification:  Class 6A consists of all Subordinated Convertible Notes Claims.

b.                                      Treatment:  Holders of Subordinated Convertible Notes Claims will receive no distributions under the Plan on account of such Claims.

c.                                       Voting:  Class 6A is Impaired.  Holders of Subordinated Convertible Notes Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Holders of Subordinated Convertible Notes Claims are not entitled to vote to accept or reject the Plan.

7.                                      Section 510(b) Claims (Classes 7A, 7B, 7C, 7D and 7E)

a.                                      Classification:  Classes 7A, 7B, 7C, 7D and 7E consist of all Section 510(b) Claims.

b.                                      Treatment:  Holders of Section 510(b) Claims will receive no distributions under the Plan on account of such Claims.

c.                                       Voting:  Classes 7A, 7B, 7C, 7D and 7E are Impaired.  Holders of Section 510(b) Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Holders of Section 510(b) Claims are not entitled to vote to accept or reject the Plan.

8.                                      Intercompany Claims (Classes 8A, 8B, 8C, 8D and 8E)

a.                                      Classification:  Classes 8A, 8B, 8C, 8D and 8E consist of all Intercompany Claims.

b.                                      Treatment:  No property will be distributed to the Holders of Allowed Intercompany Claims.  The Plan shall take into account all Allowed Intercompany Claims when calculating distributions to be made to third-party creditors.  Notwithstanding the foregoing treatment of Allowed Intercompany Claims for purposes of distributions to third-party creditors, at the Debtors’ (subject to the Oaktree Consent Right) or Post-Effective Date Debtors’ option, as applicable, Intercompany Claims shall (i) be reinstated on the Effective Date, (ii) receive no distribution or (iii) be eliminated on the Effective Date, including by way of capital contribution.

c.                                       Voting:  Holders of Intercompany Claims are deemed to have accepted the Plan.

9.                                      Parent Interests (Class 9A)

a.                                      Classification:  Class 9A consists of all Parent Interests.

b.                                      Treatment:  On the Effective Date, all Parent Interests shall be cancelled and extinguished.  Holders of Parent Interests shall receive no distributions under the Plan on account of their Interests.

c.                                       Voting:  Class 9A is Impaired.  Holders of Parent Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code, and are not entitled to vote to accept or reject the Plan.

10.                               Subsidiary Debtor Equity Interests (Classes 10B, 10C, 10D and 10E)

a.                                      Classification:  Classes 10B, 10C, 10D and 10E consist of all Subsidiary Debtor Equity Interests.

b.                                      Treatment:  The Plan takes into account Allowed Subsidiary Debtor Equity Interests when calculating distributions to be made to third-party creditors.  Notwithstanding the foregoing treatment of Subsidiary Debtor Equity Interests for purposes of calculating distributions to third-party creditors, Holders of Subsidiary Debtor Equity Interests shall receive no distributions under the Plan on account of their Interests, subject to Section IV.G of the Plan.  At the option of the Debtors (subject to the Oaktree Consent Right) or the Wind-Down Officer, as applicable, Subsidiary Debtor

Equity Interests may be reinstated or cancelled and extinguished in accordance with the provisions of Section IV.G of the Plan.

c.                                       Voting:  Classes 10B, 10C, 10D and 10E are Unimpaired.  Holders of Subsidiary Debtor Equity Interests are deemed to have accepted the Plan.

C.                                    Special Provisions Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan will affect the Debtors’ or the Post-Effective Date Debtors’ rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any Unimpaired Claims.

D.                                    Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing will be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code

E.                                    Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote, and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan will be presumed accepted by the Holders of such Claims or Interests in such Class pursuant to the Confirmation Order.

F.                                     Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

The Debtors will seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.  The Debtors reserve the right to modify the Plan in accordance with Article XI of the Plan to the extent, if any, Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

ARTICLE X.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.                                    9019 Settlement & The Challenge Causes of Action

If the conditions for the Accepting GUC Distributions are satisfied, the Bankruptcy Court shall consider the approval of the 9019 Settlement in connection with the Plan pursuant to the standards under Bankruptcy Rule 9019.  If the conditions for the Accepting GUC Distributions are not satisfied, the Bankruptcy Court shall determine the merits of the Challenge Causes of Action in connection with the Confirmation Hearing.  All litigation relating to the Challenge Causes of Action shall conclude at or prior to the conclusion of the Confirmation Hearing and the Bankruptcy Court shall rule on such Challenge Causes of Action in connection with confirmation of the Plan.

The Debtors may modify the Plan to eliminate the conditions to the Accepting GUC Distribution.  If the Debtors eliminate the conditions to the Accepting GUC Distribution, then the 9019 Settlement may be considered by the Bankruptcy Court for approval in connection with the Plan pursuant to Bankruptcy Rule 9019, provided, however that upon such modification, the Bankruptcy Court shall, upon no more than five (5) business days’ notice by the Creditors’ Committee, but subject to the Court’s availability, hear the Termination Motion (as defined in the Bid Procedures, as it may have been amended).  The burden of proof at the hearing on such motion shall be borne equally by the parties seeking to terminate exclusivity and the parties opposing such motion.

If the Bankruptcy Court determines that the Oaktree Prepetition Claims should be disallowed in whole or in part, the Debtors shall proceed with confirmation and consummation of the Plan if the Entire Company Sale Trigger has occurred, provided that if the Entire Company Sale Trigger occurs and the Bankruptcy Court enters an order disallowing any portion of Oaktree’s Claims, the portion of the Cash payable to Oaktree under the Plan equal to the disallowed amount shall be put in an escrow account and not distributed to creditors pending resolution of any and all appeals by Oaktree of such order.  All other amounts shall be distributed in accordance with the terms of the Plan.

If the Entire Company Sale Trigger does not occur, and the Bankruptcy Court determines that the Oaktree Prepetition Claims should be disallowed in whole or in part, the Debtors shall not proceed with confirmation and consummation of the Plan and the Bid Procedures will no longer apply.  In such circumstances, all rights (if any) of all parties (including Consultation Parties (as defined in the Bid Procedures)) are reserved.  Nothing in the Plan enhances or impedes the Creditors’ Committee’s appellate rights (if any) with respect to any adverse ruling on the Challenge Causes of Action.

B.                                    Entire Company Sale

The Debtors will only proceed with an Entire Company Sale if Molycorp’s Board of Directors concludes that acceptance of one or more Qualified Bids for all of the Assets is value-maximizing for the Debtors’ estates.  If the Entire Company Sale Trigger occurs and the Bankruptcy Court has issued or issues a ruling in connection with the Confirmation Hearing resolving the Challenge Causes of Action (either by approval of the 9019 Settlement under the Plan pursuant to Bankruptcy Rule 9019 or by a ruling on the merits), the Debtors shall consummate the Entire Company Sale pursuant to the terms of the Plan, and the Confirmation Order shall authorize the Debtors to enter into and perform under the Entire Company Sale Agreements.

Notwithstanding anything in the Plan to the contrary, Oaktree shall have the right to seek to credit bid in accordance with the terms of the Bid Procedures, and parties shall have the right to object to any such credit bid.  Any such credit bid shall comply with the terms of the Bid Procedures.  On the Effective Date, all of the transactions contemplated by the Entire Company Sale Agreements shall be consummated.

Except as otherwise explicitly provided in the Plan, on the Effective Date, substantially all of the Debtors’ property shall be sold and transferred to one or more Purchasers in accordance with the terms of the Entire Company Sale Agreements and the Plan in exchange for the consideration set forth in the Entire Company Sale Agreements.  Any property of the Debtors’ Estates that is not transferred under the Entire Company Sale Agreements or distributed on the Effective Date pursuant to the terms of the Plan shall revest in the Post-Effective Date Debtors for liquidation and distribution to creditors in accordance with the terms of the Plan.

Unless otherwise expressly provided under the terms of a particular Entire Company Sale Agreement, all matters and transactions provided for in the Entire Company Sale Agreements, and any partnership, membership, or shareholder action required by the Debtors or the Post-Effective Date Debtors in connection with the Entire Company Sale Agreements, will be deemed to have occurred and will be in effect, without any requirement of further action by those authorized to act on behalf of the Debtors or the Post-Effective Date Debtors.  On or (as applicable) prior to the Effective Date, the appropriate officers or managing members of each Debtor or Post-Effective Date Debtor, as applicable, shall be authorized and directed to issue, execute, deliver, file, and/or record any contracts, agreements, instruments, or other documents contemplated by the Entire Company Sale Agreements (or necessary or desirable to effect the transactions contemplated by the Entire Company Sale Agreements), and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Entire Company Sale Agreements, in each case in the name of and on behalf of such Debtor or Post-Effective Date Debtor.  Such authorizations and approvals will be effective notwithstanding any requirements under non-bankruptcy law.

To the extent there are material amendments to the Entire Company Sale Agreements prior to the Confirmation Hearing, the Debtors shall File such revised Entire Company Sale Agreements prior to the Confirmation Hearing.  After the Confirmation Date, the Debtors are authorized, subject to the Oaktree Consent Right, to enter into non-material amendments to the Entire Company Sale Agreements in accordance with their terms and in furtherance of the transactions contemplated thereby without the need for further notice or Court approval.

C.                                    Molycorp Minerals Assets Sale

The Molycorp Minerals Assets Sale, which may be consummated pursuant to a 10% Noteholder Permitted Credit Bid, shall take place whether or not the Entire Company Sale Trigger occurs, and may be approved in connection with confirmation of the Plan or outside of a chapter 11 plan.  If the Debtors seek approval of the Molycorp Minerals Assets Sale pursuant to the Plan, the Confirmation Order shall authorize the Debtors to enter into and perform under the Molycorp Minerals Sale Agreements, or the Debtors may seek approval and consummation of a Molycorp Minerals Assets Sale outside of a chapter 11 plan.  If the Debtors seek approval of the Molycorp Minerals Assets Sale pursuant to this Plan, on the Effective Date, all of the transactions contemplated by the Molycorp Minerals Sale Agreements shall be consummated.  Except as otherwise explicitly provided in the Plan, on the Effective Date, the assets subject to the Molycorp Minerals Assets Sale shall be sold and transferred to one or more purchasers in accordance with the terms of the Molycorp Minerals Sale Agreements and the Plan in exchange for the consideration set forth in the respective Molycorp Minerals Sale Agreements.  On the Effective Date, all Molycorp Minerals Debtors not sold in connection with the Molycorp Minerals Assets Sale shall be dissolved.

The Debtors will only proceed with a sale of the Oaktree Equipment if a Qualified Bid (as defined in the Bid Procedures) for the Molycorp Minerals Assets together with the Oaktree Equipment, or for the Oaktree Equipment alone, contains a cash purchase price no less than the Oaktree Equipment Reserve Price, subject to the limitations set forth in Section III.B.3.c.iv of the Plan.  Whether or not the Oaktree Equipment Reserve Price is satisfied, the Debtors will proceed with the Molycorp Minerals Assets Sale without the Oaktree Equipment, if appropriate pursuant to the Bid Procedures.

Notwithstanding anything in the Plan to the contrary, if there are no Qualified Bids for the Oaktree Equipment, including with respect to any Qualified Bid (including a credit bid) for the Molycorp Minerals Assets, and the Oaktree Equipment Lease is not recharacterized as a financing, Oaktree shall have the right to enter the property and remove the Oaktree Equipment and / or agree to lease the Oaktree Equipment, on such terms and conditions, as are acceptable to Oaktree in its sole and absolute discretion, to any Successful Bidder (as defined in the Bid Procedures) for the Molycorp Minerals Assets, provided that if Oaktree is going to remove the Oaktree Equipment, Oaktree shall have a reasonable amount of time following the closing of the sale of the Molycorp Minerals Assets to remove the Oaktree Equipment in accordance with the terms of the Oaktree Lease Documents.

Any Molycorp Minerals Assets Sale shall not include the sale or liquidation of the equity interests of Molycorp Minerals in Molycorp Silmet AS or Molycorp Advanced Water Technologies, LLC, which shall be (a) sold as part of the sale of the Downstream Debtors if the Entire Company Sale Trigger occurs or (b) transferred to the Reorganized Debtors as part of the Restructuring Transactions in the Stand-Alone Reorganization.

If the Debtors seek approval of the Molycorp Minerals Assets Sale pursuant to this Plan, unless otherwise expressly provided under the terms of a particular Molycorp Minerals Sale Agreement, all matters and transactions provided for in the Molycorp Minerals Sale Agreements, and any partnership, membership, or shareholder action required by the Debtors in connection with the Molycorp Minerals Sale Agreements will be deemed to have occurred and will be in effect, without any requirement of further action by those authorized to act on behalf of the Debtors.  On or (as applicable) prior to the Effective Date, the appropriate officers or managing members of each Debtor, as applicable, shall be authorized and directed to issue, execute, deliver, file, and/or record any contracts, agreements, instruments, or other documents contemplated by the Molycorp Minerals Sale Agreements (or necessary or desirable to effect the transactions contemplated by the Molycorp Minerals Sale Agreements), and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Molycorp Minerals Sale Agreements, in each case in the name of and on behalf of such Debtor.  Such authorizations and approvals will be effective notwithstanding any requirements under non-bankruptcy law.

To the extent there are material amendments to the Molycorp Minerals Sale Agreements prior to the Confirmation Hearing, the Debtors shall File such revised Molycorp Minerals Sale Agreements prior to the Confirmation Hearing.  After the Confirmation Date, the Debtors, subject to the Oaktree Consent Right, are authorized subject to Section XI.A of the Plan to enter into non-material amendments to the Molycorp Minerals Sale Agreements in accordance with their terms and in furtherance of the transactions contemplated thereby without the need for further notice or Court approval.

If the Molycorp Minerals Assets Sale is not consummated at the time that all other conditions to the Effective Date set forth in Section X.B of the Plan have been satisfied or waived, the Debtors (subject to the Oaktree Consent Right) shall consummate the Entire Company Sale (subject to the occurrence of the Entire Company Sale Trigger) or the Stand-Alone Reorganization (if the Entire Company Sale Trigger does not occur).

D.                                    The Stand-Alone Reorganization

If the Debtors do not effectuate the Entire Company Sale, the Debtors shall consummate the Stand-Alone Reorganization.  The following provisions shall govern if the Entire Company Sale Trigger does not occur.

1.                                      New Term Loan

On the Effective Date, Reorganized [         ] shall enter into the New Term Loan which shall be distributed to Oaktree in partial satisfaction of its Allowed Claims.  On the Effective Date, the New Term Loan shall be valid, binding, and enforceable in accordance with its terms.

2.                                      Reorganized Parent Common Equity

On the Effective Date, Reorganized Parent will issue 100% of the Reorganized Parent Common Equity for distribution to Oaktree in partial satisfaction of its Allowed Claims, which will be subject to dilution for the MIP and the New Warrants.

Each share of the Reorganized Parent Common Equity issued and distributed pursuant to the Plan will be duly authorized, validly issued, and fully paid non-assessable.  Each distribution and issuance referred to in the Plan will be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions will bind each Entity receiving such distribution or issuance.

3.                                      New Warrants

On the Effective Date, the Reorganized Debtors will issue the New Warrants to the Holders of General Unsecured Claims against Parent who do not opt-out of the Third Party Releases if Class 5A votes to accept the Plan.

The New Warrants shall consist of the Tranche A Warrants and the Tranche B Warrants.  The Tranche A Warrants will be warrants to purchase shares of Reorganized Parent Common Equity in an amount equal to 7.5% of the Reorganized Parent Common Equity outstanding as of the Effective Date (including common equity issuable upon exercise of the New Warrants), which shall have an aggregate strike price equal to (i) $467 million minus (ii) the principal amount of the New Term Loan, shall only be exercisable upon a sale of all or substantially all of the Reorganized Parent and the Reorganized Debtors’ assets during the five (5) year period following the Effective Date, shall be governed by the New Warrant Agreement and shall be on such other terms as set forth in the Plan Supplement.  The Tranche B Warrants will be warrants to purchase shares of Reorganized Parent Common Equity in an amount equal to 7.5% of the Reorganized Parent Common Equity outstanding as of the Effective Date (including common equity issuable upon exercise of the New Warrants), which shall have an aggregate strike price equal to (i) $513.6 million minus (ii) the principal amount of the New Term Loan, shall only be exercisable upon a sale of all or substantially all of the Reorganized Parent and the Reorganized Debtors’ assets during the five (5) year period following the Effective Date, shall be governed by the New Warrant Agreement and shall be on such other terms as set forth in the Plan Supplement.

4.                                      Section 1145 Exemption

To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable non-bankruptcy law, the offering, issuance, and distribution of (a) the Reorganized Parent Common Equity, (b) the New Warrants and (c) any other securities issued and distributed pursuant to the Plan will be exempt from, among other items, the registration and prospectus delivery requirements of section 5 of the Securities Exchange Act of 1933 and any other applicable state and federal law requiring registration and/or delivery of a prospectus prior to the offering, issuance, distribution, or sale of securities subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an “underwriter” in section 2(a)(11) of the Securities Act.  To the extent that such exemption under section 1145 is not available with respect to the offering, issuance and distribution of any of the Reorganized Parent Common Equity, the New Warrants and any other securities issued and distributed pursuant to the Plan, such offering, issuance and/or distribution, as applicable, will be made pursuant to the exemption set forth in Section 4(a)(2) of the Securities Act or another exemption thereunder.  In addition, any securities contemplated by the Plan and any and all agreements incorporated therein, including, the Reorganized Parent Common Equity and the New Warrants will be subject to (i) compliance with any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such securities or instruments; (ii) the restrictions, if any, on the transferability of such securities and instruments, including those set forth in the New Corporate Governance Documents; and (iii) applicable regulatory approval, if any. The Reorganized Parent Common Equity and the New Warrants will be distributed pursuant to the Plan.

5.                                      Corporate Governance for Reorganized Parent and the Other Reorganized Debtors

a.                                      New Corporate Governance Documents

As of the Effective Date and with such changes as may be necessary to conform to the applicable law of the state of incorporation, the New Corporate Governance Documents will be in the form included in the Plan Supplement.  Among other items, the New Corporate Governance Documents of each Reorganized Debtor will prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code.  After the Effective Date and subject to the terms and conditions of the applicable constituent documents and as permitted under applicable state law, each Reorganized Debtor may amend or restate its respective New Corporate Governance Documents.

b.                                      Insurance

On or prior to the Effective Date, the Debtors will obtain Run-off Insurance for the Debtors and for the benefit of the Debtors’ current and former directors and officers, and covering those persons who are currently covered by the Debtors’ directors’ and officers’ liability and employment practices liability insurance policies on terms not less favorable than such existing insurance coverage; provided that the Debtors shall not pay for the Run-off Insurance an amount in excess of 200% of the annual premium currently paid as of the date hereof by the Debtors for such insurance; provided, further, that if the premium of such Run-off Insurance exceeds the forgoing cap, the Debtors shall obtain as much comparable insurance as possible for a premium equal to the cap.

c.                                       The New Board

The initial board of directors of Reorganized Parent will be constituted with such number of members as determined by Oaktree and otherwise disclosed pursuant to section 1129(a)(5).

Reorganized Parent’s New Board will identify and select the directors for the New Board for each of the direct and indirect subsidiaries of Reorganized Parent.

After the initial appointment of the New Board for each of the Reorganized Debtors in accordance with Section IV.D.5.c of the Plan, the Reorganized Debtors will appoint their respective boards of directors in accordance with the terms of the New Corporate Governance Documents.

d.                                      Senior Management

If the Entire Company Sale Trigger does not occur, the existing officers of the Debtors as of the Petition Date will remain in their current capacities as officers of the Reorganized Debtors, subject to the ordinary rights and powers of the New Board to remove or replace them in accordance with the New Corporate Governance Documents.

6.                                      Vesting of Assets in the Reorganized Debtors

If the Entire Company Sale Trigger does not occur, except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated therein, and the Molycorp Minerals Sale Agreements, if applicable, on the Effective Date, all property in each Estate, all Causes of Action (not otherwise released pursuant to the terms of the Plan), and any property acquired by any of the Debtors pursuant to the Plan will vest in each respective Reorganized Debtor, free and clear of all liens, Claims, charges, or other encumbrances.  On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

7.                                      Reinstatement and Continuation of Insurance Policies

If the Entire Company Sale Trigger does not occur, from and after the Effective Date, each of the Debtors’ insurance policies (and related documents) in existence as of the Effective Date will be continued in accordance with its terms and, to the extent applicable, will be deemed assumed by the applicable Reorganized Debtor pursuant to section 365 of the Bankruptcy Code and Article VI of the Plan.

8.                                      Continued Corporate Existence

Except as otherwise provided in the Plan, including pursuant to the Restructuring Transactions, each Debtor will continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by the Plan or otherwise, including pursuant to the Restructuring Transactions, and to the extent such documents are amended, such documents are deemed to be approved pursuant to the Plan and require no further action or approval.

E.                                    Wind-Down and Liquidation of Assets After the Effective Date

1.                                      The Wind-Down Debtors

Subject to Section IV.G of the Plan, if the Entire Company Sale Trigger occurs, the Wind-Down Debtors shall continue to exist after the Effective Date for the purposes of making distributions to the Holders of Allowed Claims under the Plan, and to take any other steps in furtherance thereof or as may be reasonably necessary or appropriate to wind-down the affairs of the Wind-Down Debtors and their Estates, including filing and prosecuting objections to Claims not otherwise Allowed as of the Effective Date.  The principal purpose of the Wind-Down Debtors shall be to liquidate, collect and maximize the Cash value of their respective Remaining Assets, and make distributions on account of Allowed Claims in accordance with the terms of the Plan.

The Wind-Down Officer shall be authorized to merge, consolidate, liquidate or dissolve any of the Wind-Down Debtors, as the Wind-Down Officer deems appropriate and in accordance with the other provisions of the Plan.

2.                                      Assets of the Wind-Down Debtors

Subject to Section IV.G of the Plan, on or after the Effective Date, the Remaining Assets of the Debtors that will become Wind-Down Debtors, including all assets of such Debtors or their Estates which are neither distributed nor abandoned by such Debtors on the Effective Date, shall be deemed transferred, dividended, or assigned to such Wind-Down Debtor(s) as the Wind-Down Officer deems appropriate.  On the Effective Date, or as soon thereafter as reasonably practicable, the Wind-Down Debtors shall liquidate or abandon the Remaining Assets to the extent practicable.

3.                                      Wind-Down Reserve

The activities and operations of the Wind-Down Debtors and the Wind-Down Officer shall be funded through the Wind-Down Reserve to be established on the Effective Date, in accordance with the terms of the Wind-Down Budget, to fund the winding down of the affairs of the Wind-Down Debtors and the other items reflected in the Wind-Down Budget.  The Wind-Down Reserve shall be funded as of the Effective Date from the Debtors’ Cash on hand and the Entire Company Sale Net Proceeds, and thereafter from time to time, from the Cash proceeds of the liquidation of any Remaining Assets.

4.                                      Wind-Down Officer

If the Entire Company Sale Trigger occurs, on the Effective Date, all existing officers and directors of the Debtors shall resign or be deemed to have resigned and the Wind-Down Officer shall be appointed as the sole director, officer and/or member (as applicable) of each of the Wind-Down Debtors to wind up the affairs of the Wind-Down Debtors.

The identity of the Wind-Down Officer shall be disclosed prior to the commencement of the Confirmation Hearing and will be subject to the approval of the Bankruptcy Court in the Confirmation Order.  After the Effective Date, the Wind-Down Officer may be removed and/or replaced by a successor in accordance with the terms of the Wind-Down Officer Agreement.

The Wind-Down Officer shall be deemed the representative of the Estates under section 1123(b)(3)(B) of the Bankruptcy Code, and shall have all rights associated therewith.  Pursuant to the terms of the Wind-Down Officer Agreement, the Wind-Down Officer shall have all duties, powers, and standing authority necessary to implement the Plan and to administer and liquidate the assets of the Wind-Down Debtors for the benefit of the holders of Allowed Claims, and shall be entitled to indemnification and exculpation from the Wind-Down Debtors.

The compensation of the Wind-Down Officer shall be as specified in the Wind-Down Officer Agreement and shall be paid by the Wind-Down Debtors, subject to and consistent with the Wind-Down Budget.  The Wind-Down Officer shall also be entitled to reimbursement of reasonable expenses, which expenses shall include the reasonable fees and expenses of attorneys and/or accountants and other professionals retained by the Wind-Down Officer, as more fully described in the Wind-Down Officer Agreement.

As soon as practicable after final distributions under the Plan, the Wind-Down Officer shall wind up the affairs of the Wind-Down Debtors, pay all applicable Taxes, file final tax returns, arrange for storage of its records and dissolve the Wind-Down Debtors pursuant to applicable law.  As soon as practicable thereafter, the Wind-Down Officer shall File with the Bankruptcy Court a final report of distributions and perform such other duties as are specified in the Plan, whereupon the Wind-Down Officer shall have no further duties under the Plan.

5.                                      Insurance

On or prior to the Effective Date, the Debtors will obtain Run-off Insurance for the Wind-Down Debtors and for the benefit of the Wind-Down Debtors’ current and former directors and officers, and covering those persons who are currently covered by the Debtors’ directors’ and officers’ liability and employment practices liability insurance policies on terms not less favorable than such existing insurance coverage on terms not less favorable than such existing insurance coverage; provided that the Debtors shall not pay for the Run-off Insurance an amount in excess of 200% of the annual premium currently paid as of the date hereof by the Debtors for such insurance; provided, further, that if the premium of such

Run-off Insurance exceeds the forgoing cap, Parent shall obtain as much comparable insurance as possible for a premium equal to the cap.

6.                                      Corporate Governance Documents

The certificate of incorporation, by-laws or similar corporate constituent documents of each applicable Debtor that is to become a Wind-Down Debtor shall be deemed amended, to the extent necessary, in order to effectuate the provisions of Article IV of the Plan, and to the extent such documents are deemed amended, such amendments are deemed to be approved pursuant to the Plan and require no further action or approval of any kind or nature.

F.                                     General Corporate Actions

Upon entry of the Confirmation Order and the occurrence of the Effective Date, all transactions contemplated by the Plan will be deemed authorized, approved, and ratified without any requirement for further action by Holders of Claims or Interests, directors, managers, or officers of the Debtors, the Post-Effective Date Debtors, or any other Entity, including the following actions, as may be appropriate depending on whether or not the Entire Company Sale Trigger occurs:  (i) the rejection or assumption, or assumption and assignment, as applicable, of Executory Contracts or Unexpired Leases; (ii) the consummation of the Entire Company Sale if the Entire Company Sale Trigger occurs, (iii) the consummation of the Molycorp Minerals Assets Sale, (iv) the selection of the managers and officers for the Post-Effective Date Debtors; (v) entry into the New Corporate Governance Documents; (vi) the issuance and distribution of the Reorganized Parent Common Equity as provided therein; (vii) issuance and distribution of the New Warrants; (viii) entry into the New Term Loan; and (ix) all other acts or actions contemplated, or reasonably necessary or appropriate to promptly consummate the transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date), including the Restructuring Transactions.  All matters provided for in the Plan involving the company structure of the Debtors, and any company action required by the Debtors in connection therewith, will be deemed to have occurred on, and will be in effect as of, the Effective Date, without any requirement of further action by the security holders, directors, managers, authorized persons, or officers of the Debtors.  On or (as applicable) prior to the Effective Date, the appropriate officers, managers, or authorized persons of the Debtors (including, any president, vice-president, chief executive officer, treasurer, general counsel, or chief financial officer thereof) will be authorized and directed to issue, execute and deliver the agreements, documents, securities, certificates of incorporation, certificates of formation, bylaws, operating agreements, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Debtors including, to the extent applicable (i) the Entire Company Sale Agreements, (ii) the Molycorp Minerals Sale Agreements, (iii) the New Term Loan, (iv) the New Corporate Governance Documents, and (iii) any and all other agreements, documents, securities and instruments relating to the foregoing. The authorizations and approvals contemplated by Section IV.F of the Plan will be effective notwithstanding any requirements under non-bankruptcy law.

G.                                   Restructuring Transactions

1.                                      Restructuring Transactions Generally

While the Debtors are not seeking, and will not effectuate a substantive consolidation of their respective Estates, on or after the Confirmation Date, the applicable Debtors or Post-Effective Date Debtors may enter into such Restructuring Transactions, including, but not limited to, those described in any Restructuring Transactions Exhibit to the Plan that may be Filed with the Court and may take such actions as the applicable Debtors (subject to the Oaktree Consent Right) or Post-Effective Date Debtors

determine to be necessary or appropriate to effect, in accordance with applicable non-bankruptcy law, a corporate restructuring of their respective businesses or simplify the overall corporate structure of the Post-Effective Date Debtors; provided that each Estate shall remain responsible for the payment of its respective quarterly fees to the office of the U.S. Trustee pursuant to 28 U.S.C. § 1930 until the applicable Debtor’s case is closed, dismissed or converted to another chapter of the Bankruptcy Code.  Without limiting the foregoing, unless otherwise provided by the terms of a Restructuring Transaction, all such Restructuring Transactions will be deemed to occur on the Effective Date and may include one or more mergers, consolidations, restructurings, reorganizations, transfers, dispositions, conversions, liquidations, or dissolutions, as may be determined by the Debtors (subject to the Oaktree Consent Right) or the Post-Effective Date Debtors to be necessary or appropriate.  The actions to effect these transactions may include (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, reorganization, transfer, disposition, conversion, liquidation, or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable state law and such other terms to which the applicable Entities may agree; (b) on terms consistent with the terms of the Plan and having such other terms to which the applicable Entities may agree, the execution and delivery of appropriate instruments of transfer, conversion, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation; (c) pursuant to applicable state law, the filing of appropriate certificates or articles of merger, consolidation, conversion, dissolution, or change in corporate form; (d) the inclusion of one or more Non-Debtor Affiliates as co-proponents of the Plan and the issuance of such Entities’ equity securities in accordance with the terms of the Plan; and (e) the taking of all other actions that the applicable Entities determine to be necessary or appropriate, including (i) making filings or recordings that may be required by applicable state law in connection with such transactions and (ii) any appropriate positions on one or more tax returns (e.g., worthlessness deductions).

Any Restructuring Transaction (i) may, without any further action by the stockholders or directors of any of the Debtors or the Post-Effective Date Debtors, be effected on, or subsequent to, the Effective Date; and (ii) must otherwise comply with the Plan.  For purposes of effectuating the Plan, none of the Restructuring Transactions contemplated therein will constitute a change of control under any agreement, contract, or document of the Debtors.

2.                                      Obligations of Any Successor Corporation in a Restructuring Transaction

The Restructuring Transactions may result in substantially all of the respective assets, properties, rights, liabilities, duties, and obligations of certain of the Post-Effective Date Debtors vesting in one or more surviving, resulting, or acquiring Entities.  In any case in which the surviving, resulting, or acquiring Entity in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting, or acquiring Entity will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan.

H.                                   Effectuating Documents; Further Transactions

On and after the Effective Date and without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan, the Post-Effective Date Debtors and the managers, officers, authorized persons, and members of the boards of managers and directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, and to the extent applicable, the Entire Company Sale Agreements, the Molycorp Minerals Sale Agreements, the New Term Loan, the Restructuring Transactions and the securities issued pursuant to the Plan in the name of, and on behalf of, the Post-Effective Date Debtors.

I.                                        Sources of Cash for Plan Distributions

All consideration necessary for the Post-Effective Date Debtors to make payments or distributions pursuant hereto shall be obtained through a combination of one or more of the following: (a) Cash on hand of the Debtors, including Cash from business operations (other than Cash in the DIP Loan Disbursement Account (as defined in the DIP Order)), or distributions from Non-Debtor Affiliates; (b) Net Proceeds of any asset sales, including the Entire Company Sale, if applicable; (c) the Net Proceeds of any tax refunds and other causes of action; and (d) any other means of financing or funding that the Debtors or the Post-Effective Date Debtors determine is necessary or appropriate (subject to the Oaktree Consent Right).  Further, the Debtors (subject to the Oaktree Consent Right) and the Post-Effective Date Debtors shall be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Post-Effective Date Debtors to satisfy their obligations under the Plan.  Except as set forth therein, any changes in intercompany account balances resulting from such transfers shall be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and shall not violate the terms of the Plan or any orders entered by the Bankruptcy Court with respect to the Debtors’ Cash management system.

J.                                      Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto, including in connection with the Entire Company Sale, if applicable, and the Molycorp Minerals Assets Sale, will not be subject to any stamp, transfer, mortgage recording, or other similar tax or governmental assessment in the United States, and the Confirmation Order will direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment.  Such exemption specifically applies, without limitation, to (i) any transfer, sale or assignment pursuant to the Entire Company Sale Agreements and the Molycorp Minerals Sale Agreements; (ii) the creation of any mortgage, deed of trust, lien, or other security interest; (iii) the making or assignment of any lease or sublease; (iv) any Restructuring Transaction; (v) the issuance, distribution, or sale of any of the Reorganized Parent Common Equity and any other securities of the Debtors or the Post-Effective Date Debtors, or any of the foregoing; or (vi) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including the following:  (a) any merger or securities purchase agreements; (b) agreements of consolidation, restructuring, reorganization, transfer, disposition, conversion, liquidation, or dissolution; (c) deeds; (d) bills of sale; or (e) assignments executed in connection with any Restructuring Transaction occurring under the Plan.

K.                                   Reporting Obligations

There will be no requirement that the Post-Effective Date Debtors File monthly operating reports, or any other type of report, with the Bankruptcy Court after the Effective Date.  The Post-Effective Date Debtors shall provide a calculation of their disbursements to the U.S. Trustee on a quarterly basis until the entry of a final decree pursuant to Bankruptcy Rule 3022 to close the chapter 11 case of such Reorganized Debtor.

L.                                    Cancellation of Securities and Agreements

On the Effective Date and except as otherwise specifically provided for in the Plan, the obligations of the Debtors under (i) the Oaktree Prepetition Facilities, and the Oaktree Equipment Lease Documents, (ii) the 10% Notes Indenture, the Convertible Notes Indentures, the Subordinated Convertible Notes Indenture, (iii) the DIP Facility, and (iv) any other agreement, certificate, share, certificate of designation, bylaws, certificate or articles of incorporation or similar document, note, bond, indenture, purchase right, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of, or ownership interest, equity, or profits interest in, the Debtors or any warrants, options, or other securities exercisable or exchangeable for, or convertible into, debt, equity, ownership, or profits interests in the Debtors giving rise to any Claim or Interest (except the Subsidiary Debtor Equity Interests), shall be cancelled as to the Debtors, and the Post-Effective Date Debtors shall have no continuing obligations thereunder and all such obligations shall be fully released, settled and compromised except as expressly provided therein.  With respect to any agreement (including, without limitation, any applicable indenture) that governs the rights of the Holder of a Claim or Interest and will be cancelled hereunder, and notwithstanding the occurrence of the Effective Date, such agreement will continue in effect solely for purposes of allowing such Holders to receive distributions under the Plan as provided therein.

M.                                 Release of Liens

Except as otherwise provided in the Plan or any contract, instrument, release or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, liens, pledges, or other security interests of any nature against any property of the Estates will be fully released, settled, and compromised and all rights, titles, and interests of any Holder of such mortgages, deeds of trust, liens, pledges, or other security interests of any nature against any property of the Estates will revert to the Post-Effective Date Debtors and their successors and assigns. The Post-Effective Date Debtors will be authorized to file any necessary or desirable documents to evidence such release in the name of such parties holding mortgages, deeds of trust, liens, pledges, or other security interests of any nature against any property of the Estates.

In addition, except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date subject to and concurrently with satisfaction in full of the Oaktree Prepetition Claims in accordance with the terms hereof, Oaktree shall release the Non-Debtor Prepetition Oaktree Guarantors from all obligations under the existing Oaktree Prepetition Facilities and Oaktree Lease Documents, including but not limited to (1) any guarantees that the Non-Debtor Prepetition Oaktree Guarantors are party to, (2) any equity pledge agreements that Non-Debtor Prepetition Oaktree Guarantors are party to (or deemed party to by operation of applicable law) or the owners of their equity are party to with respect to their equity and (3) any other mortgages, deeds of trust, liens, pledges or other security interests of any nature against any property of the Non-Debtor Prepetition Oaktree Guarantors.  Further, except as otherwise provided in the Plan or specifically provided for in the Plan, on the Effective Date and concurrently with the receipt of all distributions on account of DIP Facility Claims in accordance with the terms of the Plan, the DIP Lenders shall consent to the termination of any claims, Liens or negative pledges executed or incurred by any Debtor or Non-Debtor Affiliate in connection with the DIP Facility in connection with the extinguishment of the facility.  The Post-Effective Date Debtors will be authorized to file any necessary or desirable documents to evidence the releases and terminations set forth in Section IV.M of the Plan in the name of Oaktree.

N.                                    Preservation of Causes of Action

Except as provided in the Plan or in any contract, instrument, release, or other agreement entered into, or delivered in connection with, the Plan, in accordance with section 1123(b) of the Bankruptcy Code and to the fullest extent possible under applicable law, the Post-Effective Date Debtors will retain and may enforce, and will have the sole right to enforce, any claims, demands, rights, and Causes of

Action that any Debtor or Estate may hold against any Entity other than Oaktree or any of its Representatives or any other Released Parties.  The Post-Effective Date Debtors or their successors may pursue, or not pursue, such retained claims, demands, rights or Causes of Action, as they deem appropriate in their discretion.  A list of such retained Causes of Action shall be included in the Plan Supplement.

O.                                   Administrative Consolidation

The classification and manner of satisfying all Claims and Interests under the Plan take into consideration the rights of holders of Claims and Interests, whether arising under contract, law, or equity, that a holder of a Claim or Interest may have against each of the Debtors.  Holders of Claims or Interests against more than one Debtor are classified in consolidated classes of Claims against and Interests in all Debtors in Section III.A of the Plan for administrative convenience with respect to voting and the making of distributions on account of Claims and Interests.  The Confirmation Order will approve this administrative consolidation.

Such administrative consolidation will have no effect on (a) the legal and corporate structures of the Debtors; (b) pre- and post-Effective Date guarantees, liens, and security interests that are required to be maintained (i) in connection with contracts or leases that were entered into during the Chapter 11 Cases or (ii) Executory Contracts or Unexpired Leases that have been, or will be, assumed or assumed and assigned pursuant to the Plan; (c) Interests between and among the Debtors; (d) distributions from any insurance policies or proceeds of such policies; (e) the revesting of assets in the separate Post-Effective Date Debtors; and (f) the responsibility of each Estate for the payment of its respective quarterly fees to the office of the U.S. Trustee pursuant to 28 U.S.C. § 1930 until the applicable Debtor’s case is closed, dismissed or converted to another chapter of the Bankruptcy Code.  In addition, such administrative consolidation will not constitute a waiver of the mutuality requirement for setoff under section 553 of the Bankruptcy Code.

ARTICLE XI.
TREATMENT OF COMPENSATION AND BENEFITS PROGRAMS

A.                                    MIP

If the Entire Company Sale Trigger does not occur, the New Board shall adopt the MIP.

B.                                    Employee Compensation and Benefits Programs

If the Entire Company Sale Trigger does not occur, from and after the Effective Date, the Reorganized Debtors shall, subject to the Oaktree Consent Right, continue (or continue as modified or replaced) their Compensation and Benefits Programs.  Nothing in the Plan shall preclude the Debtors or the Reorganized Debtors from making any changes to or terminating any of their Compensation and Benefits Programs.

C.                                    Magnequench Pension Plan

If the Entire Company Sale Trigger does not occur, MII will assume and continue the Magnequench Pension Plan, and will continue to fund the Magnequench Pension Plan in accordance with the minimum funding standards under applicable law, pay all required insurance premiums to the PBGC and continue to administer and operate the Magnequench Pension Plan in accordance with its terms and the provisions of ERISA.

If the Entire Company Sale does not occur, the contingent Claims filed by the PBGC shall be deemed withdrawn and expunged from the Claims register; provided that neither the Plan, the Confirmation Order nor section 1141 of the Bankruptcy Code shall be construed as discharging, releasing or relieving any party, in any capacity, from any liability with respect to the Magnequench Pension Plan under any law, government policy or regulatory provision.  In addition, if the Entire Company Sale does not occur, the PBGC and the Magnequench Pension Plan shall not be enjoined or precluded from enforcing such liability or responsibility against MII and all members of its controlled group as a result of any of provisions for satisfaction, release, injunction, exculpation, and discharge of Claims in the Plan, Confirmation Order or the Bankruptcy Code.

If the Entire Company Trigger occurs and the Magnequench Pension Plan is not assumed in connection with the Entire Company Sale, any Claims the PBGC asserts as a result will, if Allowed, be afforded the priority as agreed to by the Debtors or determined by the Bankruptcy Court and respective treatment under the terms of the Plan.

D.                                    Workers’ Compensation Programs

From and after the Effective Date, the Post-Effective Date Debtors will continue to pay valid Claims under (i) all applicable workers’ compensation laws in jurisdictions in which the Reorganized Debtors operate; and (ii) the Debtors’ written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance.  All Proofs of Claims on account of workers’ compensation will be deemed withdrawn automatically and without any further notice to, or action, order, or approval of, the Bankruptcy Court.  Nothing in the Plan (i) will limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs, and plans; and (ii) will be deemed to impose any obligations on the Debtors or Reorganized Debtors in addition to what is provided for under applicable law.

ARTICLE XII.
TREATMENT OF EXECUTORY
CONTRACTS AND UNEXPIRED LEASES

A.                                    Assumption of Executory Contracts or Unexpired Leases

If the Entire Company Sale Trigger occurs, except as otherwise provided in the Plan, in the Entire Company Sale Agreements, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan or the Entire Company Sale Agreements, and as of the Effective Date, each Debtor will be deemed to have rejected each Executory Contract or Unexpired Lease to which such Debtor is a party, unless such Executory Contract or Unexpired Lease (i) was previously assumed or rejected; (ii) was previously expired or terminated pursuant to its own terms; (iii) is the subject of a motion or notice to assume or assume and assign Filed on or before the Confirmation Date, including in connection with the Entire Company Sale; or (iv) is designated specifically, or by category, as an Executory Contract or Unexpired Lease on the Schedule of Assumed Executory Contracts and Unexpired Leases.

If the Entire Company Sale Trigger does not occur, except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan and as of the Effective Date, each Reorganized Debtor will be deemed to have assumed each Executory Contract or Unexpired Lease to which such Reorganized Debtor is a party, unless such Executory Contract or Unexpired Lease (i) was previously assumed or rejected; (ii) was previously expired or terminated pursuant to its own terms; (iii) is the subject of a motion or notice to reject Filed on or before the Confirmation Date; or (iv) is designated specifically, or by category, as an Executory Contract or Unexpired Lease on the Schedule of Rejected Executory Contracts and Unexpired Leases.

Each Molycorp Minerals Wind-Down Debtor will be deemed to have rejected each Executory Contract or Unexpired Lease to which such Molycorp Minerals Wind-Down Debtor is a party, unless such Executory Contract or Unexpired Lease (i) was previously assumed or rejected; (ii) was previously expired or terminated pursuant to its own terms; (iii) is the subject of a motion or notice to assume or assume and assign Filed on or before the Confirmation Date; or (iv) is designated specifically, or by category, as an Executory Contract or Unexpired Lease on the Schedule of Assumed Executory Contracts and Unexpired Leases.

The Confirmation Order will constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving the assumptions or assumptions and assignments or rejections described above as of the Effective Date.  Unless otherwise indicated, all assumptions, assumptions and assignments, and rejections of Executory Contracts and Unexpired Leases in the Plan will be effective as of the Effective Date.  Each Executory Contract and Unexpired Lease assumed or assumed and assigned pursuant to the Plan, or by Bankruptcy Court order, will vest in and be fully enforceable by the applicable Reorganized Debtor or assignee in accordance with its terms, except as such terms may have been modified by order of the Bankruptcy Court.

Notwithstanding the foregoing paragraph or anything contrary in the Plan, the Debtors reserve the right to alter, amend, modify, or supplement the Executory Contracts and Unexpired Leases identified for assumption or rejection in the Plan Supplement prior to the Effective Date.

B.                                    Cure of Defaults for Assumed Executory Contracts or Unexpired Leases

Any Executory Contracts or Unexpired Leases to be assumed (or assumed and assigned) pursuant to the Plan, or otherwise, that are, or may be, alleged to be in default, will be satisfied solely by payment of the Cure Cost or by an agreed-upon waiver or discharge of the Cure Cost on the Effective Date or as soon thereafter as practicable or on such other terms as the Debtors (subject to the Oaktree Consent Right) and the counterparties to each such Executory Contract or Unexpired Lease may otherwise agree.  In the event of a dispute regarding:  (i) the amount of any Cure Cost; (ii) the ability to provide “adequate assurance of future performance” within the meaning of section 365(b) of the Bankruptcy Code (if applicable) under the Executory Contract or the Unexpired Lease to be assumed and/or assumed and assigned; or (iii) any other matter pertaining to assumption (or assumption and assignment), then such Cure Costs will be paid following the entry of a Final Order resolving the dispute and approving the assumption and assignment of such Executory Contracts or Unexpired Leases or as may be agreed upon by the Debtors (subject to the Oaktree Consent Right), or the Post-Effective Date Debtors, as applicable, and the counterparty to such Executory Contract or Unexpired Lease.

The Debtors shall provide notices of proposed assumption (or proposed assumption and assignment) and proposed cure amounts to be sent to applicable Executory Contract or Unexpired Lease counterparties, together with procedures for objecting thereto and resolution of disputes by the Bankruptcy Court in accordance with the Bid Procedures Order.  Any objection by a contract or lease counterparty to a proposed assumption (or assumption and assignment) or related cure amount must be Filed, served, and actually received by the Debtors no later than the date on which objections to Confirmation are due (or such other date as may be provided in the applicable assumption notice).  Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or assumption and assignment or cure amount will be deemed to have assented to such assumption or assumption and assignment and related Cure Cost (if any).

Prior to the Effective Date, the Debtors (subject to the Oaktree Consent Right), or after the Effective Date, the Post-Effective Date Debtors, may settle any dispute regarding the amount of any Cure Cost without any further notice to any party or any action, order, or approval of the Bankruptcy Court.  In addition, prior to the Effective Date and prior to the entry of a Final Order resolving any dispute and approving the assumption or assumption and assignment of such Executory Contract or Unexpired Lease, the Debtors reserve the right to reject any Executory Contract or Unexpired Lease which is subject to dispute.

C.                                    Claims Based on Rejection of Executory Contracts and Unexpired Leases

Unless otherwise provided by an order of the Bankruptcy Court, any Proofs of Claim based on the rejection of the Debtors’ Executory Contracts or Unexpired Leases pursuant to the Plan or otherwise, must be Filed with the Prime Clerk no later than the later of (i) thirty (30) days after the effective date of rejection of such Executory Contract or Unexpired Lease and (ii) the Claims Bar Date established in the Chapter 11 Cases.

Any Holder of a Claim arising from the rejection of an Executory Contract or Unexpired Lease for which a Proof of Claims was not timely Filed as set forth in the immediately preceding paragraph will not (i) be treated as a Holder of a Claim hereunder, (ii) be permitted to vote to accept or reject the Plan, or (iii) participate in any distribution in the Chapter 11 Cases on account of such Claim, and such Claim will be deemed fully satisfied, released, settled, and compromised and be subject to the provisions of Section IX.G of the Plan, notwithstanding anything in the Schedules or a Proof of Claim to the contrary.

D.                                    Preexisting Obligations to the Debtors Under Executory Contracts or Unexpired Leases

Rejection or repudiation of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise will not constitute a termination of preexisting obligations owed to the Debtors under such contracts or leases.  In particular, notwithstanding any non-bankruptcy law to the contrary, the Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased, or services previously received, by the contracting Debtors from counterparties to rejected or repudiated Executory Contracts or Unexpired Leases.

E.                                    Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided in the Plan, each assumed Executory Contract or Unexpired Lease will include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts or Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.  Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases will not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

F.                                     Assignments Related to the Restructuring Transactions

As of the effective time of an applicable Restructuring Transaction, any Executory Contract or Unexpired Lease to be held by any Debtor or another surviving, resulting, or acquiring Entity in an applicable Restructuring Transaction will be deemed assigned to the applicable Entity, pursuant to section 365 of the Bankruptcy Code.

ARTICLE XIII.
PROVISIONS GOVERNING DISTRIBUTIONS AND RESOLUTION OF DISPUTED CLAIMS

The Plan sets forth customary provisions regarding the timing and calculation of distributions to creditors, the mechanisms for making distributions to creditors and the process for resolving disputed claims.  These provisions are set forth in Articles VII and VIII of the Plan, which should be reviewed by parties with questions or concerns regarding these distribution and disputed claim procedures.

ARTICLE XIV.
SETTLEMENT, DISCHARGE,
RELEASE, INJUNCTION AND RELATED PROVISIONS

A.                                    Compromise and Settlement of Claims, Interests and Controversies

The Plan incorporates and implements the 9019 Settlement which reflects a compromise and settlement of all claims and Causes of Action that the Debtors may have or could have asserted or that may have been asserted on the Debtors’ behalf, or by any Holder of a Claim or Interest against Oaktree.  In exchange for the releases set forth in Article IX of the Plan, Oaktree has agreed to support the Plan and take a portion of its recoveries on account of the Allowed Early Payment Premium Claims and contribute such amounts in the form of the Accepting GUC Distribution.  Accordingly, the Plan is also being proposed pursuant to Bankruptcy Rule 9019 to the extent the condition for the Accepting GUC Distribution is satisfied.  In consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan, including the releases set forth in Article IX of the Plan, will constitute a good faith compromise and settlement of all claims or controversies relating to the rights that a Holder of a Claim or Interest may have against any of the Debtors or any the Released Parties.  As of the Effective Date, the entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors, the Post-Effective Date Debtors, and their respective property and Claim and Interest Holders and is fair, equitable and reasonable.  If the conditions for the Accepting GUC Distribution are not satisfied, the Bankruptcy Court shall determine the merits of the Challenge Causes of Action in connection with confirmation of the Plan.  If the Debtors eliminate the conditions to the Accepting GUC Distribution, then the 9019 Settlement may be considered by the Bankruptcy Court for approval in connection with the Plan pursuant to Bankruptcy Rule 9019; provided, however, that upon such modification, the Bankruptcy Court shall, upon no more than five (5) business days’ notice by the Creditors’ Committee, but subject to the Bankruptcy Court’s availability, hear the Termination Motion (as defined in the Bid Procedures, as it may have been amended).  The burden of proof at the hearing on such motion shall be borne equally by the parties seeking to terminate exclusivity and the parties opposing such motion.  All litigation relating to the Challenge Causes of Action shall conclude at or prior to the conclusion of the Confirmation Hearing.

B.                                    Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise.  Pursuant to section 510 of the Bankruptcy Code, the Debtors or the Post-Effective Date Debtors, as applicable, reserve the right to re-

classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto. Notwithstanding anything in the Plan to the contrary, and as provided in Section III.B.7 of the Plan, no Holder of a Section 510(b) Claim will receive any distribution on account of such Section 510(b) Claim, and all Section 510(b) Claims will be extinguished.

C.                                    Discharge of Claims

Except as provided in the Plan or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for, and in complete satisfaction, discharge, and release of, all Claims, including any interest accrued on Claims from the Petition Date to the full extent permitted by section 1141 of the Bankruptcy Code.  Except as provided in the Plan or in the Confirmation Order, Confirmation will, as of the Effective Date, discharge the Debtors from all Claims or other Liabilities that arose on or before the Effective Date and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code to the full extent permitted by section 1141 of the Bankruptcy Code, whether or not (a) a Proof of Claim based on such debt is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (b) a Claim based on such debt is Allowed pursuant to section 502 of the Bankruptcy Code, or (c) the holder of a Claim based on such debt has accepted the Plan.

As of the Effective Date and in accordance with the foregoing and except as provided in the Plan or the Confirmation Order, the Confirmation Order will be a judicial determination of a discharge of all Claims, including any debts and Liabilities against the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against a Debtor at any time to the extent that such judgment relates to a discharged Claim

D.                                    Debtor Release

NOTWITHSTANDING ANYTHING CONTAINED IN THE PLAN TO THE CONTRARY, ON AND AS OF THE EFFECTIVE DATE, FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY EACH OF THE RELEASED PARTIES, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, INCLUDING:  (1) THE SETTLEMENT, RELEASE, AND COMPROMISE OF DEBT AND INTERESTS, (2) THE SERVICES IN FACILITATING THE RESTRUCTURING AND THE EXPEDITIOUS IMPLEMENTATION OF THE RESTRUCTURING CONTEMPLATED HEREBY, AND (3) ALL OTHER GOOD AND VALUABLE CONSIDERATION PROVIDED BY EACH OF THEM, EACH OF THE DEBTORS, THE POST-EFFECTIVE DATE DEBTORS, AS APPLICABLE, AND THE DEBTORS’ ESTATES CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER DISCHARGE AND RELEASE AND WILL BE DEEMED TO HAVE PROVIDED A FULL DISCHARGE AND RELEASE TO EACH RELEASED PARTY (AND EACH SUCH RELEASED PARTY WILL BE DEEMED FULLY RELEASED AND DISCHARGED BY THE DEBTORS, THE POST-EFFECTIVE DATE DEBTORS, AS APPLICABLE, AND THE DEBTORS’ ESTATES) AND THEIR RESPECTIVE PROPERTY FROM (AND THE DEBTORS, THEIR ESTATES, AND THE POST-EFFECTIVE DATE DEBTORS ARE DEEMED TO COVENANT WITH, AND TO, THE RELEASED PARTIES NOT TO SUE OR OTHERWISE SEEK RECOVERY ON ACCOUNT OF) ANY AND ALL CLAIMS, OBLIGATIONS, DEBTS, RIGHTS, SUITS, DAMAGES, CAUSES OF ACTION (INCLUDING WITHOUT LIMITATION UNDER ANY STATE OR FEDERAL SECURITIES LAWS AND FRAUDULENT TRANSFER LAWS), REMEDIES, AND LIABILITIES WHATSOEVER, INCLUDING ANY DERIVATIVE CLAIMS ASSERTED OR WHICH COULD BE ASSERTED ON BEHALF OF THE DEBTORS OR THEIR ESTATES OR THE POST-EFFECTIVE DATE DEBTORS, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR ARISING IN THE FUTURE, IN LAW, EQUITY, OR OTHERWISE, THAT ANY OF THE DEBTORS, THEIR ESTATES, OR THE POST-EFFECTIVE DATE DEBTORS

OR THEIR RESPECTIVE REPRESENTATIVES WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF ANY HOLDER OF CLAIM OR INTEREST OR OTHER ENTITY, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTORS, THEIR ESTATES, THE RESTRUCTURING TRANSACTIONS, THE CHAPTER 11 CASES, THE PURCHASE, SALE, OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS DEALT WITH IN THE PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR AND ANY RELEASED PARTY, THE RESTRUCTURING OF CLAIMS AND INTERESTS PRIOR TO OR IN THE CHAPTER 11 CASES, THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE DIP FACILITY, THE PLAN, THE DISCLOSURE STATEMENT, THE PLAN SUPPLEMENT, OR ANY PLAN DOCUMENT OR ANY RELATED AGREEMENTS, INSTRUMENTS, OR OTHER DOCUMENTS, OR UPON ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE.  THE FOREGOING “DEBTOR RELEASE” WILL NOT OPERATE TO WAIVE OR RELEASE ANY CLAIMS, OBLIGATIONS, DEBTS, RIGHTS, SUITS, DAMAGES, REMEDIES, CAUSES OF ACTION, AND LIABILITIES OF ANY DEBTOR OR ANY RELEASED PARTY (1) ARISING UNDER ANY EXPRESS WRITTEN AGREEMENTS ENTERED INTO PURSUANT TO THE PLAN; OR (2) EXPRESSLY PRESERVED BY THE PLAN, THE PLAN SUPPLEMENT, OR RELATED DOCUMENTS, INCLUDING INTERCOMPANY CLAIMS.

PURSUANT TO BANKRUPTCY RULE 9019, ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL OF THE DEBTOR RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THE PLAN, AND THE BANKRUPTCY COURT’S FINDING THAT THE DEBTOR RELEASE IS: (1) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE RELEASED PARTIES; (2) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS SO RELEASED; (3) IN THE BEST INTERESTS OF THE DEBTORS AND THEIR ESTATES; (4) FAIR, EQUITABLE, AND REASONABLE; (5) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (6) A BAR TO ANY OF THE DEBTORS, THE DEBTORS’ ESTATES OR THE POST-EFFECTIVE DATE DEBTORS, AS APPLICABLE, ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE DEBTOR RELEASE.

E.                                    Releases by Holders of Claims and Interests

NOTWITHSTANDING ANYTHING CONTAINED IN THE PLAN TO THE CONTRARY, ON AND EFFECTIVE AS OF THE EFFECTIVE DATE, EACH RELEASING PARTY CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER DISCHARGES AND RELEASES EACH RELEASED PARTY (AND EACH ENTITY SO DISCHARGED AND RELEASED WILL BE DEEMED DISCHARGED AND RELEASED BY THE RELEASING PARTIES) FROM ANY AND ALL CLAIMS, INTERESTS, OBLIGATIONS, DEBTS, RIGHTS, SUITS, DAMAGES, CAUSES OF ACTION (INCLUDING WITHOUT LIMITATION UNDER ANY STATE OR FEDERAL SECURITIES LAWS AND FRAUDULENT TRANSFER LAWS), REMEDIES, AND LIABILITIES WHATSOEVER, INCLUDING ANY DERIVATIVE CLAIMS ASSERTED OR WHICH COULD BE ASSERTED ON BEHALF OF THE DEBTORS OR THEIR ESTATES OR THE POST-EFFECTIVE DATE DEBTORS, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR ARISING, IN LAW, EQUITY OR OTHERWISE, THAT SUCH ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT (WHETHER INDIVIDUALLY OR COLLECTIVELY), BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN

WHOLE OR IN PART, THE DEBTORS, THE CHAPTER 11 CASES, THE PURCHASE, SALE, OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS DEALT WITH IN THE PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR AND THE APPLICABLE RELEASING PARTY, THE RESTRUCTURING OF CLAIMS AND INTERESTS PRIOR TO OR IN THE CHAPTER 11 CASES, THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE DIP FACILITY, THE RESTRUCTURING, THE PLAN, THE DISCLOSURE STATEMENT, THE PLAN DOCUMENTS, THE PLAN SUPPLEMENT, OR RELATED AGREEMENTS, INSTRUMENTS, OR OTHER DOCUMENTS. INCLUDING THE ENTIRE COMPANY SALE AGREEMENTS (IF APPLICABLE), OR THE MOLYCORP MINERALS SALE AGREEMENT, SOLICITATION OF VOTES WITH RESPECT TO THE PLAN OR UPON ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE RELATED TO THE FOREGOING; PROVIDED, THAT THE FOREGOING “THIRD PARTY RELEASE” SHALL NOT OPERATE TO WAIVE OR RELEASE ANY CLAIMS, OBLIGATIONS, DEBTS, RIGHTS, SUITS, DAMAGES, REMEDIES, CAUSES OF ACTION, AND LIABILITIES OF ANY RELEASING PARTY (1) ARISING UNDER THE PLAN, PRESERVED BY THE PLAN (INCLUDING INTERCOMPANY CLAIMS) OR ANY AGREEMENT ENTERED INTO PURSUANT TO THE PLAN; OR (2) WITH RESPECT TO PROFESSIONALS’ FINAL FEE APPLICATIONS OR FEE CLAIMS IN THE CHAPTER 11 CASES.

PURSUANT TO BANKRUPTCY RULE 9019, ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL OF THE THIRD PARTY RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THE PLAN, AND FINDING THAT THE THIRD PARTY RELEASE IS (1) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE RELEASED PARTIES; (2) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE THIRD PARTY RELEASE; (3) IN THE BEST INTERESTS OF THE DEBTORS AND THEIR ESTATES; (4) FAIR, EQUITABLE AND REASONABLE; (5) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (6) A BAR TO ANY OF THE RELEASING PARTIES ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE THIRD PARTY RELEASE.

F.                                     Exculpation

EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE PLAN OR PLAN SUPPLEMENT, NO EXCULPATED PARTY SHALL HAVE OR INCUR, AND EACH EXCULPATED PARTY IS HEREBY RELEASED AND EXCULPATED FROM ANY EXCULPATED CLAIM, OBLIGATION, CAUSE OF ACTION OR LIABILITY FOR ANY EXCULPATED CLAIM, EXCEPT FOR ACTUAL FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY FINAL ORDER OF A COURT OF COMPETENT JURISDICTION, BUT IN ALL RESPECTS SUCH ENTITIES SHALL BE ENTITLED TO REASONABLY RELY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES PURSUANT TO THE PLAN.  THE DEBTORS AND THE CREDITORS’ COMMITTEE (AND EACH OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES) HAVE PARTICIPATED IN COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE WITH REGARD TO THE SOLICITATION OF VOTES AND DISTRIBUTION OF CASH OR SECURITIES PURSUANT TO THE PLAN AND, THEREFORE, ARE NOT, AND ON ACCOUNT OF SUCH DISTRIBUTIONS SHALL NOT BE, LIABLE AT ANY TIME FOR THE VIOLATION OF ANY APPLICABLE LAW, RULE OR REGULATION GOVERNING THE SOLICITATION OF

ACCEPTANCES OR REJECTIONS OF THE PLAN OR SUCH DISTRIBUTIONS MADE PURSUANT TO THE PLAN.

G.                                   Injunction

EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, ALL ENTITIES WHO HAVE HELD, HOLD, OR MAY HOLD CLAIMS, INTERESTS, CAUSES OF ACTION, OR LIABILITIES THAT (1) ARE SUBJECT TO COMPROMISE AND SETTLEMENT PURSUANT TO THE TERMS OF THE PLAN; (2) HAVE BEEN RELEASED PURSUANT TO SECTION IX.D; (3) HAVE BEEN RELEASED PURSUANT TO SECTION IX.E; (4) ARE SUBJECT TO EXCULPATION PURSUANT TO SECTION IX.F (BUT ONLY TO THE EXTENT OF THE EXCULPATION PROVIDED IN SECTION IX.F); OR (5) ARE OTHERWISE STAYED OR TERMINATED PURSUANT TO THE TERMS OF THE PLAN, ARE PERMANENTLY ENJOINED AND PRECLUDED, FROM AND AFTER THE EFFECTIVE DATE, FROM (1) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND, INCLUDING ON ACCOUNT OF ANY CLAIMS, INTERESTS, CAUSES OF ACTION, OR LIABILITIES THAT HAVE BEEN DISCHARGED, COMPROMISED OR SETTLED AGAINST THE DEBTORS, THE POST-EFFECTIVE DATE DEBTORS, OR ANY ENTITY SO DISCHARGED, RELEASED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY ENTITY, DIRECTLY OR INDIRECTLY, SO DISCHARGED, RELEASED OR EXCULPATED) ON ACCOUNT OF, OR IN CONNECTION WITH, OR WITH RESPECT TO, ANY DISCHARGED, RELEASED, SETTLED, COMPROMISED, OR EXCULPATED CLAIMS, INTERESTS, CAUSES OF ACTION OR LIABILITIES; (2) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST THE DEBTORS, THE POST-EFFECTIVE DATE DEBTORS, OR ANY ENTITY SO DISCHARGED, RELEASED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF THE DEBTORS, THE POST-EFFECTIVE DATE DEBTORS, OR ANY ENTITY SO DISCHARGED, RELEASED OR EXCULPATED) ON ACCOUNT OF, OR IN CONNECTION WITH, OR WITH RESPECT TO, ANY SUCH DISCHARGED, RELEASED, SETTLED, COMPROMISED, OR EXCULPATED CLAIMS, INTERESTS, CAUSES OF ACTION, OR LIABILITIES; (3) CREATING, PERFECTING, OR ENFORCING ANY LIEN, CLAIM, OR ENCUMBRANCE OF ANY KIND AGAINST THE DEBTORS, THE POST-EFFECTIVE DATE DEBTORS, OR ANY ENTITY SO DISCHARGED, RELEASED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF THE DEBTORS, THE POST-EFFECTIVE DATE DEBTORS, OR ANY ENTITY SO DISCHARGED, RELEASED OR EXCULPATED) ON ACCOUNT OF, OR IN CONNECTION WITH, OR WITH RESPECT TO, ANY SUCH DISCHARGED, RELEASED, SETTLED, COMPROMISED, OR EXCULPATED CLAIMS, INTERESTS, CAUSES OF ACTION, OR LIABILITIES; (4) ASSERTING ANY RIGHT OF SETOFF, SUBROGATION, OR RECOUPMENT OF ANY KIND AGAINST ANY OBLIGATION DUE FROM THE DEBTORS, THE POST-EFFECTIVE DATE DEBTORS, OR ANY ENTITY SO DISCHARGED, RELEASED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF THE DEBTORS, THE POST-EFFECTIVE DATE DEBTORS, OR ANY ENTITY SO DISCHARGED, RELEASED OR EXCULPATED) ON ACCOUNT OF, OR IN CONNECTION WITH, OR WITH RESPECT TO, ANY SUCH DISCHARGED, RELEASED, SETTLED, COMPROMISED, OR EXCULPATED CLAIMS, INTERESTS, CAUSES OF ACTION, OR LIABILITIES UNLESS SUCH HOLDER HAS OBTAINED ENTRY OF A FINAL ORDER AUTHORIZING SUCH SETOFF AS PROVIDED IN THE PLAN; AND (5) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND AGAINST THE DEBTORS, THE POST-EFFECTIVE DATE DEBTORS, OR ANY ENTITY SO DISCHARGED, RELEASED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF THE DEBTORS, THE POST-EFFECTIVE DATE DEBTORS, OR ANY ENTITY SO DISCHARGED, RELEASED OR EXCULPATED) ON ACCOUNT OF, OR IN CONNECTION WITH, OR WITH RESPECT TO, ANY SUCH DISCHARGED, RELEASED,

SETTLED, COMPROMISED, OR EXCULPATED CLAIMS, INTERESTS, CAUSES OF ACTION, OR LIABILITIES DISCHARGED, RELEASED, SETTLED, OR COMPROMISED PURSUANT TO THE PLAN.

NOTHING CONTAINED IN THE PLAN WILL (1) PRECLUDE AN ENTITY FROM OBTAINING BENEFITS DIRECTLY AND EXPRESSLY PROVIDED TO SUCH ENTITY PURSUANT TO THE TERMS OF THE PLAN; OR (2) WILL BE CONSTRUED TO PREVENT ANY ENTITY FROM DEFENDING AGAINST CLAIMS OBJECTIONS OR COLLECTION ACTIONS WHETHER BY ASSERTING A RIGHT OF SETOFF, RECOUPMENT OR OTHERWISE TO THE EXTENT PERMITTED BY LAW.

ARTICLE XV.
CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

A.                                    Conditions to Confirmation

The following shall be conditions to Confirmation unless such conditions have been duly waived pursuant to Section X.C of the Plan:

(1)                               The Bankruptcy Court shall have entered the Disclosure Statement Order in form and substance acceptable to the Debtors and Oaktree,

(2)                               The Bankruptcy Court shall have entered the Bid Procedures Order in form and substance acceptable to the Debtors and Oaktree;

(3)                               The Bankruptcy Court shall have entered the Confirmation Order in form and substance acceptable to the Debtors and Oaktree;

(4)                               Each of the Documents Filed as part of the Plan Supplement shall be subject to the Oaktree Consent Right;

(5)                               The Debtors shall have executed the Molycorp Minerals Sale Agreements, and the Molycorp Minerals Sale shall have been approved by the Bankruptcy Court; and

(6)                               If the Entire Company Sale Trigger occurs, the Debtors shall have executed the Entire Company Sale Agreements and the Entire Company Sale shall have been approved by the Bankruptcy Court.

B.                                    Conditions Precedent to the Effective Date

The Effective Date shall not occur and the Plan shall not be consummated unless and until each of the following conditions have been satisfied or duly waived pursuant to Section X.C of the Plan:

(1)                             If the Entire Company Sale Trigger does not occur, the Oaktree Prepetition Claims shall not have been disallowed in whole or in part;

(2)                             The Confirmation Order shall be in full force and effect and not be subject to any stay or injunction;

(3)                               The New Term Loan will have been executed and delivered by all of the Entities that are party thereto, and all conditions precedent to the consummation of the New Term Loan will have been waived or satisfied in accordance with the terms thereof, and the closing of the New Term Loan will have occurred;

(4)                               All conditions to closing the Molycorp Minerals Assets Sale shall have been satisfied or waived in accordance with the terms of the Molycorp Minerals Sale Agreements;

(5)                               If the Entire Company Sale Trigger occurs, all conditions to closing the Entire Company Sale shall have been satisfied or waived in accordance with the terms of the Entire Company Sale Agreements;

(6)                               The final form of all Plan Documents and all Plan Supplement documents shall be in form and substance acceptable to the Debtors, subject to the Oaktree Consent Right;

(7)                               All governmental and material third party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by the Plan will have been obtained or entered, not be subject to unfulfilled conditions and be in full force and effect, and all applicable waiting periods will have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on such transactions; and

(8)                               All documents and agreements necessary to implement the Plan will have (a) been tendered for delivery and (b) been effected or executed by all Entities party thereto, or will be deemed executed and delivered by virtue of the effectiveness of the Plan as expressly set forth therein, and all conditions precedent to the effectiveness of such documents and agreements will have been satisfied or waived pursuant to the terms of such documents or agreements.

C.                                    Waiver of Conditions to Confirmation or the Effective Date

The conditions to the Effective Date set forth in Section X.B of the Plan may be waived in whole or part in writing by the Debtors (subject to Oaktree’s consent) at any time without an order of the Bankruptcy Court.

D.                                    Effect of Nonoccurrence of Conditions to the Effective Date

If the Effective Date does not occur, then (i) the Plan will be null and void in all respects; (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, will be deemed null and void; and (iii) nothing contained in the Plan or the Disclosure Statement will (a) constitute a waiver or release of any Claims or Interests, (b) prejudice in any manner the rights of the Debtors or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity.

E.                                    Request for Waiver of Stay of Confirmation Order

The Plan will serve as a motion seeking a waiver of the stay of the Confirmation Order imposed by Bankruptcy Rule 3020(e).  In the event any such objections to such request are timely Filed, a hearing with respect thereto will occur at the Confirmation Hearing.

ARTICLE XVI.
MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN

A.                                    Modification and Amendments

Subject to the limitations contained in the Plan, the Debtors, subject to the Oaktree Consent Right, reserve the right to modify the Plan as to material terms and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not re-solicit votes on such modified Plan.  For the avoidance of doubt, nothing in the Plan shall affect Oaktree’s rights to withdraw its vote if there is any material change to the Plan, including with respect to valuation.  If the Entire Company Sale does not occur, and the Oaktree Prepetition Claims are disallowed in whole or in part, Oaktree shall be deemed to withdraw its vote in support of the Plan.  Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors expressly reserve their rights to, subject to the Oaktree Consent Right, alter, amend, or modify materially the Plan with respect to the Debtors (one or more times) after Confirmation; and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan or remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order as may be necessary to carry out the purposes and intent of the Plan.  Any such modification or supplement will be considered a modification of the Plan and will be made in accordance with Article XI of the Plan.

B.                                    Effect of Confirmation on Modifications

Entry of a Confirmation Order will mean that (subject to the Oaktree Consent Right) all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.                                    Revocation or Withdrawal of the Plan

Subject to the Oaktree Consent Right, the Debtors reserve the right to revoke or withdraw the Plan as to any Debtor or all of the Debtors prior to the Confirmation Date or at the Confirmation Hearing.  If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if Confirmation or the Effective Date does not occur as to any or all of the Debtors, then as to such Debtors:  (i) the Plan will be null and void in all respects; (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, will be deemed null and void; and (iii) nothing contained in the Plan or Disclosure Statement will (a) constitute a waiver or release of any Claims or Interests against such Debtors, (b) prejudice in any manner the rights of such Debtors or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtors or any other Entity.  The revocation or withdrawal of the Plan with respect to one or more Debtors shall not require re-solicitation of the Plan with respect to the remaining Debtors.

ARTICLE XVII.
RETENTION OF JURISDICTION

Unless otherwise provided in any contract, instrument, release agreement or document entered into in connection with implementation or consummation of the Plan, and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on, and after the occurrence of, the Effective Date, the Bankruptcy Court will retain such exclusive jurisdiction over the Chapter 11 Cases and any matter related to the Chapter 11 Cases as is legally permissible, including exclusive jurisdiction over the following matters:

(1)                               allow, disallow, determine, liquidate, classify, estimate, or establish the priority, or secured or unsecured status of, any Claim or Interest, including the resolution of any request for payment of any Administrative Claim or the resolution of any objections to the allowance, priority or classification of Claims or Interests;

(2)                               grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

(3)                               resolve any matters, related to the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which any Debtor is a party or with respect to which any Debtor or Reorganized Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including any Cure Amount Claims;

(4)                               ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

(5)                               decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

(6)                               enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents entered into, or delivered in connection with, the Plan, the Disclosure Statement, or the Confirmation Order;

(7)                               resolve any cases, controversies, suits, or disputes that may arise in connection with the consummation, interpretation, or enforcement of the Plan or any contract, instrument, release, or other agreement or document that is entered into, or delivered pursuant to, the Plan or any Entity’s rights arising from, or obligations incurred in connection with, the Plan or such documents;

(8)                               modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code, the Confirmation Order, or any contract, instrument, release, or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement, or the Confirmation Order or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document entered into, delivered, or created in connection with the Plan, the Disclosure Statement, or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

(9)                               issue injunctions, enforce the injunctions contained in the Plan and the Confirmation Order, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation, implementation, or enforcement of the Plan or the Confirmation Order;

(10)                        enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or Distributions pursuant to the Plan are enjoined or stayed;

(11)                        determine such other matters that may arise in connection with, or relate to, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;

(12)                        determine matters concerning state, local, and federal Taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, including any Disputed Claims for Taxes;

(13)                        enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases; and

(14)                        enter a final decree closing the Chapter 11 Cases.

To the extent that it is legally impermissible for the Bankruptcy Court to have exclusive jurisdiction over any of the foregoing matters, the Bankruptcy Court will have non-exclusive jurisdiction over such matters to the extent legally permissible.

ARTICLE XVIII.
MISCELLANEOUS PROVISIONS OF THE PLAN

A.                                    Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan, the Plan Documents, the Plan Supplement, and the Confirmation Order will be immediately effective and enforceable and deemed binding upon the Debtors and any and all Holders of Claims or Interests (regardless of whether such Claims or Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to, or are subject to, the settlements, compromises, releases, and injunctions described in the Plan, each Entity acquiring property under the Plan or the Confirmation Order, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.  All Claims and debts will be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.

B.                                    Additional Documents

The Debtors and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest will, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.                                    Payment of Statutory Fees

Each of the Debtors (prior to or on the Effective Date) or the applicable Post-Effective Date Debtors (on and after the Effective Date) will pay all fees payable pursuant to section 1930(a) of the Judicial Code for each quarter (including any fraction thereof) until each of the respective Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

D.                                    Oaktree Fees and Expenses

Without any further notice to or action, order or approval of the Bankruptcy Court, the Post-Effective Date Debtors shall pay and continue to pay post-Effective Date, when due and payable Oaktree for all reasonable and documented fees and expenses incurred by Oaktree in connection with or related to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Oaktree Prepetition Facilities and the Oaktree Lease Documents, including without limitation, the reasonable and documented fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, as co-counsel to Oaktree, Morris, Nichols, Arsht & Tunnell LLP, co-counsel to Oaktree, and Centerview Partners, as financial advisors to Oaktree.

E.                                    Dissolution of the Creditors’ Committee

On the Effective Date, the Creditors’ Committee will dissolve and the members of such committee will be released and discharged from all duties and obligations arising from or related to the Chapter 11 Cases; provided, however, that the Creditors’ Committee will not be dissolved, and the members of the committee will not be released or discharged of duties solely with respect to any appeals or stays of any orders related to the Challenge Causes of Action or the Plan (collectively, the “Committee Appeal Issues”).  The Creditors’ Committee will be dissolved and the members thereof discharged from all duties and obligations with respect to any Committee Appeal Issue when any orders relating to any such Committee Appeal Issue becomes a Final Order.  The Professionals retained by such committee and the members thereof will not be entitled to assert any Fee Claim for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred (a) in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date in accordance with the provisions of Section II.A.5 of the Plan and (b) solely in connection with any Committee Appeal Issues to the extent explicitly agreed between the Debtors, the Creditors’ Committee and Oaktree or authorized by the Bankruptcy Court at the Confirmation Hearing.  The Bankruptcy Court shall retain jurisdiction over any disputes with respect to such fees and expenses.  Nothing herein enhances or impedes the Creditors’ Committee’s appellate rights (if any) with respect to any adverse ruling on the Challenge Causes of Action.

F.                                     Request for Expedited Determination of Taxes

The Post-Effective Date Debtors may request an expedited determination under section 505(b) of the Bankruptcy Code with respect to applicable tax returns filed, or to be filed, on behalf of the Debtors.

ARTICLE XIX.
CONFIRMATION OF THE PLAN

The Bankruptcy Code requires the Bankruptcy Court, after notice, to conduct a hearing at which it will hear objections (if any) and determine whether to confirm the Plan.  At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code described below are met.

The Confirmation Hearing has been scheduled to begin on March 28, 2016, at 10:00 a.m., Eastern Time, before the Honorable Christopher S. Sontchi, United States Bankruptcy Judge for the District of Delaware in a courtroom to be determined at the United States Bankruptcy Court for the District of Delaware, located at 824 North Market Street, Wilmington, Delaware 19801.  The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned date made at the Confirmation Hearing.

A.                                    Deadline to Object to Confirmation

Objections, if any, to the Confirmation of the Plan must:  (1) be in writing; (2) state the name and address of the objecting party and the nature of the Claim or Interest of such party; (3) state with particularity the basis and nature of any objection; and (4) be Filed with the Bankruptcy Court, and served on the following parties so that they are received no later than 5:00 p.m., Eastern Time, on March 17, 2016:

•                                          the Debtors, c/o Molycorp, Inc., 5619 DTC Parkway, Suite 1000, Greenwood Village, Colorado 80111 (Attn:  General Counsel);

•                                          co-counsel to the Debtors, Jones Day, 222 East 41st Street, New York, New York 10017 (Attn:  Paul D. Leake, Esq. and Lisa Laukitis, Esq.) and Young Conaway Stargatt & Taylor, LLP, Rodney Square, 1000 North King Street, Wilmington, Delaware 19801 (Attn:  M. Blake Cleary, Esq. and Edmon L. Morton, Esq.);

•                                          the Office of the United States Trustee, District of Delaware, J. Caleb Boggs Federal Building, 844 King Street, Suite 2207, Wilmington, Delaware 19801 (Attn:  Linda J. Casey, Esq. and David L. Buchbinder, Esq.);

•                                          co-counsel to Oaktree, Milbank Tweed Hadley & McCloy LLP, 28 Liberty Street, New York, New York 10005 (Attn:  Dennis F. Dunne, Esq. and Samuel A. Khalil, Esq.) and Morris, Nichols, Arsht & Tunnell LLP, 1201 North Market Street, 16th Floor, P.O. Box 1347, Wilmington, Delaware 19899 (Attn:  Robert J. Dehney, Esq. and Gregory W. Werkheiser, Esq.);

•                                          co-counsel to the Creditors’ Committee, Paul Hastings LLP, Park Avenue Tower, 75 East 55th Street, First Floor, New York, New York 10022 (Attn:  Luc A. Despins, Esq. and Andrew V. Tenzer, Esq. and John J. Ramirez, Esq.) and Ashby & Geddes, P.A., 500 Delaware Avenue, 8th Floor, P.O. Box 1150, Wilmington, Delaware 19899 (Attn:  William P. Bowden, Esq. and Gregory A. Taylor, Esq.); and

•                                          all other parties in interest that have filed requests for notice pursuant to Bankruptcy Rule 2002 in these Chapter 11 Cases.

B.                                    Requirements for Confirmation of the Plan

Among the requirements for Confirmation of the Plan are that the Plan (1) is accepted by all impaired Classes of Claims and Interests or, if rejected by an impaired Class, that the Plan “does not discriminate unfairly” and is “fair and equitable” as to such Class; (2) is feasible; and (3) is in the “best interests” of creditors and stockholders that are impaired under the Plan.

1.                                      Requirements of Section 1129(a) of the Bankruptcy Code

A moneyed, business or commercial corporation or trust must satisfy the following requirements pursuant to section 1129(a) of the Bankruptcy Code before the Bankruptcy Court may confirm its reorganization plan:

•                  The plan complies with the applicable provisions of the Bankruptcy Code.

•                  The proponent(s) of the plan complies with the applicable provisions of the Bankruptcy Code.

•                  The plan has been proposed in good faith and not by any means forbidden by law.

•                  Any payment made or to be made by the proponent, by the debtor, or by a person issuing securities or acquiring property under a plan, for services or for costs and expenses in or in connection with the case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable.

•                  The proponent(s) of a plan has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in a joint plan with the debtor or a successor to the debtor under the plan, and the appointment to, or continuance in, such office of such individual must be consistent with the interests of creditors and equity security holders and with public policy.

•                  The proponent(s) of the plan has disclosed the identity of any insider (as defined in section 101 of the Bankruptcy Code) that will be employed or retained by the reorganized debtor, and the nature of any compensation for such insider.

•                  Any governmental regulatory commission with jurisdiction, after confirmation of the plan, over the rates of the debtor has approved any rate change provided for in the plan, or such rate change is expressly conditioned on such approval.

•                  With respect to each impaired class of claims or interests —

each holder of a claim or interest of such class (a) has accepted the plan; or (b) will receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of the plan, that is not less than the amount that such holder would so receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code on such date; or

if section 1111(b)(2) of the Bankruptcy Code applies to the claims of such class, each holder of a claim of such class will receive or retain under the plan on account of such claim, property of a value, as of the effective date of the plan, that is not less than the value of such holder’s interest in the estate’s interest in the property that secures such claims.

•                  With respect to each class of claims or interests, such class has (a) accepted the plan; or (b) such class is not impaired under the plan (subject to the “cramdown” provisions discussed below; see “Confirmation of the Plan — Requirements of Section 1129(b) of the Bankruptcy Code”).

•                  Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that:

with respect to a claim of a kind specified in sections 507(a)(2) or 507(a)(3) of the Bankruptcy Code, on the effective date of the plan, the holder of the claim will receive on account of such claim cash equal to the allowed amount of such claim, unless such holder consents to a different treatment;

with respect to a class of claim of the kind specified in sections 507(a)(1), 507(a)(4), 507(a)(5), 507(a)(6), or 507(a)(7) of the Bankruptcy Code, each holder of a claim of such class will receive (a) if such class has accepted the plan, deferred cash payments of a value, on the effective date of the plan, equal to the allowed amount of such claim; or (b) if such class has not accepted the plan, cash on the effective date of the plan equal to the allowed amount of such claim, unless such holder consents to a different treatment;

with respect to a claim of a kind specified in section 507(a)(8) of the Bankruptcy Code, unless the holder of such a claim consents to a different treatment, the holder of such claim will receive on account of such claim, regular installment payments in cash, of a total value, as of the effective date of the plan, equal to the allowed amount of such claim over a period ending not later than 5 years after the date of the order for relief under section 301, 302, or 303 of the Bankruptcy Code and in a manner not less favorable than the most favored nonpriority unsecured claim provided for by the plan (other than cash payments made to a class of creditors under section 1122(b) of the Bankruptcy Code); and

with respect to a secured claim which would otherwise meet the description of an unsecured claim of a governmental unit under section 507(a)(8) of the Bankruptcy Code, but for the secured status of that claim, the holder of that claim will receive on account of that claim, cash payments, in the same manner and over the same period, as described in the immediately preceding paragraph above.

•                  If a class of claims is impaired under the plan, at least one class of claims that is impaired under the plan has accepted the plan, determined without including any acceptance of the plan by any insider (as defined in section 101 of the Bankruptcy Code).

•                  Confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

•                  All fees payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the hearing on confirmation of the plan, have been paid or the plan provides for the payment of all such fees on the effective date of the plan.

•                  The plan provides for the continuation after its effective date of payment of all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(1)(B) or (g) of section 1114 of the Bankruptcy Code, at any time prior to confirmation of the plan, for the duration of the period the debtor has obligated itself to provide such benefits.

The Debtors believe that the Plan meets all the applicable requirements of section 1129(a) of the Bankruptcy Code other than those pertaining to voting, which has not yet taken place.

2.                                      Best Interests of Creditors

Section 1129(a)(7) of the Bankruptcy Code requires that any holder of an impaired claim or interest voting against a proposed plan of reorganization must be provided in the plan with a value, as of the effective date of the plan, at least equal to the value that the holder would receive if the debtor’s assets were liquidated under chapter 7 of the Bankruptcy Code.  To determine what the Holders of claims and interests in each impaired class would receive if the debtors’ assets were liquidated, the Bankruptcy Court must determine the dollar amount that would be generated from a liquidation of the debtors’ assets in the context of a hypothetical liquidation.  Such a determination must take into account the fact that secured claims, and any administrative claims resulting from the original chapter 11 cases and from the chapter 7 cases, would have to be paid in full from the liquidation proceeds before the balance of those proceeds were made available to pay unsecured creditors and make distributions (if any) to holders of interests.

In support of the Debtors’ belief that the Holders of Claims and Interests in each impaired Class will receive more under the Plan than if the Debtors’ assets were liquidated, annexed to this Disclosure Statement as Exhibit 4 is a liquidation analysis (the “Liquidation Analysis”) prepared by the Debtors with the assistance of the Debtors’ professionals that assumes that the Chapter 11 Cases were converted to chapter 7 cases and each Debtor’s assets are liquidated under the direction of a chapter 7 trustee.  THESE LIQUIDATION VALUATIONS HAVE BEEN PREPARED SOLELY FOR USE IN THIS DISCLOSURE STATEMENT AND DO NOT REPRESENT VALUES THAT ARE APPROPRIATE FOR ANY OTHER PURPOSE.  NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION BY OR ADMISSION OF ANY DEBTOR FOR ANY PURPOSE.  The assumptions used in developing the Liquidation Analysis are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors or a chapter 7 trustee.  Accordingly, there can be no assurances that the values assumed in the Liquidation Analysis would be realized if the Debtors were actually liquidated.  In addition, any liquidation would take place in the future at which time circumstances may exist that cannot presently be predicted.  A description of the procedures followed and the assumptions and qualifications made by the Debtors in connection with the Liquidation Analysis are set forth in the notes thereto.

3.                                      Feasibility

In connection with Confirmation of the Plan, the Bankruptcy Court must determine that the Plan is feasible in accordance with section 1129(a)(11) of the Bankruptcy Code (which section requires that the Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors).  If the Entire Company Sale is implemented, the holders of Claims against the Debtors will no longer have an interest in the ongoing financial performance of the Debtors’ business.  To support the Debtors’ belief that the Plan is feasible if the Entire Company Sale Trigger is not satisfied and the Stand-Alone Reorganization is pursued, the Debtors have prepared the projections for the Reorganized Debtors, as set forth in Exhibit 5 (the “Financial Projections”) to this Disclosure Statement and discussed in greater detail in Article XX below.  Accordingly, the Financial Projections only relate to the ongoing business operations of the Debtors if the Stand-Alone Reorganization is implemented.  Based upon the Financial Projections, the Debtors believe that they will be able to make all payments required pursuant to the Plan while conducting ongoing business operations and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

4.                                      Requirements of Section 1129(b) of the Bankruptcy Code

The Bankruptcy Code permits confirmation of a plan even if it is not accepted by all impaired classes, as long as (a) the plan otherwise satisfies the requirements for confirmation, (b) at least one impaired class of claims has accepted the plan without taking into consideration the votes of any insiders in such class and (c) the plan is “fair and equitable” and does not “discriminate unfairly” as to any impaired class that has not accepted the plan.  These so-called “cramdown” provisions are set forth in section 1129(b) of the Bankruptcy Code.

“Fair and Equitable”

The Bankruptcy Code establishes different “cramdown” tests for determining whether a plan is “fair and equitable” to dissenting impaired classes of secured creditors, unsecured creditors and equity interest holders as follows:

•                  Secured Creditors.  A plan is fair and equitable to a class of secured claims if the plan provides:  (a) that each holder of a secured claim (i) retains the liens securing its claim to the extent of the allowed amount of such claim, whether the property subject to those liens is retained by the debtor or transferred to another entity, and (ii) receives on account of its secured claim deferred cash payments having a value, as of the effective date of the plan, at least equal to such holder’s interest in the estate’s interest in such property; (b) that such holder of a secured claim included realizes the “indubitable equivalent” of its allowed secured claim; or (c) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of such liens with such liens to attach to the proceeds of the sale, and the treatment of such liens on proceeds in accordance with clause (i) or (ii) of this paragraph.

•                  Unsecured Creditors.  A plan is fair and equitable as to a class of unsecured claims that rejects the plan if the plan provides that:  (a) each holder of a claim included in the rejecting class receives or retains under the plan property of a value, as of the effective date of the plan, equal to the amount of its allowed claim; or (b) the holders of claims and interests that are junior to the claims of the rejecting class will not receive or retain any property under the plan on account of such junior claims or interests.

•                  Holders of Interests.  A plan is fair and equitable as to a class of interests that rejects the plan if the plan provides that:  (a) each holder of an equity interest included in the rejecting class receives or retains under the plan property of a value, as of the effective date of the plan, equal to the greatest of the allowed amount of (i) any fixed liquidation preference to which such holder is entitled, (ii) any fixed redemption price to which such holder is entitled or (iii) the value of the interest; or (b) the holder of any interest that is junior to the interests of the rejecting class will not receive or retain any property under the plan on account of such junior interest.

The Debtors believe the Plan is fair and equitable as to unsecured creditors and Holders of Interests because no Holders of Claims or Interests junior to such parties are receiving any distributions under the Plan on account of such claims or interests.

“Unfair Discrimination”

A plan of reorganization does not “discriminate unfairly” if a dissenting class is treated substantially equally with respect to other similarly situated classes, and no class receives more than it is legally entitled to receive for its claims or interests.  The Debtors do not believe that the Plan discriminates unfairly against any impaired Class of Claims or Interests.

The Debtors believe that the Plan and the treatment of all Classes of Claims and Interests under the Plan satisfy the foregoing requirements for “cramdown” (or non-consensual Confirmation of the Plan) pursuant to section 1129(b) of the Bankruptcy Code.

ARTICLE XX.
VALUATION AND FINANCIAL PROJECTIONS

As further discussed below, the Debtors believe the Plan meets the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code, as Confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Reorganized Debtors.

In connection with developing the Plan, and for purposes of determining whether the Plan satisfies feasibility standards, the Debtors’ management has, through the development of the Financial Projections for the years 2015 through 2020, a copy of which is attached hereto as Exhibit 5, analyzed the Reorganized Debtors’ ability to meet their obligations under the Plan and to maintain sufficient liquidity and capital resources to conduct their business.  The Debtors prepared the Financial Projections in good faith and based upon estimates and assumptions made by the Debtors’ management.  The Debtors believe that in the event of the Stand-Alone Reorganization, the Reorganized Debtors will have sufficient liquidity to fund obligations as they arise, thereby maintaining value.  In the event the Entire Company Sale Trigger occurs, the Wind-Down Budget will demonstrate that the Wind-Down Debtors will have sufficient funds to make required distributions under the Plan and administer any Remaining Assets.  The Debtors believe, that based on the projections and the Wind-Down Budget (if applicable), the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code.  The Debtors prepared the Financial Projections in good faith, based upon estimates and assumptions made by the Debtors’ management.

The Financial Projections assume that the Entire Company Sale does not occur and that the Plan, including all transactions contemplated by the Plan in connection with the Stand-Alone Reorganization, will be consummated in accordance with its terms by the assumed Effective Date.  Any significant delay in the assumed Effective Date of the Plan may have a significant negative impact on the operations and financial performance of the Debtors, including, but not limited to, an increased risk of inability to meet sales forecasts and higher reorganization expenses.  Additionally, the estimates and assumptions in the Financial Projections, while considered reasonable by management, may not be realized, and are inherently subject to uncertainties and contingencies.  They also are based on factors such as industry performance, general business, economic, competitive, regulatory, market, and financial conditions, all of which are difficult to predict and generally beyond the Debtors’ control.  Because future events and circumstances may well differ from those assumed and unanticipated events or circumstances may occur, the Debtors expect that the actual and projected results will differ and the actual results may be materially different from those reflected in the Financial Projections.  No representations can be made as to the accuracy of the Financial Projections or the Reorganized Debtors’ ability to achieve the projected results.  Therefore, the Financial Projections may not be relied upon as a guaranty or other assurance of the actual results that will occur.  The inclusion of the Financial Projections should not be regarded as an indication that the Debtors considered or consider the Financial Projections to reliably predict future performance.  The Financial Projections are subjective in many respects, and thus are susceptible to interpretations and periodic revisions based on actual experience and recent developments.  The Debtors do not intend to update or otherwise revise the Financial Projections to reflect the occurrence of future events, even in the event that assumptions underlying the Financial Projections are not borne out.  The Financial Projections should be read in conjunction with the assumptions and qualifications set forth herein.

In addition, in connection with developing the Plan, Miller Buckfire performed an analysis of the estimated value of (1) the Downstream Businesses that will be operated by the Reorganized Debtors on a going-concern basis, attached here to as Exhibit 6 (the “Downstream Business Valuation Report”) and (2) the Net Operating Losses or “NOLs” generated by the consolidated federal tax group of which Molycorp, Inc. is the common parent, attached hereto as Exhibit 7 (the “NOL Valuation Report” and, together with the Downstream Business Valuation Report, the “Valuation Analyses”).  The Downstream Business Valuation Analysis is based on three commonly accepted valuation methodologies — the comparable companies approach, precedent transactions approach and the discounted cash flow approach.  The NOL Valuation Report is based on a discounted cash flow approach and calculates the present value of the potential tax benefits accruing to Reorganized Parent post-emergence.

Specifically, in preparing the Valuation Analyses, Miller Buckfire, among other things: (i) reviewed certain recent publicly available financial results of the Debtors and other companies; (ii) reviewed the Financial Projections; (iii) discussed with certain senior executives the current operations and prospects of the Debtors and Non-Debtor Affiliates, as well as key assumptions related to the Financial Projections; (iv) prepared discounted cash flow analyses based on the Financial Projections, utilizing various discount rates and terminal value multiples; (v) considered the valuation multiples of certain publicly traded companies in businesses reasonably comparable to the operating businesses of the Debtors and Non-Debtor Affiliates; (vi) considered the valuation multiples paid in certain precedent transactions for companies in businesses reasonably comparable to the operating businesses of the Debtors and Non-Debtor Affiliates; (vii) utilized specific tax assumptions and analysis prepared by management; and (viii) conducted such other analyses and reviewed such other relevant material as Miller Buckfire deemed necessary under the circumstances.

THE VALUATION ANALYSES SET FORTH IN EXHIBIT 6 AND EXHIBIT 7 ARE BASED UPON a number of estimates and assumptions that are inherently subject to significant uncertainties and contingencies beyond the control of the Debtors or the Reorganized Debtors.  Accordingly, there can be no assurance that the ranges reflected in the Valuation Analyses would be realized if the Plan were to become effective, and actual results could vary.

THE VALUATION ANALYSES REPRESENT A HYPOTHETICAL VALUATION OF THE REORGANIZED DEBTORS AND THEIR ASSETS, WHICH ASSUMES THAT SUCH REORGANIZED DEBTORS AND THE NON-DEBTOR AFFILIATES CONTINUE AS AN OPERATING BUSINESS IN SUBSTANTIALLY THE SAME CORPORATE STRUCTURE.  THE ESTIMATED VALUE SET FORTH IN THE VALUATION ANALYSES DO NOT PURPORT TO CONSTITUTE AN APPRAISAL OR NECESSARILY REFLECT THE ACTUAL MARKET VALUE THAT MIGHT BE REALIZED THROUGH A SALE OR LIQUIDATION OF THE REORGANIZED DEBTORS, THEIR SECURITIES OR THEIR ASSETS, WHICH MAY BE MATERIALLY DIFFERENT THAN THE ESTIMATES SET FORTH IN THE VALUATION ANALYSES.  ACCORDINGLY, SUCH ESTIMATED VALUE IS NOT NECESSARILY INDICATIVE OF THE PRICES AT WHICH ANY SECURITIES OF THE REORGANIZED DEBTORS MAY TRADE AFTER GIVING EFFECT TO THE TRANSACTIONS SET FORTH IN THE PLAN.  ANY SUCH PRICES MAY BE MATERIALLY DIFFERENT THAN INDICATED BY THE VALUATION ANALYSES.

ARTICLE XXI.
PLAN-RELATED RISK FACTORS

The implementation of the Plan is subject to a number of material risks, including those described below.  Prior to voting on the Plan, each party entitled to vote should carefully consider these risks, as well as all of the information contained in this Disclosure Statement, including the exhibits hereto.  For purposes of the discussion of the Plan-Related Risk Factors, references to “New Molycorp” mean, collectively, Reorganized Parent and the Reorganized Debtors, together with their Non-Debtor Affiliates.

A.                                    Certain Bankruptcy Considerations

1.                                      If the Plan is not confirmed or consummated, or the reorganization is delayed, distributions to Holders of Allowed Claims would be materially reduced

If the Plan is not confirmed or consummated, there can be no assurance that the Chapter 11 Cases will continue rather than be converted to chapter 7 liquidation cases, or that any alternative plan of reorganization would be on terms as favorable to Holders of Claims as the terms of the Plan.  The Debtors anticipate that certain parties in interest may file objections to the Plan in an effort to persuade the Bankruptcy Court that the Debtors have not satisfied the confirmation requirements under sections 1129(a) and (b) of the Bankruptcy Code.  Even if (a) no objections are filed, (b) all impaired Classes of Claims accept or are deemed to have accepted the Plan or (c) with respect to any Class that rejects or is deemed to reject the Plan, the requirements for “cramdown” are met, the Bankruptcy Court, which can exercise substantial discretion, may determine that the Plan does not meet the requirements for confirmation under sections 1129(a) and (b) of the Bankruptcy Code.  Section 1129(a) of the Bankruptcy Code requires, among other things, (a) a demonstration that the Confirmation of the Plan will not be followed by liquidation or need for further financial reorganization of the Debtors, except as contemplated by the Plan, and (b) that the value of distributions to parties entitled to vote on the Plan who vote to reject the Plan not be less than the value of distributions such creditors would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.  Although the Debtors believe that the Plan meets the confirmation requirements for confirmation, there can be no assurance that the Bankruptcy Court will reach the same conclusion.  If a liquidation or protracted reorganization were to occur, the distributions to Holders of Allowed Claims could be drastically reduced.  In particular, the Debtors believe that, as set forth in the Liquidation Analysis, in a liquidation under chapter 7, Holders of Allowed Claims would receive substantially less because of, among other things, the inability in a liquidation to realize the greater going-concern value of the Debtors’ assets.  Furthermore, administrative expenses of a chapter 7 trustee and the trustee’s attorneys, accountants and other professionals likely would cause a substantial erosion of the value of the Debtors’ estates.  Substantial additional Claims also may arise by reason of the liquidation and from the rejection of executory contracts and unexpired leases, further reducing distributions to Holders of Allowed Claims.

2.                                      The Plan may not be consummated if the conditions to Effectiveness of the Plan are not satisfied

Sections X.A & B of the Plan provide for certain conditions that must be satisfied (or waived) prior to the Confirmation Date and for certain other conditions that must be satisfied (or waived) prior to the Effective Date.  Many of the conditions are outside of the control of the Debtors.  There can be no assurance that any or all of the conditions in the Plan will be satisfied (or waived).  Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the restructuring completed.  If the Plan is not consummated, there can be no assurance that the Chapter 11 Cases would not be converted to chapter 7 liquidation cases or that any new chapter 11 plan would be as favorable to Holders of Claims as the current Plan.  Either outcome may materially reduce distributions to Holders of Claims.  See Section XV.A and B to this Disclosure Statement for a description of the conditions to the Confirmation and effectiveness of the Plan, respectively.

3.                                      If the Effective Date is delayed, the Debtors may need to seek postpetition financing

The Debtors may not have sufficient cash available in order to operate their business if the Effective Date is delayed.  In that case, the Debtors may need additional postpetition financing, which may increase the costs of consummating the Plan.  There is no assurance of the terms on which such financing may be available or if such financing will be available.  Any increased costs as a result of the incurrence of additional indebtedness may reduce amounts available to distribute to Holders of Allowed Claims.

4.                                      If current estimates of Allowed Claims prove inaccurate, New Molycorp’s financial condition could be materially and adversely affected

The estimates of Allowed Claims in this Disclosure Statement are based on the Debtors’ review of the Proofs of Claim Filed in these Chapter 11 Cases and the Debtors’ books and records, as well as the results of objections to Claims prosecuted to completion to date (if any).  Upon the passage of all applicable Bar Dates, the completion of further analyses of the Proofs of Claim, the completion of Claims litigation and related matters, the total amount of Claims that ultimately become Allowed Claims in the Chapter 11 Cases may differ from the Debtors’ estimates, and such difference could be material.  For example, the amount of any Disputed Claim that ultimately is allowed may be significantly more or less than the estimated amount of such Claim.  Particular risks exist with respect to those Claims such as Priority Claims, Priority Tax Claims and Secured Claims, which must be paid in Cash by New Molycorp under the Plan.  If estimates of such Claims are inaccurate, it may materially and adversely affect the recoveries on various Claims, as well as New Molycorp’s financial condition.  Further, the size and amount of the 10% Notes Deficiency Claim could vary materially depending on the outcome of the Debtors’ efforts to sell the Molycorp Minerals Assets, and because the 10% Notes Deficiency Claim is classified together with other General Unsecured Claims against certain Debtors in Class 5, the recoveries of holders of General Unsecured Claims in Classes where the 10% Notes Deficiency Claim is classified could be significantly diluted depending on the size of the 10% Notes Deficiency Claim.

B.                                    Risks Relating to Recoveries if the Entire Company Sale Trigger is Satisfied

As the Bid Deadline has not passed, the Debtors do not know if any Qualified Bids for some or all of the Debtors’ businesses will be timely received, or if Qualified Bids will be received in an aggregate amount sufficient to trigger the Entire Company Sale.  Accordingly, the Debtors cannot project at this time the estimated recoveries to holders of Allowed Claims in the Entire Company Sale.  However, as the Entire Company Sale Trigger requires sufficient estimated net sales proceeds to pay all Claims and amounts that would otherwise need to be satisfied in the case of the Stand-Alone Reorganization, the estimated recoveries of holders of Allowed Claims in the Entire Company Sale will not be less than the amounts estimated in the Stand-Alone Reorganization.

C.                                    Risks Relating to Closing the Entire Company Sale

Even if Qualified Bids are received in amount(s) sufficient to satisfy the Entire Company Sale Trigger, the proposed sale or sales thereunder (the “Sale Transactions”) may not close.  The completion of such sale or sales may be subject to various conditions, including without limitation, the (a) execution of the applicable purchase agreement(s), (b) approval of assumption and assignment of certain executory contracts and unexpired leases, (c) required consents, (d) governmental approvals, (e) absence of material adverse effects on the applicable business segments and (f) satisfaction of certain other customary closing conditions.  While the Debtors hope to satisfy the conditions to the closing the Sale Transactions, there can be no assurances that the Debtors will actually satisfy such conditions.  Accordingly, there is a risk that the Sale Transactions may not be consummated.

In addition, in the event that the Entire Company Sale Trigger is satisfied, but the Sale Transactions are not completed for any reason, including a failure to satisfy certain closing conditions for such sales, the Debtors may switch to the Stand-Alone Reorganization.  However, in such circumstances, there is a risk that, due to the delay caused by the pursuit of the failed Entire Company Sale, Molycorp may not be able to achieve certain milestone events included in the Plan, including the Bankruptcy Court’s confirmation of the Plan and the occurrence of the Effective Date.  If Molycorp fails to achieve any of these milestone events by the applicable dates specified in the Plan, then the Plan may be terminated, and there can be no assurances that Molycorp will be able to propose a revised plan or obtain creditor approval for a revised plan of reorganization to emerge from bankruptcy.  A failure to complete the Entire Company Sale also could have potentially an adverse impact on Molycorp’s liquidity in the event that confirmation of the Plan is delayed, requiring Molycorp to secure other sources of financing to support its business plan and avoid a default under the DIP Facility, which could also have an adverse impact on Molycorp’s ability to successfully develop and implement a plan of reorganization to emerge from bankruptcy.  In such circumstances, there can be no assurance that the Chapter 11 Cases would not be converted to chapter 7 liquidation cases or that any new chapter 11 plan would be as favorable to Holders of Claims as the current Plan.  Either outcome may materially reduce distributions to Holders of Claims.  See Sections XV.A and B to this Disclosure Statement for a description of the conditions to the confirmation and effectiveness of the Plan, respectively.

D.                                    Risks Relating to the Molycorp Minerals Assets Sale

The Debtors contemplate consummating the Molycorp Minerals Assets Sale under either the Entire Company Sale or Stand-Alone Reorganization.  However, there is a risk that the Debtors will be unable to find any purchaser willing to purchase the Molycorp Minerals Assets and/or the Oaktree Equipment.  A failure to sell the Molycorp Minerals Assets pursuant to the Plan could materially impact the recoveries of Holders of certain Claims, including the 10% Notes Claims.

In addition, the closing of the Molycorp Minerals Assets Sale is a condition to the Effective Date.  Accordingly, unless waived, failure to consummate the Molycorp Minerals Assets Sale could result in an inability to effectuate the Plan as to one or more of the Debtors.

E.                                    Risks Relating to the Stand-Alone Reorganization, the New Term Loan, the Reorganized Parent Common Equity and the New Warrants

1.                                      Projections of future performance by New Molycorp are based on assumptions which may not prove accurate and many of which are outside the control of New Molycorp

The Financial Projections attached to this Disclosure Statement as Exhibit 5 are inherently uncertain and are dependent upon the reliability of certain assumptions regarding the performance of New Molycorp in the markets in which it operates.  The Financial Projections reflect numerous assumptions, including Confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of New Molycorp, industry performance, general business and economic conditions and other matters, and are subject to many risks, most of which are beyond the control of New Molycorp.  Unanticipated events and circumstances occurring after the preparation of the Financial Projections may affect the actual financial results of New Molycorp.  Therefore, the actual results achieved throughout the periods covered by the Financial Projections may vary from the projected results.  These variations may be material and may adversely affect the ability of New Molycorp to satisfy its obligations following the Effective Date.  In addition, this Disclosure Statement does not reflect any events that may occur after the date of this Disclosure Statement.  Any failure to successfully implement New Molycorp’s business strategy or the Financial Projections within the time frames currently expected, or at all, may have a material adverse impact on the information contained in this Disclosure Statement, and on New Molycorp’s business, financial condition, cash flows and results of operations.

2.                                      Changes to New Molycorp’s business plan may cause material adverse changes to New Molycorp’s Business

New Molycorp may make changes to its business, operations and current business plan, which may have a material adverse impact on New Molycorp’s future business, financial condition, cash flows and results of operations.

3.                                      Restrictions imposed by agreements governing indebtedness incurred by New Molycorp, including the New Term Loan, or market conditions may limit New Molycorp’s ability to obtain additional liquidity

If New Molycorp requires working capital greater than that provided by operating cash flow, as a result of these sources of liquidity not meeting current projected needs, or if additional cash is needed to fund additional business opportunities, then New Molycorp may be required either to obtain other sources of financing or curtail its operations.  The availability of such financing may be limited by market conditions prevailing at the time New Molycorp seeks to obtain such financing and by the terms of the agreements governing the New Term Loan.  No assurance can be given, however, that any additional financing will be available on terms that are favorable or acceptable to New Molycorp.  Any inability to raise needed capital could have a material impact on New Molycorp’s business, financial condition, cash flows and results of operations.

4.                                      Holders of Reorganized Parent Common Equity and New Warrants may not be able to recover in future cases of bankruptcy, liquidation or reorganization

In any subsequent bankruptcy, liquidation or reorganization of Reorganized Parent, the assets of New Molycorp would not be available for distribution to any Holder of Reorganized Parent Common Equity or New Warrants unless and until all indebtedness of New Molycorp has been paid.

5.                                      There is not an established market for Reorganized Parent Common Equity or the New Warrants, which could make the markets for the shares illiquid and lead to price instability

No established market exists for the Reorganized Parent Common Equity or the New Warrants.  There cannot be any assurance as to the degree of price volatility in any market that develops for the Reorganized Parent Common Equity or the New Warrants.  Holders of Reorganized Parent Common Equity pursuant to the Plan may not elect to hold equity on a long-term basis.  Sales by future equity holders of a substantial amount of their equity after the Effective Date could significantly reduce the market price of the Reorganized Parent Common Equity and the New Warrants.  Moreover, the perception that these equity holders might sell significant amounts of the Reorganized Parent Common Equity could depress the trading price of the Reorganized Parent Common Equity or the New Warrants for a considerable period.  Sales of the Reorganized Parent Common Equity and the New Warrants, and the possibility thereof, could make it more difficult for Reorganized Parent to sell equity, or equity-related securities, in the future at a time and price that they consider appropriate.

The valuation of Reorganized Parent Common Equity contained in this Disclosure Statement is not an estimate of the prices at which the Reorganized Parent Common Equity may trade in the market, and the Debtors have not attempted to make any such estimate in connection with the development of the Plan.  The value of the Reorganized Parent Common Equity ultimately may be substantially higher or lower than reflected in the valuation assumptions provided in this Disclosure Statement.

6.                                      Future issuances of Reorganized Parent Common Equity may cause Holders to incur substantial dilution

In the future, Reorganized Parent may grant equity securities to its employees, consultants and directors under certain stock option and incentive plans.  Furthermore, Reorganized Parent may issue equity securities in connection with future investments, acquisitions or capital raising transactions.  Such grants or issuances could constitute a substantial portion of the then-outstanding common stock, which may result in substantial dilution in ownership of common stock, including shares of Reorganized Parent Common Equity issued pursuant to the Plan.

7.                                      Reorganized Parent’s ability to pay dividends

Any future determination to pay dividends or other distributions will be at the discretion of the board of directors of Reorganized Parent and will be dependent upon then existing conditions.  In addition, restrictive covenants in certain debt instruments to which Reorganized Parent will, or may, be a party, may limit the ability of New Molycorp to pay dividends or for Reorganized Parent to receive dividends from the Non-Debtor Affiliates, any of which may negatively impact the trading price of Reorganized Parent Common Equity.

8.                                      The share price of the Reorganized Parent Common Equity may fluctuate significantly.  Accordingly, shareholders could lose all or part of their investment.

The market price of Reorganized Parent Common Equity may be highly volatile and may be influenced by many factors, some of which are beyond New Molycorp’s control, including:  (a) the extremely volatile rare earths industry; (b) New Molycorp’s quarterly or annual earnings or those of other companies in its industry; (c) loss of a large customer; (d) changes in accounting standards, policies, guidance, interpretations or principles; (e) the failure to comply with accounting standards applicable to New Molycorp or to maintain effective internal control over financial reporting; (f) inability to service the New Term Loan; (g) general economic conditions; and (h) future sales of Reorganized Parent Common Equity; as well as other factors.

In the past, Molycorp, Inc.’s common stock price has been particularly affected by the volatility in the prices of rare earths.  If prices in the rare earth industry remain volatile, then the price for the Reorganized Parent Common Equity may continue to exhibit volatility as well.  In particular, if prices or demand for rare earths were to decline, the Reorganized Parent Common Equity price would likely decline.

9.                                      The availability of shares of Reorganized Parent Common Equity for sale in the future could reduce the market price of Reorganized Parent Common Equity and the New Warrants and would be dilutive to existing holders

In the future, Reorganized Parent may issue additional securities to raise capital or in exchange for its debt.  Reorganized Parent may also acquire interests in other companies by using a combination of cash and common stock or just common stock.  Reorganized Parent may also issue securities convertible into common stock.  Any of these events may dilute ownership interest in Reorganized Parent and have an adverse impact on the price of the Reorganized Parent Common Equity and the New Warrants.  In addition, sales of a substantial amount of common stock in the public market, or the perception that these sales may occur, could reduce the market price of the common stock.  This could also impair Reorganized Parent’s ability to raise additional capital through the sale of its securities.

10.                               There is no guaranty that the New Warrants will become exercisable prior to their expiration

There is no guaranty that the New Warrants, if any, issued pursuant to the Plan will achieve the strike price at which they become exercisable prior to their expiration.  Accordingly, the New Warrants may expire without having entitled the Holders to purchase any of the Reorganized Parent Common Equity.

F.                                     Risks Relating to Tax and Accounting Consequences of the Plan

1.                                      Certain tax consequences of the Plan raise unsettled and complex legal issues and involve factual determinations

The U.S. federal income tax consequences of the Plan are complex and are subject to significant uncertainties.  The Debtors do not intend to seek any ruling from the Internal Revenue Service (the “IRS”) on the tax consequences of the Plan.  Even if the Debtors decide to request a ruling, there would be no assurance that the IRS would rule favorably or that any ruling would be issued before the Effective Date.  In addition, in such case, there would still be issues with significant uncertainties, which would not be the subject of any ruling request.  Thus, there can be no assurance that the IRS will not challenge the various positions that the Debtors have taken, or intend to take, with respect to the tax treatment of the Plan, or that a court would not sustain such a challenge.

2.                                      The Post-Effective Date Debtors’ ability to use the Debtors’ pre-emergence tax attributes may be significantly limited under the United States federal income tax rules

The Debtors have experienced losses from the operation of their business. As a result, the Debtors estimate that their U.S. federal income tax net operating loss (“NOL”) carryforwards are approximately $619 million as of December 31, 2014, increasing to approximately $703 million as of December 31, 2015, subject to further refinement.  The majority of these NOLs were generated by Molycorp Minerals, with additional substantial amounts generated by Molycorp, Inc. and Magnequench International, Inc.  The NOLs are partially subject to limitation on use due to a prior ownership change the Debtors believe occurred in 2013.

The Debtors’ NOLs and tax basis in assets will be reduced on account of cancellation of indebtedness income, and the Post-Effective Date Debtors’ ability to use the remaining NOLs and possibly any recognized built-in losses to offset future taxable income may be significantly limited if the Debtors undergo an “ownership change” as defined in section 382 of the IRC as a result of the Plan and the ownership change does not qualify or the Debtors elect not to use a special bankruptcy rule that would prevent a limitation on use of the tax attributes from applying. An entity that experiences an ownership change generally is subject to an annual limitation on its use of its pre-ownership change tax attributes after the ownership change equal to the equity value of the corporation immediately before the ownership change, multiplied by the long-term tax-exempt rate posted by the Internal Revenue Service (the “IRS”) (subject to certain adjustments). Because any ownership change of the Debtors will occur pursuant to the Plan, it will be allowed to calculate its limitation, in general, by reference to its equity value immediately after the ownership change (rather than the equity value immediately before the ownership change, as is the case under the general rule for non-bankruptcy ownership changes), thus reflecting the increase in the value of the stock due to the cancellation of debt resulting from the Plan. The annual limitation could also be increased each year to the extent that there is an unused limitation in a prior year. Even if the Debtors qualify for and elect to use a special bankruptcy rule that would prevent a limitation on use of the tax attributes from applying, the Debtors’ NOLs would first be reduced to the extent of certain prior interest deductions taken on account of indebtedness that will be converted into equity under the Plan. If the Debtors experience an ownership change as a result of the Plan, the availability of substantial pre-ownership change tax attributes to offset Post-Effective Date Debtors’ future taxable income may be significantly limited.  Generally, consummation of a chapter 11 plan of reorganization results in an ownership change.  Depending on the form of the plan transactions, an ownership change may occur with respect to the Debtors.

See Article XXII “Certain U.S. Federal Income Tax Consequences of Consummation of the Plan” below for a discussion of certain U.S. federal income tax consequences of the Plan.

3.                                      Depending on the precise terms of the Plan Transactions, certain taxes may be required to be paid in cash which would reduce net proceeds distributable to creditors

The Plan contemplates two possible outcomes — (a) the Entire Company Sale or (b) the disposition of Mountain Pass and the Stand-Alone Reorganization — as well as the possibility of certain other Restructuring Transactions (as used herein, collectively, the “Plan Transactions”). To the extent the Plan Transactions that occur are treated as one or more taxable sales or exchanges for U.S. federal income tax purposes, the Debtors generally would recognize taxable gain or loss on such Plan Transactions.

Accordingly, the Debtors’ available tax attributes, including NOLs to the extent not limited, could be utilized in whole or in part, and cash taxes could be payable, by the Debtors in connection with such Plan Transactions.

In addition, the Plan Transactions could result in U.S. or foreign taxes (including income, gain, withholding, sales, transfer, indirect, VAT or other taxes) required to be paid in cash, which would reduce net proceeds distributable to creditors.  The amounts of such taxes will depend in part upon the precise terms of the Plan Transactions.

See Article XXII “Certain U.S. Federal Income Tax Consequences of Consummation of the Plan” below for a discussion of certain U.S. federal income tax consequences of the Plan.

G.                                   Risks Relating to New Molycorp’s Business and General Economic Risk Factors

1.                                      New Molycorp may be adversely affected by fluctuations in demand for, and prices of, rare earth products

Because New Molycorp’s primary source of revenue is the sale of rare earth minerals and products, changes in demand for, and the market price of, rare earth minerals and products could significantly affect New Molycorp’s profitability.  The value and price of New Molycorp’s securities and financial results may be adversely affected by declines in the prices of rare earth minerals and products.  Rare earth minerals and product prices fluctuate and are affected by numerous factors beyond New Molycorp’s control such as interest rates, exchange rates, inflation or deflation, fluctuation in the relative value of the U.S. dollar against foreign currencies on the world market, global and regional supply and demand for rare earth minerals and products, and the political and economic conditions of countries that produce rare earth minerals and products.

As a result of the last global economic crisis, rare earth product prices declined by approximately 50% between 2008 and the end of the third quarter of 2009 before increasing during 2010 and most of 2011 and then declining since then.  Pricing for rare earth elements has experienced significant volatility over the past several years due to a number of factors: the most recent global financial crisis; a severe contraction by China, beginning in 2010, of rare earths it allowed for export; illegal mining in China; China’s continuing efforts to institute stronger environmental reforms across its rare earths industry, forced industry consolidation, and constrict rare earths production; a build-up of stockpiles by rare earths consumers and government entities; product substitution; and a general lack of certainty among rare earths customers regarding the reliability of the future supply of rare earth elements.  Sales prices for rare earth elements, as well as demand for rare earth elements, began to weaken in the second quarter of 2012 and have continued to decline since then.  Protracted periods of low prices and demand for rare earth minerals and products like those that occurred starting in 2012 could significantly reduce revenues and the availability of required development funds in the future.

Demand for New Molycorp’s products may be impacted by demand for downstream products incorporating rare earths, including hybrid and electric vehicles, wind power equipment and other clean technology products, as well as demand in the general automotive and electronic industries.  Lack of growth in these markets may adversely affect the demand for New Molycorp’s products, which would have a material adverse effect on New Molycorp’s business and results of operations.

In contrast, extended periods of high commodity prices may create economic dislocations that may be destabilizing to rare earth minerals supply and demand and ultimately to the broader markets.  Periods of high rare earth mineral market prices generally are beneficial to New Molycorp’s financial performance.  However, strong rare earth mineral prices, as well as real or perceived disruptions in the supply of rare earth minerals, also create economic pressure to identify or create alternate technologies that ultimately could depress future long-term demand for rare earth minerals and products, and at the same time may incentivize development of otherwise marginal mining properties.  This occurred recently, when rising prices in 2011 and the first half of 2012 prompted such industrial substitution.  For example, automobile manufacturers have announced plans to develop motors for electric and hybrid cars that do not require rare earth metals due to concerns about the available supply of rare earths.  If the automobile industry or other industries reduce their reliance on rare earth products, the resulting change in demand could have a material adverse effect on New Molycorp’s business.

In sum, conditions in the rare earths industry have been extremely volatile, and prices, as well as supply and demand, have been significantly impacted by a number of factors, principally changes in economic conditions and demand for rare earth materials and changes, or perceived changes, in Chinese quotas for the production and export of rare earth materials.  After a spike of approximately 1,000% from the end of 2009 to the first half of 2011, average prices for most rare earths have declined significantly through the end of 2014.  If conditions in New Molycorp’s industry remain volatile, its stock price may continue to exhibit volatility as well.  In particular, if prices or demand for rare earths were to decline, the stock price of Reorganized Parent would likely decline, and this could also impair New Molycorp’s ability to find purchasers for its products at acceptable prices.

2.                                      New Molycorp operates in a highly competitive industry

The rare earths mining and processing markets are capital intensive and competitive.  New Molycorp’s Chinese competitors may have greater financial resources, as well as other strategic advantages to maintain, improve and expand their facilities.  Additionally, the Chinese producers historically been able to produce at relatively low costs due to domestic economic factors.

3.                                      The success of New Molycorp’s business will depend, in part, on the establishment of new uses and markets for rare earth products

The success of New Molycorp’s business will depend, in part, on the establishment of new markets by New Molycorp or third parties for certain rare earth products that may be low in demand.  For example, cerium is, and is expected to remain, in global surplus.  Although Molycorp has developed a proprietary line of cerium-based water treatment products, including SorbX™ and PhosFIX™, these products have been sold only in limited commercial quantities and have yet to be fully commercialized.  In addition, although New Molycorp is developing rare earth products for use in NdFeB magnets, which are used in critical existing and emerging technologies, such as hybrid and electric vehicles, wind power turbines and compact fluorescent lighting, the success of New Molycorp’s business depends on creating new markets and successfully commercializing rare earth products in existing and emerging markets.  Any unexpected costs or delays in the commercialization of any of the foregoing products and applications could have a material adverse effect on New Molycorp’s financial condition or results of operations.

4.                                      An increase in the global supply of rare earth products, dumping and predatory pricing by New Molycorp’s competitors may materially adversely affect New Molycorp’s profitability

The pricing and demand for New Molycorp’s products is affected by a number of factors beyond New Molycorp’s control, including growth of economic development and the global supply and demand for rare earth products.  According to the Industrial Minerals Company of Australia Pty Ltd (“IMCOA”), a rare-earth market consultant, it is estimated that China accounted for approximately 85% of global rare earths production in 2014.  China also dominates the manufacture of metals and NdFeB magnets from rare earths, a capacity that is not currently found in the United States.  Increased competition from a reorganized New Molycorp may lead its competitors to engage in predatory pricing behavior.  Any increase in the amount of rare earth products exported from other nations and increased competition may result in price reductions, reduced margins and loss of potential market share, any of which could materially adversely affect New Molycorp’s profitability.  As a result of these factors, New Molycorp may not be able to compete effectively against current and future competitors.

5.                                      Changes in China’s export policy may adversely affect New Molycorp’s financial condition and results of operations

In 1999, the government of China introduced an export quota system for the rare earths industry.  In 2008, China imposed export taxes of up to 25% on selected rare earths (primarily heavy separated rare earth oxides) and up to 15% for all other rare earths (primarily light rare earth oxides).  The Chinese government heightened international supply concerns beginning in August 2009, when China’s Interior Ministry first signaled that it would further restrict exports of Chinese rare earth resources.  Citing the importance of the availability of rare earth elements to internal industries and the desire to conserve resources, the Chinese government announced export quotas, increased export tariffs and introduced a “mining quotas policy” that, in addition to imposing export quotas and export tariffs, also imposed production quotas and limits the issuance of new licenses for rare earths exploration.  The Chinese Ministry of Foreign Commerce, or MOFCOM, increased China’s export quota slightly in 2012, up to 30,996 MT of rare earth products, or approximately 3% from 2011.

In December 2014, the Chinese government announced that it would no longer impose quotas on the export of rare earths from China.  However, the Chinese government also announced that government-issued licenses would be required to legally export rare earths from China, and that such exports would be allowed only through specified Chinese declaration ports.  On January 21, 2015, MOFCOM announced that it intended to abolish current rare earth export duties on or before May 2, 2015.

6.                                      New Molycorp may not successfully establish or maintain collaborative, joint venture and licensing arrangements, or establish new ones, which could adversely affect its ability to develop and commercialize its rare earth products

To implement New Molycorp’s business strategy successfully, New Molycorp has in the past, and may in the future, need to form joint ventures with existing magnet producers for the final production of finished rare earth magnets.  In addition, other licenses that may be necessary for various downstream processing steps have not yet been obtained.  Any failure to establish or maintain collaborative, joint venture or licensing arrangements for the production of downstream products on favorable terms could adversely affect New Molycorp’s business prospects, financial condition or ability to develop and commercialize downstream rare earth products.

7.                                      New Molycorp’s business will be adversely affected if New Molycorp does not successfully implement new processing technologies and capabilities

New Molycorp’s processing technologies and capabilities are key components of New Molycorp’s competitive strengths and are expected to contribute to low operating costs.  New Molycorp has not proven these technologies and capabilities at commercial rates over extended periods of time, and New Molycorp may not be able to do so as planned.  Any failure may affect New Molycorp’s ability to achieve the expected benefits of the new technologies and may have a material adverse effect on its financial condition or results of operations.

Markets for New Molycorp’s rare earths, zirconium or other minor metal-based products are highly competitive and characterized by rapid technological change.  New Molycorp’s future success depends upon its ability to continue to provide products that achieve market acceptance.  As technologies develop, substitutes may be developed for New Molycorp’s products that may have an adverse impact on their marketability.  Since New Molycorp specializes in a limited number of products, there is a risk that their replacement by other products may have a material adverse impact on New Molycorp’s sales, financial condition and results of operations.

8.                                      Increasing costs or limited access to raw materials may adversely affect New Molycorp’s profitability

New Molycorp’s operations in China and Estonia are vulnerable to any volatility in the prices of raw materials because New Molycorp does not currently have long-term raw material supply contracts.  The Chinese government is aggressively monitoring and regulating rare earth mining operations.  In some cases, it is shutting down or curtailing illegal or environmentally damaging mining activities.  This could have an adverse impact on rare earth raw materials supply.  Although New Molycorp believes there is an adequate supply of rare earths feedstock for New Molycorp’s processing facilities in China and Estonia, there is no assurance that the prices of such rare earths feedstock will not rise dramatically, in which case the increased cost of production may have a material adverse effect on New Molycorp’s profit margins.  Such rises in the prices of rare earths feedstock may be offset by increasing the prices of New Molycorp’s rare earth related products; however, there is no assurance that the market will bear such price increases, and even if the market will bear such increases, New Molycorp’s Chinese and Estonian businesses will have an increased cost of production since rare earths are a primary raw material.  In addition, if market prices for mixed rare earth oxides and zirconium products decline, there is no assurance that raw material prices will decline sufficiently or in tandem to offset the decline in selling prices.  New Molycorp’s RM operations are dependent on being able to secure an adequate supply of Tantalum and Gallium bearing scrap at economic prices in order to maintain and grow New Molycorp’s Tantalum and Gallium recycling business.  The inability of the RM segment to purchase Tantalum that meets the Electronic Industry Citizenship Coalition (“EICC”) requirements for Conflict Minerals, or to purchase Gallium bearing scrap at economic prices, could result in a loss of sales and could materially adversely affect New Molycorp’s financial position and results of operations.

9.                                      Diminished access to water may adversely affect New Molycorp’s operations

Processing of rare earths at New Molycorp’s facilities requires significant amounts of water.  Any decrease or disruption in New Molycorp’s available water supply may have a material adverse effect on New Molycorp’s results of operations.

10.                               Work stoppages or similar difficulties could significantly disrupt New Molycorp’s operations, reduce its revenues and materially adversely affect results of operations

As of December 31, 2014, 155 employees, or approximately 28% of the workforce at the Molycorp Silmet facility, were unionized employees.  New Molycorp’s contract with the labor union in Estonia is automatically renewed each year unless either party desires to make an amendment A work stoppage at the Molycorp Silmet facility could significantly disrupt New Molycorp’s operations, reduce revenues and materially adversely affect the results of operations.

11.                               A shortage of skilled technicians and engineers may further increase operating costs, which may materially adversely affect New Molycorp’s results of operations

Efficient production of rare earth products using modern techniques and equipment requires skilled technicians and engineers.  In the event that New Molycorp is unable to hire, train and retain the necessary number of skilled technicians and engineers, there could be an adverse impact on New Molycorp’s labor costs and New Molycorp’s ability to reach planned production levels in a timely manner, which could have a material adverse effect on the results of operations.

12.                               New Molycorp depends on key personnel for the success of its business

New Molycorp depends on the services of its senior management team and other key personnel.  The loss of the services of any member of senior management or a key employee could have an adverse effect on New Molycorp’s business.  New Molycorp may not be able to locate, attract or employ on acceptable terms qualified replacements for senior management or other key employees if their services are no longer available.

13.                               Because of the dangers involved in the manufacture of mineral products, there is a risk that New Molycorp may incur liability or damages as it conducts its business

The manufacture of mineral products involves numerous hazards.  Although New Molycorp maintains insurance to address certain risks involved in its business, such as coverage for property damage, business interruption and workers’ compensation, there can be no assurance that New Molycorp will be able to maintain insurance to cover these risks associated with manufacturing mineral products at economically feasible premiums or at all.  Additionally, New Molycorp cannot be certain that all claims it may make under its insurance policies will be deemed to be within the scope of, or fully covered by, its policies.  Furthermore, New Molycorp does not maintain coverage for losses resulting from acts of terrorism.  New Molycorp might also become subject to liability for environmental damage or other hazards that may be uninsurable or for which New Molycorp may elect not to insure because of premium costs or commercial impracticality.  Additionally, these policies contain limits of coverage and exclusions that are typical of such policies generally.  The payment of such premiums, or the assumption of such liabilities, may have a material adverse effect on New Molycorp’s financial position and results of operations.

14.                               New Molycorp conducts its sales and distribution operations on a worldwide basis and are subject to the risks associated with doing business internationally

New Molycorp sells to customers outside of the United States from its United States and international operations.  International shipments account for a significant portion of New Molycorp’s sales.

There are a number of additional risks associated with international business activities, including:  (a) burdens to comply with multiple and potentially conflicting foreign laws and regulations, including import and export requirements, tariffs and other barriers, customs regulations, environmental health and safety requirements and unexpected changes in any of these factors; (b) restrictions on production and export quotas granted by the Chinese government for New Molycorp’s Chinese operations; (c) to the extent Cash is held outside of the United States, New Molycorp’s repatriation of such Cash is subject to the approval of foreign governments and to politically adverse impact of foreign and domestic tax laws; (d) political and economic instability and disruptions, including terrorist attacks; (e) disadvantages of competing against companies from countries that are not subject to United States laws and regulations, including the Foreign Corrupt Practices Act (“FCPA”); (f) potentially adverse tax consequences due to overlapping or differing tax structures; and (g) fluctuations in currency exchange rates.

Any of these risks could have an adverse effect on New Molycorp’s international operations by reducing the demand for New Molycorp’s products or reducing the prices at which it can sell its products, which could result in an adverse effect on its business, financial position, results of operations or cash flows.

In addition, New Molycorp could be adversely affected by violations of the FCPA and similar worldwide anti-bribery laws.  The FCPA and similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or retaining business.  New Molycorp’s policies mandate compliance with these anti-bribery laws.  New Molycorp operates in many parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices.  New Molycorp cannot assure that its internal controls and procedures always will protect it from the reckless or criminal acts committed by its employees or agents.  If New Molycorp is found to be liable for FCPA violations, New Molycorp could suffer from criminal or civil penalties or other sanctions, which could have a material adverse effect on the business.

Additionally, in connection with the disclosure requirements mandated by Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, certain of New Molycorp’s customers have requested that New Molycorp certifies whether any “conflict minerals” (as such term is defined in Section 1502) used in the manufacturing of New Molycorp’s rare earth products come from the Democratic Republic of the Congo (or an adjoining country).  In January 2014, the Molycorp Silmet facility received a certification by the EICC that its purchases of tantalum comply with the CFS program assessment protocol through July 2015.  During the period that New Molycorp was conducting the analysis of its supply chain that led to this certification, New Molycorp lost Tantalum sales to competitors who had already received EICC certifications.  Delays in resuming Tantalum sales to the customers New Molycorp has lost to competitors during the analysis of its supply chain could continue to adversely affect the results of operations in the RM segment in the near future.

New Molycorp’s international operations in China and Thailand are subject to a number of special risks including trade barriers, exchange controls and restrictions on currency conversion, political risks and risks of increased duties, customs regulations, taxes, tariffs and governmental royalties, as well as changes in laws and policies governing operations of foreign-based companies such as embargos.  A change in policies by the Chinese or Thai governments could adversely affect New Molycorp’s investment in those countries by, among other factors, changes in laws or regulations or changes in the interpretation thereof.  Despite the activity and progress in developing their legal systems, neither China nor Thailand has a system of laws as comprehensive as in Canada or the United States.

New Molycorp’s financial results are reported in U.S. dollars, which is subject to fluctuations in respect of the currencies of the countries in which New Molycorp operates.  New Molycorp expects its revenues to be earned in a number of different currencies.  Accordingly, fluctuations in the exchange rates of world currencies could have a positive or negative effect on New Molycorp’s reported results on a consolidated basis.  Given the constantly changing currency exposures and the substantial volatility of currency exchange rates, New Molycorp cannot predict the effect of exchange rate fluctuations upon its future operating results.  There can be no assurance that New Molycorp will not experience currency losses in the future, which could have a material adverse effect on its business, revenues, operating results and financial condition.  In the event of a change in the value of the Chinese Renminbi relative to the U.S. dollar, there is no assurance, due to competitive pressure, of a corresponding change in selling prices of New Molycorp’s products.  New Molycorp exports a significant portion of its products from China.  These exports are invoiced and paid for primarily in U.S. dollars.

15.                               New Molycorp is dependent upon information from information technology systems, which are subject to disruption, damage, failure and risks associated with implementation and integration

New Molycorp is increasingly dependent upon information technology systems in the conduct of its business and operations.  New Molycorp has taken measures to protect the integrity of its technology infrastructure and the privacy of confidential information.  However, New Molycorp’s information technology systems are vulnerable to disruption, damage or failure from a variety of sources, including, without limitation, physical or electronic break-ins, viruses and other disabling devices, security breaches, cyber attacks, defects in design, and natural disasters such as fire, floods, earthquakes, power loss and telecommunications failures.  Damage, disruption, or failure of one or more of New Molycorp’s information technology systems may result in interruptions to its operations.  In addition, if a person or entity circumvents New Molycorp’s security measures, they could jeopardize the security of confidential information stored on its systems, misappropriate proprietary information or cause interruptions in New Molycorp’s operations.  As a result, New Molycorp may be required to make substantial additional investments and efforts to protect against or remedy security breaches.  Such systems failures or security breaches could damage New Molycorp’s reputation and expose it to a risk of loss or liability.

New Molycorp could also be adversely affected by system or network disruptions if new or upgraded information technology systems are defective, not installed properly or not properly integrated into New Molycorp’s operations.

H.                                   Risks Relating to Environmental Regulation

1.                                      New Molycorp’s operations are subject to extensive and costly environmental requirements and current and future laws, regulations and permits will impose significant costs, liabilities or obligations or could limit or prevent New Molycorp’s ability to continue its current operations or to undertake new operations

New Molycorp is subject to numerous and detailed international, national, federal, state and local environmental laws, regulations and permits, including those pertaining to employee health and safety, environmental permitting and licensing, air quality standards, greenhouse gas (“GHG”) emissions, water usage and disposal, pollution, waste management, plant and wildlife protection, including the protection of endangered species, handling and disposal of radioactive substances, remediation of soil and groundwater contamination, land use, reclamation and restoration of properties, the discharge of materials into the environment and groundwater quality and availability.  New Molycorp’s operations in Europe are subject to the environmental laws and regulations applicable to European Union member countries.  These requirements may result in significant costs, liabilities and obligations, impose conditions that are difficult to achieve or otherwise delay, limit or prohibit current or planned operations.  Failure to comply with these laws, regulations and permits may result in the assessment of administrative, civil and criminal penalties, the issuance of injunctions to limit or cease operations, the suspension or revocation of permits and other sanctions.  Pursuant to such requirements, New Molycorp may also be subject to third-party claims, including for damages to property or injury to persons arising from its operations.  Moreover, these environmental requirements, and the interpretation and enforcement thereof, change frequently and have tended to become more stringent over time.  Any future changes in these laws, regulations or permits (or the interpretation or enforcement thereof) or any sanctions, damages, costs, obligations or liabilities in respect of these matters could have a material adverse effect on New Molycorp’s business, results of operations and financial condition.

New Molycorp’s operations comprising a significant portion of its C&O, MM&A and RM segments, are subject to numerous and increasingly rigorous international, national, federal, state and local laws, regulations and permits affecting the mineral processing industry, including those pertaining to employee health and safety, environmental permitting and licensing, air quality standards, GHG emissions, water usage and disposal, pollution, waste management, plant and wildlife protection, handling and disposal of radioactive substances, remediation of soil and groundwater contamination, and the discharge of materials into the environment.  Pursuant to certain environmental laws, regulations and permits, New Molycorp may be subject to claims for toxic torts, natural resource damages and other liabilities, as well as for the investigation and remediation of soil, surface water, groundwater and other environmental media, in addition to claims New Molycorp may be subject to that arose from its mining and mineral recovery operations at Mountain Pass.  New Molycorp’s failure to comply with these laws and regulations, or changes in such laws and regulations or the interpretation or enforcement thereof, and to obtain such permits could have a material adverse effect on New Molycorp’s business, financial condition and results of operations.  Specifically, New Molycorp is subject both to Chinese national and local environmental protection regulations that currently impose a graduated schedule of fees for the discharge of waste substances, require the payment of fines for discharges exceeding the standards, and provide for the closure of any facility which fails to comply with orders requiring it to cease or remedy certain activities causing environmental damage.

2.                                      New Molycorp is subject to the Occupational Safety and Health Act of 1970 and various regulations applicable in the other countries where New Molycorp’s operates, which impose stringent health and safety standards on numerous aspects of its operations

New Molycorp’s operations at its U.S. facilities are subject to the Occupational Safety and Health Act of 1970.  In addition, New Molycorp’s operations outside the U.S. are subject to local health and safety requirements.

New Molycorp’s failure to comply with these or other applicable safety and health standards, or changes in such standards or the interpretation or enforcement thereof, could have a material adverse effect on New Molycorp’s business, financial condition or otherwise impose significant restrictions on its ability to conduct its operations.

3.                                      New Molycorp’s operations may affect the environment or cause exposure to hazardous substances, any of which could result in material costs, obligations or liabilities

New Molycorp’s operations currently use, and in the past have used, hazardous materials and generate, and in the past have generated, hazardous and naturally occurring radioactive wastes.  The Molycorp Silmet facility in Estonia has a long history of industrial use, including uranium ore and alum shale processing, as a result of which its operations may have impacted the environment.  In addition, New Molycorp’s Estonian operations require the management and disposal of radioactive wastes.  Mountain Pass had been used for mining and related purposes since 1952, and contamination is known to exist around the facility.  New Molycorp may be subject to claims under environmental laws, regulations and permits for toxic torts, natural resource damages and other liabilities, as well as for the investigation and remediation of soil, surface water, groundwater and other environmental media.  Mountain Pass is currently subject to an order issued by the Lahontan Regional Water Quality Control Board pursuant to which New Molycorp has conducted various investigatory and remedial actions, primarily related to certain onsite impoundments, including groundwater monitoring, extraction and treatment and soil remediation.  New Molycorp is still in the process of delineating the extent of groundwater contamination at and around the facility and cannot assure that it will not incur material costs relating to the remediation of such contamination.  In addition to claims arising out of New Molycorp’s current or former properties, such claims may arise in connection with contaminated third-party sites at which it has disposed of waste. As a matter of law, and despite any contractual indemnity or allocation arrangements or acquisition agreements to the contrary, New Molycorp’s liability for these claims may be joint and several, so that it may be held responsible for more than its share of any contamination, or even for the entire share.  These and similar unforeseen impacts that New Molycorp’s operations may have on the environment, as well as human exposure to hazardous or radioactive materials or wastes associated with its operations, could have a material adverse effect on New Molycorp’s business, reputation, results of operation and financial condition.

4.                                      New Molycorp may be unable to obtain, maintain or renew permits necessary for the development or operation of its facilities, which could have a material adverse effect on its business, results of operations and financial condition

New Molycorp must obtain, for all of its operations, a number of permits that impose strict conditions, requirements and obligations relating to various environmental and health and safety matters in connection with its current and future operations.  To obtain, maintain and renew certain permits, New Molycorp may be required to conduct environmental studies and collect and present data to governmental authorities pertaining to the potential impact of its current and future operations upon the environment, including the potential impact on endangered species, and to take steps to avoid or mitigate those impacts.  The permitting rules, and interpretation thereof, are complex and have tended to become more stringent over time.  In some cases, the public (including environmental interest groups) has rights to comment upon and submit objections to permit applications and environmental analysis prepared in connection therewith, and otherwise participate in the permitting process, including challenging the issuance of permits, validity of environmental analyses and determinations and performance of permitted activities.  Accordingly, permits required for New Molycorp’s operations may not be issued, maintained or renewed in a timely fashion or at all, may be issued or renewed with conditions that restrict New Molycorp’s ability to conduct its operations economically, or may be subsequently revoked.  Any such failure to obtain, maintain or renew permits, or other permitting delays or conditions, including in connection with any environmental impact analyses, could have a material adverse effect on New Molycorp’s business, results of operations and financial condition.

I.                                        Risks Relating to Intellectual Property

1.                                      New Molycorp may not be able to adequately protect its intellectual property rights, and the failure to do so may result in harm to its business

Much of the technology used in the markets in which New Molycorp competes is protected by patents and trade secrets, and New Molycorp’s commercial success will depend in significant part on its ability to obtain and maintain patent and trade secret protection for its products and methods.  To compete in these markets, New Molycorp relies on a combination of trade secret protection, nondisclosure and licensing agreements, patents and trademarks to establish and protect New Molycorp’s proprietary intellectual property rights, including its proprietary rare earth production processes that are not patented.  New Molycorp intends to rely on patented products and applications, such as using rare earths for water treatment, and related licensing agreements to establish proprietary markets for low demand rare earth elements.  New Molycorp is evaluating its current patent portfolio in order to focus its efforts on patents and patent applications that provide the most value to its businesses.  As a result of this evaluation, New Molycorp may abandon certain patents and decide not to pursue further certain patent applications.

These intellectual property rights may be challenged or infringed upon by third parties or New Molycorp may be unable to maintain, renew or enter into new license agreements with third-party owners of intellectual property on reasonable terms.  Identifying unauthorized use of New Molycorp’s intellectual property may be difficult, and proceedings to enforce or defend its intellectual property rights could result in substantial costs.  The enforcement of intellectual property rights is subject to considerable uncertainty, and patent reform laws, including the recently enacted America Invents Act, and court decisions interpreting such laws, may create additional uncertainty around New Molycorp’s ability to obtain and enforce patent protection for its technologies.  If New Molycorp seeks to enforce its rights, it may also be subject to claims that its intellectual property rights are invalid or otherwise unenforceable.  In addition, New Molycorp’s intellectual property may be subject to infringement or other unauthorized use outside of the United States.  In such case, New Molycorp’s ability to protect its intellectual property rights by legal recourse or otherwise may be limited, particularly in countries where laws or enforcement practices are undeveloped or do not recognize or protect intellectual property rights to the same extent as the United States.  Unauthorized use of New Molycorp’s intellectual property rights or New Molycorp’s inability to preserve existing intellectual property rights could therefore adversely impact New Molycorp’s competitive position and results of operations.  The loss of New Molycorp’s patents could also reduce the value of the related products.  In addition, the cost to litigate infringements of New Molycorp’s intellectual property, or the cost to defend New Molycorp against intellectual property infringement actions by others, could be substantial.

Proprietary trade secrets and unpatented know-how are also very important to New Molycorp’s business.  New Molycorp relies on trade secrets to protect certain aspects of its technology, especially where New Molycorp does not believe that patent protection is appropriate or obtainable.  However, trade secrets are difficult to protect.  New Molycorp’s employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose New Molycorp’s confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential or proprietary information.  Enforcing a claim that a third party illegally obtained and is using New Molycorp’s trade secrets is expensive and time consuming, and the outcome is unpredictable.  Moreover, New Molycorp’s competitors may independently develop equivalent knowledge, methods and know-how.  Failure to obtain or maintain trade secret protection could adversely affect New Molycorp’s competitive business position.

In addition, the most effective patent covering New Molycorp’s manufacturing of Neo Powders™ expired in July 2014.  While New Molycorp holds a wide range of additional patents and patent applications covering bonded magnets made with Neo Powders™ whose expiration dates extend (and in the case of patent applications, will extend, if issued) beyond 2014, none are of an equally essential nature as New Molycorp’s fundamental patent that expired in 2014.  As a result, New Molycorp may face increased competitive pressure, and New Molycorp may be unable to defend against new competitors entering the marketplace for bonded magnets made with Neo Powders™ or maintain current levels of pricing for Neo Powders™.

2.                                      New Molycorp may not be able to obtain additional patents and the legal protection afforded by any additional patents may not adequately protect New Molycorp’s rights or permit it to gain or keep any competitive advantage

New Molycorp’s ability to obtain additional patents is uncertain and the legal protection afforded by these patents in limited and may not adequately protect New Molycorp’s rights or permit New Molycorp to gain or keep any competitive advantage.  In addition, the scope and enforceability of patent claims is highly uncertain due to the complex nature of the relevant legal, scientific and factual issues.  Changes in either patent laws or interpretations of patent laws in the United States or elsewhere (including the recently enacted America Invents Act) may diminish the value of New Molycorp’s intellectual property or narrow the scope of its patent protection.  Even if patents are issued relating to New Molycorp’s products and processes, New Molycorp’s competitors may challenge the validity of those patents.  Patents also will not protect New Molycorp’s products and processes if competitors devise ways of making products without infringing on New Molycorp’s patents.

3.                                      If New Molycorp infringes, or is accused of infringing, the intellectual property rights of third parties, it may increase New Molycorp’s costs or prevent New Molycorp from being able to sell its existing products or commercialize new products

There is a risk that New Molycorp may infringe, or may be accused of infringing, the proprietary rights of third parties, including rights under patents and pending patent applications belonging to third parties that may exist in the United States and elsewhere in the world.  Because the patent application process can take several years to complete, and patent applications may remain unpublished for 18 months or more, there may be currently pending applications, including applications of which New Molycorp is currently unaware, that may later result in issued patents that cover New Molycorp’s products and processes.  In addition, New Molycorp’s products and processes may infringe existing patents.

Defending New Molycorp against third-party claims, including litigation in particular, would be costly and time consuming and would divert management’s attention from New Molycorp’s business.  If third parties are successful in their claims, New Molycorp might have to pay substantial damages or take other actions that are adverse to its business.  As a result of intellectual property infringement claims, or to avoid potential claims, New Molycorp might:  (a) be prohibited from, or delayed in, selling or licensing some of its products or using some of its processes unless the intellectual property holder licenses the applicable intellectual property to New Molycorp, which it is not required to do; (b) be required to pay substantial royalties or grant a cross-license to its intellectual property to another intellectual property holder; or (c) be required to redesign a product or process so it does not infringe a third party’s intellectual property, which may not be possible or could require substantial funds and time and ultimately result in an inferior product or process.

In addition, New Molycorp could be subject to claims that its employees, or New Molycorp, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of third parties.

If New Molycorp is unable to resolve claims that may be brought against it by third parties related to their intellectual property rights on terms acceptable to us, in addition to paying substantial damages and royalties, New Molycorp may lose valuable intellectual property rights and be precluded from offering some its products or using some of its processes.

ARTICLE XXII.
CERTAIN U.S. FEDERAL INCOME TAX
CONSEQUENCES OF CONSUMMATION OF THE PLAN

A.                                    General

A DESCRIPTION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN IS PROVIDED BELOW.  THE DESCRIPTION IS BASED ON THE INTERNAL REVENUE CODE, TREASURY REGULATIONS, JUDICIAL DECISIONS AND ADMINISTRATIVE DETERMINATIONS, ALL AS IN EFFECT ON THE DATE OF THIS DISCLOSURE STATEMENT AND ALL SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT.  CHANGES IN ANY OF THESE AUTHORITIES OR IN THEIR INTERPRETATION COULD CAUSE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO DIFFER MATERIALLY FROM THE CONSEQUENCES DESCRIBED BELOW.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN IMPORTANT RESPECTS, UNCERTAIN.  NO RULING HAS BEEN REQUESTED FROM THE INTERNAL REVENUE SERVICE; NO OPINION HAS BEEN REQUESTED FROM DEBTORS’ COUNSEL CONCERNING ANY TAX CONSEQUENCE OF THE PLAN; AND NO TAX OPINION IS GIVEN BY THIS DISCLOSURE STATEMENT.

THE DESCRIPTION THAT FOLLOWS DOES NOT COVER ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THE DEBTORS OR HOLDERS OF CLAIMS.  FOR EXAMPLE, THE DESCRIPTION DOES NOT ADDRESS ISSUES OF SPECIAL CONCERN TO CERTAIN TYPES OF TAXPAYERS, SUCH AS DEALERS IN SECURITIES, LIFE INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, TAX EXEMPT ORGANIZATIONS, PARTNERSHIPS OR PARTNERS IN PARTNERSHIPS, NOR DOES IT ADDRESS TAX CONSEQUENCES TO HOLDERS OF INTERESTS IN THE DEBTORS OR TO HOLDERS OF CLAIMS WHO ARE NOT ENTITLED TO VOTE ON THE PLAN.  THE DESCRIPTION DOES NOT ADDRESS TAX CONSEQUENCES TO DEBTORS ORGANIZED OUTSIDE OF THE UNITED STATES OR TO HOLDERS OF CLAIMS AGAINST SUCH DEBTORS.  THE DESCRIPTION ALSO DOES NOT DISCUSS STATE, LOCAL, NON-U.S. OR NON-INCOME TAX CONSEQUENCES.

FOR THESE REASONS, THE DESCRIPTION THAT FOLLOWS IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND PROFESSIONAL TAX ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM.  HOLDERS OF CLAIMS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PLAN.

B.                                    U.S. Federal Income Tax Consequences to the U.S. Debtors

1.                                      Plan Transactions

The Plan contemplates two possible outcomes — the Entire Company Sale or the Stand-Alone Reorganization — as well as the possibility of certain other Restructuring Transactions (i.e., the Plan Transactions).

To the extent the Plan Transactions that occur are treated as one or more taxable sales or exchanges for U.S. federal income tax purposes, the Debtors generally would recognize taxable gain or loss on such Plan Transactions.  Accordingly, the Debtors’ available tax attributes, including NOLs to the extent not limited, could be utilized in whole or in part, and cash taxes could be payable, by the Debtors in connection with such Plan Transactions.

To the extent the Plan Transactions that occur are treated as a “reorganization” for U.S. federal income tax purposes, the Debtors generally would not recognize taxable gain or loss on such Plan Transactions; and the NOLs and other tax attributes of the Debtors generally would carry over to the applicable post-emergence Debtors to the extent provided in the IRC and the Treasury Regulations following the Plan Transactions, subject to certain reductions, restrictions and limitations, including those described below in the discussions regarding cancellation of debt income, limitation on NOL carryforwards, and the alternative minimum tax.

Other U.S. federal income tax consequences to the Debtors may result depending on the terms of the Plan Transactions that occur.  The precise Plan Transactions and U.S. federal income tax treatment and consequences thereof have not yet been determined because they will depend in part upon which of the two Plan outcomes described above as (a) and (b) will apply; and if (b) applies, whether and to what extent Oaktree (subject to dilution) will own the post-emergence Debtors through Molycorp, Inc. or one or more other existing or newly-formed entities.

For example, taxable Plan Transactions could include (a) a transfer of assets by the Debtors to a partnership for U.S. federal income tax purposes followed by an exchange of such partnership interests for Claims, or (b) a transfer of Claims by a holder to a partnership for U.S. federal income tax purposes followed by an exchange of such partnership interests for the assets of the Debtors.

2.                                      Cancellation of Debt Income

Generally, the discharge of a debt obligation of a debtor for an amount less than the adjusted issue price (in most cases, the amount the debtor received on incurring the obligation, with certain adjustments) creates cancellation of indebtedness (“COD”) income that must be included in the debtor’s income.  The amount of the Debtors’ COD income is dependent upon the value of the Plan consideration distributed on account of the Allowed Claims against the Debtors relative to the amount of such Allowed Claims (or adjusted issue price if different from the amount of the Allowed Claims), as well as the extent to which those Allowed Claims constitute debt for federal income tax purposes and to the extent the payment of such Allowed Claims would be deductible for tax purposes.  However, COD income is excluded from taxable income by a taxpayer that is a debtor in a reorganization case if the discharge is granted by the bankruptcy court or pursuant to a plan of reorganization approved by a bankruptcy court.  The Plan, if approved, would enable the Debtors to qualify for this bankruptcy exclusion rule with respect to any COD income triggered by the Plan.

If debt of a Debtor is discharged in a reorganization case qualifying for the bankruptcy exclusion, however, certain income tax attributes otherwise available and of value to the debtor are reduced, in most cases by the amount of the COD income.  Tax attributes subject to reduction include, in the following order:  (a) NOLs and NOL carryforwards; (b) most credit carryforwards, including the general business credit and the minimum tax credit; (c) capital losses and capital loss carryforwards; (d) the tax basis of the debtor’s assets, but not in an amount greater than the excess of the aggregate tax bases of the property held by the debtor immediately after the discharge over the aggregate amount of the debtor’s liabilities immediately after the discharge; and (e) foreign tax credit carryforwards.  A Debtor may elect to avoid the prescribed order of attribute reduction and instead reduce the basis of depreciable property first.

In the case of affiliated corporations filing a consolidated return, such as Molycorp, Inc. and its consolidated U.S. subsidiaries that are taxed as corporations (the “Molycorp Loss Group”), the attribute reduction rules apply first to the separate attributes of or attributable to the particular corporation whose debt is being discharged, and then, if necessary, to certain attributes of other members of the group.  Accordingly, COD income of a debtor would result first in the reduction of any NOLs and other attributes, including asset basis, of or attributable to such debtor, and then, potentially, of consolidated NOLs and/or basis of or attributable to other members of the consolidated group.  Attribute reduction does not occur until immediately after the close of the taxable year in which the debt discharge occurs, i.e., after use of any such NOLs and other attributes to determine the consolidated group’s taxable income for the tax year in which the debt is discharged.

The Molycorp Loss Group is expected to recognize a significant amount of COD income in connection with the implementation of the Plan.  The Post-Effective Date Debtors have not yet determined whether to elect to first reduce tax basis in their depreciable property or to reduce NOLs first, which decision will be based in part on the form of the Plan Transactions.  Regardless of whether the Post-Effective Date Debtors make this election, it is possible that the Post-Effective Date Debtors’ consolidated group will have some NOLs remaining after reduction for COD income, although no assurance can be given at this time.

3.                                      Limitation on NOL Carryforwards

a.                                      General

The Debtors estimate that their U.S. federal income tax NOL carryforwards are approximately $619 million as of December 31, 2014, and they expect to have incurred additional NOLs since then.  The majority of these NOLs were generated by Molycorp Minerals, with additional substantial amounts generated by Molycorp, Inc. and Magnequench International, Inc.  The NOLs are partially subject to limitation on use due to a prior Ownership Change (as defined below) the Debtors believe occurred in 2013.

Section 382 of the IRC provides rules limiting the utilization of a corporation’s NOLs and other losses, deductions and credits following a more than 50% change in ownership of a corporation’s equity (an “Ownership Change”).  Generally, consummation of a chapter 11 plan of reorganization results in an Ownership Change.  Depending on the form of the Plan Transactions, an Ownership Change may occur with respect to the Molycorp Loss Group.  Section 382(1)(6) of the IRC sets forth the limitation provisions applicable to corporations that undergo an Ownership Change in bankruptcy that does not qualify for, or for which the corporations elects out of, the Bankruptcy Exception (as defined below).  Therefore, post-Effective Date usage of any NOLs and other tax attributes of the Molycorp Loss Group (after reduction for COD income) by the Post-Effective Date Debtors’ consolidated group will be limited by section 382(l)(6) of the IRC, unless the Bankruptcy Exception applies to the transactions contemplated by the Plan.  Under section 382(1)(6), the amount of post-Ownership Change annual taxable income of the Post-Effective Date Debtors’ consolidated group that can be offset by the pre-Ownership Change NOLs of the Molycorp Loss Group generally cannot exceed an amount equal to the product of (a) the applicable federal long-term tax-exempt rate in effect on the date of the Ownership Change (e.g., 2.65% for an ownership change occurring in January 2016) and (b) the value of Reorganized Parent Common Equity immediately after implementation of the Plan (the “Annual Limitation”).  The value of Reorganized Parent Common Equity for purposes of this computation would reflect the increase, if any, in value resulting from any surrender or cancellation of any Claims in the Chapter 11 Cases.

The Annual Limitation may be increased if the Debtors have a net unrealized built-in gain at the time of an Ownership Change.  If, however, the Debtors have a net unrealized built-in loss at the time of an Ownership Change, the Annual Limitation may apply to such net unrealized built-in loss.

Any unused Annual Limitation may be carried forward, thereby increasing the Annual Limitation in the subsequent taxable year.  However, notwithstanding the rules noted above, if the Post-Effective Date Debtors and their subsidiaries do not continue the Debtors’ historic business or use a significant portion of their assets in a new business for two years after the Ownership Change (the “Business Continuity Requirement”), the Annual Limitation resulting from the Ownership Change is zero.

Depending upon the form and timing of the Plan Transactions, it is possible that not all of the Debtors’ tax losses will be subject to the Annual Limitation. For example, depending upon the timing of any taxable asset dispositions (such as the Molycorp Minerals Assets Sale) at a loss for U.S. federal income tax purposes, and whether and to what extent other positions are taken for U.S. federal income tax purposes that generate a tax loss (e.g., one or more worthlessness deductions), it is possible that the portion of any such loss allocated ratably to the post-Effective Date portion of the tax year in which the Effective Date occurs (based on the number of days in the pre- versus post-Effective Date portions) would not be subject to the Annual Limitation. To the extent that any such loss is not limited by the Annual Limitation, it may be available (after taking into account any reduction for COD income) to offset post-Effective Date taxable income, if any (e.g., attributable to post-Effective Date investments in the reorganized business and/or additional income-producing businesses).

b.                                      Bankruptcy Exception

Section 382(l)(5) of the IRC (the “Bankruptcy Exception”) provides that the Annual Limitation will not apply to limit the utilization of a debtor’s NOLs or built-in losses if the debtor stock owned by those persons who were stockholders of the debtor immediately before the Ownership Change, together with the stock received by certain holders of claims pursuant to the debtor’s plan, comprise 50% or more of the value of all of the debtor’s stock outstanding immediately after the Ownership Change.  Stock received by holders will be included in the 50% calculation if, and to the extent that, such holders constitute “qualified creditors.”  A “qualified creditor” is a holder of a claim that (i) was held by such holder since the date that is 18 months before the date on which the debtor first filed its petition with the bankruptcy court (an “Old and Cold Claim”) or (ii) arose in the ordinary course of business and is held by the person who at all times held the beneficial interest in such claim.  In determining whether the Bankruptcy Exception applies, certain holders of claims that would own a de minimis amount of the debtor’s stock pursuant to the debtor’s plan are presumed to have held their claims since the origination of such claims.  In general, this de minimis rule applies to holders of claims who would own directly or indirectly less than 5% of the total fair market value of the debtor’s stock pursuant to the plan.

If the Bankruptcy Exception applies, a subsequent Ownership Change with respect to the Post-Effective Date Debtors occurring within two years after the Effective Date will result in the reduction of the Annual Limitation that would otherwise apply to the subsequent Ownership Change to zero.  Thus, an Ownership Change within two years after the Effective Date would eliminate the ability of the Post-Effective Date Debtors’ consolidated group to use pre-Ownership Change NOLs thereafter.  If the Bankruptcy Exception applies, the Business Continuity Requirement does not apply, although a lesser business continuation requirement may apply under Treasury regulations.  If an Ownership Change occurs after the two years following the Effective Date, then the Post-Effective Date Debtors’ consolidated group will become subject to limitation in the use of their NOLs based upon the value of the Molycorp Loss Group at the time of that subsequent change.

Although the Annual Limitation will not apply to restrict the deductibility of NOLs if the Bankruptcy Exception applies, NOLs of the Molycorp Loss Group will be reduced by the amount of any deduction for any interest paid or accrued, with respect to all Allowed Claims converted into Reorganized Parent Common Equity, by the Debtors during the three taxable years preceding the taxable year in which the Ownership Change occurs and during the portion of the taxable year of the Ownership Change preceding the Ownership Change.

The availability of the Bankruptcy Exception to the Molycorp Loss Group is uncertain and will depend upon the precise Plan Transactions.  As a result, the Molycorp Loss Group cannot yet determine whether it will be eligible for the Bankruptcy Exception.  It is not expected that the Oaktree Prepetition Claims are Old and Cold Claims for purposes of the Bankruptcy Exception.

Even if the Bankruptcy Exception otherwise applies, the Post-Effective Date Debtors may elect to not have the Bankruptcy Exception apply, in which event the Annual Limitation would apply.  The Post-Effective Date Debtors’ consolidated group will have until the due date of the tax return for the taxable year of the Effective Date to make such a determination. Transfers of Reorganized Parent Common Equity may be subject to customary restrictions consistent with the preservation of the NOLs and other tax attributes of the Debtors, including as necessary to avoid a second Ownership Change that would eliminate the benefits of the Bankruptcy Exception.

4.                                      Alternative Minimum Tax

In general, a federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income (“AMTI”) at a 20% rate to the extent that such tax exceeds the corporation’s regular federal income tax for the year.  AMTI is generally equal to regular taxable income with certain adjustments.  For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated.  In particular, even though a corporation might otherwise be able to offset all of its taxable income for regular federal income tax purposes by available NOL carryforwards, a corporation is generally entitled to offset no more than 90% of its AMTI with NOL carryforwards (as recomputed for AMT purposes).  Accordingly, usage of the Debtors’ NOLs by the Post-Effective Date Debtors may be subject to limitations for AMT purposes in addition to any other limitations that may apply.

If a corporation (or a consolidated group) undergoes an Ownership Change and is in a net unrealized built-in loss position on the date of the Ownership Change, the corporation’s (or group’s) aggregate tax basis in its assets may be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to AMT.

C.                                    U.S. Federal Income Tax Consequences to U.S. Holders of Allowed Claims Against U.S. Debtors

For purposes of this discussion, a “U.S. Holder” is a Holder that is:  (1) an individual citizen or resident of the United States for U.S. federal income tax purposes; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (4) a trust (a) if a court within the United States is able to exercise primary jurisdiction over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The U.S. federal income tax consequences of the Plan to a U.S. Holder of an Allowed Claim against a U.S. Debtor will depend, in part, on which Plan Transaction — the Entire Company Sale or the Stand-Alone Reorganization — and what other Restructuring Transactions occur; whether the Plan Transactions that occur are treated as one or more taxable sales or exchanges for U.S. federal income tax purposes; whether the Plan Transactions that occur are treated as a “reorganization” for U.S. federal income tax purposes; the tax characterization of the exchanges of Allowed Claims for other property; whether the Allowed Claim constitutes a “tax security” for U.S. federal income tax purposes; what type of consideration was received in exchange for an Allowed Claim; whether the U.S. Holder reports income on the accrual or cash basis; whether the U.S. Holder has taken a bad debt deduction or worthless security deduction with respect to an Allowed Claim; and whether the U.S. Holder receives distributions under the Plan in more than one taxable year.  The precise Plan Transactions and U.S. federal income tax treatment and consequences thereof have not yet been determined.

This discussion assumes that, under the Plan:

•                  Holders of the Oaktree Prepetition Claims (in Classes 3A through 3E) will receive their Pro Rata Share of the Reorganized Parent Common Equity, the New Term Loan and Cash in exchange for their Oaktree Prepetition Claims in the event of the Stand-Alone Reorganization, or Cash in exchange for their Oaktree Prepetition Claims in the event of the Entire Company Sale.

•                  Holders of the 10% Note Claims (in Classes 4A and 4C) will receive Cash in exchange for their Claims.

•                  Holders of Allowed General Unsecured Claims (in Classes 5A through 5E), including Convertible Notes Claims, in certain circumstances may receive the Accepting GUC New Warrants or Cash in exchange for their Allowed General Unsecured Claims.

1.                                      Definition of Securities

There is no precise definition of the term “security” under the U.S. federal income tax law.  Rather, all facts and circumstances pertaining to the origin and character of a claim are relevant in determining whether it is a security.  Nevertheless, courts generally have held that a debt instrument having a term of less than five years will not be considered a tax security, while corporate debt evidenced by a written instrument and having an original maturity of ten years or more will be considered a tax security.

2.                                      Tax Treatment of Exchange of Securities for Stock or Securities

The Oaktree Prepetition Claims have a term of approximately five years (or in some cases less), and the Convertible Notes Claims have a term of approximately five years.  It has not yet been determined what the term of the New Term Loans will be, including which of the Post-Effective Date Debtors will be borrowers thereunder.  To the extent the Oaktree Prepetition Claims and the Convertible Notes Claims constitute “securities” for U.S. federal income tax purposes, the exchange of Oaktree Prepetition Claims for Reorganized Parent Common Equity and the New Term Loan (to the extent it is a “security”), and the exchange of the Convertible Notes Claims for the Accepting GUC New Warrants, respectively, may be treated as part of a “reorganization” of the Debtors for U.S. federal income tax purposes, depending on all the facts and circumstances some of which are not yet known or certain, such as the jurisdiction of incorporation and entity type of the Reorganized Debtors and the level(s) in the corporate structure at which the various exchanges will occur.

If an exchange is treated as a “reorganization,” to the extent a U.S. Holder receives Reorganized Parent Common Equity and the New Term Loan (to the extent it is a security) in exchange for the Oaktree Prepetition Claims, or the Accepting GUC New Warrants in exchange for the Convertible Notes Claims, as applicable, such U.S. Holder generally would not recognize gain or loss on the exchange, except up to the amount of any taxable “boot” such as Cash received in the exchange.  To the extent any portion of a U.S. Holder’s recovery is allocable to interest on the Oaktree Prepetition Claims or the Convertible Notes Claims, such portion would be treated as interest income to such Holder.  See “Certain Other Tax Considerations for Allowed Holders of Claims — Accrued but Unpaid Interest” below for a discussion of the allocation of recoveries first to principal and then to interest.

If an exchange is treated as a “reorganization,” the exchanging U.S. Holder’s aggregate tax basis in the Reorganized Parent Common Equity, the New Term Loan (to the extent it is a security) or the Accepting GUC New Warrants, as applicable, apart from any portion thereof allocable to interest on the U.S. Holder’s Claim, would equal the holder’s basis in the portion of its Claim exchanged therefor.  The holding period for such Reorganized Parent Common Equity, New Term Loan or Accepting GUC New Warrants, as applicable, apart from any portion allocable to interest on the U.S. Holder’s Claim, would include the holder’s holding period in the portion of the Claim surrendered therefor.

The U.S. Holder’s tax basis in the Reorganized Parent Common Equity, New Tern Loan or Accepting GUC New Warrants, as applicable, that are allocable to accrued interest on a Claim would equal the fair market value of such Reorganized Parent Common Equity or Accepting GUC New Warrants, and/or the issue price of the New Term Loans, as applicable, on the date of the distribution to the Holder, and the holding period of such Reorganized Parent Common Equity, New Term Loan or Accepting GUC New Warrants would begin on the day after the day of receipt.

3.                                      Tax Treatment of Other Exchanges

To the extent (a) the Reorganized Parent is not a corporation for U.S. federal income tax purposes, (b) the Holders of the Oaktree Prepetition Claims (in Classes 3A through 3E) receive only Cash, or (c) the Oaktree Prepetition Claims do not constitute “securities” for U.S. federal income tax purposes, exchanges of the Oaktree Prepetition Claims for Reorganized Parent Common Equity, the New Term Loan and/or Cash would not be a treated as part of a “reorganization” of the Debtors for U.S. federal income tax purposes.  To the extent (x) the Reorganized Parent is not a corporation for U.S. federal income tax purposes, (y) the Holders of the Allowed General Unsecured Claims (in Classes 5A through 5E) receive only Cash, or (z) the Allowed General Unsecured Claims do not constitute “securities” for U.S. federal income tax purposes, exchanges of the Allowed General Unsecured Claims for the Accepting GUC New Warrants and/or Cash would not be treated as part of a “reorganization.”  Because Holders of the 10% Note Claims (in Class 4A and 4C) will receive only Cash, their exchanges would not be treated as part of a “reorganization.”  Accordingly, the foregoing exchanges would be taxable exchanges and U.S. Holders of such Allowed Claims would recognize gain or loss in an amount equal to the difference between (a) the amount of any Cash and the fair market value of the Reorganized Parent Common Equity or the Accepting GUC New Warrants, and/or the issue price (or, depending upon the form of the Plan Transactions, the fair market value) of the New Term Loan, as applicable, received by the Holder with respect to its Allowed Claim and (b) the holder’s adjusted tax basis in its Allowed Claim.

To the extent any portion of a U.S. Holder’s recovery is allocable to interest on the U.S. Holder’s Allowed Claim that was not previously included in the U.S. Holder’s income, such portion would be treated as interest income to such holder.  See Section XXII.D.2 “Certain Other Tax Considerations for Holders of Allowed Claims — Accrued but Unpaid Interest” below for a discussion of the allocation of recoveries first to principal and then to interest.

In the event of taxable exchanges, the tax basis of any Reorganized Parent Common Equity, the New Term Loan and/or the Accepting GUC New Warrants received under the Plan by a U.S. Holder would equal the fair market value of Reorganized Parent Common Equity or the Accepting GUC New Warrants, and/or the issue price (or, depending upon the form of the Plan Transactions, the fair market value) of the New Term Loan, on the date of distribution to the holder by the Post-Effective Date Debtors.  The holding period thereof generally would begin on the day following the day of receipt.

Any gain or loss recognized would be capital or ordinary, depending on the status of the Allowed Claim in the U.S. Holder’s hands, including whether the Allowed Claim constitutes a market discount bond in the holder’s hands.  Generally, any gain or loss recognized by such a holder of an Allowed Claim would be a long-term capital gain or loss if the Allowed Claim is a capital asset in the hands of the holder and the holder has held such Allowed Claim for more than one year, unless the holder had previously claimed a bad debt deduction or the holder had accrued market discount with respect to such Allowed Claim.  The deductibility of capital losses is subject to limitations.  See Section XXII.D.5 “Certain Other Tax Considerations for Holders of Allowed Claims — Market Discount” below for a discussion of the character of any gain recognized in respect of an Allowed Claim with accrued market discount.

4.                                      Reorganized Parent Common Equity

As stated above, the specific Plan Transactions have not yet been determined.  Assuming the Plan Transactions result in a domestic issuer of stock of a corporation for U.S. federal income tax purposes, the tax consequences to a U.S. Holder of owning the Reorganized Parent Common Equity are those standard tax consequences, including that distributions generally are treated as taxable dividends to the extent made out of earnings and profits (possibly subject to qualified dividends treatment), then tax-free return of basis (to the extent thereof), and then capital gain thereafter, subject to the extraordinary dividend rules.

Alternatively, assuming the Plan Transactions result in a U.S Holder owning interests in a partnership for U.S. federal income tax purposes, such U.S. Holder generally would be required to take into account its ratable share of income, gain, loss and deduction of Reorganized Parent regardless of whether any actual distributions are made, and any Cash distributions generally would be treated as tax-free return of basis (to the extent thereof), and then capital gain.  It is expected that such partnership will not be engaged in a U.S. trade or business and that its operations will be limited to holding equity interests treated as stock for U.S. federal income tax purposes.

If the Plan Transactions provide differently, then the U.S. federal income tax consequences of owning Reorganized Parent Common Equity may vary as well.

5.                                      New Term Loan

The tax consequences of the New Term Loan will depend upon the precise terms of and borrowers under the New Term Loan.  Payments of stated interest on the New Term Loan generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

The New Term Loan may be issued with original issue discount (“OID”) for U.S. federal income tax purposes if the issue price of the New Term Loan is less than the stated principal amount of the New Term Loan by more than a statutory de minimis amount. If the New Term Loan is issued with OID in an amount that equals or exceeds the de minimis amount, then generally a U.S. Holder will be required to include such OID in gross income (as ordinary interest income) on an annual basis under a constant yield to maturity method, regardless of its method of accounting for U.S. federal income tax purposes or the fact that the cash payments attributable to that income generally will not be received until a subsequent taxable year. Under this method, a U.S. Holder generally will be required to include in income increasingly greater amounts of OID in successive accrual periods.

The New Term Loans issued in the exchange could be subject to different tax treatment than the existing Oaktree Prepetition Claims, including, in certain circumstances, a different schedule for the accrual of interest, including possibly the accrual of OID.

6.                                      Accepting GUC New Warrants

A U.S. Holder of an Allowed General Unsecured Claim who receives Accepting GUC New Warrants pursuant to the Plan will recognize no income, gain or loss upon a subsequent exercise of such warrants. Such Holder’s tax basis in the Reorganized Debtor equity acquired on such Holder’s exercise of the warrants will equal the sum of the exercise price paid for such shares and the U.S. Holder’s tax basis in the warrants. Such Holder’s holding period for the acquired Reorganized Debtor equity will begin on the date the warrants are exercised.

If a U.S. Holder sells the warrants or they expire unexercised, such holder would recognize capital gain, or loss, upon the date of the sale or expiration of the warrants, reflecting the amount by which the consideration received, or the fair market value of the warrants, exceeds, or is less than, such holder’s tax basis in the warrants.

If the Plan Transactions result in a holder of Claims receiving warrants in respect of interests in a partnership for U.S. federal income tax purposes, such warrants may be treated as partnership interests under certain circumstances.  While it is not expected that such warrants would be treated as partnership interests, to the extent they are treated as partnership interests, then a holder would be treated as a partner.  See Section XXII.C.4 “Reorganized Parent Common Equity” below for a discussion of consequences of holding interests in a partnership.

D.                                    Certain Other Tax Considerations for U.S. Holders of Allowed Claims Against U.S. Debtors

1.                                      Medicare Surtax

Subject to certain limitations and exceptions, U.S. Holders who are individuals, estates or trusts may be required to pay a 3.8% Medicare surtax on all or part of that U.S. Holder’s “net investment income,” which includes, among other items, dividends on stock and interest (including original issue discount) on debt, and capital gains from the sale or other taxable disposition of stock or debt.  U.S. Holders should consult their own tax advisors regarding the effect, if any, of this surtax on their receipt and ownership of Reorganized Parent Common Equity, the New Term Loan and/or the Accepting GUC New Warrants issued pursuant to the Plan.

2.                                      Accrued but Unpaid Interest

In general, a U.S. Holder that was not previously required to include in taxable income any accrued but unpaid interest on the U.S. Holder’s Allowed Claim may be required to include such amount as taxable interest income upon receipt of a distribution under the Plan.  A U.S. Holder that was previously required to include in taxable income any accrued but unpaid interest on the U.S. Holder’s Allowed Claim may be entitled to recognize a deductible loss to the extent that such interest is not satisfied under the Plan.  The Plan provides that, to the extent applicable, all distributions to a holder of an Allowed Claim will apply first to the principal amount of such Allowed Claim until such principal amount is paid in full and then to any accrued but unpaid interest on such Allowed Claim.  There is no assurance, however, that the IRS will respect this treatment and will not determine that all or a portion of amounts distributed to such U.S. Holder and attributable to principal under the Plan is properly allocable to interest.  Each U.S. Holder of a Claim on which interest has accrued is urged to consult its tax advisor regarding the tax treatment of distributions under the Plan and the deductibility of any accrued but unpaid interest for federal income tax purposes.

3.                                      Post-Effective Date Distributions

Because certain U.S. Holders of Allowed Claims may receive distributions subsequent to the Effective Date, the imputed interest provisions of the IRC may apply and cause a portion of any post-Effective Date distribution to be treated as imputed interest, which may be included in the gross income of certain U.S. Holders.  Additionally, to the extent U.S. Holders may receive distributions with respect to an Allowed Claim in a taxable year or years following the year of the initial distribution, any loss and a portion of any gain realized by the holder may be deferred.  U.S. Holders of Allowed Claims are urged to consult their tax advisors regarding the possible application of (or ability to elect out of) the “installment method” of reporting with respect to their Allowed Claims.

4.                                      Possible Deductions in Respect of Claims

A U.S. Holder who, under the Plan, receives in respect of an Allowed Claim no distribution or an amount less than the U.S. Holder’s tax basis in the Allowed Claim may be entitled to a deduction for U.S. federal income tax purposes.  The rules governing the character, timing and amount of such a deduction place considerable emphasis on the facts and circumstances of the U.S. Holder, the obligor and the instrument with respect to which a deduction is claimed.  U.S. Holders of Allowed Claims, therefore, are urged to consult their tax advisors with respect to their ability to take such a deduction.

5.                                      Market Discount

A U.S. Holder that purchased its Allowed Claim from a prior U.S. Holder with market discount will be subject to the market discount rules of the IRC.  Under those rules, assuming that the U.S. Holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of its Allowed Claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Allowed Claim as of the date of the exchange.

To the extent that a U.S. Holder’s Claim is exchanged in a transaction in which gain or loss is not recognized for U.S. federal income tax purposes, any accrued market discount not treated as ordinary income upon such exchange may carry over, depending on the form of the Plan Transactions, on an allocable basis, to any Reorganized Parent Common Equity, the New Term Loan (to the extent it is a security) and/or the Accepting GUC New Warrants received, such that any gain recognized by the holder upon a subsequent disposition of such Reorganized Parent Common Equity, the New Term Loan (to the extent it is a security) and/or the Accepting GUC New Warrants would be treated as ordinary income to the extent of any accrued market discount not previously included in income.

6.                                      Information Reporting and Backup Withholding

All distributions under the Plan and on instruments received pursuant to the Plan will be subject to applicable federal income tax reporting and withholding.  The IRC imposes “backup withholding” (currently at a rate of 28%) on certain “reportable” payments to certain taxpayers, including payments of interest and dividends.  Under the IRC’s backup withholding rules, a U.S. Holder of an Allowed Claim may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan or on instruments received pursuant to the Plan, unless the U.S. Holder (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income.  Backup withholding is not an additional federal income tax, but merely an advance payment that may be refunded to the extent it results in an overpayment of income tax.  A U.S. Holder of an Allowed Claim may be required to establish an exemption from backup withholding or to make arrangements with respect to the payment of backup withholding.

E.                                    Certain U.S. Federal Income Tax Consequences of the Plan to Non-U.S. Holders of Allowed Claims Against U.S. Debtors

For purposes of this discussion, a “Non-U.S. Holder” is any Holder that is neither a U.S. Holder nor a partnership or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes.

The following discussion includes only certain U.S. federal income tax consequences of the Plan to Non-U.S. Holders.  The discussion does not include any non-U.S. tax considerations.  The rules governing the U.S. federal income tax consequences to Non-U.S. Holders are complex.  Each Non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, state and local and the foreign tax consequences of the consummation of the Plan to such Non-U.S. Holder and the ownership and disposition of the Reorganized Parent Common Equity, the New Term Loan and/or the Accepting GUC New Warrants.

Whether a Non-U.S. Holder realized gain or loss on an exchange or other disposition, and the amount of such gain or loss, is determined in the same manner as set forth above in connection with U.S. Holders.

1.                                      Tax Treatment of Exchange or Disposition

Subject to the application of FATCA and/or backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to any gain realized on the exchange of an Allowed Claim pursuant to the Plan, or the sale or other taxable disposition (including a cash redemption) of the Reorganized Parent Common Equity, the New Term Loan and/or the Accepting GUC New Warrants received pursuant to the Plan, unless:

•                  such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of exchange or who is subject to special rules applicable to former citizens and residents of the United States;

•                  such gain is effectively connected with such Non-U.S. Holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States); or

•                  (a) in the case of the exchange of Convertible Notes Claims pursuant to the Plan, the Debtors are or have been a U.S. real property holding corporation for U.S. federal income tax purposes (a “USRPHC”) at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for the Convertible Notes Claims (absent any applicable exception such as the “regularly traded on an established securities market” exception available with respect to less than 5% holders); or, in certain circumstances, (b) in the case of a sale or other taxable disposition of the Reorganized Parent Common Equity and the Accepting GUC New Warrants received pursuant to the Plan, the Post-Effective Date Debtors (and/or the Debtors) are or have been a USRPHC at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for the Reorganized Parent Common Equity and the Accepting GUC New Warrants.

If the first exception applies, to the extent that any gain is taxable, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax established through adequate documentation to be available to such holder under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed certain capital losses allocable to U.S. sources during the taxable year of disposition.  If the second or third exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder and, if the third exception applies, would also be subject to withholding tax with respect to gross proceeds, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty).

With respect to the third exception, although not free from doubt, the Debtors do not believe they currently are a USRPHC, but they may have been a USRPHC in the relevant period, in which case the “regularly traded” exception may be available with respect to certain holders of Convertible Note Claims who exchange them for Cash pursuant to the Plan.  The Debtors do not currently expect the Post-Effective Date Debtors to become a USRPHC, subject to confirming the form of the Plan Transactions.

2.                                      Interest

Subject to the application of FATCA and/or backup withholding, payments to a Non-U.S. Holder of an Allowed Claim that are attributable to accrued but untaxed interest on such Allowed Claim, and payments to a Non-U.S. Holder in respect of U.S.-source interest (including OID, if any) on the New Term Loan, generally will not be subject to U.S. federal income or withholding tax, provided that the withholding agent has received or receives, prior to payment, appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) establishing that the Non-U.S. Holder is not a U.S. person and therefore the portfolio interest exception is met, unless:

•                  the Non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes entitled to vote;

•                  the Non-U.S. Holder is a “controlled foreign corporation” that is a “related person” with respect to the Debtors (each, within the meaning of the IRC);

•                  the Non-U.S. Holder is a bank receiving interest described in section 881(c)(3)(A) of the IRC; or

•                  such interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (in which case, provided the Non-U.S. Holder tenders a properly executed IRS Form W-8ECI (or successor form) to the withholding agent, the Non-U.S. Holder (a) generally will not be subject to withholding tax, but (b) generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder (unless an applicable income tax treaty provides otherwise), and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the accrued but untaxed interest at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty)).

A Non-U.S. Holder that does not qualify for an exemption from withholding tax with respect to U.S.-source interest that is not effectively connected income generally will be subject to withholding of U.S. federal income tax at a 30% rate (or at a reduced rate or exemption from tax established through adequate documentation to be available to such holder under an applicable income tax treaty) on payments that are attributable to accrued but untaxed interest on an Allowed Claim, or to interest (including OID, if any) on the New Term Loan.  For purposes of providing a properly executed IRS Form W-8BEN or W-8BEN-E (or such successor form as the IRS designates), special procedures are provided under applicable Treasury regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

3.                                      Distributions Paid to Non-U.S. Holders

Assuming the Plan Transactions result in a domestic issuer of stock of a corporation for U.S. federal income tax purposes, any distributions made with respect to Reorganized Parent Common Equity will constitute dividends for U.S. federal income tax purposes to the extent of the Post-Effective Date Debtors’ current or accumulated earnings and profits as determined under U.S. federal income tax principles.  If the amount of any distribution exceeds the Post-Effective Date Debtors’ current or accumulated profits, such excess will first be treated as a return of capital to the extent of a Non-U.S. Holder’s basis in its Reorganized Parent Common Equity, and thereafter will be treated as capital gain.  Except as described below, U.S.-source dividends paid with respect to Reorganized Parent Common Equity held by a Non-U.S. Holder that are not effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, are not attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) will be subject to U.S. federal withholding tax at a rate of 30% (or at a reduced rate or exemption from tax established through adequate documentation to be available to such holder under an applicable income tax treaty).  A Non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN or W-8BEN-E (or successor form) upon which the Non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments.  Dividends paid with respect to Reorganized Parent Common Equity held by a Non-U.S. Holder that are established through adequate documentation to be effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the dividends at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty).

Alternatively, assuming the Plan Transactions result in a non-U.S Holder owning interests in a partnership for U.S. federal income tax purposes, a non-U.S. Holder’s ratable share of U.S.-source fixed or determinable annual or periodic income such as dividends and interest may be subject to withholding of U.S. federal income tax at a 30% rate (or at a reduced rate or exemption from tax established through adequate documentation to be available to such holder under an applicable income tax treaty), and if Reorganized Parent is engaged in a U.S. trade or business a non-U.S. Holder generally will be treated as engaged in a U.S. trade or business and will be taxable at graduated rates on income that is effectively connected with such U.S. trade or business.  It is expected that such partnership will not be engaged in a

U.S. trade or business and that its operations will be limited to holding equity interests treated as stock for U.S. federal income tax purposes.

4.                                      FATCA

Pursuant to the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions (which term includes most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities generally must comply with certain new information reporting rules with respect to their U.S. account holders and investors or confront a new withholding tax on U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). A foreign financial institution or such other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a new 30% withholding tax with respect to any “withholdable payments.”  For this purpose, “withholdable payments” are any U.S.-source payments of fixed or determinable, annual or periodic income (including, if Reorganized Parent is a corporation for U.S. federal income tax purposes, distributions, if any, on Reorganized Parent Common Equity) and, beginning January 1, 2019, also include the entire gross proceeds from the sale or other disposition of any property of a type which can produce U.S.-source interest or dividends (which, if Reorganized Parent is a corporation for U.S. federal income tax purposes, would include Reorganized Parent Common Equity) even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Under the applicable final Treasury regulations, withholding under FATCA will generally apply to payments of U.S.-source dividends (including, if Reorganized Parent is a corporation for U.S. federal income tax purposes, dividends on the Reorganized Parent Common Equity) and payments of U.S.-source interest on the New Term Loan, although withholding will be deferred until January 1, 2019 for gross proceeds from dispositions of property of a type which can produce U.S.-source interest or dividends.  Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

We will not pay any additional amounts to Non-U.S. Holders in respect of any amounts withheld pursuant to FATCA.  Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

The tax consequences of the Plan to the Non-U.S. Holders are uncertain.  Non-U.S. Holders should consult their tax advisors regarding the particular tax consequences to them of the transactions contemplated by the Plan.

F.                                     Importance of Obtaining Professional Tax Assistance

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN, AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL.  THE ABOVE DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE.  THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER’S INDIVIDUAL CIRCUMSTANCES.  ACCORDINGLY, HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

ARTICLE XXIII.
APPLICABILITY OF CERTAIN FEDERAL AND STATE SECURITIES LAWS

A.                                    Reorganized Parent Common Equity and the New Warrants

The following is a discussion of the federal and state securities laws applicable to the issuance of securities pursuant to the Plan, including the Reorganized Parent Common Equity and the New Warrants.

The Debtors anticipate that no registration statement will be filed under the Securities Act or any state securities laws with respect to the offer and distribution under the Plan of the Reorganized Parent Common Equity and the New Warrants in respect of Claims.  The Debtors believe that the provisions of section 1145(a) of the Bankruptcy Code exempt the offer and distribution of such securities under the Plan from federal and state securities registration requirements as discussed below.

1.                                      Initial Offer and Sale

Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state securities laws if three principal requirements are satisfied:  (a) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, an affiliate participating in a joint plan with the debtor or a successor to the debtor under the plan; (b) the recipients of the securities must hold a claim against, interest in, or an administrative expense claim in the case concerning the debtor or such affiliate; and (c) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor or such affiliate, or principally in such exchange and partly for cash or property.  Section 1145(a)(2) of the Bankruptcy Code exempts the offer of a security through any warrant, option, right to purchase or conversion privilege that is sold in the manner specified in section 1145(a)(1) and the sale of a security upon the exercise of such a warrant, option, right or privilege.  The Debtors believe that the offer and sale of the Reorganized Parent Common Equity and the New Warrants under the Plan in satisfaction of Claims satisfy the requirements of section 1145(a) of the Bankruptcy Code and, therefore, are exempt from registration under the Securities Act and state securities laws.

The exemptions provided for in section 1145(a) do not apply to an entity that is deemed an “underwriter” as such term is defined in section 1145(b) of the Bankruptcy Code.  Section 1145(b) provides that, with specified exemptions and except with respect to “ordinary trading transactions” of an entity that is not an “issuer,” an entity is an “underwriter” if the entity:

•                  purchases a claim against, an interest in, or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest (“accumulators”);

•                  offers to sell securities offered under a plan for the holders of such securities (“distributors”);

•                  offers to buy securities under a plan from the holders of such securities, if the offer to buy is (a) with a view to distributing such securities and (b) made under a distribution agreement; or

•                  an “issuer” with respect to the securities, as the term “issuer” is defined in section 2(a)(11) of the Securities Act.

Under section 2(a)(11) of the Securities Act, an “issuer” includes any “affiliate” of the issuer, which means any person directly or indirectly controlling, controlled by or under common control with the issuer.

Persons who are not deemed “underwriters” may generally resell the securities they received under section 1145(a)(1) without registration under the Securities Act or other applicable law.  Persons deemed “underwriters” may sell such securities without registration only pursuant to exemptions from registration under the Securities Act and other applicable law.

2.                                      Subsequent Transfers under Federal Securities Law

a.                                      Non-Affiliates

Securities issued pursuant to section 1145(a) are deemed to have been issued in a public offering pursuant to section 1145(c) of the Bankruptcy Code and are not restricted securities.  In general, therefore, resales of and subsequent transactions in the securities issued under the Plan will be exempt from registration under the Securities Act pursuant to section 4(a)(1) of the Securities Act and are freely tradeable, unless the holder thereof is deemed to be an “issuer,” an “underwriter” or a “dealer” with respect to such securities.  For these purposes, an “issuer” includes any “affiliate” of the issuer, defined as a person directly or indirectly controlling, controlled by or under common control with the issuer. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.  A “dealer,” as defined in section 2(a)(12) of the Securities Act, is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person.  Whether or not any particular person would be deemed to be an “affiliate” of Reorganized Parent or an “underwriter” or a “dealer” with respect to any securities issued under the Plan will depend upon various facts and circumstances applicable to that person.

Notwithstanding the provisions of section 1145(b) of the Bankruptcy Code regarding accumulators and distributors, in connection with prior bankruptcy cases, the staff of the SEC has taken the position that resales of securities distributed under a plan of reorganization by accumulators or distributors of securities who are not “affiliates” of the issuer or such securities are exempt from registration under the Securities Act if effected in “ordinary trading transactions.”  The staff of the SEC has indicated in this context that a transaction by such non-”affiliates” may be considered an “ordinary trading transaction” if it is made on a national securities exchange or in the over-the-counter market and does not involve any of the following factors:

•                  either (a) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities or (b) concerted action by distributors on behalf of one or more such recipients in connection with such sales;

•                  the use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a bankruptcy court-approved disclosure statement and supplements thereto and documents filed with the SEC pursuant to the Exchange Act; or

•                  the payment of special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arm’s-length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

The staff of the SEC has not provided any guidance for privately arranged trades.

The Debtors have not sought the views of the SEC on this matter and, therefore, no assurance can be given regarding the proper application of the “ordinary trading transaction” exemption described above.  Any persons intending to rely on such exemption are urged to consult their own counsel as to the applicability thereof to any particular circumstances.

b.                                      Non-Affiliates

Securities issued under the Plan to “affiliates” of Reorganized Parent will be subject to restrictions on resale.  Affiliates of Reorganized Parent for these purposes will generally include its directors and officers and its controlling stockholders.  While there is no precise definition of a “controlling” stockholder, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns 10% or more of a class of securities of a reorganized debtor may be presumed to be a “controlling person” of the debtor.  In addition, for any “affiliate” of an issuer deemed to be an underwriter, Rule 144 under the Securities Act provides a safe-harbor from registration under the Securities Act for certain limited public resales of unrestricted securities by “affiliates” of the issuer of such securities.  Rule 144 allows a Holder of unrestricted securities that is an affiliate of the issuer of such securities to sell, without registration, within any three-month period a number of shares of such unrestricted securities that does not exceed the greater of 1% of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer.

3.                                      Subsequent Transfers Under State Law

The securities issued under the Plan pursuant to section 1145(a) of the Bankruptcy Code generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of those states.  However, the availability of such state exemptions depends on the securities laws of each state, and holders of Claims may wish to consult with their own legal advisor regarding the availability of these exemptions in their particular circumstances.

In addition, state securities laws generally provide registration exemptions for subsequent transfers to institutional or accredited investors.  Such exemptions generally are expected to be available for subsequent transfers of the securities issued pursuant to the Plan.

GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRANSFER REORGANIZED PARENT COMMON EQUITY AND THE NEW WARRANTS ISSUED PURSUANT TO THE PLAN.  THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

ARTICLE XXIV.
RECOMMENDATION AND CONCLUSION

The Debtors believe that the confirmation and consummation of the Plan is preferable to all other alternatives.  Consequently, the Debtors urge all parties entitled to vote to accept the Plan and to evidence their acceptance by duly completing and returning their Ballots so that they will be received on or before the Voting Deadline.

Dated: January 20, 2016	Respectfully submitted,

Molycorp, Inc. (on its own behalf and on behalf of each affiliate Debtor)

	By:	/s/ Michael F. Doolan
		Name:	Michael F. Doolan
		Title:	Executive Vice President & Chief Financial Officer of Molycorp, Inc.

EXHIBIT 1

Debtors’ Second Amended Joint Plan of Reorganization

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

In re	:	Chapter 11
:
MOLYCORP, INC., et al.,(1)	:	Case No. 15-11357 (CSS)
:
Debtors.	:	(Jointly Administered)
:

DEBTORS’ SECOND AMENDED JOINT PLAN OF REORGANIZATION

Nothing contained in the Debtors’ Second Amended Joint Plan of Reorganization is an offer, acceptance, or a legally binding obligation of the Debtors or any other party in interest.  This Plan is subject to the Bankruptcy Court’s approval and certain other conditions.  This Plan is not an offer with respect to any securities.  Acceptances or rejections with respect to this Plan may not be solicited until the Bankruptcy Court has approved an accompanying disclosure statement in accordance with section 1125 of the Bankruptcy Code.  Any solicitation of this Plan will occur only in compliance with applicable provisions of securities and bankruptcy laws.

(1)                                 The Debtors are the following 21 Entities (the last four digits of their respective taxpayer identification numbers, if any, follow in parentheses):  Molycorp, Inc. (1797); Industrial Minerals, LLC; Magnequench, Inc. (1833); Magnequench International, Inc. (7801); Magnequench Limited; Molycorp Advanced Water Technologies, LLC (1628); MCP Callco ULC; MCP Canada Holdings ULC; MCP Canada Limited Partnership; MCP Exchangeco Inc.; Molycorp Chemicals & Oxides, Inc. (8647); Molycorp Luxembourg Holdings S.à r.l.; Molycorp Metals & Alloys, Inc. (9242); Molycorp Minerals Canada ULC; Molycorp Minerals, LLC (4170); Molycorp Rare Metals Holdings, Inc. (4615); Molycorp Rare Metals (Utah), Inc. (7445); Neo International Corp.; PP IV Mountain Pass, Inc. (1205); PP IV Mountain Pass II, Inc. (5361); RCF IV Speedwagon Inc. (0845).  Molycorp’s United States headquarters is located at 5619 DTC Parkway, Suite 1000, Greenwood Village, Colorado 80111.

Paul D. Leake	M. Blake Cleary (No. 3614)
Lisa Laukitis	Edmon L. Morton (No. 3856)
George R. Howard	YOUNG CONAWAY STARGATT & TAYLOR, LLP
JONES DAY	Rodney Square
222 East 41st Street	1000 North King Street
New York, New York 10017	Wilmington, Delaware 19801
Telephone: (212) 326-3939	Telephone: (302) 571-6600
Facsimile: (212) 755-7306	Facsimile: (302) 571-1253

Brad B. Erens
Joseph M. Tiller
JONES DAY
77 West Wacker
Chicago, Illinois 60601
Telephone: (312) 782-3939
Facsimile: (312) 782-8585

Counsel to the Debtors

January 20, 2016

i

(continued)

ii

(continued)

iii

(continued)

		Page
J.	Service of the Plan Supplement and Disclosure Statement Exhibits	72

K.	Service of Documents	72

iv

INTRODUCTION

Molycorp, Inc. and the other Debtors in the above-captioned cases propose the following joint plan of reorganization for the resolution of the outstanding claims against, and equity interests in, the Debtors pursuant to chapter 11 of the Bankruptcy Code.  The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

In broad strokes, the Plan contemplates two possible alternative plan structures (the “Plan Alternatives”):  (1) the sale of substantially all of the Debtors’ assets pursuant to the Plan and distributions to creditors of the net proceeds from such sale on the effective date of the Plan (the “Entire Company Sale”); or (2) if the Debtors’ sales process is unsuccessful in attracting a bid (or combination of bids) sufficient to trigger the conditions for the Entire Company Sale, (a) the sale of the Debtors’ Mountain Pass rare earth mining facility (“Mountain Pass”) and related assets and (b) a stand-alone reorganization around the Debtors’ three remaining business units (the foregoing clauses (a) and (b), together, the “Stand-Alone Reorganization”).

Holders of Claims and Interests may refer to the Disclosure Statement, distributed contemporaneously herewith, for a more detailed discussion of the Plan Alternatives, the Debtors’ history, businesses, results of operations, historical financial information, projections, and assets; events occurring during these Chapter 11 Cases; and the ongoing sales process.  The Disclosure Statement also contains a description and summary of this Plan and the distributions to be made hereunder.

Other agreements and documents supplement the Plan and have been or will be Filed with the Bankruptcy Court as part of the Plan Supplement no later than seven (7) days prior to the Voting Deadline.

ARTICLE I.
DEFINED TERMS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME

A.                                    Defined Terms

As used in this Plan, capitalized terms have the meanings set forth below.  Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, has the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

1.                                      “10% Noteholder” means any Holder of the 10% Notes.

2.                                      “10% Noteholder Permitted Credit Bid” means a “credit bid” (which bid shall otherwise comply with the requirements set forth in Section VIII of the Bid Procedures) in an amount up to the full amount of the prepetition claims of the 10% Noteholders for the Molycorp Minerals Assets and a corresponding amount of such claims that are secured on a pari passu basis with respect to such collateral (calculated in accordance with the Prepetition Collateral Agency Agreement) pursuant to section 363(k) of the Bankruptcy Code and in accordance with the terms of the 10% Notes Documents, Prepetition Collateral Agency Agreement (as defined in the Final DIP Order) and applicable law, which credit bid will be treated for all purposes under this Plan, including with respect to any distributions to Oaktree or the 10% Noteholders, as having been capped at $1,000,000 above the Next Highest Bid (as defined in the Bid Procedures) for the Molycorp Minerals Assets, provided that such credit bid shall provide Oaktree with its pro rata share (calculated in accordance with the Prepetition Collateral Agency Agreement) of the Molycorp Minerals Assets or the ownership of any acquisition vehicle to which such assets are to be transferred; provided, further, nothing herein shall impact any parties’ rights with respect to either (i) challenges to the liens or Claims of the 10% Noteholders or (ii) assertions under section

506(c) of the Bankruptcy Code or the effects that such challenges or assertions have (if any) on the ability of the 10% Noteholders to credit bid.  To the extent the 10% Noteholders Credit Bid includes a bid for the Oaktree Equipment, the 10% Noteholders Credit Bid shall include the purchase of the Oaktree Equipment for a Cash payment no less than the Oaktree Equipment Reserve Price.

3.                                      “10% Noteholder Secured Claim Distribution” means, subject to sections 506 and 1129(b) of the Bankruptcy Code, the sum of:  (a)(i) the amount of the 10% Noteholder Permitted Credit Bid if such bid is selected as the Successful Bid (as defined in the Bid Procedures Order) for the Molycorp Minerals Assets, plus 64.71% of the Molycorp Minerals Intercompany Amount, or (ii) 64.71% of the Molycorp Minerals Distributable Property if the 10% Noteholder Permitted Credit Bid is not the Successful Bid for the Molycorp Minerals Assets; (b) 64.71% of the Molycorp, Inc. Downstream Intercompany Amount; and (c) if the Entire Company Sale Trigger occurs, the net remaining portion of the Entire Company Sale Net Proceeds that are allocable to the 10% Notes Secured Claims following satisfaction of all the DIP Facility Claims, the Oaktree Prepetition Claims and all other structurally senior Claims or Interests with respect to such proceeds.

4.                                      “10% Notes” means those 10% Senior Secured Notes due 2020 issued pursuant to the 10% Indenture.

5.                                      “10% Notes Claim” means a Claim arising from or under the 10% Notes and the 10% Notes Indenture.

6.                                      “10% Notes Deficiency Claim” means the Allowed 10% Notes Claim less the value of the 10% Noteholder Secured Claim Distribution.

7.                                      “10% Notes Documents” means the 10% Notes Indenture and all other agreements, documents, and instruments executed in connection therewith.

8.                                      “10% Notes Indenture” means that certain indenture dated as of May 25, 2012, by and among Parent, as issuer, certain of its subsidiaries as guarantors, and the 10% Notes Indenture Trustee, as the same may have been amended, restated, supplemented, or otherwise modified from time to time.

9.                                      “10% Notes Indenture Trustee” means Wells Fargo Bank, National Association, in its capacity as trustee under the 10% Notes Indenture, or any successor trustee thereunder.

10.                               “10% Notes Secured Claim” means the portion of the Allowed 10% Notes Claim equal to the value of the 10% Noteholders Secured Claim Distribution.

11.                               “9019 Settlement” means the settlements and compromises contained in the Plan.

12.                               “Accepting GUC Distribution” means the Accepting GUC Payment or Accepting GUC New Warrants, as applicable.

13.                               “Accepting GUC New Warrants” means, if the Entire Company Sale Trigger does not occur, the New Warrants, reflecting the value of a portion of the distributions that Oaktree would otherwise be entitled to on account of the Allowed Oaktree Early Payment Premium Claims, to be shared Pro Rata among the Holders of General Unsecured Claims in Class 5A who do not opt out of the Third Party Releases, if Class 5A votes to accept the Plan.

14.                               “Accepting GUC Payment” means, if the Entire Company Sale Trigger occurs and if Class 5A votes to accept the Plan, a Cash payment on account of a portion of the distributions that

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Oaktree would otherwise be entitled to on account of the Allowed Oaktree Early Payment Premium Claims in an amount equal to 7.5% of the Entire Company Sale Net Proceeds distributable to Oaktree in excess of $467 million and an additional 7.5% of the Entire Company Sale Net Proceeds distributed to Oaktree in excess of $513.6 million and until Oaktree receives the full Oaktree Distribution Amount, to be shared Pro Rata among the Holders of General Unsecured Claims in Class 5A who do not opt out of the Third Party Releases if Class 5A votes to accept the Plan.

15.                               “Administrative Claim” means a Claim for costs and expenses of administration Allowed under sections 503(b), 507(a)(2), or 1114(e)(2) of the Bankruptcy Code, including claims for the following:  (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for goods delivered or services rendered, including leased equipment and premises); (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or Allowed under sections 330 and 331 of the Bankruptcy Code, including Fee Claims (to the extent Allowed); (c) all fees and charges assessed against the Estates under chapter 123 of the Judicial Code; and (d) Intercompany Claims incurred after the Petition Date.

16.                               “Administrative Claims Bar Date” means the first Business Day that is 30 days after the Effective Date or such earlier date as specified in the Bar Date Order for a particular Administrative Claim, subject to any exceptions specifically set forth in the Plan or Confirmation Order.

17.                               “Administrative Claims Objection Deadline” means the date that is 60 days after the Effective Date, subject to any exceptions specifically set forth in the Plan or Confirmation Order.

18.                               “Affiliate” means an “affiliate,” as defined in section 101(2) of the Bankruptcy Code.

19.                               “Allowed” means the following with respect to Claims:  (a) any Claim that (i) is timely Filed by the applicable Claims Bar Date or (ii) as to which there exists no requirement for the holder of a Claim to File such Claim under the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order; (b) any Claim that (i) is listed in the Schedules as not contingent, not unliquidated, and not disputed and (ii) for which no Proof of Claim has been timely Filed; or (c) any Claim Allowed under the Plan or by a Final Order.  With respect to any Claim described in clauses (a) and (b) above, such Claim will be considered “Allowed” only if, and to the extent that, (i) no objection to the allowance of such Claim has been asserted on or before the Claims Objection Bar Date, or (ii) an objection to such Claim is asserted and such Claim is subsequently allowed pursuant to a Final Order.  Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court will not be considered “Allowed” hereunder for any purpose other than voting on the Plan.

20.                               “Avoidance Actions” means any and all actual or potential claims and Causes of Action to avoid a transfer of interest in property, or an obligation incurred, by the Debtors pursuant to any applicable section of the Bankruptcy Code, including sections 502, 510, 542, 544, 545, 547-553, and 724(a) of the Bankruptcy Code or under similar state or federal statutes and common law.

21.                               “Ballot” means the form distributed to Holders of Impaired Claims entitled to vote on the Plan on which such Holders indicate whether they vote to accept or reject the Plan.

22.                               “Bankruptcy Code” means title 11 of the United States Code, as it was in effect on the Petition Date or thereafter amended with retroactive applicability to the Chapter 11 Cases.

23.                               “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases.

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24.                               “Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended with retroactive applicability to the Chapter 11 Cases.

25.                               “Bar Date Order” means the order of the Bankruptcy Court entered on August 17, 2015 [Docket No. 393], establishing certain deadlines for the Filing of Proofs of Claims in the Chapter 11 Cases, as the same may be amended, modified, or supplemented.

26.                               “Bid Procedures” means the bidding procedures attached as Exhibit 1 to the Bid Procedures Order that will govern the Entire Company Sale and the Molycorp Minerals Assets Sale.

27.                               “Bid Procedures Order” means the Order (A) Approving Bidding Procedures for the Sale of the Debtors’ Assets, (B) Approving Certain Bidder Incentives in Connection with the Debtors’ Entry Into Stalking Horse Agreements, if Any, and (C) Approving Procedures for the Assumption and Assignment of Executory Contracts and Unexpired Leases [Docket No. 1095] and annexed as Exhibit 3 to the Disclosure Statement.

28.                               “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

29.                               “Business Units” means the four main business units of Parent:  MM&A, C&O, RM and Mountain Pass.

30.                               “C&O” means Parent’s chemicals and oxides Business Unit.

31.                               “Cash” means the lawful currency of the United States of America and equivalents thereof.

32.                               “Causes of Action” means any claim, cause of action (including Avoidance Actions), controversy, demand, right of setoff or recoupment, cross claim, counterclaim, demand, right, action, lien, indemnity, contribution, guaranty, suit, obligation, liability, debt, damage, judgment, account, remedies, defense, power, privilege, license, and franchise of any kind or character whatsoever, known, unknown, fixed or contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, foreseen or unforeseen, direct or indirect, choate or inchoate, assertable directly or derivatively (including without limitation, under alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law.  For the avoidance of doubt, Cause of Action includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to sections 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any claims under any state or foreign law, including, without limitation, any securities laws, fraudulent transfer or similar claims.

33.                               “Challenge Causes of Action” means the objections to, and the various claims and causes of action, among other things, challenging the Oaktree Prepetition Claims, set forth in the proposed complaint attached as Exhibit B to the (I) Motion of Official Committee of Unsecured Creditors for Order Authorizing Committee to Commence and Prosecute, and Granting Committee Exclusive Authority to Settle, Certain Claims and Causes of Action on Behalf of Debtors’ Estates Against Oaktree and Debtors’ Directors and Officers and (II) Objections, Under 11 U.S.C. § 502(B) and Bankruptcy Rule 3007, to Oaktree’s Prepetition Claims [Docket No. 948].

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34.                               “Chapter 11 Cases” means the cases that the Debtors commenced on the Petition Date in the Bankruptcy Court under chapter 11 of the Bankruptcy Code.

35.                               “Claim” means a “claim,” as defined in section 101(5) of the Bankruptcy Code, against any Debtor.

36.                               “Claims Bar Date” means the applicable bar date by which a Proof of Claim or a request for payment of Administrative Claim must be, or must have been, Filed, as established by an order of the Bankruptcy Court, including the Bar Date Order and the Confirmation Order, and which was October 13, 2015 under the Bar Date Order for most holders of prepetition claims and December 23, 2015 under the Bar Date Order for all governmental units holding Claims against the Debtors.

37.                               “Claims Objection Bar Date” means, for all Claims, the later of (a) 180 days after the Effective Date or (b) such other period of limitation as may be specifically fixed by the Plan, the Confirmation Order or a Final Order for objecting to a particular Claim.

38.                               “Claims Register” means the official register of Claims maintained by Prime Clerk.

39.                               “Class” means a class of Claims or Interests, as described in Article III.

40.                               “Compensation and Benefits Program” means all of the Debtors’ employment and severance policies, and all compensation, and benefit plans, policies, and programs, and other arrangements (and all amendments and modifications thereto), in each case in place as of the Effective Date.

41.                               “Confirmation” means the entry of the Confirmation Order on the docket of the Bankruptcy Court in the Chapter 11 Cases.

42.                               “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on its docket.

43.                               “Confirmation Hearing” means, collectively, the hearing or hearings held by the Bankruptcy Court on the confirmation of the Plan.

44.                               “Confirmation Order” means the order of the Bankruptcy Court that confirms the Plan pursuant to section 1129 of the Bankruptcy Code.

45.                               “Convertible Notes” means, collectively, the following unsecured convertible notes issued by Parent:  (a) those certain 3.25% Convertible Senior Notes due 2016 and issued pursuant to that certain Indenture dated as of June 15, 2011, between Parent and Wells Fargo Bank, National Association, as trustee; (b) those certain 6.00% Convertible Senior Notes due 2017 and issued pursuant to that certain Base Indenture (as supplemented by the First Supplemental Indenture dated as of August 22, 2012), between Parent and Wells Fargo Bank, National Association, as trustee; (c) those certain 5.50% Convertible Senior Notes due 2018 and issued pursuant to that certain Base Indenture (as supplemented by the Second Supplemental Indenture dated as of January 30, 2013), between Parent and Wells Fargo Bank, National Association, as trustee.

46.                               “Convertible Notes Claim” means a Claim arising under or in connection with (a) the Convertible Notes or (b) the Convertible Notes Indentures.

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47.                               “Convertible Notes Indentures” means, collectively, the applicable indentures (as such indentures may have been amended or restated) governing the Convertible Notes.

48.                               “Convertible Notes Indenture Trustees” means, collectively, the Entities serving as trustees under each of the Convertible Notes Indentures.

49.                               “Creditors’ Committee” means the Official Committee of Unsecured Creditors appointed in these Chapter 11 Cases under section 1102 of the Bankruptcy Code.

50.                               “Cure Cost” means the amounts required to cure any monetary defaults under an Executory Contract or Unexpired Lease that the Debtors intend to assume or assume and assign (as applicable) under sections 365 or 1123 of the Bankruptcy Code (or such lesser amount that may be agreed upon by the parties under an Executory Contract or Unexpired Lease).

51.                               “De Minimis Debtors” means Molycorp Advanced Water Technologies, LLC, Molycorp Metals & Alloys, Inc., and Industrial Minerals, LLC.

52.                               “Debtor Group” has the meaning given to it in Section III.A.

53.                               “Debtors” means, collectively, the following Entities:  Parent; Industrial Minerals, LLC; Magnequench, Inc.; Magnequench International, Inc.; Magnequench Limited; Molycorp Advanced Water Technologies, LLC; MCP Callco ULC; MCP Canada Holdings ULC; MCP Canada Limited Partnership; MCP Exchangeco Inc.; Molycorp Chemicals & Oxides, Inc.; Molycorp Luxembourg Holdings S.à r.l.; Molycorp Metals & Alloys, Inc.; Molycorp Minerals Canada ULC; Molycorp Minerals, LLC; Molycorp Rare Metals Holdings, Inc.; Molycorp Rare Metals (Utah), Inc.; Neo International Corp.; PP IV Mountain Pass, Inc.; PP IV Mountain Pass II, Inc.; RCF IV Speedwagon Inc.

54.                               “DIP Credit Agreement” means the Secured Superpriority Debtor-in-Possession Credit Agreement by and among Parent (as borrower), the DIP Facility Guarantors, the DIP Lenders, and the DIP Facility Agent, as approved by the DIP Order.

55.                               “DIP Facility” means that certain secured, superpriority debtor-in-possession financing facility in the aggregate principal amount of $135,416,667 entered into pursuant to, and governed by the terms of, the DIP Credit Agreement and the DIP Order.

56.                               “DIP Facility Agent” means Wilmington Trust, National Association (as Administrative Agent and Collateral Agent), or any successor or designee thereof.

57.                               “DIP Facility Claims” means any Claims arising under, or in connection with, the DIP Facility.

58.                               “DIP Facility Guarantors” means (a) Molycorp Luxembourg Holdings S.à r.l.; (b) MCP Exchangeco Inc.; and (c) MCP Callco ULC.

59.                               “DIP Lenders” means the lenders that are party to the DIP Facility from time to time.

60.                               “DIP Order” means the Final Order Pursuant to Sections 105, 361, 362, 363, 364 and 507 of the Bankruptcy Code (I) Authorizing Debtors to Obtain Superpriority Secured Debtor-in-Possession Financing, (II) Authorizing Debtors to Use Cash Collateral, (III) Granting Adequate Protection to the Prepetition Secured Parties, and (IV) Granting Related Relief [Docket No. 278].

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61.                               “Disbursing Agent” means, on the Effective Date, the Post-Effective Date Debtors or their agent or any other Entity or Entities designated by the Debtors or the Post-Effective Date Debtors to make or facilitate distributions required under the Plan.

62.                               “Disclosure Statement” means the Second Amended Disclosure Statement for Debtors’ Second Amended Joint Plan of Reorganization dated January 20, 2016, as amended, supplemented, or modified from time to time, including all exhibits and schedules thereto, that is prepared and distributed in accordance with sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018, and other applicable law, as approved by the Disclosure Statement Order.

63.                               “Disclosure Statement Order” means a Final Order entered by the Bankruptcy Court, approving, among other things, the Disclosure Statement as containing adequate information pursuant to section 1125 of the Bankruptcy Code, authorizing solicitation of the Plan and approving related solicitation materials

64.                               “Disputed” means, with respect to any Claim or Interest, any Claim or Interest that is not yet Allowed.

65.                               “Distribution Date” means, except as otherwise set forth in the Plan, such date or dates selected by the Post-Effective Date Debtors in accordance with the terms of the Plan to make distributions on account of Allowed Claims.

66.                               “Distribution Record Date” means the date for determining which Holders of Allowed Claims, other than Holders of Claims related to public securities, are eligible to receive distributions hereunder, which shall be (a) the Confirmation Date or (b) such other date as designated in the Confirmation Order.  The Distribution Record Date for Holders of Allowed Claims related to public securities shall be the date on which distributions are made to holders of public securities pursuant to the terms of the Plan.

67.                               “Document Website” means the internet site address https://cases.primeclerk.com/molycorp at which all of the exhibits and schedules to the Plan and the Disclosure Statement will be available to any party in interest and the public, free of charge.

68.                               “Downstream Business Unit Sale Net Proceeds” means the Net Proceeds from the sale of the C&O, MM&A and RM Business Units.

69.                               “Downstream Debtors” means:  (a) Neo International Corp.; (b) Magnequench, Inc.; (c) Magnequench International, Inc.; (d) Magnequench Limited; (e) MCP Canada Holdings ULC; (f) MCP Canada Limited Partnership; (g) Molycorp Chemicals & Oxides, Inc.; (h) Molycorp Minerals Canada ULC; (i) Molycorp Rare Metals Holdings, Inc.; (j) Molycorp Rare Metals (Utah), Inc.

70.                               “Downstream Entities” means (a) in the case of the Stand-Alone Reorganization:  (i) the Downstream Debtors, (ii) Molycorp Metals & Alloys, Inc., Industrial Minerals LLC and any Non-Debtor Affiliates that owe money to Parent; or (b) if the Entire Company Sale Trigger occurs:  (i) each of the Entities listed in clause (a), plus (ii) each of the DIP Facility Guarantors.

71.                               “Downstream Entities Intercompany Claims” means all Claims of Parent against any Downstream Entities.

72.                               “Effective Date” means the date that is the first Business Day after the Confirmation Date on which: (a) no stay of the Confirmation Order is in effect; and (b) all conditions precedent

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specified in Section X.B have been satisfied or waived (in accordance Section X.C), or such later date as agreed to by the Debtors and Oaktree.

73.                               “Entire Company Sale” means the sale, pursuant to the terms hereof and the Bid Procedures Order and subject to the approval of the Bankruptcy Court, which approval shall be sought in connection with the confirmation of the Plan, of substantially all of the Debtors’ assets, including each of the Business Units and the Oaktree Equipment, if applicable, but excluding Excluded Assets.

74.                               “Entire Company Sale Agreements” means any and all agreements entered into by and between any of the Debtors and one or more purchasers in connection with the Entire Company Sale, including any asset purchase agreements, stock purchase agreements or other agreements effectuating and consummating the Entire Company Sale and any exhibits, attachments, annexes, or schedules to any of the foregoing, the form of which material agreements shall be included in the Plan Supplement, with definitive material agreements included in the Plan Supplement within two (2) Business Days of their execution.

75.                               “Entire Company Sale Net Proceeds” means Downstream Business Unit Sale Net Proceeds, plus the Molycorp Minerals Sale Net Proceeds.

76.                               “Entire Company Sale Trigger” means if the aggregate total of the estimated Entire Company Sale Net Proceeds (but excluding any non-Cash proceeds) from the highest bid(s) is greater than $520.8 million, unless the Debtors and Oaktree otherwise agree to a lesser amount; provided, however, that if Oaktree submits a credit bid for the Downstream Businesses (as defined in the Bid Procedures), the Creditors’ Committee’s consent shall also be required to reduce the Entire Company Sale Trigger.

77.                               “Entity” means an “Entity” as defined in section 101(15) of the Bankruptcy Code, and includes an individual, corporation, partnership, limited liability company, association, joint stock company, joint venture, estate, trust, unincorporated organization or government or any political subdivision thereof, or other person (including any “Person” as defined in section 101(14) of the Bankruptcy Code) or Entity.

78.                               “ERISA” means Title IV of the Employee Retirement Income Security Act of 1974, as amended 29 U.S.C. §§ 1301-1461 (2012, Supp. I 2013).

79.                               “Estate” means, as to each Debtor, the estate created for that Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

80.                               “Excluded Assets” means (a) any Cash of the Debtors; (b) Avoidance Actions that may be asserted by or on behalf of the Debtors; and (c) intercompany accounts receivable (net of intercompany accounts payable) from Entities that are greater than 20% owned, directly or indirectly, by Parent.

81.                               “Exculpated Parties” means each of: (a) the Debtors; (b) the Creditors’ Committee; and (c) with respect to the Entities in clauses (a) and (b), such Entity’s predecessors, successors and assigns, subsidiaries, Affiliates, managed accounts or funds, current directors, officers, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, solely in their respective capacities as such.

82.                               “Executory Contract” or “Unexpired Lease” means a contract or lease (including, with respect to each of the foregoing, any modifications, amendments, addenda or supplements thereto or

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restatements) to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code and the Confirmation Order.

83.                               “Exhibit” means an exhibit attached to the Plan or included in the Plan Supplement.

84.                               “Existing Board” means the current Board of Directors of Parent.

85.                               “Face Amount” means (a) if a timely proof of Claim has been filed:  (i) if the proof of Claim is in a fully liquidated amount, such liquidated amount, (ii) if the proof of Claim includes an unliquidated portion, an amount either (A) set forth in a Final Order resolving such Claim or (B) if no such Final Order has yet been entered, an amount proposed by the Debtors or the Post-Effective Date Debtors in their reasonable estimation, such amount not to be less than the liquidated portion of the Claim; provided, however, that in each case, if a party requests that the amount of the Claim be estimated for purposes of calculating distributions, the Face Amount shall be the amount so estimated by the Bankruptcy Court; or (b) if a proof of Claim has not been filed:  (i) the amount set forth in the Schedules, if such amount is listed as liquidated, undisputed and non-contingent; or (ii) if the amount set forth in the Schedules is listed as unliquidated, disputed or contingent, but the applicable creditor still has the right to file a proof of Claim with respect to such Claim, an amount reasonably estimated, in the discretion of the Debtors or the Post-Effective Date Debtors.

86.                               “Fee Claim” means a Claim of any Professional under sections 328, 330(a), 331, 503, or 1103 of the Bankruptcy Code for compensation for services rendered or expenses incurred in the Chapter 11 Cases.

87.                               “Fee Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals [Docket No. 229] entered by the Bankruptcy Court on July 17, 2015.

88.                               “File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court (or other court) or its authorized designee in the Chapter 11 Cases or, with respect to the filing of a Proof of Claim or proof of Interest, Prime Clerk.

89.                               “Final Fee Application” means an application for final allowance of the Professional’s aggregate Fee Claim as described in Section II.A.5.

90.                               “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter, that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek rehearing, vacatur, or certiorari has expired or been waived and no appeal or petition for rehearing, vacatur, or certiorari has been timely taken, or as to which any appeal that has been taken, or any petition for rehearing, vacatur, or certiorari that has been, or may be, Filed has been resolved by the highest court to which the order or judgment was appealed from or which rehearing, vacatur, or certiorari was sought.  The existence of the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order will not prevent such order from being a Final Order.

91.                               “General Unsecured Claim” means any Claim that is not an Administrative Claim, Priority Tax Claim, Other Priority Claim, Secured Claim, Subordinated Convertible Notes Claim, Section 510(b) Claim, or Intercompany Claim, and which, for the avoidance of doubt, includes the 10% Notes Deficiency Claims and the Convertible Notes Claims and the Oaktree Prepetition Claims to the extent

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such Claims (or any portion of such Claims) are not Secured Claims at the applicable Debtor; provided, however, that notwithstanding the foregoing, Oaktree shall not vote in Class 5A.

92.                               “Holder” means an Entity holding a Claim or Interest, as applicable.

93.                               “Impaired” means, with respect to a Class of Claims or Interests, a Claim or an Interest that is Impaired within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

94.                               “Insured Claim” means any Claim arising from an incident or occurrence alleged to have occurred prior to the Effective Date that is covered under an insurance policy applicable to any of the Debtors or their businesses.

95.                               “Intercompany Claim” means (a) any Claim of any Debtor against any other Debtor, (b) any Claim of any Debtor against any Non-Debtor Affiliate and (c) any Claim of any Non-Debtor Affiliate against any Debtor.

96.                               “Interests” means the common stock, limited liability company interests, and any other equity, ownership, or profits interests in any Debtor and options, warrants, rights, or other securities or agreements to acquire common stock, limited liability company interests, or other equity, ownership, or profits or interests in any Debtor (arising under, or in connection with, any employment agreement), and includes any “Equity Security” (as defined in section 101(16) of the Bankruptcy Code) in any Debtor.

97.                               “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

98.                               “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1-4001.

99.                               “IRS” means the Internal Revenue Service of the United States of America.

100.                        “Liability” or “Liabilities” means any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, arising in law, equity or otherwise, that are based in whole or in part on any act, event, injury, omission, transaction, agreement, employment, exposure or other occurrence taking place on or prior to the Effective Date.

101.                        “Magnequench Pension Plan” means the defined benefit pension plan known as the Magnequench International, Inc. Hourly Pension Plan sponsored and maintained by Magnequench International, Inc.

102.                        “MII” means Magnequench International, Inc.

103.                        “MIP” means the post-Effective Date management incentive and retention plan to be formulated and adopted by the New Board.

104.                        “MM&A” means Parent’s magnetic materials and alloys Business Unit.

105.                        “Molycorp, Inc. Downstream Intercompany Amount” means the aggregate total amount of Allowed Downstream Entities Intercompany Claims (after netting any amounts owed to the obligor on each such Claim, but solely to the extent that the net Claim amount is collectible), less the costs and expenses of recovery of same (including all Taxes on any such recovery and/or on the deemed or actual distribution of the proceeds of such recovery), assuming that such Intercompany Claims are Allowed Claims and not recharacterized as Interests for purposes of this calculation.

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106.                        “Molycorp Minerals” means Molycorp Minerals LLC.

107.                        “Molycorp Minerals Assets” means all of the assets of PPV IV Mountain Pass II, Inc., PPV IV Mountain Pass, Inc., RCF IV Speedwagon Inc., and Molycorp Minerals, but expressly excluding the Oaktree Equipment.

108.                        “Molycorp Minerals Assets Sale” means the sale or liquidation of Mountain Pass and the other Molycorp Minerals Assets, which may be consummated pursuant to the Plan and/or the Bid Procedures outside of the Plan.

109.                        “Molycorp Minerals Debtors” means PPV IV Mountain Pass II, Inc., PPV IV Mountain Pass, Inc., RCF IV Speedwagon Inc., Molycorp Minerals.

110.                        “Molycorp Minerals Distributable Property” means collectively (a) the Molycorp Minerals Intercompany Amount; and (b) the Molycorp Minerals Sale Net Proceeds.

111.                        “Molycorp Minerals Intercompany Amount” means the value of Intercompany Claims owed to Molycorp Minerals from the Downstream Debtors, Molycorp Metals & Alloys, Inc., Industrial Minerals LLC and any Non-Debtor Affiliate (after netting any amounts owed to the obligor on such Claims), but solely to the extent that the net Claim amount is collectible and such Intercompany Claims are Allowed Claims and not recharacterized as Interests.

112.                        “Molycorp Minerals Sale Agreements” means any and all agreements entered into by and between any of the Debtors and one or more purchasers in connection with the Molycorp Minerals Assets Sale, including any asset purchase agreements, stock purchase agreements or other agreements related to effectuating and consummating the Molycorp Minerals Assets Sale, the form of which material agreements shall be included in the Plan Supplement if the Molycorp Minerals Assets Sale is to be consummated pursuant to the Plan, with definitive material agreements included in the Plan Supplement within two (2) Business Days of their execution.

113.                        “Molycorp Minerals Sale Net Proceeds” means the Net Proceeds from the sale of the Molycorp Minerals Assets pursuant to the Bid Procedures, less amounts reserved to (a) make required distributions in accordance with the terms of the Plan and (b) dissolve the Molycorp Minerals Debtors and close their respective Chapter 11 Cases.

114.                        “Mountain Pass” means the Debtors’ Mountain Pass rare earth mining facility located in San Bernardino County, California.

115.                        “Net Proceeds” means in connection with any sale, transfer, liquidation or disposition or receipt of Cash or income, Cash proceeds (and, if applicable, the estimated Cash that may be realized from any non-Cash consideration) received by any Debtor net of (a) commissions, attorneys’ fees, accountants’ fees, investment banking fees and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by such Debtor in connection therewith; (b) all Taxes on any sale, transfer, liquidation or other disposition or recovery and on the deemed or actual distribution of proceeds thereof, including an appropriate reserve (if applicable) for Taxes; and (c) any amounts escrowed or reserved against indemnification obligations or purchase price adjustments.

116.                        “New Board” means the board of directors, board of managers or equivalent governing body of each of the Reorganized Parent and the Reorganized Debtors (as applicable), the size and composition of which shall be included in the Plan Supplement.

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117.                        “New Bylaws” means the bylaws, limited liability agreement, or functionally equivalent document (as applicable) of each of Reorganized Parent and the Reorganized Debtors (as applicable), the forms of which will be included in the Plan Supplement.

118.                        “New Certificates of Incorporation” means the certificate of incorporation, certificate of formation, or functionally equivalent document (as applicable) of each of Reorganized Parent and the Reorganized Debtors (as applicable), the forms of which will be included in the Plan Supplement.

119.                        “New Corporate Governance Documents” means the (a) New Certificates of Incorporation and (b) New Bylaws.

120.                        “New Term Loan” means a new term loan to one or more of the Reorganized Parent and/or the Reorganized Debtors and/or their affiliates in such amount as to be set forth in the Plan Supplement, secured by all of the assets of the borrowers and guarantors thereunder and on such other terms which shall be included in the Plan Supplement and in all respects subject to the Oaktree Consent Right.

121.                        “New Warrant Agreement” means the agreement governing the New Warrants, which will be Filed as part of the Plan Supplement.

122.                        “New Warrants” means the Tranche A Warrants and the Tranche B Warrants.

123.                        “Non-Debtor Affiliate” means any direct or indirect subsidiary that is greater than 20% owned, directly or indirectly by Parent that is not a Debtor.

124.                        “Non-Debtor Prepetition Oaktree Guarantors” means the following Entities:  (a) Magnequench Neo Powders Pte. Ltd.; (b) Molycorp Korea Inc.; (c) Neo Performance Materials (Singapore) Pte. Ltd.; (d) Molycorp Japan, Inc.; (e) NMT Holdings GmbH; (f) Molycorp Silmet AS; and (g) Molycorp Chemicals & Oxides (Europe) Ltd.

125.                        “Oaktree” means OCM MLYCo CTB Ltd. in its capacity as (a) the DIP Lenders; (b) the administrative agent, collateral agent, and lender under the Oaktree Prepetition Facilities; and (c) the lessor and collateral agent under the Oaktree Lease Documents.

126.                        “Oaktree Claims” means the Oaktree Prepetition Claims and the DIP Facility Claims.

127.                        “Oaktree Consent Right” means in form and substance acceptable to Oaktree, provided that if the Entire Company Sale Trigger does occur, such consent right shall only apply in respect of any terms that affect or alter the Entire Company Sale Trigger, the Oaktree Equipment Release Price, the Oaktree Distribution Amount, the allowance, treatment and distributions to be made to Oaktree under the Plan or the timing of such distributions, including in respect of the DIP Facility Claims, that the Entire Company Sale be approved in connection with confirmation of the Plan, the releases and indemnifications set forth in the Plan that inure to the benefit of Oaktree or its Representatives, or the implementation of the foregoing.

128.                        “Oaktree Distribution Amount” means $513,645,257.93, and calculated as the sum of (a) all principal and interest, and other amounts outstanding under the DIP Facility, (b) all principal and interest (calculated at the non-default rate through the earlier of (i) the Effective Date and (ii) April 8, 2016) outstanding under the Oaktree Prepetition Facilities (without taking into account any early payment premiums or similar charges), (c) the Oaktree Equipment Lease Claim Amount (excluding any amounts

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of stipulated loss value that are in addition to regularly scheduled rent) and (d) the Oaktree Early Payment Premium Distribution Amount.

129.                        “Oaktree Early Payment Premium Claims” means all early payment premiums or stipulated loss value amounts (which amounts are in addition to the regularly scheduled amounts) payable under the Oaktree Prepetition Facilities and/or the Oaktree Equipment Lease Documents.

130.                        “Oaktree Early Payment Premium Distribution Amount” means the Oaktree Early Payment Premium Claims less the sum of all post-Petition Date interest paid under the Oaktree Prepetition Facilities not recharacterized as principal in accordance with the terms of the DIP Order, and, in accordance with the 9019 Settlement, subject to reduction for the Accepting GUC Distribution.

131.                        “Oaktree Entire Company Sale Distribution” means Cash in the amount of the Oaktree Distribution Amount.

132.                        “Oaktree Equipment” means the equipment leased by Molycorp Minerals pursuant to the terms of the Oaktree Lease Documents.

133.                        “Oaktree Equipment Lease Claim Amount” means all amounts to be paid under the Oaktree Lease Documents but excluding any amounts of stipulated loss value that are in addition to regularly scheduled rent.

134.                        “Oaktree Equipment Reserve Price” means the price at which Oaktree has agreed to sell the Oaktree Equipment, which shall be filed under seal.

135.                        “Oaktree Equipment Separate Sale Net Proceeds” means 100% of the Net Proceeds from the sale of the Oaktree Equipment if sold separately from the Molycorp Minerals Assets, which amount shall be no less than the Oaktree Equipment Reserve Price.

136.                        “Oaktree Lease Agreement” means that certain Equipment Lease Agreement dated September 11, 2014, by and between Oaktree and Molycorp Minerals, LLC, as the same may have been amended, restated, supplemented, or otherwise modified to date.

137.                        “Oaktree Lease Document Claims” means all Claims arising under or in connection with the Oaktree Lease Documents.

138.                        “Oaktree Lease Documents” means the Oaktree Lease Agreement together with all other agreements, documents, and instruments executed in connection therewith.

139.                        “Oaktree Magnequench Facility” means the lending facility provided under (a) that certain Credit Agreement dated as of September 11, 2014, by and among Magnequench, Inc. (as borrower), lender parties thereto from time to time, and Oaktree, as agent, as the same may have been amended, restated, supplemented, or otherwise modified to date; and (b) all other agreements, documents, and instruments executed in connection therewith.

140.                        “Oaktree Magnequench Facility Claim” means all Claims arising under or in connection with the Oaktree Magnequench Facility.

141.                        “Oaktree Molycorp, Inc. Downstream Intercompany Allocation” means 35.29% of the Molycorp, Inc. Downstream Intercompany Amount.

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142.                        “Oaktree Molycorp Minerals Allocation Amount” means (a) the Oaktree Non-Equipment Allocation Amount and (b) either (i) the Oaktree Equipment Separate Sale Net Proceeds in the event the Oaktree Equipment is sold separately from the Molycorp Minerals Assets or (ii) the Oaktree Equipment Reserve Price if the Oaktree Equipment is sold to a purchaser together with the Molycorp Minerals Assets.

143.                        “Oaktree Non-Equipment Allocation Amount” means (a) 35.29% of the Molycorp Minerals Distributable Property and (b) if the Molycorp Minerals Assets are sold pursuant to a 10% Noteholder Permitted Credit Bid, 35.29% of (i) the Molycorp Minerals Assets purchased pursuant to the 10% Noteholder Permitted Credit Bid or (ii) the ownership of any acquisition vehicle to which such assets are to be transferred.

144.                        “Oaktree Parent Facility” means the lending facility provided under (a) that certain credit agreement, dated as of September 11, 2014, by and among Parent (as borrower), lenders parties thereto from time to time, and the Oaktree Agent, as the same may have been amended, restated, supplemented, or otherwise modified to date; and (b) all other agreements, documents, and instruments executed in connection therewith.

145.                        “Oaktree Parent Facility Claim” means all Claims arising under or in connection with the Oaktree Parent Facility.

146.                        “Oaktree Prepetition Claims” means all (a) Oaktree Lease Document Claims, (b) Oaktree Magnequench Facility Claims and (c) Oaktree Parent Facility Claims.

147.                        “Oaktree Prepetition Facilities” means the Oaktree Parent Facility and the Oaktree Magnequench Facility.

148.                        “Oaktree Stand-Alone Reorganization Distribution” means (a) 100% of the Reorganized [Parent] Common Equity, subject to dilution by the MIP and the New Warrants; (b) the New Term Loan; (c) the Oaktree Molycorp Minerals Allocation Amount; (d) the Oaktree Molycorp, Inc. Downstream Intercompany Allocation and (e) Cash equal to Oaktree’s Pro Rata share of the value of the assets of Molycorp Metals & Alloys, Inc., after satisfaction of Allowed Secured Claims, Priority Claims and Administrative Claims against such Debtor.

149.                        “Ordinary Course Administrative Claim” means an Administrative Claim arising from, or with respect to, the sale of goods or rendition of services in the ordinary course of the applicable Debtor’s business on, or after, the Petition Date, including Intercompany Claims incurred in the ordinary course of the Debtors’ businesses.  Ordinary Course Administrative Claims include Administrative Claims of employees for wages, expense reimbursement, and health and welfare benefits.

150.                        “Ordinary Course Professionals Order” means the Order Authorizing the Retention and Payment of Professionals Utilized by the Debtors in the Ordinary Course of Business [Docket No. 224].

151.                        “Other Priority Claim” means any Claim against any Debtor entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than (a) an Administrative Claim, (b) a Priority Tax Claim or (c) a DIP Facility Claim.

152.                        “Other Secured Claim” means any Secured Claim against a Debtor other than (a) the Oaktree Prepetition Claims, (b) a 10% Notes Secured Claim or (c) a DIP Facility Claim.

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153.                        “Parent” means Molycorp, Inc.

154.                        “PBGC” means the Pension Benefit Guaranty Corporation

155.                        “Petition Date” means June 25, 2015.

156.                        “Plan” means this joint plan of reorganization proposed by the Debtors to the extent applicable to each Debtor.

157.                        “Plan Alternatives” has the meaning ascribed to it in the Introduction.

158.                        “Plan Documents” means the Plan, the Disclosure Statement, the Disclosure Statement Order, the Bid Procedures, the Bid Procedures Order, the Confirmation Order, the Entire Company Sale Agreements, the Molycorp Minerals Sale Agreements, and the other documents included in the Plan Supplement or entered into in connection with the consummation of the Plan, each as may be altered, amended, modified, or supplemented in accordance with the terms hereof and each of which shall be subject to the Oaktree Consent Right.  For the avoidance of doubt, in the event of any conflict or inconsistency between the Disclosure Statement, the Plan and the Bid Procedures, the Bid Procedures will control only with respect to the Bid Procedures.

159.                        “Plan Supplement” means the compilation of documents, schedules and exhibits to be Filed no later than seven days prior to the Voting Deadline (unless otherwise provided in the Plan) and that will include, to the extent applicable, the material Entire Company Sale Agreements (or the forms thereof provided to Qualified Bidders (as defined in the Bid Procedures Order)), the material Molycorp Minerals Sale Agreements (or the forms thereof provided to Qualified Bidders (as defined in the Bid Procedures Order)), the Wind-Down Budget, the Wind-Down Officer Agreement, the draft forms of New Certificates of Incorporation, the draft forms of New By-Laws, the size and composition of the New Board, the material terms of the New Term Loan, the New Warrant Agreement, the Schedule of Rejected Executory Contracts or Unexpired Leases, the Schedule of Assumed Executory Contracts and Unexpired Lease, a list of Retained Causes of Action and the Restructuring Transactions Exhibit, each as may thereafter be altered, amended, modified, or supplemented in accordance with the terms hereof and each of which shall be subject to the Oaktree Consent Right.

160.                        “Post-Effective Date Debtors” means (a) if the Entire Company Sale Trigger occurs, the Wind-Down Debtors, or (b) if the Entire Company Sale Trigger does not occur, the Reorganized Debtors and the Molycorp Minerals Wind-Down Debtors.

161.                        “Prime Clerk” means Prime Clerk, LLC, in its capacity as notice, claims, and solicitation agent for the Debtors.

162.                        “Priority Claim” means Priority Tax Claims and Other Priority Claims.

163.                        “Priority Tax Claim” means a Claim that is entitled to priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code.

164.                        “Pro Rata” means, when used in reference to a distribution of property to holders of Allowed Claims, a proportionate distribution of property so that the ratio of (a)(i) the amount of property distributed on account of an individual Allowed Claim to (ii) the amount of such individual Allowed Claim is the same as the ratio of (b)(i) the amount of property distributed to all such Allowed Claims to (ii) the total amount of all Allowed Claims entitled to receive such distribution.  Until all Disputed Claims

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in a Class are resolved, Disputed Claims shall be treated as Allowed Claims in their Face Amount for purposes of calculating Pro Rata distributions of property to holders of Allowed Claims in such Class.

165.                        “Professional” means (a) any professional employed in the Chapter 11 Cases pursuant to sections 327, 328, 363, or 1103 of the Bankruptcy Code, and (b) any professional or other Entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

166.                        “Proof of Claim” means a proof of Claim Filed with the Bankruptcy Court or Prime Clerk in connection with the Chapter 11 Cases.

167.                        “Purchaser” means the purchaser or purchasers of any of the Debtors’ assets as part of (a) the Entire Company Sale or the Molycorp Minerals Assets Sale, or (b) of the Oaktree Equipment, if applicable.

168.                        “Released Parties” means, collectively, the following Entities:  (a) the Creditors’ Committee; (b) the DIP Facility Agent; (c) the DIP Lenders; (d) Oaktree; (e) Wells Fargo Bank, National Association, solely in its capacity as Pari Passu Collateral Agent (as defined in the DIP Order); (f) with respect to each of the foregoing Entities, such Entity’s current and former affiliates and such Entity’s and such affiliates’ respective Representatives (each in their capacity as such); and (g) the Debtors’ Representatives.

169.                        “Releasing Parties” means, collectively: (a) the DIP Agent; (b) the DIP Lenders; (c) Oaktree; (d) Wells Fargo Bank, National Association, solely in its capacity as Pari Passu Collateral Agent (as defined in the DIP Order); (e) the Creditors’ Committee and each of its members (solely in their capacity as such); (f) all Holders of Claims that are deemed to accept the Plan; (g) all Holders of Claims who either (i) vote to accept or (ii) receive a ballot but abstain from voting on the Plan; (h) all Holders of Claims entitled to vote who vote to reject the Plan that do not elect on their Ballot to opt-out of the Third Party Release; (i) all Holders of Claims that are deemed to reject the Plan but do not send a notice to the Debtors to opt out of the Third Party Releases; (j) all other Holders of Claims and Interests to the extent permitted by law; and (k) with respect to each of the foregoing Entities, such Entity’s current and former affiliates and such Entity’s and such affiliates’ respective Representatives (each in their capacities as such).

170.                        “Remaining Assets” means any assets remaining after the consummation of the Entire Company Sale and/or the Molycorp Minerals Assets Sale, including the Excluded Assets.

171.                        “Reorganized Debtor” means, if the Entire Company Sale Trigger does not occur, on and after the Effective Date, subject to the Restructuring Transactions, each Debtor (other than the Molycorp Minerals Debtors) as to which the Plan is confirmed.

172.                        “Reorganized Parent” means, if the Entire Company Sale Trigger does not occur, on and after the Effective Date, the parent of the Reorganized Debtors, which Entity may be either a Reorganized Debtor or a newly formed Entity.

173.                        “Reorganized Parent Common Equity” means, if the Entire Company Sale Trigger does not occur, all of the equity interests of common equity of Reorganized Parent, $[   ] par value per share, authorized pursuant to the New Certificate of Incorporation of the Reorganized Parent, including such equity interests to be issued pursuant to the Plan.

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174.                        “Representatives” means, with respect to any Entity, any successor, predecessor, assign, any current or former officer, director, partner, limited partner, general partner, shareholder, member, subsidiary, managed account or fund, manager, trustee, management company, investment manager, affiliate, principal, employee, agent, attorney, advisor, investment banker, financial advisor, accountant, consultant, fund advisor, or any other professional of such Entity.

175.                        “Restructuring Transactions” means, collectively, those mergers, consolidations, restructurings, asset transfers, dispositions, liquidations, or dissolutions that the Debtors, in consultation with Oaktree, or the Post-Effective Date Debtors determine to be necessary or appropriate in connection with the Plan or the Debtors’ emergence from the Chapter 11 Cases, subject to the Oaktree Consent Right.

176.                        “Restructuring Transactions Exhibit” means an exhibit, which shall be included in the Plan Supplement, which sets forth the Restructuring Transactions the Debtors intend to implement on the Effective Date.

177.                        “Retained Causes of Action” means, if the Entire Company Sale occurs, the list of claims and Causes of Action to be retained by the Wind-Down Debtors, which for the avoidance of doubt shall not include any claims or Causes of Action otherwise release pursuant to the terms of the Plan.

178.                        “RM” means Parent’s rare metals Business Unit.

179.                        “Run-off Insurance” means directors’ and officers’ liability insurance and employment practices liability insurance for a six (6) year period covering events occurring at or prior to the Effective Date.

180.                        “Schedule of Assumed Executory Contracts and Unexpired Leases” means, if the Entire Company Sale Trigger occurs, a schedule that will be Filed as part of the Plan Supplement, in form and substance reasonably satisfactory to the Debtors and the Purchaser(s), of all Executory Contracts and Unexpired Leases that the Debtors intend to assume or assume and assign pursuant to the Entire Company Sale Agreement(s).

181.                        “Schedule of Rejected Executory Contracts and Unexpired Leases” means, if the Entire Company Sale Trigger does not occur, a schedule that will be Filed as part of the Plan Supplement and will include a list of all Executory Contracts and Unexpired Leases that the Debtors intend to reject as of the Effective Date.

182.                        “Schedules” means the schedules of assets and liabilities and the statements of financial affairs Filed by the Debtors on or about August 20, 2015, as required by section 521 of the Bankruptcy Code, as the same may have been or may be amended, restated, modified or supplemented.

183.                        “SEC” means the Securities and Exchange Commission created pursuant to the Securities Exchange Act of 1934.

184.                        “Section 510(b) Claim” means any Claim against any Debtor arising from rescission of a purchase or sale of a security of any Debtor or an Affiliate of any Debtor, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution Allowed under section 502 of the Bankruptcy Code on account of such a Claim.

185.                        “Secured Claim” means a Claim that is secured by a lien on property in which an Estate has an interest, or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder’s interest in the applicable Estate’s interest in such property or to the extent of

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the amount subject to setoff, as applicable, as determined pursuant to sections 506(a) and, if applicable, 1129(b) of the Bankruptcy Code.

186.                        “Securities Act of 1933” means the Securities Act of 1933 and the rules and regulations promulgated pursuant thereto.

187.                        “Securities Exchange Act of 1934” means the Securities Exchange Act of 1934 and the rules and regulations promulgated pursuant thereto.

188.                        “Stand-Alone Reorganization” means, if the Entire Company Sale Trigger does not occur, (a) the Molycorp Minerals Assets Sale and (b) the stand-alone reorganization around the Debtors’ three remaining Business Units.

189.                        “Subordinated Convertible Notes” means those certain 5.00% convertible notes due 2017 and issued under that certain Debenture dated June 11, 2012, by and between Neo Materials Technologies Inc. and Computershare Trust Company of Canada (as trustee), for which, pursuant to that certain indenture dated June 11, 2012, by and between Parent and Computershare Trust Company of Canada (as trustee), Parent provided an unsecured payment guaranty, payment of which is subordinated to the payment in full of the 10% Notes.

190.                        “Subordinated Convertible Notes Claim” means a Claim arising from the Subordinated Convertible Notes and the Subordinated Convertible Notes Indentures.

191.                        “Subordinated Convertible Notes Indentures” means that certain Debenture dated June 11, 2012, by and between Neo Materials Technologies Inc. and Computershare Trust Company of Canada (as trustee); and that certain indenture dated June 11, 2012, by and between Parent and Computershare Trust Company of Canada (as trustee).

192.                        “Subsidiary Debtor” means any Debtor other than Parent.

193.                        “Subsidiary Debtor Equity Interests” means, as to a particular Subsidiary Debtor, any Interests in such Debtor.

194.                        “Tax” means (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, employment, payroll, withholding, property, excise, severance, stamp, occupation, premium, environmental, escheat or windfall profit tax, custom, duty or other tax,  governmental fee or other like assessment or charge of any kind whatsoever (together in each instance with any interest, penalty, addition to tax or additional amount) imposed by any federal, state, local, provincial or foreign taxing authority; or (b) any liability for payment of any amounts of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of any such amounts is determined by reference to the liability of any other Entity.

195.                        “Third Party Release” means the Releases by Holders of Claims and Interests set forth in Section IX.E.

196.                        “Tranche A Warrants” means the warrants to purchase shares of Reorganized Parent Common Equity in an amount equal to 7.5% of the Reorganized Parent Common Equity outstanding as of the Effective Date (including common equity issuable upon exercise of the New Warrants), which shall have an aggregate strike price equal to (i) $467 million minus (ii) the principal amount of the New Term Loan, shall only be exercisable upon a sale of all or substantially all of the Reorganized Parent and the

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Reorganized Debtors’ assets during the five (5) year period following the Effective Date, shall be governed by the New Warrant Agreement and shall be on such other terms as set forth in the Plan Supplement.

197.                        “Tranche B Warrants” means the warrants to purchase shares of Reorganized Parent Common Equity in an amount equal to 7.5% of the Reorganized Parent Common Equity outstanding as of the Effective Date (including common equity issuable upon exercise of the New Warrants), which shall have an aggregate strike price equal to (i) $513.6 million minus (ii) the principal amount of the New Term Loan, shall only be exercisable upon a sale of all or substantially all of the Reorganized Parent and the Reorganized Debtors’ assets during the five (5) year period following the Effective Date, shall be governed by the New Warrant Agreement and shall be on such other terms as set forth in the Plan Supplement.

198.                        “Unimpaired” means, with respect to a Class of Claims or Interests, a Claim or an Interest that is Unimpaired within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

199.                        “U.S. Trustee” means the United States Trustee for the District of Delaware.

200.                        “Voting Deadline” means March 14, 2016 at 5:00 p.m., Eastern Time, which is the deadline for submitting ballots to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code.

201.                        “Wind-Down Budget” means, if the Entire Company Sale Trigger occurs, a budget, which shall be included in the Plan Supplement after the conclusion of the Auction, estimating the funds necessary to administer the Plan with respect to the Debtors and their Estates and wind-down any Debtors remaining in existence after the consummation of the Entire Company Sale, including, without limitation, an estimate of post-Effective Date anticipated receipts and recoverable assets, the costs of holding and liquidating the Debtors’ remaining property, making distributions required by the Plan, and all Taxes on any sale, transfer, liquidation or other disposition or recovery and on the deemed or actual distribution of the proceeds thereof.

202.                        “Wind-Down Debtors” means, if the Entire Company Sale Trigger occurs, the Debtors still in existence after the Effective Date.

203.                        “Wind-Down Officer” means the Entity appointed by the Debtors, subject to the Oaktree Consent Right, and identified at or prior to the Confirmation Hearing to be the sole officer, director and/or member (as applicable) of each of the Wind-Down Debtors as of the Effective Date to wind up the affairs of the Wind-Down Debtors.

204.                        “Wind-Down Officer Agreement” means the agreement governing the terms and conditions of the employment of the Wind-Down Officer, dated as of the Effective Date, in the form included in the Plan Supplement.

205.                        “Wind-Down Reserve” means the reserve(s) established from the Debtors’ Cash on hand on the Effective Date and the Entire Company Sale Net Proceeds prior to making any distributions under the Plan, to fund the Wind-Down Budget.

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B.                                    Rules of Interpretation and Computation of Time

1.                                      Rules of Interpretation

For purposes of the Plan and unless otherwise provided herein the following rules of interpretation apply:  (a) whenever it is appropriate from the context, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in the Plan, any reference in the Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or Exhibit Filed, or to be Filed, means such document or Exhibit, as it may have been or may be amended, modified, or supplemented in accordance with the terms hereof; (d) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors, assigns, and Affiliates; (e) all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of, or to, the Plan; (f) the words “herein,”, “hereof,” “hereunder,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) the words “includes” and “including” are not limiting; (h) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of, or to affect, the interpretation of the Plan; (i) subject to the provisions of any contract, certificates of incorporation, by-laws, similar constituent documents, instruments, releases, or other agreements or documents entered into or delivered in connection with the Plan, the rights and obligations arising under the Plan will be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and the Bankruptcy Rules; and (j) the rules of construction set forth in section 102 of the Bankruptcy Code will apply to the Plan.

2.                                      Computation of Time

In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

3.                                      Reference to Monetary Figures

All references in the Plan to monetary figures refer to the lawful currency of the United States of America, unless otherwise expressly provided.

4.                                      Appendices, Plan Documents, and Plan Supplement

All Plan Documents, the Plan Supplement, all Exhibits, and any appendices, supplements, or annexes to the Plan or any Plan Document, or any Plan Supplement document, are incorporated into the Plan by reference and are a part of the Plan as if set forth herein.

ARTICLE II.
ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS

A.                                    Administrative Claims

1.                                      General

Except as further specified in Section II.A and subject to the Administrative Claims Bar Date and the procedures set forth in Article VIII and unless otherwise agreed by the Holder of an Administrative Claim and the applicable Debtor or the Post-Effective Date Debtors, as applicable, each Holder of an Allowed Administrative Claim (other than DIP Facility Claims and postpetition Intercompany Claims)  will receive Cash equal to the Allowed amount of such Administrative Claim on either (a) the latest to occur of (i) the Effective Date or as soon thereafter as practicable, (ii) the date such Claim becomes an Allowed Administrative Claim or as soon thereafter as practicable, and (iii) such other date as may be

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agreed upon by the Post-Effective Date Debtors and the Holder of such Claim; or (b) on such other date as the Bankruptcy Court may order.

2.                                      Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930 after the Effective Date shall be paid by the applicable Post-Effective Date Debtor, in accordance therewith until the earlier of the conversion or dismissal of the applicable Chapter 11 Case under section 1112 of the Bankruptcy Code or the closing of the applicable Chapter 11 Case pursuant to section 350(a) of the Bankruptcy Code.

3.                                      DIP Facility Claims

On the Effective Date, the DIP Facility Claims shall be (a) Allowed in full, in the amount of no less than $142,471,550.18 (plus any unpaid fees, costs, and expenses), and (b) shall not be subject to any avoidance, reductions, set off, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, or any other challenges under any applicable law or regulation by any Entity.

In full and final satisfaction of all DIP Facility Claims, the DIP Lenders shall receive on the Effective Date (a) if the Entire Company Sale Trigger occurs, payment in full, in Cash, or (b) if the Entire Company Sale Trigger does not occur, (i) Cash remaining in the DIP Loan Disbursement Account (as defined in the DIP Order) and (ii) with respect to the balance of the DIP Facility Claims, their Pro Rata share of the Oaktree Stand-Alone Reorganization Distribution.  For the avoidance of doubt, all fees, costs, and expenses required to be paid under the terms of the DIP Facility, including without limitation, the fees of the DIP Facility Agent, shall be paid in Cash.

4.                                      Ordinary Course Administrative Claims

Each Debtor or Post-Effective Date Debtor (as applicable) will pay its Ordinary Course Administrative Claims (other than Intercompany Claims which shall be subject to the treatment set forth in Section III.B.8) in accordance with the terms and conditions of the particular transaction giving rise to each Ordinary Course Administrative Claim.  The payment of Ordinary Course Administrative Claims will occur without further action by the Holders of such Ordinary Course Administrative Claims or further approval by the Bankruptcy Court.  Holders of the foregoing Ordinary Course Administrative Claims will not be required to File or serve any request for payment of such Administrative Claims.

5.                                      Professional Compensation

Professionals asserting a Fee Claim for services rendered before the Effective Date must (a) File a Final Fee Application no later than 60 days after the Effective Date and (b) serve it on the Post-Effective Date Debtors and such other Entities required under the Bankruptcy Rules, the Fee Order, the Confirmation Order, or other order of the Bankruptcy Court.

Objections to any Fee Claim must be Filed and served on the Post-Effective Date Debtors, and the Entity asserting the Fee Claim no later than 90 days after the Effective Date.  To the extent necessary to effectuate solely the timing and notice provisions of this Section II.A.5 of the Plan, in the event of a conflict the Confirmation Order will amend and supersede any previously entered order of the Bankruptcy Court.

Any Entity that may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of

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expenses for services rendered before the Effective Date pursuant to the Ordinary Course Professionals Order without further Bankruptcy Court review or approval (except as provided in the Ordinary Course Professionals Order).

6.                                      Post-Effective Date Professionals’ Fees and Expenses

Except as otherwise specifically provided in the Plan, on and after the Effective Date, the Post-Effective Date Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented fees and expenses of the Professionals incurred by the Post-Effective Date Debtors on or after the Effective Date, in each case, related to implementation and consummation of the Plan.  Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code or any order of the Bankruptcy Court entered before the Effective Date governing the retention of, or compensation for services rendered by, Professionals after the Effective Date shall terminate, and the Post-Effective Date Debtors may employ or pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

B.                                    Administrative Claims Bar Date

Except as otherwise provided in Article II and section 503(b)(1)(D) of the Bankruptcy Code, requests for payment of Administrative Claims (other than (1) DIP Facility Claims, (2) Fee Claims, (3) Ordinary Course Administrative Claims, (4) fees payable pursuant to 28 U.S.C. § 1930 and (5) Claims pursuant to section 503(b)(9) of the Bankruptcy Code) must be Filed and served on the Post-Effective Date Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date.  Absent further Court order, Holders of Administrative Claims that are required, but fail, to File and serve a request for payment of such Administrative Claims on or before the Administrative Claims Bar Date will be forever barred, stopped, and enjoined from asserting such Administrative Claims against the Debtors or their property.  Objections to a request for the payment of an Administrative Claim, if any, must be Filed and served on the Post-Effective Date Debtors and the Entity asserting such Administrative Claim no later than the Administrative Claims Objection Deadline.

Holders of Claims pursuant to section 503(b)(9) of the Bankruptcy Code against any Debtor must File their Claims by the applicable bar date in the Bar Date Order.

C.                                    Priority Tax Claims

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, and unless otherwise agreed by the Post-Effective Date Debtors and the Holder of a Priority Tax Claim, each Holder of an Allowed Priority Tax Claim will receive, at the option of the Debtors (subject to the Oaktree Consent Right) or the Post-Effective Date Debtors, as applicable, in full satisfaction of its Allowed Priority Tax Claim that is due and payable on or before the Effective Date, (i) Cash in an amount equal to the amount of such Allowed Priority Tax Claim or (ii) Cash in the aggregate amount of such Allowed Priority Tax Claim payable in annual equal installments commencing on the later of (a) the Effective Date (or as soon as reasonably practicable thereafter) and (b) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim (or as soon as practicable thereafter) and ending no later than five (5) years after the Petition Date.

Notwithstanding the foregoing, any Claim on account of any penalty arising with respect to, or in connection with, an Allowed Priority Tax Claim that does not compensate the Holder for actual pecuniary loss will be treated as a General Unsecured Claim, and the Holder (other than as the Holder of a General

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Unsecured Claim) may not assess or attempt to collect such penalty from the Post-Effective Date Debtors or their respective property.

ARTICLE III.
CLASSIFICATION OF CLAIMS AND INTERESTS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified and thus are excluded from the Classes of Claims and Interests set forth in this Article III.

A.                                    Summary of Classification

Pursuant to sections 1122 and 1123 of the Bankruptcy Code and as set forth herein, the Plan places Claims and Interests in the below Classes for voting and distribution purposes.  A Claim or Interest (1) is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and (2) is classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such other Class.  A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for the purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims; provided, however, that in the event no Holder of a Claim with respect to a specific Class for a particular Debtor timely submits a Ballot in compliance with the Disclosure Statement Order indicating acceptance or rejection of this Plan, such Class will be deemed to have accepted this Plan pursuant to the Confirmation Order.  The Debtors may seek Confirmation of this Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.

For administrative convenience, the Plan organizes the Debtors into five (5) groups (each, a “Debtor Group”) and assigns a letter to each Debtor Group and a number to each Class of Claims against or Interests in each Debtor in each Debtor Group.  Notwithstanding this organizing principle, the Plan is a separate plan of reorganization or liquidation for each Debtor.  Claims against or Interests in a Debtor belonging to a Debtor Group consisting of more than one Debtor shall be deemed to be classified in a single Class for all purposes under the Bankruptcy Code, including voting.  To the extent a Holder has a Claim that may be asserted against more than one Debtor in a Debtor Group, the vote of such Holder in connection with such Claims shall be counted as a vote of such Claim against each Debtor in such Debtor Group.  For consistency, similarly designated Classes of Claims and Interests are assigned the same number across each of the Debtor Groups.  Any non-sequential enumeration of the Classes is intentional to maintain consistency.  Claims against and Interests in the Debtors are classified as follows:

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Letter	Debtor Group
A	Parent
Molycorp, Inc.
B	DIP Facility Guarantors
MCP Callco ULC
MCP Exchangeco Inc.
Molycorp Luxembourg Holdings S.à r.l.
C	Molycorp Minerals Debtors
Molycorp Minerals, LLC
PP IV Mountain Pass II, Inc.
PP IV Mountain Pass Inc.
RCF Speedwagon Inc.
D	Downstream Debtors
Magnequench International Inc.
Magnequench Limited
Magnequench, Inc.
MCP Canada Holdings ULC
MCP Canada Limited Partnership
Molycorp Chemicals & Oxides, Inc.
Molycorp Minerals Canada ULC
Molycorp Rare Metals Holdings, Inc.
Molycorp Rare Metals (Utah), Inc.
Neo International Corp.
E	De Minimis Debtors
Industrial Minerals, LLC
Molycorp Advanced Water Technologies, LLC
Molycorp Metals & Alloys, Inc.

Number	Designation
1	Other Priority Claims
2	Other Secured Claims
3	Oaktree Prepetition Claims
4	10% Notes Secured Claims
5	General Unsecured Claims
6	Subordinated Convertible Notes Claims
7	Section 510 Claims
8	Intercompany Claims
9	Parent Interests
10	Subsidiary Debtor Equity Interests

1.                                      Class Identification

The classification of Claims and Interests against each Debtor (as applicable) under the Plan is as set forth below.

Class(es)	Designation	Impairment	Entitled to Vote
1A — 1E	Other Priority Claims	Unimpaired	Deemed to Accept
2A — 2E	Other Secured Claims	Unimpaired	Deemed to Accept
3A — 3E	Oaktree Prepetition Claims	Impaired	Entitled to Vote
4A, 4C	10% Notes Secured Claims	Impaired	Entitled to Vote
5A — 5E	General Unsecured Claims	Impaired / Unimpaired(2)	Entitled to Vote / Deemed to Accept / Deemed to Reject
6A	Subordinated Convertible Notes Claims	Impaired	Deemed to Reject
7A — 7E	Section 510 Claims	Impaired	Deemed to Reject

(2)                                 Impairment of General Unsecured Claims varies by individual Debtor.  See Section III.B.5 of the Plan and Section I.F of the Disclosure Statement for further information.

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8A — 8E	Intercompany Claims	Unimpaired	Deemed to Accept
9A	Parent Interests	Impaired	Deemed to Reject
10B — 10E	Subsidiary Debtor Equity Interests	Impaired / Unimpaired	Deemed to Accept

B.                                    Classified Claims

1.                                      Other Priority Claims (Classes 1A through 1E)

a.                                      Classification:  Classes 1A, 1B, 1C, 1D and 1E consist of all Other Priority Claims against the respective Debtors.

b.                                      Treatment:  Except to the extent that that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment, each Holder of an Allowed Other Priority Claim shall receive on account of, and in full and complete settlement, release and discharge of such Claim, payment in full in Cash on (i) the Effective Date or as soon thereafter as practicable; (ii) if after the Effective Date, the date on which such Other Priority Claim becomes an Allowed Other Priority Claim or as soon thereafter as practicable; or (iii) such other date as may be ordered by the Bankruptcy Court.

c.                                       Voting:  Classes 1A, 1B, 1C, 1D and 1E  are Unimpaired.  Each Holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.  Holders of Other Priority Claims are not entitled to vote to accept or reject the Plan.

2.                                      Other Secured Claims (Classes 2A through 2E)

a.                                      Classification:  Classes 2A, 2B, 2C, 2D and 2E consist of all Other Secured Claims against the respective Debtors.

b.                                      Treatment:  Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, each Holder of an Allowed Other Secured Claim shall receive, at the option of the Debtors (and subject to the Oaktree Consent Right) or the Post-Effective Date Debtors (as applicable), the following treatment:

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(i)                                    payment in full in Cash, including the payment of any interest required under section 506(b) of the Bankruptcy Code, on the Effective Date or as soon as practicable thereafter or, if payment is not then due, in accordance with the payment terms of any applicable agreement;

(ii)           receipt of the collateral securing any such Allowed Other Secured Claim and payment of any interest required under section 506(b) of the Bankruptcy Code, each on the Effective Date or as soon thereafter as reasonably practicable; or

(iii)          such other treatment that renders an Allowed Other Secured Claim Unimpaired on the later of the Effective Date and the date on which such Other Secured Claim becomes an Allowed Other Secured Claim.

c.                                       Voting:  Classes 2A, 2B, 2C, 2D and 2E are Unimpaired.  Holders of Other Secured Claims conclusively are presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.  Holders of Other Secured Claims are not entitled to vote to accept or reject the Plan.

3.                                      Oaktree Prepetition Claims (Classes 3A through 3E)

a.                                      Classification:  Classes 3A, 3B, 3C, 3D and 3E consist of all Oaktree Prepetition Claims.

b.                                      Allowance:  On the Effective Date, the Oaktree Prepetition Claims shall be Allowed in full and shall not be subject to any avoidance, reductions, set off, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, or any other challenges under any applicable law or regulation by any Entity, subject to the provisions of Section IV.A of the Plan.  The Oaktree Prepetition Claims shall be Allowed in the aggregate amount of no less than $385,941,936.97, plus accrued but unpaid interest, fees, and expenses arising under the Oaktree Prepetition Facilities, the Oaktree Lease Documents, and the DIP Order, and which shall include the Allowed Early Payment Premium Claims in the amount of no less than $113,704,568.78, subject to the provisions of Section IV.A of the Plan.

c.                                       Treatment:

(i)                                     If the Entire Company Sale Trigger does not occur, Holders of the Oaktree Prepetition Claims shall receive on the Effective Date in full and final satisfaction, settlement, release and discharge of, and in exchange for, such Claims, their Pro Rata Share of the Oaktree Stand-Alone Reorganization Distribution, provided that subject to the conditions hereof, as part of the settlements and compromises contained herein, Oaktree shall contribute a portion of the value it is otherwise entitled to receive on account of the Oaktree Early Payment Premium Claims in the form of the Accepting GUC New Warrants for distribution to Holders of General Unsecured Claims against Parent.  Any Cash that Holders of the Oaktree Prepetition Claims are entitled to on account of the Oaktree Molycorp Minerals Allocation Amount or the Oaktree Molycorp, Inc. Downstream Intercompany Allocation may, at Oaktree’s option, be contributed to the Reorganized Debtors (and thus inure to Oaktree’s benefit through its ownership of Interests in the Reorganized Parent).

(ii)                                  If the Entire Company Sale Trigger occurs, Holders of the Oaktree Prepetition Claims shall receive on the Effective Date in full and final satisfaction, settlement, release and discharge of, and in exchange for, such Claims, their Pro Rata share of the Oaktree Entire Company Sale Distribution, provided, however, that, subject to the conditions hereof, as part of the settlements and compromises

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contained herein, Oaktree shall contribute a portion of the value it is otherwise entitled to receive on account of the Oaktree Early Payment Premium Claims in the form of the Accepting GUC Payment for distribution to the Holders of General Unsecured Claims against Parent.  If the Entire Company Sale Trigger occurs and the Bankruptcy Court enters an order disallowing any portion of the Oaktree Prepetition Claims, the portion of the Cash payable to Oaktree under the Plan equal to the disallowed amount shall be put in an escrow account and not distributed to creditors pending resolution of any and all appeals by Oaktree of such order.   All other amounts payable to Oaktree shall be distributed in accordance with the terms of the Plan.  Upon favorable resolution of any and all appeals by Oaktree of such order, all amounts placed in the escrow account shall be distributed to Oaktree.  If all appeals by Oaktree of such order are not resolved in Oaktree’s favor, such amounts shall be distributed to creditors in accordance with their relative treatment under the Plan after such order becomes a Final Order.

(iii)                               Prior to the Effective Date, all reasonable and documented fees and expenses incurred by Oaktree in connection with or related to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Oaktree Prepetition Facilities and the Oaktree Lease Documents shall be paid in Cash in accordance with the terms of the DIP Order.

(iv)                              If the Bankruptcy Court enters an order finding that upon consummation of the Plan, Oaktree has or will have received Cash or equity equal to 100% of the Oaktree Claims, such portion of (A) the pro rata share (calculated in accordance with the Prepetition Collateral Agency Agreement) of the Molycorp Minerals Assets or the ownership of any acquisition vehicle to which such assets are to be transferred or (B) the Oaktree Equipment Reserve Price, as applicable, that would provide Oaktree with a distribution under the Plan in excess of 100% of the Oaktree Claims shall be put in an escrow account and not distributed to creditors pending resolution of any and all appeals by Oaktree of such order.  Upon favorable resolution of any and all appeals by Oaktree of such order, all amounts placed in the escrow account shall be distributed to Oaktree.  If all appeals by Oaktree of such order are not resolved in Oaktree’s favor, such amounts shall be distributed to creditors in accordance with their relative treatment under the Plan after such order becomes a Final Order.

d.                                      Voting:  Classes 3A, 3B, 3C, 3D and 3E are Impaired.  Holders of Allowed Claims in Classes 3A, 3B, 3C, 3D and 3E are entitled to vote to accept or reject the Plan.

4.                                      10% Notes Claims (Classes 4A and 4C)

a.                                      Classification:  Classes 4A and 4C consist of all 10% Notes Secured Claims.

b.                                      Treatment:  Subject to sections 506 and 1129(b) of the Bankruptcy Code:

(i)                                     Holders of Allowed 10% Notes Secured Claims in Class 4A shall receive their Pro Rata share of (A) 64.71% of the Molycorp, Inc. Downstream Intercompany Amount and (B) if the Entire Company Sale Trigger occurs, the net remaining portion of the Entire Company Sale Net Proceeds that are allocable to the 10% Notes Secured Claims following satisfaction of all the DIP Facility Claims, the Oaktree Prepetition Claims and all other structurally senior Claims or Interests with respect to such proceeds.

(ii)                                  Holders of Allowed 10% Notes Secured Claims in Class 4C shall receive a Pro Rata share of (A) the Molycorp Minerals Assets acquired by the 10% Noteholders pursuant to a 10% Noteholder Permitted Credit Bid if such bid is selected as the Successful Bid (as defined in the Bid Procedures Order) for the Molycorp Minerals Assets, plus 64.71% of the Molycorp Minerals Intercompany Amount; or (B) 64.71% of the the Molycorp Minerals Distributable Property if the 10% Noteholder Permitted Credit Bid is not the Successful Bid for the Molycorp Minerals Assets.

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c.                                       Voting:  Classes 4A and 4C are Impaired.  Holders of Allowed Claims in Classes 4A and 4C are entitled to vote to accept or reject the Plan.

5.                                      General Unsecured Claims (Classes 5A, 5B, 5C, 5D and 5E)

a.                                      Classification:  Classes 5A, 5B, 5C, 5D and 5E consist of all General Unsecured Claims.

b.                                      Treatment:

(i)                                     Unless otherwise agreed by the Holder of an Allowed General Unsecured Claim and the applicable Debtor or Post-Effective Date Debtor, as applicable, each Holder of an Allowed General Unsecured Claim in Classes 5A, 5B (in the event of an Entire Company Sale) 5D and 5E shall receive, subject to the terms of this Plan, in full satisfaction, settlement, release and discharge of, and in exchange for, such Claim, a distribution equal to the following:

A.                                    in the case of each Holder of an Allowed General Unsecured Claim in Class 5A, its Pro Rata share of:  (1) if the Entire Company Sale Trigger occurs, (a) the proceeds of any Avoidance Actions belonging to Parent (other than in respect of Oaktree or any of its Representatives or any other Released Parties) and (b) Cash in the amount of the value of any assets remaining after payment of (i) the Oaktree Distribution Amount, (ii) the 10% Noteholder Secured Claim Distribution and (iii) all Administrative and Priority Claims against the Parent; and (2) if the Entire Company Sale Trigger does not occur, the Holders of Allowed General Unsecured Claims in Class 5A shall receive no distributions under the Plan on account of their Claims, provided, however that as part of the 9019 Settlement, the Holders of General Unsecured Claims in Class 5A shall be eligible to receive the Accepting GUC Distribution.

B.                                    in the case of each Holder of an Allowed General Unsecured Claim in Class 5B, (1) if the Entire Company Sale Trigger occurs, Cash equal to 100% of the Allowed General Unsecured Claim within 60 days after the later of:  (a) the Effective Date of the Plan, and (b) the date on which the Claim is Allowed by order of the Bankruptcy Court, and (2) if the Entire Company Sale Trigger does not occur, no distributions shall be made.

C.                                    in the case of each Holder of an Allowed General Unsecured Claim in Class 5C, no distributions shall be made.

(I)                                   in the case of each Holder of an Allowed General Unsecured Claim in Class 5D, Cash equal to 100% of the Allowed General Unsecured Claim within 60 days after the later of:  (1) the Effective Date of the Plan, and (2) the date on which the Claim is Allowed by order of the Bankruptcy Court;

(II)                              in the case of each Holder of an Allowed General Unsecured Claim in Class 5E:

D.                                    against Industrial Minerals, LLC, no distributions shall be made;

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E.                                     against Molycorp Advanced Water Technologies, LLC, no distributions shall be made; and

F.                                      against Molycorp Metals & Alloys, Inc., a Pro Rata share of Cash equal to such Holder’s Pro Rata share of the value of the assets of Molycorp Metals & Alloys, Inc., after satisfaction of such Debtor’s Secured Claims, Priority Claims and Administrative Claims in accordance with the priorities of the Bankruptcy Code, and payable within 60 days after the later of:  (a) the Effective Date of the Plan, and (b) the date on which the Claim is Allowed by order of the Bankruptcy Court.

c.                                       Voting:  Classes 5A, 5C and 5E are Impaired.  Holders of Allowed Claims in Class 5A are entitled to vote to accept or reject the Plan.  Holders of Allowed Claims in Class 5C are Impaired and are conclusively presumed to have rejected the Plan under section 1126(g) of the Bankruptcy Code.  Holders of Allowed Claims in Class 5E against Molycorp Metals & Alloys, Inc. are entitled to vote to accept or reject the Plan.  Holders of Allowed Claims in Class 5D are Unimpaired and are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code and therefore are not entitled to vote to accept or reject the Plan.  If the Entire Company Sale Trigger does not occur, Holders of Allowed Claims in Class 5B are Impaired and are conclusively presumed to have rejected the Plan under section 1126(g) of the Bankruptcy Code.  If the Entire Company Sale Trigger does occur, Holders of Allowed Claims in Class 5B are Unimpaired and are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.  In either case, Holders of Allowed Claims in Class 5B are not entitled to vote to accept or reject the Plan.  All other Holders of Allowed General Unsecured Claims and are conclusively presumed to have rejected the Plan under section 1126(g) of the Bankruptcy Code and therefore are not entitled to vote to accept or reject the Plan.

6.                                      Subordinated Convertible Notes Claims (Class 6A)

a.                                      Classification:  Class 6A consists of all Subordinated Convertible Notes Claims.

b.                                      Treatment:  Holders of Subordinated Convertible Notes Claims will receive no distributions under the Plan on account of such Claims.

c.                                       Voting:  Class 6A is Impaired.  Holders of Subordinated Convertible Notes Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Holders of Subordinated Convertible Notes Claims are not entitled to vote to accept or reject the Plan.

7.                                      Section 510(b) Claims (Classes 7A, 7B, 7C, 7D and 7E)

a.                                      Classification:  Classes 7A, 7B, 7C, 7D and 7E consist of all Section 510(b) Claims.

b.                                      Treatment:  Holders of Section 510(b) Claims will receive no distributions under the Plan on account of such Claims.

c.                                       Voting:  Classes 7A, 7B, 7C, 7D and 7E are Impaired.  Holders of Section 510(b) Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Holders of Section 510(b) Claims are not entitled to vote to accept or reject the Plan.

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8.                                      Intercompany Claims (Classes 8A, 8B, 8C, 8D and 8E)

a.                                      Classification:  Classes 8A, 8B, 8C, 8D and 8E consist of all Intercompany Claims.

b.                                      Treatment:  No property will be distributed to the Holders of Allowed Intercompany Claims.  The Plan shall take into account all Allowed Intercompany Claims when calculating distributions to be made to third-party creditors.  Notwithstanding the foregoing treatment of Allowed Intercompany Claims for purposes of distributions to third-party creditors, at the Debtors’ (subject to the Oaktree Consent Right) or Post-Effective Date Debtors’ option, as applicable, Intercompany Claims shall (i) be reinstated on the Effective Date, (ii) receive no distribution or (iii) be eliminated on the Effective Date, including by way of capital contribution.

c.                                       Voting:  Holders of Intercompany Claims are deemed to have accepted the Plan.

9.                                      Parent Interests (Class 9A)

a.                                      Classification:  Class 9A consists of all Parent Interests.

b.                                      Treatment:  On the Effective Date, all Parent Interests shall be cancelled and extinguished.  Holders of Parent Interests shall receive no distributions under the Plan on account of their Interests.

c.                                       Voting:  Class 9A is Impaired.  Holders of Parent Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code, and are not entitled to vote to accept or reject the Plan.

10.                               Subsidiary Debtor Equity Interests (Classes 10B, 10C, 10D and 10E)

a.                                      Classification:  Classes 10B, 10C, 10D and 10E consist of all Subsidiary Debtor Equity Interests.

b.                                      Treatment:  The Plan takes into account Allowed Subsidiary Debtor Equity Interests when calculating distributions to be made to third-party creditors.  Notwithstanding the foregoing treatment of Subsidiary Debtor Equity Interests for purposes of calculating distributions to third-party creditors, Holders of Subsidiary Debtor Equity Interests shall receive no distributions under the Plan on account of their Interests, subject to Section IV.G of the Plan.  At the option of the Debtors (subject to the Oaktree Consent Right) or the Wind-Down Officer, as applicable, Subsidiary Debtor Equity Interests may be reinstated or cancelled and extinguished in accordance with the provisions of Section IV.G.

c.                                       Voting:  Classes 10B, 10C, 10D and 10E are Unimpaired.  Holders of Subsidiary Debtor Equity Interests are deemed to have accepted the Plan.

C.                                    Special Provisions Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan will affect the Debtors’ or the Post-Effective Date Debtors’ rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any Unimpaired Claims.

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D.                                    Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing will be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.                                    Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote, and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan will be presumed accepted by the Holders of such Claims or Interests in such Class pursuant to the Confirmation Order.

F.                                     Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

The Debtors will seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.  The Debtors reserve the right to modify the Plan in accordance with Article XI to the extent, if any, Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

ARTICLE IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.                                    9019 Settlement & The Challenge Causes of Action

If the conditions for the Accepting GUC Distributions are satisfied, the Bankruptcy Court shall consider the approval of the 9019 Settlement in connection with the Plan pursuant to the standards under Bankruptcy Rule 9019.  If the conditions for the Accepting GUC Distributions are not satisfied, the Bankruptcy Court shall determine the merits of the Challenge Causes of Action in connection with the Confirmation Hearing.  All litigation relating to the Challenge Causes of Action shall conclude at or prior to the conclusion of the Confirmation Hearing and the Bankruptcy Court shall rule on such Challenge Causes of Action in connection with confirmation of the Plan.

The Debtors may modify the Plan to eliminate the conditions to the Accepting GUC Distribution.  If the Debtors eliminate the conditions to the Accepting GUC Distribution, then the 9019 Settlement may be considered by the Bankruptcy Court for approval in connection with the Plan pursuant to Bankruptcy Rule 9019, provided, however that upon such modification, the Bankruptcy Court shall, upon no more than five (5) business days’ notice by the Creditors’ Committee, but subject to the Court’s availability, hear the Termination Motion (as defined in the Bid Procedures, as it may have been amended).  The burden of proof at the hearing on such motion shall be borne equally by the parties seeking to terminate exclusivity and the parties opposing such motion.

If the Bankruptcy Court determines that the Oaktree Prepetition Claims should be disallowed in whole or in part, the Debtors shall proceed with confirmation and consummation of the Plan if the Entire Company Sale Trigger has occurred, provided that if the Entire Company Sale Trigger occurs and the Bankruptcy Court enters an order disallowing any portion of Oaktree’s Claims, the portion of the Cash

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payable to Oaktree under the Plan equal to the disallowed amount shall be put in an escrow account and not distributed to creditors pending resolution of any and all appeals by Oaktree of such order.   All other amounts shall be distributed in accordance with the terms of the Plan.

If the Entire Company Sale Trigger does not occur, and the Bankruptcy Court determines that the Oaktree Prepetition Claims should be disallowed in whole or in part, the Debtors shall not proceed with confirmation and consummation of the Plan and the Bid Procedures will no longer apply.  In such circumstances, all rights (if any) of all parties (including all Consultation Parties (as defined in the Bid Procedures)) are reserved.  Nothing herein enhances or impedes the Creditors’ Committee’s appellate rights (if any) with respect to any adverse ruling on the Challenge Causes of Action.

B.                                    Entire Company Sale

The Debtors will only proceed with an Entire Company Sale if Molycorp’s Board of Directors concludes that acceptance of one or more Qualified Bids for all of the Assets is value-maximizing for the Debtors’ estates.  If the Entire Company Sale Trigger occurs and the Bankruptcy Court has issued or issues a ruling in connection with the Confirmation Hearing resolving the Challenge Causes of Action (either by approval of the 9019 Settlement under the Plan pursuant to Bankruptcy Rule 9019 or by a ruling on the merits), the Debtors shall consummate the Entire Company Sale pursuant to the terms of this Plan, and the Confirmation Order shall authorize the Debtors to enter into and perform under the Entire Company Sale Agreements.

Notwithstanding anything herein to the contrary, Oaktree shall have the right to seek to credit bid in accordance with the terms of the Bid Procedures, and parties shall have the right to object to any such credit bid. Any such credit bid shall comply with the terms of the Bid Procedures.  On the Effective Date, all of the transactions contemplated by the Entire Company Sale Agreements shall be consummated.

Except as otherwise explicitly provided herein, on the Effective Date, substantially all of the Debtors’ property shall be sold and transferred to one or more Purchasers in accordance with the terms of the Entire Company Sale Agreements and this Plan in exchange for the consideration set forth in the Entire Company Sale Agreements.  Any property of the Debtors’ Estates that is not transferred under the Entire Company Sale Agreements or distributed on the Effective Date pursuant to the terms of this Plan shall revest in the Post-Effective Date Debtors for liquidation and distribution to creditors in accordance with the terms of the Plan.

Unless otherwise expressly provided under the terms of a particular Entire Company Sale Agreement, all matters and transactions provided for in the Entire Company Sale Agreements, and any partnership, membership, or shareholder action required by the Debtors or the Post-Effective Date Debtors in connection with the Entire Company Sale Agreements, will be deemed to have occurred and will be in effect, without any requirement of further action by those authorized to act on behalf of the Debtors or the Post-Effective Date Debtors.  On or (as applicable) prior to the Effective Date, the appropriate officers or managing members of each Debtor or Post-Effective Date Debtor, as applicable, shall be authorized and directed to issue, execute, deliver, file, and/or record any contracts, agreements, instruments, or other documents contemplated by the Entire Company Sale Agreements (or necessary or desirable to effect the transactions contemplated by the Entire Company Sale Agreements), and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Entire Company Sale Agreements, in each case in the name of and on behalf of such Debtor or

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Post-Effective Date Debtor.  Such authorizations and approvals will be effective notwithstanding any requirements under non-bankruptcy law.

To the extent there are material amendments to the Entire Company Sale Agreements prior to the Confirmation Hearing, the Debtors shall File such revised Entire Company Sale Agreements prior to the Confirmation Hearing.  After the Confirmation Date, the Debtors are authorized, subject to the Oaktree Consent Right, to enter into non-material amendments to the Entire Company Sale Agreements in accordance with their terms and in furtherance of the transactions contemplated thereby without the need for further notice or Court approval.

C.                                    Molycorp Minerals Assets Sale

The Molycorp Minerals Assets Sale, which may be consummated pursuant to a 10% Noteholder Permitted Credit Bid, shall take place whether or not the Entire Company Sale Trigger occurs, and may be approved in connection with confirmation of the Plan or outside of a chapter 11 plan.  If the Debtors seek approval of the Molycorp Minerals Assets Sale pursuant to this Plan, the Confirmation Order shall authorize the Debtors to enter into and perform under the Molycorp Minerals Sale Agreements, or the Debtors may seek approval and consummation of a Molycorp Minerals Assets Sale outside of a chapter 11 plan.  If the Debtors seek approval of the Molycorp Minerals Assets Sale pursuant to this Plan, on the Effective Date, all of the transactions contemplated by the Molycorp Minerals Sale Agreements shall be consummated.  Except as otherwise explicitly provided herein, on the Effective Date, the assets subject to the Molycorp Minerals Assets Sale shall be sold and transferred to one or more purchasers in accordance with the terms of the Molycorp Minerals Sale Agreements and this Plan in exchange for the consideration set forth in the respective Molycorp Minerals Sale Agreements.  On the Effective Date, all Molycorp Minerals Debtors not sold in connection with the Molycorp Minerals Assets Sale shall be dissolved.

The Debtors will only proceed with a sale of the Oaktree Equipment if a Qualified Bid (as defined in the Bid Procedures) for the Molycorp Minerals Assets together with the Oaktree Equipment, or for the Oaktree Equipment alone, contains a cash purchase price no less than the Oaktree Equipment Reserve Price, subject to the limitations set forth in Section III.B.3.c.iv of the Plan.  Whether or not the Oaktree Equipment Reserve Price is satisfied, the Debtors will proceed with the Molycorp Minerals Assets Sale without the Oaktree Equipment, if appropriate pursuant to the Bid Procedures.

Notwithstanding anything herein to the contrary, if there are no Qualified Bids for the Oaktree Equipment, including with respect to any Qualified Bid (including a credit bid) for the Molycorp Minerals Assets, and the Oaktree Equipment Lease is not recharacterized as a financing, Oaktree shall have the right to enter the property and remove the Oaktree Equipment and / or agree to lease the Oaktree Equipment, on such terms and conditions, as are acceptable to Oaktree in its sole and absolute discretion, to any Successful Bidder (as defined in the Bid Procedures) for the Molycorp Minerals Assets, provided that if Oaktree is going to remove the Oaktree Equipment, Oaktree shall have a reasonable amount of time following the closing of the sale of the Molycorp Minerals Assets to remove the Oaktree Equipment in accordance with the terms of the Oaktree Lease Documents.

Any Molycorp Minerals Assets Sale shall not include the sale or liquidation of the equity interests of Molycorp Minerals in Molycorp Silmet AS or Molycorp Advanced Water Technologies, LLC, which shall be (a) sold as part of the sale of the Downstream Debtors if the Entire Company Sale Trigger occurs or (b) transferred to the Reorganized Debtors as part of the Restructuring Transactions in the Stand-Alone Reorganization.

If the Debtors seek approval of the Molycorp Minerals Assets Sale pursuant to this Plan, unless otherwise expressly provided under the terms of a particular Molycorp Minerals Sale Agreement, all

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matters and transactions provided for in the Molycorp Minerals Sale Agreements, and any partnership, membership, or shareholder action required by the Debtors in connection with the Molycorp Minerals Sale Agreements will be deemed to have occurred and will be in effect, without any requirement of further action by those authorized to act on behalf of the Debtors.  On or (as applicable) prior to the Effective Date, the appropriate officers or managing members of each Debtor, as applicable, shall be authorized and directed to issue, execute, deliver, file, and/or record any contracts, agreements, instruments, or other documents contemplated by the Molycorp Minerals Sale Agreements (or necessary or desirable to effect the transactions contemplated by the Molycorp Minerals Sale Agreements), and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Molycorp Minerals Sale Agreements, in each case in the name of and on behalf of such Debtor.  Such authorizations and approvals will be effective notwithstanding any requirements under non-bankruptcy law.

To the extent there are material amendments to the Molycorp Minerals Sale Agreements prior to the Confirmation Hearing, the Debtors shall File such revised Molycorp Minerals Sale Agreements prior to the Confirmation Hearing.  After the Confirmation Date, the Debtors, subject to the Oaktree Consent Right, are authorized subject to Section XI.A to enter into non-material amendments to the Molycorp Minerals Sale Agreements in accordance with their terms and in furtherance of the transactions contemplated thereby without the need for further notice or Court approval.

If the Molycorp Minerals Assets Sale is not consummated at the time that all other conditions to the Effective Date set forth in Section X.B have been satisfied or waived, (a) the Debtors (subject to the Oaktree Consent Right) shall consummate the Entire Company Sale (subject to the occurrence of the Entire Company Sale Trigger) or the Stand-Alone Reorganization (if the Entire Company Sale Trigger does not occur).

D.                                    The Stand-Alone Reorganization

If the Debtors do not effectuate the Entire Company Sale, the Debtors shall consummate the Stand Alone Reorganization.  The following provisions shall govern if the Entire Company Sale Trigger does not occur.

1.                                      New Term Loan

On the Effective Date, Reorganized [         ] shall enter into the New Term Loan which shall be distributed to Oaktree in partial satisfaction of its Allowed Claims.  On the Effective Date, the New Term Loan shall be valid, binding, and enforceable in accordance with its terms.

2.                                      Reorganized Parent Common Equity

On the Effective Date, Reorganized Parent will issue 100% of the Reorganized Parent Common Equity for distribution to Oaktree in partial satisfaction of its Allowed Claims, which will be subject to dilution for the MIP and the New Warrants.

Each share of the Reorganized Parent Common Equity issued and distributed pursuant to the Plan will be duly authorized, validly issued, and fully paid non-assessable.  Each distribution and issuance referred to herein will be governed by the terms and conditions set forth herein applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions will bind each Entity receiving such distribution or issuance.

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3.                                      New Warrants

On the Effective Date, the Reorganized Debtors will issue the New Warrants to the Holders of General Unsecured Claims against Parent who do not opt-out of the Third Party Release if Class 5A votes to accept the Plan.

The New Warrants shall consist of the Tranche A Warrants and the Tranche B Warrants.  The Tranche A Warrants will be warrants to purchase shares of Reorganized Parent Common Equity in an amount equal to 7.5% of the Reorganized Parent Common Equity outstanding as of the Effective Date (including common equity issuable upon exercise of the New Warrants), which shall have an aggregate strike price equal to (i) $467 million minus (ii) the principal amount of the New Term Loan, shall only be exercisable upon a sale of all or substantially all of the Reorganized Parent and the Reorganized Debtors’ assets during the five (5) year period following the Effective Date, shall be governed by the New Warrant Agreement and shall be on such other terms as set forth in the Plan Supplement.  The Tranche B Warrants will be warrants to purchase shares of Reorganized Parent Common Equity in an amount equal to 7.5% of the Reorganized Parent Common Equity outstanding as of the Effective Date (including common equity issuable upon exercise of the New Warrants), which shall have an aggregate strike price equal to (i) $513.6 million minus (ii) the principal amount of the New Term Loan, shall only be exercisable upon a sale of all or substantially all of the Reorganized Parent and the Reorganized Debtors’ assets during the five (5) year period following the Effective Date, shall be governed by the New Warrant Agreement and shall be on such other terms as set forth in the Plan Supplement.

4.                                      Section 1145 Exemption

To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable non-bankruptcy law, the offering, issuance, and distribution of (a) the Reorganized Parent Common Equity, (b) the New Warrants and (c) any other securities issued and distributed pursuant to the Plan will be exempt from, among other items, the registration and prospectus delivery requirements of section 5 of the Securities Exchange Act of 1933 and any other applicable state and federal law requiring registration and/or delivery of a prospectus prior to the offering, issuance, distribution, or sale of securities subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an “underwriter” in section 2(a)(11) of the Securities Act.  To the extent that such exemption under section 1145 is not available with respect to the offering, issuance and distribution of any of the Reorganized Parent Common Equity, the New Warrants and any other securities issued and distributed pursuant to the Plan, such offering, issuance and/or distribution, as applicable, will be made pursuant to the exemption set forth in Section 4(a)(2) of the Securities Act or another exemption thereunder.  In addition, any securities contemplated by the Plan and any and all agreements incorporated therein, including, the Reorganized Parent Common Equity and the New Warrants will be subject to (i) compliance with any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such securities or instruments; (ii) the restrictions, if any, on the transferability of such securities and instruments, including those set forth in the New Corporate Governance Documents; and (iii) applicable regulatory approval, if any.  The Reorganized Parent Common Equity and the New Warrants will be distributed pursuant to the Plan.

5.                                      Corporate Governance for Reorganized Parent and the Other Reorganized Debtors

a.                                      New Corporate Governance Documents

As of the Effective Date and with such changes as may be necessary to conform to the applicable law of the state of incorporation, the New Corporate Governance Documents will be in the form included

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in the Plan Supplement.  Among other items, the New Corporate Governance Documents of each Reorganized Debtor will prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code.  After the Effective Date and subject to the terms and conditions of the applicable constituent documents and as permitted under applicable state law, each Reorganized Debtor may amend or restate its respective New Corporate Governance Documents.

b.                                      Insurance

On or prior to the Effective Date, the Debtors will obtain Run-off Insurance for the Debtors and for the benefit of the Debtors’ current and former directors and officers, and covering those persons who are currently covered by the Debtors’ directors’ and officers’ liability and employment practices liability insurance policies on terms not less favorable than such existing insurance coverage; provided that the Debtors shall not pay for the Run-off Insurance an amount in excess of 200% of the annual premium currently paid as of the date hereof by the Debtors for such insurance; provided, further, that if the premium of such Run-off Insurance exceeds the forgoing cap, the Debtors shall obtain as much comparable insurance as possible for a premium equal to the cap.

c.                                       The New Board

The initial board of directors of Reorganized Parent will be constituted with such number of members as determined by Oaktree and otherwise disclosed pursuant to section 1129(a)(5).

Reorganized Parent’s New Board will identify and select the directors for the New Board for each of the direct and indirect subsidiaries of Reorganized Parent.

After the initial appointment of the New Board for each of the Reorganized Debtors in accordance with this Section IV.D.5.c, the Reorganized Debtors will appoint their respective boards of directors in accordance with the terms of the New Corporate Governance Documents.

d.                                      Senior Management

If the Entire Company Sale Trigger does not occur, the existing officers of the Debtors as of the Petition Date will remain in their current capacities as officers of the Reorganized Debtors, subject to the ordinary rights and powers of the New Board to remove or replace them in accordance with the New Corporate Governance Documents.

6.                                      Vesting of Assets in the Reorganized Debtors

If the Entire Company Sale Trigger does not occur, except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated herein, and the Molycorp Minerals Sale Agreements, if applicable, on the Effective Date, all property in each Estate, all Causes of Action (not otherwise released pursuant to the terms of the Plan), and any property acquired by any of the Debtors pursuant to the Plan will vest in each respective Reorganized Debtor, free and clear of all liens, Claims, charges, or other encumbrances.  On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

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7.                                      Reinstatement and Continuation of Insurance Policies

If the Entire Company Sale Trigger does not occur, from and after the Effective Date, each of the Debtors’ insurance policies (and related documents) in existence as of the Effective Date will be continued in accordance with its terms and, to the extent applicable, will be deemed assumed by the applicable Reorganized Debtor pursuant to section 365 of the Bankruptcy Code and Article VI.

8.                                      Continued Corporate Existence

Except as otherwise provided in the Plan, including pursuant to the Restructuring Transactions, each Debtor will continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by the Plan or otherwise, including pursuant to the Restructuring Transactions, and to the extent such documents are amended, such documents are deemed to be approved pursuant to the Plan and require no further action or approval.

E.                                    Wind-Down and Liquidation of Assets after the Effective Date

1.                          The Wind-Down Debtors

Subject to Section IV.G, if the Entire Company Sale Trigger occurs, the Wind-Down Debtors shall continue to exist after the Effective Date for the purposes of making distributions to the Holders of Allowed Claims under the Plan, and to take any other steps in furtherance thereof or as may be reasonably necessary or appropriate to wind-down the affairs of the Wind-Down Debtors and their Estates, including filing and prosecuting objections to Claims not otherwise Allowed as of the Effective Date.  The principal purpose of the Wind-Down Debtors shall be to liquidate, collect and maximize the Cash value of their respective Remaining Assets, and make distributions on account of Allowed Claims in accordance with the terms of the Plan.

The Wind-Down Officer shall be authorized to merge, consolidate, liquidate or dissolve any of the Wind-Down Debtors, as the Wind-Down Officer deems appropriate and in accordance with the other provisions of this Plan.

2.                                      Assets of the Wind-Down Debtors

Subject to Section IV.G, on or after the Effective Date, the Remaining Assets of the Debtors that will become Wind-Down Debtors, including all assets of such Debtors or their Estates which are neither distributed nor abandoned by such Debtors on the Effective Date, shall be deemed transferred, dividended, or assigned to such Wind-Down Debtor(s) as the Wind-Down Officer deems appropriate.  On the Effective Date, or as soon thereafter as reasonably practicable, the Wind-Down Debtors shall liquidate or abandon the Remaining Assets to the extent practicable.

3.                                      Wind-Down Reserve

The activities and operations of the Wind-Down Debtors and the Wind-Down Officer shall be funded through the Wind-Down Reserve to be established on the Effective Date, in accordance with the terms of the Wind-Down Budget, to fund the winding down of the affairs of the Wind-Down Debtors and

37

the other items reflected in the Wind-Down Budget.  The Wind-Down Reserve shall be funded as of the Effective Date from the Debtors’ Cash on hand and the Entire Company Sale Net Proceeds, and thereafter from time to time, from the Cash proceeds of the liquidation of any Remaining Assets.

4.                                      Wind-Down Officer

If the Entire Company Sale Trigger occurs, on the Effective Date, all existing officers and directors of the Debtors shall resign or be deemed to have resigned and the Wind-Down Officer shall be appointed as the sole director, officer and/or member (as applicable) of each of the Wind-Down Debtors to wind up the affairs of the Wind-Down Debtors.

The identity of the Wind-Down Officer shall be disclosed prior to the commencement of the Confirmation Hearing and will be subject to the approval of the Bankruptcy Court in the Confirmation Order.  After the Effective Date, the Wind-Down Officer may be removed and/or replaced by a successor in accordance with the terms of the Wind-Down Officer Agreement.

The Wind-Down Officer shall be deemed the representative of the Estates under section l123(b)(3)(B) of the Bankruptcy Code, and shall have all rights associated therewith.  Pursuant to the terms of the Wind-Down Officer Agreement, the Wind-Down Officer shall have all duties, powers, and standing authority necessary to implement the Plan and to administer and liquidate the assets of the Wind-Down Debtors for the benefit of the holders of Allowed Claims, and shall be entitled to indemnification and exculpation from the Wind-Down Debtors.

The compensation of the Wind-Down Officer shall be as specified in the Wind-Down Officer Agreement and shall be paid by the Wind-Down Debtors, subject to and consistent with the Wind-Down Budget.  The Wind-Down Officer shall also be entitled to reimbursement of reasonable expenses, which expenses shall include the reasonable fees and expenses of attorneys and/or accountants and other professionals retained by the Wind-Down Officer, as more fully described in the Wind-Down Officer Agreement.

As soon as practicable after final distributions under the Plan, the Wind-Down Officer shall wind up the affairs of the Wind-Down Debtors, pay all applicable Taxes, file final tax returns, arrange for storage of its records and dissolve the Wind-Down Debtors pursuant to applicable law.  As soon as practicable thereafter, the Wind-Down Officer shall File with the Bankruptcy Court a final report of distributions and perform such other duties as are specified in the Plan, whereupon the Wind-Down Officer shall have no further duties under the Plan.

5.                                      Insurance

On or prior to the Effective Date, the Debtors will obtain Run-off Insurance for the Wind-Down Debtors and for the benefit of the Wind-Down Debtors’ current and former directors and officers, and covering those persons who are currently covered by the Debtors’ directors’ and officers’ liability and employment practices liability insurance policies on terms not less favorable than such existing insurance coverage, on terms not less favorable than such existing insurance coverage; provided that the Debtors shall not pay for the Run-off Insurance an amount in excess of 200% of the annual premium currently paid as of the date hereof by the Debtors for such insurance; provided, further, that if the premium of such Run-off Insurance exceeds the forgoing cap, Parent shall obtain as much comparable insurance as possible for a premium equal to the cap.

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6.                                      Corporate Governance Documents

The certificate of incorporation, by-laws or similar corporate constituent documents of each applicable Debtor that is to become a Wind-Down Debtor shall be deemed amended, to the extent necessary, in order to effectuate the provisions of this Article IV, and to the extent such documents are deemed amended, such amendments are deemed to be approved pursuant to the Plan and require no further action or approval of any kind or nature.

F.                                     General Corporate Actions

Upon entry of the Confirmation Order and the occurrence of the Effective Date, all transactions contemplated by the Plan will be deemed authorized, approved, and ratified without any requirement for further action by Holders of Claims or Interests, directors, managers, or officers of the Debtors, the Post-Effective Date Debtors, or any other Entity, including the following actions, as may be appropriate depending on whether or not the Entire Company Sale Trigger occurs:  (i) the rejection or assumption, or assumption and assignment, as applicable, of Executory Contracts or Unexpired Leases; (ii) the consummation of the Entire Company Sale if the Entire Company Sale Trigger occurs, (iii) the consummation of the Molycorp Minerals Assets Sale, (iv) the selection of the managers and officers for the Post-Effective Date Debtors; (v) entry into the New Corporate Governance Documents; (vi) the issuance and distribution of the Reorganized Parent Common Equity as provided herein; (vii) issuance and distribution of the New Warrants; (viii) entry into the New Term Loan; and (ix) all other acts or actions contemplated, or reasonably necessary or appropriate to promptly consummate the transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date), including the Restructuring Transactions.  All matters provided for in the Plan involving the company structure of the Debtors, and any company action required by the Debtors in connection therewith, will be deemed to have occurred on, and will be in effect as of, the Effective Date, without any requirement of further action by the security holders, directors, managers, authorized persons, or officers of the Debtors.  On or (as applicable) prior to the Effective Date, the appropriate officers, managers, or authorized persons of the Debtors (including, any president, vice-president, chief executive officer, treasurer, general counsel, or chief financial officer thereof) will be authorized and directed to issue, execute and deliver the agreements, documents, securities, certificates of incorporation, certificates of formation, bylaws, operating agreements, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Debtors including, to the extent applicable (i) the Entire Company Sale Agreements, (ii) the Molycorp Minerals Sale Agreements, (iii) the New Term Loan, (iv) the New Corporate Governance Documents, and (iii) any and all other agreements, documents, securities and instruments relating to the foregoing.  The authorizations and approvals contemplated by this Section IV.F will be effective notwithstanding any requirements under non-bankruptcy law.

G.                                   Restructuring Transactions

1.                                      Restructuring Transactions Generally

While the Debtors are not seeking, and will not effectuate a substantive consolidation of their respective Estates, on or after the Confirmation Date, the applicable Debtors or Post-Effective Date Debtors may enter into such Restructuring Transactions, including, but not limited to, those described in any Restructuring Transactions Exhibit to the Plan that may be Filed with the Court and may take such actions as the applicable Debtors (subject to the Oaktree Consent Right) or Post-Effective Date Debtors determine to be necessary or appropriate to effect, in accordance with applicable non-bankruptcy law, a corporate restructuring of their respective businesses or simplify the overall corporate structure of the Post-Effective Date Debtors; provided that each Estate shall remain responsible for the payment of its

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respective quarterly fees to the office of the U.S. Trustee pursuant to 28 U.S.C. § 1930 until the applicable Debtor’s case is closed, dismissed or converted to another chapter of the Bankruptcy Code.  Without limiting the foregoing, unless otherwise provided by the terms of a Restructuring Transaction, all such Restructuring Transactions will be deemed to occur on the Effective Date and may include one or more mergers, consolidations, restructurings, reorganizations, transfers, dispositions, conversions, liquidations, or dissolutions, as may be determined by the Debtors (subject to the Oaktree Consent Right) or the Post-Effective Date Debtors to be necessary or appropriate.  The actions to effect these transactions may include (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, reorganization, transfer, disposition, conversion, liquidation, or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable state law and such other terms to which the applicable Entities may agree; (b) on terms consistent with the terms of the Plan and having such other terms to which the applicable Entities may agree, the execution and delivery of appropriate instruments of transfer, conversion, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation; (c) pursuant to applicable state law, the filing of appropriate certificates or articles of merger, consolidation, conversion, dissolution, or change in corporate form; (d) the inclusion of one or more Non-Debtor Affiliates as co-proponents of the Plan and the issuance of such Entities’ equity securities in accordance with the terms of the Plan; and (e) the taking of all other actions that the applicable Entities determine to be necessary or appropriate, including (i) making filings or recordings that may be required by applicable state law in connection with such transactions and (ii) any appropriate positions on one or more tax returns (e.g., worthlessness deductions).

Any Restructuring Transaction (i) may, without any further action by the stockholders or directors of any of the Debtors or the Post-Effective Date Debtors, be effected on, or subsequent to, the Effective Date; and (ii) must otherwise comply with the Plan.  For purposes of effectuating the Plan, none of the Restructuring Transactions contemplated herein will constitute a change of control under any agreement, contract, or document of the Debtors.

2.                                      Obligations of Any Successor Corporation in a Restructuring Transaction

The Restructuring Transactions may result in substantially all of the respective assets, properties, rights, liabilities, duties, and obligations of certain of the Post-Effective Date Debtors vesting in one or more surviving, resulting, or acquiring Entities.  In any case in which the surviving, resulting, or acquiring Entity in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting, or acquiring Entity will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan.

H.                                   Effectuating Documents; Further Transactions

On and after the Effective Date and without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan, the Post-Effective Date Debtors and the managers, officers, authorized persons, and members of the boards of managers and directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, and to the extent applicable, the Entire Company Sale Agreements, the Molycorp Minerals Sale Agreements, the New Term Loan, the Restructuring Transactions and the securities issued pursuant to the Plan in the name of, and on behalf of, the Post-Effective Date Debtors.

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I.                                        Sources of Cash for Plan Distributions

All consideration necessary for the Post-Effective Date Debtors to make payments or distributions pursuant hereto shall be obtained through a combination of one or more of the following: (a) Cash on hand of the Debtors, including Cash from business operations (other than Cash in the DIP Loan Disbursement Account (as defined in the DIP Order), or distributions from Non-Debtor Affiliates; (b) Net Proceeds of any asset sales, including the Entire Company Sale, if applicable; (c) the Net Proceeds of any tax refunds and other causes of action; and (d) any other means of financing or funding that the Debtors or the Post-Effective Date Debtors determine is necessary or appropriate (subject to the Oaktree Consent Right).  Further, the Debtors (subject to the Oaktree Consent Right) and the Post-Effective Date Debtors shall be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Post-Effective Date Debtors to satisfy their obligations under the Plan.  Except as set forth herein, any changes in intercompany account balances resulting from such transfers shall be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and shall not violate the terms of the Plan or any orders entered by the Bankruptcy Court with respect to the Debtors’ Cash management system.

J.                                      Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto, including in connection with the Entire Company Sale, if applicable, and the Molycorp Minerals Assets Sale, will not be subject to any stamp, transfer, mortgage recording, or other similar tax or governmental assessment in the United States, and the Confirmation Order will direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment.  Such exemption specifically applies, without limitation, to (i) any transfer, sale or assignment pursuant to the Entire Company Sale Agreements and the Molycorp Minerals Sale Agreements; (ii) the creation of any mortgage, deed of trust, Lien, or other security interest; (iii) the making or assignment of any lease or sublease; (iv) any Restructuring Transaction; (v) the issuance, distribution, or sale of any of the Reorganized Parent Common Equity and any other securities of the Debtors or the Post-Effective Date Debtors, or any of the foregoing; or (vi) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including the following:  (a) any merger or securities purchase agreements; (b) agreements of consolidation, restructuring, reorganization, transfer, disposition, conversion, liquidation, or dissolution; (c) deeds; (d) bills of sale; or (e) assignments executed in connection with any Restructuring Transaction occurring under the Plan.

K.                                   Reporting Obligations

There will be no requirement that the Post-Effective Date Debtors File monthly operating reports, or any other type of report, with the Bankruptcy Court after the Effective Date.  The Post-Effective Date Debtors shall provide a calculation of their disbursements to the U.S. Trustee on a quarterly basis until the entry of a final decree pursuant to Bankruptcy Rule 3022 to close the chapter 11 case of such Reorganized Debtor.

L.                                    Cancellation of Securities and Agreements

On the Effective Date and except as otherwise specifically provided for in the Plan, the obligations of the Debtors under (i) the Oaktree Prepetition Facilities, and the Oaktree Equipment Lease Documents, (ii) the 10% Notes Indenture, the Convertible Notes Indentures, the Subordinated Convertible Notes Indenture, (iii) the DIP Facility, and (iv) any other agreement, certificate, share, certificate of designation, bylaws, certificate or articles of incorporation or similar document, note, bond, indenture, purchase right, or other instrument or document directly or indirectly evidencing or creating any

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indebtedness or obligation of, or ownership interest, equity, or profits interest in, the Debtors or any warrants, options, or other securities exercisable or exchangeable for, or convertible into, debt, equity, ownership, or profits interests in the Debtors giving rise to any Claim or Interest (except the Subsidiary Debtor Equity Interests), shall be cancelled as to the Debtors, and the Post-Effective Date Debtors shall have no continuing obligations thereunder and all such obligations shall be fully released, settled and compromised except as expressly provided herein.  With respect to any agreement (including, without limitation, any applicable indenture) that governs the rights of the Holder of a Claim or Interest and will be cancelled hereunder, and notwithstanding the occurrence of the Effective Date, such agreement will continue in effect solely for purposes of allowing such Holders to receive distributions under the Plan as provided herein.

M.                                 Release of Liens

Except as otherwise provided herein or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, liens, pledges, or other security interests of any nature against any property of the Estates will be fully released, settled, and compromised and all rights, titles, and interests of any Holder of such mortgages, deeds of trust, liens, pledges, or other security interests of any nature against any property of the Estates will revert to the Post-Effective Date Debtors and their successors and assigns. The Post-Effective Date Debtors will be authorized to file any necessary or desirable documents to evidence such release in the name of such parties holding mortgages, deeds of trust, liens, pledges, or other security interests of any nature against any property of the Estates.

In addition, except as otherwise provided herein or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date subject to and concurrently with satisfaction in full of the Oaktree Prepetition Claims in accordance with the terms hereof, Oaktree shall release the Non-Debtor Prepetition Oaktree Guarantors from all obligations under the existing Oaktree Prepetition Facilities and Oaktree Lease Documents, including but not limited to (1) any guarantees that the Non-Debtor Prepetition Oaktree Guarantors are party to, (2) any equity pledge agreements that Non-Debtor Prepetition Oaktree Guarantors are party to (or deemed party to by operation of applicable law) or the owners of their equity are party to with respect to their equity and (3) any other mortgages, deeds of trust, liens, pledges or other security interests of any nature against any property of the Non-Debtor Prepetition Oaktree Guarantors.  Further, except as otherwise provided herein or specifically provided for in the Plan, on the Effective Date and concurrently with receipt of all distributions on account of DIP Facility Claims in accordance with the terms hereof, the DIP Lenders shall consent to the termination of any claims, liens or negative pledges executed or incurred by any Debtor or Non-Debtor Affiliate in connection with the DIP Facility in connection with the extinguishment of the facility.  The Post-Effective Date Debtors will be authorized to file any necessary or desirable documents to evidence the releases and terminations set forth in this Section IV.L in the name of Oaktree.

N.                                    Preservation of Causes of Action

Except as provided in the Plan or in any contract, instrument, release, or other agreement entered into, or delivered in connection with, the Plan, in accordance with section 1123(b) of the Bankruptcy Code and to the fullest extent possible under applicable law, the Post-Effective Date Debtors will retain and may enforce, and will have the sole right to enforce, any claims, demands, rights, and Causes of Action that any Debtor or Estate may hold against any Entity other than Oaktree or any of its Representatives or any other Released Parties.  The Post-Effective Date Debtors or their successors may pursue, or not pursue, such retained claims, demands, rights or Causes of Action, as they deem

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appropriate in their discretion.  A list of such retained Causes of Action shall be included in the Plan Supplement.

O.                                   Administrative Consolidation

The classification and manner of satisfying all Claims and Interests under the Plan take into consideration the rights of holders of Claims and Interests, whether arising under contract, law, or equity, that a holder of a Claim or Interest may have against each of the Debtors.  Holders of Claims or Interests against more than one Debtor are classified in consolidated classes of Claims against and Interests in all Debtors in Section III.A for administrative convenience with respect to voting and the making of distributions on account of Claims and Interests.  The Confirmation Order will approve this administrative consolidation.

Such administrative consolidation will have no effect on (a) the legal and corporate structures of the Debtors; (b) pre- and post-Effective Date guarantees, liens, and security interests that are required to be maintained (i) in connection with contracts or leases that were entered into during the Chapter 11 Cases or (ii) Executory Contracts or Unexpired Leases that have been, or will be, assumed or assumed and assigned pursuant to the Plan; (c) Interests between and among the Debtors; (d) distributions from any insurance policies or proceeds of such policies; (e) the revesting of assets in the separate Post-Effective Date Debtors; and (f) the responsibility of each Estate for the payment of its respective quarterly fees to the office of the U.S. Trustee pursuant to 28 U.S.C. § 1930 until the applicable Debtor’s case is closed, dismissed or converted to another chapter of the Bankruptcy Code.  In addition, such administrative consolidation will not constitute a waiver of the mutuality requirement for setoff under section 553 of the Bankruptcy Code.

ARTICLE V.
TREATMENT OF COMPENSATION AND BENEFITS PROGRAMS

A.                                    MIP

If the Entire Company Sale Trigger does not occur, the New Board shall adopt the MIP.

B.                                    Employee Compensation and Benefits Programs

If the Entire Company Sale Trigger does not occur, from and after the Effective Date, the Reorganized Debtors shall, subject to the Oaktree Consent Right, continue (or continue as modified or replaced) their Compensation and Benefits Programs.   Nothing herein shall preclude the Debtors or the Reorganized Debtors from making any changes to or terminating any of their Compensation and Benefits Programs.

C.                                    Magnequench Pension Plan

If the Entire Company Sale Trigger does not occur, MII will assume and continue the Magnequench Pension Plan, and will continue to fund the Magnequench Pension Plan in accordance with the minimum funding standards under applicable law, pay all required insurance premiums to the PBGC and continue to administer and operate the Magnequench Pension Plan in accordance with its terms and the provisions of ERISA.

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If the Entire Company Sale does not occur, the contingent Claims filed by the PBGC shall be deemed withdrawn and expunged from the Claims register; provided that neither the Plan, the Confirmation Order nor section 1141 of the Bankruptcy Code shall be construed as discharging, releasing or relieving any party, in any capacity, from any liability with respect to the Magnequench Pension Plan under any law, government policy or regulatory provision.  In addition, if the Entire Company Sale does not occur, the PBGC and the Magnequench Pension Plan shall not be enjoined or precluded from enforcing such liability or responsibility against MII and all members of its controlled group as a result of any of provisions for satisfaction, release, injunction, exculpation, and discharge of Claims in the Plan, Confirmation Order or the Bankruptcy Code.

If the Entire Company Trigger occurs and the Magnequench Pension Plan is not assumed in connection with the Entire Company Sale, any Claims the PBGC asserts as a result will, if Allowed, be afforded the priority as agreed to by the Debtors or determined by the Bankruptcy Court and respective treatment under the terms of the Plan.

D.                                    Workers’ Compensation Programs

From and after the Effective Date, the Post-Effective Date Debtors will continue to pay valid Claims under (i) all applicable workers’ compensation laws in jurisdictions in which the Reorganized Debtors operate; and (ii) the Debtors’ written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance.  All Proofs of Claims on account of workers’ compensation will be deemed withdrawn automatically and without any further notice to, or action, order, or approval of, the Bankruptcy Court.  Nothing in the Plan (i) will limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs, and plans; and (ii) will be deemed to impose any obligations on the Debtors or Reorganized Debtors in addition to what is provided for under applicable law.

ARTICLE VI.
TREATMENT OF EXECUTORY
CONTRACTS AND UNEXPIRED LEASES

A.                                    Assumption of Executory Contracts or Unexpired Leases

If the Entire Company Sale Trigger occurs, except as otherwise provided herein, in the Entire Company Sale Agreements, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan or the Entire Company Sale Agreements, and as of the Effective Date, each Debtor will be deemed to have rejected each Executory Contract or Unexpired Lease to which such Debtor is a party, unless such Executory Contract or Unexpired Lease (i) was previously assumed or rejected; (ii) was previously expired or terminated pursuant to its own terms; (iii) is the subject of a motion or notice to assume or assume and assign Filed on or before the Confirmation Date, including in connection with the Entire Company Sale; or (iv) is designated specifically, or by category, as an Executory Contract or Unexpired Lease on the Schedule of Assumed Executory Contracts and Unexpired Leases.

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If the Entire Company Sale Trigger does not occur, except as otherwise provided herein or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan and as of the Effective Date, each Reorganized Debtor will be deemed to have assumed each Executory Contract or Unexpired Lease to which such Reorganized Debtor is a party, unless such Executory Contract or Unexpired Lease (i) was previously assumed or rejected; (ii) was previously expired or terminated pursuant to its own terms; (iii) is the subject of a motion or notice to reject Filed on or before the Confirmation Date; or (iv) is designated specifically, or by category, as an Executory Contract or Unexpired Lease on the Schedule of Rejected Executory Contracts and Unexpired Leases.

Each Molycorp Minerals Wind-Down Debtor will be deemed to have rejected each Executory Contract or Unexpired Lease to which such Molycorp Minerals Wind-Down Debtor is a party, unless such Executory Contract or Unexpired Lease (i) was previously assumed or rejected; (ii) was previously expired or terminated pursuant to its own terms; (iii) is the subject of a motion or notice to assume or assume and assign Filed on or before the Confirmation Date; or (iv) is designated specifically, or by category, as an Executory Contract or Unexpired Lease on the Schedule of Assumed Executory Contracts and Unexpired Leases.

The Confirmation Order will constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving the assumptions or assumptions and assignments or rejections described above as of the Effective Date.  Unless otherwise indicated, all assumptions, assumptions and assignments, and rejections of Executory Contracts and Unexpired Leases in the Plan will be effective as of the Effective Date.  Each Executory Contract and Unexpired Lease assumed or assumed and assigned pursuant to the Plan, or by Bankruptcy Court order, will vest in and be fully enforceable by the applicable Reorganized Debtor or assignee in accordance with its terms, except as such terms may have been modified by order of the Bankruptcy Court.

Notwithstanding the foregoing paragraph or anything contrary herein, the Debtors reserve the right to alter, amend, modify, or supplement the Executory Contracts and Unexpired Leases identified for assumption or rejection in the Plan Supplement prior to the Effective Date.

B.                                    Cure of Defaults for Assumed Executory Contracts or Unexpired Leases

Any Executory Contracts or Unexpired Leases to be assumed (or assumed and assigned) pursuant to the Plan, or otherwise, that are, or may be, alleged to be in default, will be satisfied solely by payment of the Cure Cost or by an agreed-upon waiver or discharge of the Cure Cost on the Effective Date or as soon thereafter as practicable or on such other terms as the Debtors (subject to the Oaktree Consent Right) and the counterparties to each such Executory Contract or Unexpired Lease may otherwise agree.  In the event of a dispute regarding:  (i) the amount of any Cure Cost; (ii) the ability to provide “adequate assurance of future performance” within the meaning of section 365(b) of the Bankruptcy Code (if applicable) under the Executory Contract or the Unexpired Lease to be assumed and/or assumed and assigned; or (iii) any other matter pertaining to assumption (or assumption and assignment), then such Cure Costs will be paid following the entry of a Final Order resolving the dispute and approving the assumption and assignment of such Executory Contracts or Unexpired Leases or as may be agreed upon by the Debtors (subject to the Oaktree Consent Right), or the Post-Effective Date Debtors, as applicable, and the counterparty to such Executory Contract or Unexpired Lease.

The Debtors shall provide notices of proposed assumption (or proposed assumption and assignment) and proposed cure amounts to be sent to applicable Executory Contract or Unexpired Lease counterparties, together with procedures for objecting thereto and resolution of disputes by the Bankruptcy Court in accordance with the Bid Procedures Order.  Any objection by a contract or lease counterparty to a proposed assumption (or assumption and assignment) or related cure amount must be

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Filed, served, and actually received by the Debtors no later than the date on which objections to Confirmation are due (or such other date as may be provided in the applicable assumption notice).  Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or assumption and assignment or cure amount will be deemed to have assented to such assumption or assumption and assignment and related Cure Cost (if any).

Prior to the Effective Date, the Debtors (subject to the Oaktree Consent Right), or after the Effective Date, the Post-Effective Date Debtors, may settle any dispute regarding the amount of any Cure Cost without any further notice to any party or any action, order, or approval of the Bankruptcy Court.  In addition, prior to the Effective Date and prior to the entry of a Final Order resolving any dispute and approving the assumption or assumption and assignment of such Executory Contract or Unexpired Lease, the Debtors reserve the right to reject any Executory Contract or Unexpired Lease which is subject to dispute.

C.                                    Claims Based on Rejection of Executory Contracts and Unexpired Leases

Unless otherwise provided by an order of the Bankruptcy Court, any Proofs of Claim based on the rejection of the Debtors’ Executory Contracts or Unexpired Leases pursuant to the Plan or otherwise, must be Filed with the Prime Clerk no later than the later of (i) thirty (30) days after the effective date of rejection of such Executory Contract or Unexpired Lease and (ii) the Claims Bar Date established in the Chapter 11 Cases.

Any Holder of a Claim arising from the rejection of an Executory Contract or Unexpired Lease for which a Proof of Claims was not timely Filed as set forth in the immediately preceding paragraph will not (i) be treated as a Holder of a Claim hereunder, (ii) be permitted to vote to accept or reject the Plan, or (iii) participate in any distribution in the Chapter 11 Cases on account of such Claim, and such Claim will be deemed fully satisfied, released, settled, and compromised and be subject to the provisions of Section IX.G of the Plan, notwithstanding anything in the Schedules or a Proof of Claim to the contrary.

D.                                    Preexisting Obligations to the Debtors Under Executory Contracts or Unexpired Leases

Rejection or repudiation of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise will not constitute a termination of preexisting obligations owed to the Debtors under such contracts or leases.  In particular, notwithstanding any non-bankruptcy law to the contrary, the Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased, or services previously received, by the contracting Debtors from counterparties to rejected or repudiated Executory Contracts or Unexpired Leases.

E.                                    Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each assumed Executory Contract or Unexpired Lease will include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts or Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.  Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases will not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

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F.                                     Assignments Related to the Restructuring Transactions

As of the effective time of an applicable Restructuring Transaction, any Executory Contract or Unexpired Lease to be held by any Debtor or another surviving, resulting, or acquiring Entity in an applicable Restructuring Transaction, will be deemed assigned to the applicable Entity, pursuant to section 365 of the Bankruptcy Code.

ARTICLE VII.
PROVISIONS GOVERNING DISTRIBUTIONS

A.                                    Timing and Calculation of Amounts to be Distributed

Except as otherwise provided in the Plan, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Claim against the Debtors will receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class from the Disbursing Agent.  On each Distribution Date, Distributions also will be made, pursuant to Section VIII.B, to Holders of Claims that previously were Disputed Claims that were allowed after the most recent Distribution Date. Such periodic Distributions also shall be in the full amount that the Plan provides for Allowed Claims in the applicable Class.  Distribution Dates shall occur no less frequently than once per year.

In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but will be deemed to have been completed as of the required date.  If, and to the extent that, there are Disputed Claims, distributions on account of any such Disputed Claims will be made pursuant to the provisions set forth in Article VIII.  Except as otherwise provided herein, Holders of Claims will not be entitled to interest, dividends, or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

Reorganized Parent Common Equity will be deemed to be issued as of the Effective Date to the Holders of Claims entitled to receive Reorganized Parent Common Equity hereunder without the need for further action by any Disbursing Agent, Reorganized Parent, or any other Debtor, including without limitation the issuance or delivery (or both) of any certificate evidencing any such shares, units, or interests, as applicable, of Reorganized Parent Common Equity.

B.                                    Distribution on Account of Claims Allowed After the Effective Date

Distributions to Holders of Claims that become Allowed Claims after the Effective Date will be made in accordance with this Article VII.  Distributions made after the Effective Date to Holders of Disputed Claims that are not Allowed Claims as of the Effective Date, but which later become Allowed Claims will be deemed to have been made on the Effective Date.

C.                                    Rights and Powers of Disbursing Agent

1.                                      Powers of the Disbursing Agent

The Disbursing Agent will be empowered to, as applicable, (a) affect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated under the Plan; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of

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the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.  A Disbursing Agent will not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

2.                                      Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including reasonable attorney fees and expenses) made by the Disbursing Agent will be paid in Cash by the Post-Effective Date Debtors.

D.                                    Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.                                      Delivery of Distributions

Distributions to holders of Allowed Claims will be made by a Disbursing Agent (a) at the addresses set forth on the respective proofs of Claim Filed by holders of such Claims; (b) at the addresses set forth in any written certification of address change delivered to the Disbursing Agent (including pursuant to a letter of transmittal delivered to a Disbursing Agent) after the date of Filing of any related Proof of Claim; (c) at the addresses reflected in the applicable Debtor’s Schedules if no Proof of Claim has been Filed and the Disbursing Agent has not received a written notice of a change of address; or (d) if clauses (a) through (c) are not applicable, at the last address directed by such Holder in a Filing made after such Claim becomes an Allowed Claim.

Distributions to Oaktree or such Entity as otherwise designated by Oaktree will (a) be made by the Disbursing Agent to Oaktree or such Entity as otherwise designated by Oaktree for the benefit of Oaktree and (b) be deemed completed when received by Oaktree or such Entity as otherwise designated by Oaktree, provided however that unless otherwise agreed to the by the DIP Facility Agent, distributions to Holders of DIP Facility Claims will (a) be made by the Disbursing Agent to the DIP Facility Agent for the benefit of Holders of DIP Facility Claims and (b) be deemed completed when made by the Disbursing Agent to the DIP Facility Agent.

Distributions to Holders of 10% Notes Claims will (a) be made by the Disbursing Agent to the 10% Notes Indenture Trustee for the benefit of Holders of 10% Notes Claims and (b) be deemed completed when made by the Disbursing Agent to the 10% Notes Indenture Trustee.

Distributions to Holders of Convertible Notes Claims will (a) be made by the Disbursing Agent to the applicable Convertible Notes Indenture Trustees for the benefit of Holders of Convertible Notes Claims and (b) be deemed completed when made by the Disbursing Agent to the Convertible Notes Indenture Trustee.

2.                                      Distribution Record Date

A Disbursing Agent will have no obligation to recognize the transfer, or the sale, of any participation in, any Claim that occurs after the close of business on the Distribution Record Date and will be entitled for all purposes herein to recognize and make distributions only to those holders of Allowed Claims that are holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date.

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Except as otherwise provided in a Final Order of the Bankruptcy Court, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date will be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.

3.                                      Undeliverable Distributions

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder will be made unless and until the Disbursing Agent has determined the then current address of such Holder, at which time such distribution will be made to such Holder without interest.  Any undeliverable distributions will be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the Effective Date.  After such date, all unclaimed property or interests in property will revert to the Post-Effective Date Debtors (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim any Holder to such property or interest in property will be released, settled, compromised, and forever barred.

On each Distribution Date, the applicable Disbursing Agent will make all Distributions that became deliverable to Holders of Allowed Claims after the most recent Distribution Date; provided, however, that the applicable Disbursing Agent may, in its sole discretion, establish a record date prior to each Distribution Date, such that only Claims allowed as of the record date will participate in such periodic Distribution. Notwithstanding the foregoing, the applicable Disbursing Agent reserves the right, if it determines a distribution on any Distribution Date is uneconomical or unfeasible, or is otherwise unadvisable, to postpone a Distribution Date.

E.                                    Means of Cash Payments

Cash payments made pursuant to the Plan will be in U.S. currency by checks drawn on a domestic bank selected by the applicable Disbursing Agent or, at the option of the applicable Disbursing Agent, by wire or automated clearinghouse transfer from a domestic bank; provided, however, that Cash payments to foreign holders of Allowed Claims may be made, at the option of the applicable Disbursing Agent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

F.                                     Establishment of Reserves

The Post-Effective Date Debtors may establish any reserves that they deem necessary or advisable to make Distributions to holders of Disputed Claims as of the Effective Date or otherwise to satisfy their obligations under the Plan, including the creation of one or more reserves for Disputed Claims, which may be treated (in the discretion of the Post-Effective Date Debtors), for U.S. federal income Tax purposes, as one or more disputed ownership funds within the meaning of Treasury Regulations section 1.468B-9(b)(1).

G.                                   Compliance with Tax Requirements

In connection with the Plan and all instruments issued in connection herewith and distributed hereunder, to the extent applicable, the Debtors, the Post-Effective Date Debtors, the Disbursing Agent or any other party issuing any instruments or making any distributions under the Plan shall comply with all applicable Tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant to the Plan and all related agreements shall be subject to such withholding and reporting requirements. Each of the Debtors, the Post-Effective Date Debtors and the Disbursing Agent, as applicable, shall be authorized to take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements, including applying a portion of any Cash distribution to be

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made under the Plan to pay applicable Tax withholding.  In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax.  Any amounts withheld pursuant to the immediately preceding sentence shall be deemed to have been distributed and received by the applicable recipient for all purposes of the Plan.  Notwithstanding any other provision of the Plan, each Holder of an Allowed Claim receiving a distribution pursuant to the Plan shall have the sole and exclusive responsibility for the satisfying and paying of any Tax obligations imposed on it by any governmental unit on account of such distribution, including income, withholding and other Tax obligations.  Any party issuing any instrument or making any distribution to the Plan has the right, but not the obligation, to not make a distribution until such Holder has made arrangements satisfactory to the issuing or disbursing party for the payment of any tax obligations.

Any party entitled to receive any property as an issuance or distribution under the Plan shall be required, if so requested, to deliver to the Disbursing Agent (or such other Entity designated by the Debtors or the Post-Effective Date Debtors, which Entity shall subsequently deliver to the Disbursing Agent) an appropriate Form W-9 or (if the payee is a foreign Entity) Form W-8, unless such Entity is exempt under the Internal Revenue Code and so notifies the Disbursing Agent. Unless a properly completed Form W-9 or Form W-8, as appropriate, is delivered to the Disbursing Agent (or such other Entity), the Disbursing Agent, in its sole discretion, may (a) make a distribution net of any applicable withholding, including backup withholding, or (b) reserve such distribution.  If the Disbursing Agent reserves such distribution, and the Holder fails to comply with the requirement to deliver the Form W-9 or Form W-8 within 180 days after the Effective Date, such distribution shall be deemed undeliverable in accordance with Section VII.D.

H.                                   Surrender of Cancelled Instruments or Securities

As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the notes, instruments, securities or other documentation cancelled pursuant to Article IV, the holder of such Claim must tender, the applicable notes, instruments, securities or other documentation evidencing such Claim to the applicable Disbursing Agent, together with any letter of transmittal required by such Disbursing Agent, and which in the case of the 10% Notes and the Convertible Notes shall be the global notes evidencing such securities held by the applicable indenture trustee.  Pending such surrender, any distributions pursuant to the Plan on account of any such Claim will be treated as an undeliverable distribution pursuant to Section VII.D.

I.                                        Claims Paid or Payable by Third Parties

1.                                      Claims Paid by Third Parties

Any Claim will be deemed satisfied in full or in part (as applicable) without a Claims objection having to be Filed by the Debtors or Post-Effective Date Debtors (as applicable) and without any further order or approval of the Bankruptcy Court, to the extent that the Holder of such Claim (i) receives payment in full or in part (as applicable) on account of such Claim from an Entity that is not a Debtor and (ii) does not object to notice thereof within 21 days from service of such notice.  To the extent a Holder of a Claim receives, on account of such Claim, both a distribution under the Plan and a payment from a party that is not a Debtor on account of such Claim, the Debtors or Post-Effective Date Debtors (as applicable) will serve a notice of such duplicative payment and such Holder must, within 21 days of receipt thereof, either (i) repay or return the distribution to the Post-Effective Date Debtors to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the Allowed amount of such Claim or (ii) file an objection setting forth the reasons that the Holder asserts that such distribution does not have to be returned.

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2.                                      Claims Payable by Third Parties

No distributions under the Plan will be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy.  If the Debtors believe a Holder of an Allowed Claim has recourse to an insurance policy and intend to withhold a distribution pursuant to this Article VII, the Debtors shall cause the Disbursing Agent to provide written notice to such Holder as to what the Debtors believe to be the nature and scope of applicable insurance coverage.  To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

J.                                      Setoffs

Except with respect to claims of a Debtor or Reorganized Debtor released pursuant to the Plan or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Post-Effective Date Debtors or, as instructed by the applicable Post-Effective Date Debtor, a Disbursing Agent may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the Distributions to be made pursuant to the Plan on account of such Claim (before any Distribution is made on account of such Claim) the claims, rights and Causes of Action of any nature that the applicable Debtor or Reorganized Debtor may hold against the Holder of such Allowed Claim.  Neither the failure to effect a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the applicable Debtor or Reorganized Debtor of any claims, rights and Causes of Action that the Debtor or Reorganized Debtor may possess against such a Claim holder.

K.                                   Fractional Plan Distributions

Notwithstanding anything to the contrary contained herein, no Distributions of fractional shares or fractions of dollars (whether in Cash, Reorganized Parent Common Equity, or New Warrants) will be made.  Fractional shares and fractions of dollars will be rounded to the nearest whole unit (with any amount equal to or less than one-half share or one-half dollar, as applicable, to be rounded down).

L.                                    Allocation Between Principal and Accrued Interest

Except as otherwise provided in the Plan, the aggregate consideration paid to Holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof as determined for U.S. federal income tax purposes) and, thereafter, to interest and the remaining portion, if any, of such Allowed Claims.

ARTICLE VIII.
RESOLUTION OF DISPUTED CLAIMS

A.                                    Resolution of Disputed Claims

1.                                      Allowance of Claims

On or after the Effective Date, the Post-Effective Date Debtors will have and will retain any and all rights and defenses that the Debtors had with respect to any Claim, except with respect to any Claim

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deemed Allowed as of the Effective Date.  Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date (including, without limitation, the Confirmation Order), no Claim will become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code or the Bankruptcy Court has entered a Final Order, including, without limitation, the Confirmation Order, in the Chapter 11 Cases allowing such Claim.

2.                                      Prosecution of Objections to Claims

Except as otherwise set forth in the Plan, the Debtors or the Post-Effective Date Debtors (as applicable) will have the exclusive authority to File objections to Claims, settle, compromise, withdraw, or litigate to judgment objections to any and all Claims, regardless of whether such Claims are in a Class or otherwise.  From and after the Effective Date, the Post-Effective Date Debtors may settle or compromise any Disputed Claim without any further notice to, or action, order, or approval of, the Bankruptcy Court.  From and after the Effective Date, the Post-Effective Date Debtors will have the sole authority to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court.

3.                                      Deadline to File Objections to Claims

Any objections to Claims not otherwise Allowed under the Plan or by a Final Order, must be Filed no later than the Claims Objection Bar Date; provided, however, the Post-Effective Date Debtors may seek authorization to extend the Claims Objection Bar Date for some or all Disputed Claims for cause through the Filing of a motion with the Bankruptcy Court.

4.                                      Claims Estimation

Prior to the Effective Date, the Debtors, and on or after the Effective Date, the Post-Effective Date Debtors, may, at any time, request that the Bankruptcy Court estimate the maximum or Allowed amount of (a) any Disputed Claim pursuant to applicable law and (b) any contingent or unliquidated Claim pursuant to applicable law, including, without limitation, section 502(c) of the Bankruptcy Code, regardless of whether the Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any Disputed Claim, contingent Claim, or unliquidated Claim, including during the litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection.  Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register but that is subject to appeal or has not been the subject of a Final Order, will be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court.  In the event that the Bankruptcy Court estimates any Disputed Claim, contingent Claim, or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim for all purposes under the Plan, including for purposes of distributions, and the Debtors or the Post-Effective Date Debtors, as applicable, may elect to pursue additional objections to the ultimate distribution on such Claim.  If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Post-Effective Date Debtors, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate distribution on account of such Claim.  Notwithstanding section 502(j) of the Bankruptcy Code, in no event will any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before 21 days after the date on which such Claim is estimated.  All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

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B.                                    Distributions on Account of Disputed Claims Once Allowed

Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Claim until such Claim becomes an Allowed Claim.  Distributions on account of Disputed Claims that become Allowed Claims after the Effective Date shall be in accordance with Article VII of the Plan.

C.                                    Authority to Amend Schedules

The Debtors or the Post-Effective Date Debtors (as applicable) will have the authority to amend the Schedules with respect to any Claim for which a Proof of Claim has not been filed and to make distributions based on such amended Schedules without approval of the Bankruptcy Court.  If any such amendment to the Schedules reduces the amount of a Claim or changes the nature or priority of a Claim, the Debtor or Reorganized Debtor will provide the holder of such Claim with notice of such amendment and such holder will have 30 days to File an objection to such amendment with the Bankruptcy Court.  If no such objection is Filed, the Debtor or Reorganized Debtor may proceed with distributions based on such amended Schedules without approval of the Bankruptcy Court.

D.                                    Disallowance of Claims

All Claims of any Entity from which property is sought by the Debtors under section 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors allege is a transferee of a transfer that is avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code will be disallowed if (i) the Entity, on the one hand, and the Debtors, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turnover any property or monies under any of the aforementioned sections of the Bankruptcy Code and (ii) such Entity or transferee has failed to turnover such property by the date set forth in such agreement or Final Order.

E.                                    Expungement or Adjustment to Claims Without Objection

Any Claim that has been paid, satisfied, or superseded may be expunged on the Claims Register by the Debtors or the Post-Effective Date Debtors, as applicable, and any Claim that has been amended in accordance with the provisions of this Plan and the Bankruptcy Code may be adjusted thereon by the Debtors or the Post-Effective Date Debtors, in both cases, without a Claims objection having to be Filed and without any further notice to, or action, order, or approval of, the Bankruptcy Court.

F.                                     Amendments to Claims

Unless otherwise provided herein, on or after the Effective Date, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Post-Effective Date Debtors, and any such new or amended Claim Filed will be deemed disallowed without any further notice to or action, order, or approval of the Bankruptcy Court.

EXCEPT AS OTHERWISE AGREED BY THE DEBTORS, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE APPLICABLE CLAIMS BAR DATE WILL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER OR APPROVAL OF THE BANKRUPTCY COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS SUCH LATE PROOF OF CLAIM IS DEEMED TIMELY FILED BY A FINAL ORDER OF THE BANKRUPTCY COURT.

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ARTICLE IX.
SETTLEMENT, DISCHARGE
RELEASE, INJUNCTION AND RELATED PROVISIONS

A.                                    Compromise and Settlement of Claims, Interests, and Controversies

The Plan incorporates and implements the 9019 Settlement which reflects a compromise and settlement of all claims and Causes of Action that the Debtors may have or could have asserted or that may have been asserted on the Debtors’ behalf, or by any Holder of a Claim or Interest, against Oaktree.  In exchange for the releases set forth in this Article IX, Oaktree has agreed to support the Plan and take a portion of its recoveries on account of the Allowed Early Payment Premium Claims and contribute such amounts in the form of the Accepting GUC Distribution.  Accordingly, the Plan is also being proposed pursuant to Bankruptcy Rule 9019 to the extent the condition for the Accepting GUC Distribution is satisfied.  In consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan, including the releases set forth in this Article IX, will constitute a good faith compromise and settlement of all claims or controversies relating to the rights that a Holder of a Claim or Interest may have against any of the Debtors or any the Released Parties.  As of the Effective Date, the entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors, the Post-Effective Date Debtors, and their respective property and Claim and Interest Holders and is fair, equitable and reasonable.  If the conditions for the Accepting GUC Distribution are not satisfied, the Bankruptcy Court shall determine the merits of the Challenge Causes of Action in connection with confirmation of the Plan.  If the Debtors eliminate the conditions to the Accepting GUC Distribution, then the 9019 Settlement may be considered by the Bankruptcy Court for approval in connection with the Plan pursuant to Bankruptcy Rule 9019; provided, however that upon such modification, the Bankruptcy Court shall, upon no more than five (5) business days’ notice by the Creditors’ Committee, but subject to the Court’s availability, hear the Termination Motion (as defined in the Bid Procedures, as it may have been amended).  The burden of proof at the hearing on such motion shall be borne equally by the parties seeking to terminate exclusivity and the parties opposing such motion.  All litigation relating to the Challenge Causes of Action shall conclude at or prior to the conclusion of the Confirmation Hearing.

B.                                    Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise.  Pursuant to section 510 of the Bankruptcy Code, the Debtors or the Post-Effective Date Debtors, as applicable, reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto. Notwithstanding anything herein to the contrary, and as provided in Section III.B.7, no Holder of a Section 510(b) Claim will receive any distribution on account of such Section 510(b) Claim, and all Section 510(b) Claims will be extinguished.

C.                                    Discharge of Claims

Except as provided in the Plan or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for, and in complete satisfaction, discharge, and release of, all Claims, including any interest accrued on Claims from the

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Petition Date to the full extent permitted by section 1141 of the Bankruptcy Code.  Except as provided in the Plan or in the Confirmation Order, Confirmation will, as of the Effective Date, discharge the Debtors from all Claims or other Liabilities that arose on or before the Effective Date and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code to the full extent permitted by section 1141 of the Bankruptcy Code, whether or not (a) a Proof of Claim based on such debt is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (b) a Claim based on such debt is Allowed pursuant to section 502 of the Bankruptcy Code, or (c) the holder of a Claim based on such debt has accepted the Plan.

As of the Effective Date and in accordance with the foregoing and except as provided in the Plan or the Confirmation Order, the Confirmation Order will be a judicial determination of a discharge of all Claims, including any debts and Liabilities against the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against a Debtor at any time to the extent that such judgment relates to a discharged Claim.

D.                                    Debtor Release

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, ON AND AS OF THE EFFECTIVE DATE, FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY EACH OF THE RELEASED PARTIES, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, INCLUDING:  (1) THE SETTLEMENT, RELEASE, AND COMPROMISE OF DEBT AND INTERESTS, (2) THE SERVICES IN FACILITATING THE RESTRUCTURING AND THE EXPEDITIOUS IMPLEMENTATION OF THE RESTRUCTURING CONTEMPLATED HEREBY, AND (3) ALL OTHER GOOD AND VALUABLE CONSIDERATION PROVIDED BY EACH OF THEM, EACH OF THE DEBTORS, THE POST-EFFECTIVE DATE DEBTORS, AS APPLICABLE, AND THE DEBTORS’ ESTATES CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER DISCHARGE AND RELEASE AND WILL BE DEEMED TO HAVE PROVIDED A FULL DISCHARGE AND RELEASE TO EACH RELEASED PARTY (AND EACH SUCH RELEASED PARTY WILL BE DEEMED FULLY RELEASED AND DISCHARGED BY THE DEBTORS, THE POST-EFFECTIVE DATE DEBTORS, AS APPLICABLE, AND THE DEBTORS’ ESTATES) AND THEIR RESPECTIVE PROPERTY FROM (AND THE DEBTORS, THEIR ESTATES, AND THE POST-EFFECTIVE DATE DEBTORS ARE DEEMED TO COVENANT WITH, AND TO, THE RELEASED PARTIES NOT TO SUE OR OTHERWISE SEEK RECOVERY ON ACCOUNT OF) ANY AND ALL CLAIMS, OBLIGATIONS, DEBTS, RIGHTS, SUITS, DAMAGES, CAUSES OF ACTION (INCLUDING WITHOUT LIMITATION UNDER ANY STATE OR FEDERAL SECURITIES LAWS AND FRAUDULENT TRANSFER LAWS), REMEDIES, AND LIABILITIES WHATSOEVER, INCLUDING ANY DERIVATIVE CLAIMS ASSERTED OR WHICH COULD BE ASSERTED ON BEHALF OF THE DEBTORS OR THEIR ESTATES OR THE POST-EFFECTIVE DATE DEBTORS, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR ARISING IN THE FUTURE, IN LAW, EQUITY, OR OTHERWISE, THAT ANY OF THE DEBTORS, THEIR ESTATES, OR THE POST-EFFECTIVE DATE DEBTORS OR THEIR RESPECTIVE REPRESENTATIVES WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF ANY HOLDER OF  CLAIM OR INTEREST OR OTHER ENTITY, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTORS, THEIR ESTATES, THE RESTRUCTURING TRANSACTIONS, THE CHAPTER 11 CASES, THE PURCHASE, SALE, OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS DEALT WITH IN THE PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR AND ANY RELEASED PARTY, THE RESTRUCTURING OF CLAIMS AND INTERESTS PRIOR TO OR IN

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THE CHAPTER 11 CASES, THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE DIP FACILITY, THE PLAN, THE DISCLOSURE STATEMENT, THE PLAN SUPPLEMENT, OR ANY PLAN DOCUMENT OR ANY RELATED AGREEMENTS, INSTRUMENTS, OR OTHER DOCUMENTS, OR UPON ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE.  THE FOREGOING “DEBTOR RELEASE” WILL NOT OPERATE TO WAIVE OR RELEASE ANY CLAIMS, OBLIGATIONS, DEBTS, RIGHTS, SUITS, DAMAGES, REMEDIES, CAUSES OF ACTION, AND LIABILITIES OF ANY DEBTOR OR ANY RELEASED PARTY (1) ARISING UNDER ANY EXPRESS WRITTEN AGREEMENTS ENTERED INTO PURSUANT TO THE PLAN; OR (2) EXPRESSLY PRESERVED BY THE PLAN, THE PLAN SUPPLEMENT, OR RELATED DOCUMENTS, INCLUDING INTERCOMPANY CLAIMS.

PURSUANT TO BANKRUPTCY RULE 9019, ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL OF THE DEBTOR RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED HEREIN, AND THE BANKRUPTCY COURT’S FINDING THAT THE DEBTOR RELEASE IS: (1) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE RELEASED PARTIES; (2) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS SO RELEASED; (3) IN THE BEST INTERESTS OF THE DEBTORS AND THEIR ESTATES; (4) FAIR, EQUITABLE, AND REASONABLE; (5) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (6) A BAR TO ANY OF THE DEBTORS, THE DEBTORS’ ESTATES OR THE POST-EFFECTIVE DATE DEBTORS, AS APPLICABLE, ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE DEBTOR RELEASE.

E.                                    Releases by Holders of Claims and Interests

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, ON AND EFFECTIVE AS OF THE EFFECTIVE DATE, EACH RELEASING PARTY CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER DISCHARGES AND RELEASES EACH RELEASED PARTY (AND EACH ENTITY SO DISCHARGED AND RELEASED WILL BE DEEMED DISCHARGED AND RELEASED BY THE RELEASING PARTIES) FROM ANY AND ALL CLAIMS, INTERESTS, OBLIGATIONS, DEBTS, RIGHTS, SUITS, DAMAGES, CAUSES OF ACTION (INCLUDING WITHOUT LIMITATION UNDER ANY STATE OR FEDERAL SECURITIES LAWS AND FRAUDULENT TRANSFER LAWS), REMEDIES, AND LIABILITIES WHATSOEVER, INCLUDING ANY DERIVATIVE CLAIMS ASSERTED OR WHICH COULD BE ASSERTED ON BEHALF OF THE DEBTORS OR THEIR ESTATES OR THE POST-EFFECTIVE DATE DEBTORS, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR ARISING, IN LAW, EQUITY OR OTHERWISE, THAT SUCH ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT (WHETHER INDIVIDUALLY OR COLLECTIVELY), BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTORS, THE CHAPTER 11 CASES, THE PURCHASE, SALE, OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS DEALT WITH IN THE PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR AND THE APPLICABLE RELEASING PARTY, THE RESTRUCTURING OF CLAIMS AND INTERESTS PRIOR TO OR IN THE CHAPTER 11 CASES, THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE DIP FACILITY, THE RESTRUCTURING, THE PLAN, THE DISCLOSURE STATEMENT, THE PLAN DOCUMENTS, THE PLAN SUPPLEMENT, OR RELATED AGREEMENTS, INSTRUMENTS, OR OTHER DOCUMENTS. INCLUDING THE ENTIRE COMPANY SALE AGREEMENTS (IF APPLICABLE),

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OR THE MOLYCORP MINERALS SALE AGREEMENT, SOLICITATION OF VOTES WITH RESPECT TO THE PLAN OR UPON ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE RELATED TO THE FOREGOING; PROVIDED, THAT THE FOREGOING “THIRD PARTY RELEASE” SHALL NOT OPERATE TO WAIVE OR RELEASE ANY CLAIMS, OBLIGATIONS, DEBTS, RIGHTS, SUITS, DAMAGES, REMEDIES, CAUSES OF ACTION, AND LIABILITIES OF ANY RELEASING PARTY (1) ARISING UNDER THE PLAN, PRESERVED BY THE PLAN (INCLUDING INTERCOMPANY CLAIMS) OR ANY AGREEMENT ENTERED INTO PURSUANT TO THE PLAN; OR (2) WITH RESPECT TO PROFESSIONALS’ FINAL FEE APPLICATIONS OR FEE CLAIMS IN THE CHAPTER 11 CASES.

PURSUANT TO BANKRUPTCY RULE 9019, ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL OF THE THIRD PARTY RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED HEREIN, AND FINDING THAT THE THIRD PARTY RELEASE IS (1) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE RELEASED PARTIES; (2) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE THIRD PARTY RELEASE; (3) IN THE BEST INTERESTS OF THE DEBTORS AND THEIR ESTATES; (4) FAIR, EQUITABLE AND REASONABLE; (5) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (6) A BAR TO ANY OF THE RELEASING PARTIES ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE THIRD PARTY RELEASE.

F.                                     Exculpation

EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE PLAN OR PLAN SUPPLEMENT, NO EXCULPATED PARTY SHALL HAVE OR INCUR, AND EACH EXCULPATED PARTY IS HEREBY RELEASED AND EXCULPATED FROM ANY EXCULPATED CLAIM, OBLIGATION, CAUSE OF ACTION OR LIABILITY FOR ANY EXCULPATED CLAIM, EXCEPT FOR ACTUAL FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY FINAL ORDER OF A COURT OF COMPETENT JURISDICTION, BUT IN ALL RESPECTS SUCH ENTITIES SHALL BE ENTITLED TO REASONABLY RELY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES PURSUANT TO THE PLAN.  THE DEBTORS AND THE CREDITORS’ COMMITTEE (AND EACH OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES) HAVE PARTICIPATED IN COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE WITH REGARD TO THE SOLICITATION OF VOTES AND DISTRIBUTION OF CASH OR SECURITIES PURSUANT TO THE PLAN AND, THEREFORE, ARE NOT, AND ON ACCOUNT OF SUCH DISTRIBUTIONS SHALL NOT BE, LIABLE AT ANY TIME FOR THE VIOLATION OF ANY APPLICABLE LAW, RULE OR REGULATION GOVERNING THE SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE PLAN OR SUCH DISTRIBUTIONS MADE PURSUANT TO THE PLAN.

G.                                   Injunction

EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, ALL ENTITIES WHO HAVE HELD, HOLD, OR MAY HOLD CLAIMS, INTERESTS, CAUSES OF ACTION, OR LIABILITIES THAT (1) ARE SUBJECT TO COMPROMISE AND SETTLEMENT PURSUANT TO THE TERMS OF THE PLAN; (2) HAVE BEEN RELEASED PURSUANT TO SECTION IX.D; (3) HAVE BEEN RELEASED PURSUANT TO SECTION IX.E; (4) ARE SUBJECT TO EXCULPATION PURSUANT TO SECTION IX.F (BUT ONLY TO THE EXTENT OF THE

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EXCULPATION PROVIDED IN SECTION IX.F); OR (5) ARE OTHERWISE STAYED OR TERMINATED PURSUANT TO THE TERMS OF THE PLAN, ARE PERMANENTLY ENJOINED AND PRECLUDED, FROM AND AFTER THE EFFECTIVE DATE, FROM (1) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND, INCLUDING ON ACCOUNT OF ANY CLAIMS, INTERESTS, CAUSES OF ACTION, OR LIABILITIES THAT HAVE BEEN DISCHARGED, COMPROMISED OR SETTLED AGAINST THE DEBTORS, THE POST-EFFECTIVE DATE DEBTORS, OR ANY ENTITY SO DISCHARGED, RELEASED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY ENTITY, DIRECTLY OR INDIRECTLY, SO DISCHARGED, RELEASED OR EXCULPATED) ON ACCOUNT OF, OR IN CONNECTION WITH, OR WITH RESPECT TO, ANY DISCHARGED, RELEASED, SETTLED, COMPROMISED, OR EXCULPATED CLAIMS, INTERESTS, CAUSES OF ACTION OR LIABILITIES; (2) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST THE DEBTORS, THE POST-EFFECTIVE DATE DEBTORS, OR ANY ENTITY SO DISCHARGED, RELEASED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF THE DEBTORS, THE POST-EFFECTIVE DATE DEBTORS, OR ANY ENTITY SO DISCHARGED, RELEASED OR EXCULPATED) ON ACCOUNT OF, OR IN CONNECTION WITH, OR WITH RESPECT TO, ANY SUCH DISCHARGED, RELEASED, SETTLED, COMPROMISED, OR EXCULPATED CLAIMS, INTERESTS, CAUSES OF ACTION, OR LIABILITIES; (3) CREATING, PERFECTING, OR ENFORCING ANY LIEN, CLAIM, OR ENCUMBRANCE OF ANY KIND AGAINST THE DEBTORS, THE POST-EFFECTIVE DATE DEBTORS, OR ANY ENTITY SO DISCHARGED, RELEASED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF THE DEBTORS, THE POST-EFFECTIVE DATE DEBTORS, OR ANY ENTITY SO DISCHARGED, RELEASED OR EXCULPATED) ON ACCOUNT OF, OR IN CONNECTION WITH, OR WITH RESPECT TO, ANY SUCH DISCHARGED, RELEASED, SETTLED, COMPROMISED, OR EXCULPATED CLAIMS, INTERESTS, CAUSES OF ACTION, OR LIABILITIES; (4) ASSERTING ANY RIGHT OF SETOFF, SUBROGATION, OR RECOUPMENT OF ANY KIND AGAINST ANY OBLIGATION DUE FROM THE DEBTORS, THE POST-EFFECTIVE DATE DEBTORS, OR ANY ENTITY SO DISCHARGED, RELEASED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF THE DEBTORS, THE POST-EFFECTIVE DATE DEBTORS, OR ANY ENTITY SO DISCHARGED, RELEASED OR EXCULPATED) ON ACCOUNT OF, OR IN CONNECTION WITH, OR WITH RESPECT TO, ANY SUCH DISCHARGED, RELEASED, SETTLED, COMPROMISED, OR EXCULPATED CLAIMS, INTERESTS, CAUSES OF ACTION, OR LIABILITIES UNLESS SUCH HOLDER HAS OBTAINED ENTRY OF A FINAL ORDER AUTHORIZING SUCH SETOFF AS PROVIDED HEREIN; AND (5) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND AGAINST THE DEBTORS, THE POST-EFFECTIVE DATE DEBTORS, OR ANY ENTITY SO DISCHARGED, RELEASED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF THE DEBTORS, THE POST-EFFECTIVE DATE DEBTORS, OR ANY ENTITY SO DISCHARGED, RELEASED OR EXCULPATED) ON ACCOUNT OF, OR IN CONNECTION WITH, OR WITH RESPECT TO, ANY SUCH DISCHARGED, RELEASED, SETTLED, COMPROMISED, OR EXCULPATED CLAIMS, INTERESTS, CAUSES OF ACTION, OR LIABILITIES DISCHARGED, RELEASED, SETTLED, OR COMPROMISED PURSUANT TO THE PLAN.

NOTHING CONTAINED HEREIN WILL (1) PRECLUDE AN ENTITY FROM OBTAINING BENEFITS DIRECTLY AND EXPRESSLY PROVIDED TO SUCH ENTITY PURSUANT TO THE TERMS OF THE PLAN; OR (2) WILL BE CONSTRUED TO PREVENT ANY ENTITY FROM DEFENDING AGAINST CLAIMS OBJECTIONS OR COLLECTION ACTIONS WHETHER BY ASSERTING A RIGHT OF SETOFF, RECOUPMENT OR OTHERWISE TO THE EXTENT PERMITTED BY LAW.

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ARTICLE X.
CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

A.                                    Conditions to Confirmation

The following shall be conditions to Confirmation unless such conditions have been duly waived pursuant to Section X.C:

(1)                                 The Bankruptcy Court shall have entered the Disclosure Statement Order in form and substance acceptable to the Debtors and Oaktree,

(2)                                 The Bankruptcy Court shall have entered the Bid Procedures Order in form and substance acceptable to the Debtors and Oaktree;

(3)                                 The Bankruptcy Court shall have entered the Confirmation Order in form and substance acceptable to the Debtors and Oaktree;

(4)                                 Each of the Documents Filed as part of the Plan Supplement shall be subject to the Oaktree Consent Right;

(5)                                 The Debtors shall have executed the Molycorp Minerals Sale Agreements, and the Molycorp Minerals Sale shall have been approved by the Bankruptcy Court; and

(6)                                 If the Entire Company Sale Trigger occurs, the Debtors shall have executed the Entire Company Sale Agreements and the Entire Company Sale shall have been approved by the Bankruptcy Court.

B.                                    Conditions Precedent to the Effective Date

The Effective Date shall not occur and the Plan shall not be consummated unless and until each of the following conditions have been satisfied or duly waived pursuant to Section X.C:

(1)                                 If the Entire Company Sale Trigger does not occur, the Oaktree Prepetition Claims shall not have been disallowed in whole or in part;

(2)                                 The Confirmation Order shall be in full force and effect and not be subject to any stay or injunction;

(3)                                 The New Term Loan will have been executed and delivered by all of the Entities that are party thereto, and all conditions precedent to the consummation of the New Term Loan will have been waived or satisfied in accordance with the terms thereof, and the closing of the New Term Loan will have occurred;

(4)                                 All conditions to closing the Molycorp Minerals Assets Sale shall have been satisfied or waived in accordance with the terms of the Molycorp Minerals Sale Agreements;

(5)                                 If the Entire Company Sale Trigger occurs, all conditions to closing the Entire Company Sale shall have been satisfied or waived in accordance with the terms of the Entire Company Sale Agreements;

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(6)                                 The final form of all Plan Documents and all Plan Supplement documents shall be in form and substance acceptable to the Debtors, subject to the Oaktree Consent Right;

(7)                                 All governmental and material third party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by the Plan will have been obtained or entered, not be subject to unfulfilled conditions and be in full force and effect, and all applicable waiting periods will have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on such transactions; and

(8)                                 All documents and agreements necessary to implement the Plan will have (a) been tendered for delivery and (b) been effected or executed by all Entities party thereto, or will be deemed executed and delivered by virtue of the effectiveness of the Plan as expressly set forth herein, and all conditions precedent to the effectiveness of such documents and agreements will have been satisfied or waived pursuant to the terms of such documents or agreements.

C.                                    Waiver of Conditions to Confirmation or the Effective Date

The conditions to the Effective Date set forth in Section X.B may be waived in whole or part in writing by the Debtors (subject to Oaktree’s consent) at any time without an order of the Bankruptcy Court.

D.                                    Effect of Nonoccurrence of Conditions to the Effective Date

If the Effective Date does not occur, then (i) the Plan will be null and void in all respects; (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, will be deemed null and void; and (iii) nothing contained in the Plan or the Disclosure Statement will (a) constitute a waiver or release of any Claims or Interests, (b) prejudice in any manner the rights of the Debtors or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity.

E.                                    Request for Waiver of Stay of Confirmation Order

This Plan will serve as a motion seeking a waiver of the stay of the Confirmation Order imposed by Bankruptcy Rule 3020(e).  In the event any such objections to such request are timely Filed, a hearing with respect thereto will occur at the Confirmation Hearing.

ARTICLE XI.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.                                    Modification and Amendments

Subject to the limitations contained herein, the Debtors, subject to the Oaktree Consent Right, reserve the right to modify the Plan as to material terms and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not re-solicit votes on such modified Plan.  For the avoidance of doubt, nothing herein shall affect Oaktree’s rights to withdraw its vote if there is any material change to the Plan, including with respect to valuation.  If the Entire Company Sale does not occur, and the Oaktree Prepetition Claims are disallowed in whole or in part, Oaktree shall be deemed to withdraw its vote in support of the Plan.  Subject to certain restrictions and requirements set forth in section 1127 of the

60

Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors expressly reserve their rights to, subject to the Oaktree Consent Right, alter, amend, or modify materially the Plan with respect to the Debtors (one or more times) after Confirmation; and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan or remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order as may be necessary to carry out the purposes and intent of the Plan.  Any such modification or supplement will be considered a modification of the Plan and will be made in accordance with this Article XI.

B.                                    Effect of Confirmation on Modifications

Entry of a Confirmation Order will mean that (subject to the Oaktree Consent Right) all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.                                    Revocation or Withdrawal of the Plan

Subject to the Oaktree Consent Right, the Debtors reserve the right to revoke or withdraw the Plan as to any Debtor or all of the Debtors prior to the Confirmation Date or at the Confirmation Hearing.  If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if Confirmation or the Effective Date does not occur as to any or all of the Debtors, then as to such Debtors:  (i) the Plan will be null and void in all respects; (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, will be deemed null and void; and (iii) nothing contained in the Plan or Disclosure Statement will (a) constitute a waiver or release of any Claims or Interests against such Debtors, (b) prejudice in any manner the rights of such Debtors or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtors or any other Entity.  The revocation or withdrawal of the Plan with respect to one or more Debtors shall not require re-solicitation of the Plan with respect to the remaining Debtors.

ARTICLE XII.
RETENTION OF JURISDICTION

Unless otherwise provided in any contract, instrument, release agreement or document entered into in connection with implementation or consummation of the Plan, and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on, and after the occurrence of, the Effective Date, the Bankruptcy Court will retain such exclusive jurisdiction over the Chapter 11 Cases and any matter related to the Chapter 11 Cases as is legally permissible, including exclusive jurisdiction over the following matters:

(1)                                 allow, disallow, determine, liquidate, classify, estimate, or establish the priority, or secured or unsecured status of, any Claim or Interest, including the resolution of any request for payment of any Administrative Claim or the resolution of any objections to the allowance, priority or classification of Claims or Interests;

(2)                                 grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

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(3)                                 resolve any matters, related to the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which any Debtor is a party or with respect to which any Debtor or Reorganized Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including any Cure Amount Claims;

(4)                                 ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

(5)                                 decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

(6)                                 enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents entered into, or delivered in connection with, the Plan, the Disclosure Statement, or the Confirmation Order;

(7)                                 resolve any cases, controversies, suits, or disputes that may arise in connection with the consummation, interpretation, or enforcement of the Plan or any contract, instrument, release, or other agreement or document that is entered into, or delivered pursuant to, the Plan or any Entity’s rights arising from, or obligations incurred in connection with, the Plan or such documents;

(8)                                 modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code, the Confirmation Order, or any contract, instrument, release, or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement, or the Confirmation Order or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document entered into, delivered, or created in connection with the Plan, the Disclosure Statement, or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

(9)                                 issue injunctions, enforce the injunctions contained in the Plan and the Confirmation Order, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation, implementation, or enforcement of the Plan or the Confirmation Order;

(10)                          enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or Distributions pursuant to the Plan are enjoined or stayed;

(11)                          determine such other matters that may arise in connection with, or relate to, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;

(12)                          determine matters concerning state, local, and federal Taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, including any Disputed Claims for Taxes;

(13)                          enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases; and

(14)                          enter a final decree closing the Chapter 11 Cases.

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To the extent that it is legally impermissible for the Bankruptcy Court to have exclusive jurisdiction over any of the foregoing matters, the Bankruptcy Court will have non-exclusive jurisdiction over such matters to the extent legally permissible.

ARTICLE XIII.
MISCELLANEOUS PROVISIONS

A.            Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan, the Plan Documents, the Plan Supplement, and the Confirmation Order will be immediately effective and enforceable and deemed binding upon the Debtors and any and all Holders of Claims or Interests (regardless of whether such Claims or Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to, or are subject to, the settlements, compromises, releases, and injunctions described in the Plan, each Entity acquiring property under the Plan or the Confirmation Order, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.  All Claims and debts will be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.

B.            Additional Documents

The Debtors and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest will, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.            Payment of Statutory Fees

Each of the Debtors (prior to or on the Effective Date) or the applicable Post-Effective Date Debtors (on and after the Effective Date) will pay all fees payable pursuant to section 1930(a) of the Judicial Code for each quarter (including any fraction thereof) until each of the respective Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

D.            Oaktree Fees and Expenses

Without any further notice to or action, order or approval of the Bankruptcy Court, the Post-Effective Date Debtors shall pay and continue to pay post-Effective Date, when due and payable, Oaktree for all reasonable and documented fees and expenses incurred by Oaktree in connection with or related to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Oaktree Prepetition Facilities and the Oaktree Lease Documents, including without limitation, the reasonable and documented fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, as co-counsel to Oaktree, Morris, Nichols, Arsht & Tunnell LLP, co-counsel to Oaktree, and Centerview Partners, as financial advisors to Oaktree.

E.            Dissolution of the Creditors’ Committee

On the Effective Date, the Creditors’ Committee will dissolve and the members of such committee will be released and discharged from all duties and obligations arising from or related to the Chapter 11 Cases; provided, however, that the Creditors’ Committee will not be dissolved, and the members of the committee will not be released or discharged of duties solely with respect to any appeals or stays of any orders related to the Challenge Causes of Action or the Plan (collectively, the “Committee

63

Appeal Issues”).  The Creditors’ Committee will be dissolved and the members thereof discharged from all duties and obligations with respect to any Committee Appeal Issue when any orders relating to any such Committee Appeal Issue becomes a Final Order.  The Professionals retained by such committee and the members thereof will not be entitled to assert any Fee Claim for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred (a) in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date in accordance with the provisions of Section II.A.5 of the Plan and (b) solely in connection with any Committee Appeal Issues to the extent explicitly agreed between the Debtors, the Creditors’ Committee and Oaktree or authorized by the Bankruptcy Court at the Confirmation Hearing.  The Bankruptcy Court shall retain jurisdiction over any disputes with respect to such fees and expenses.  Nothing herein enhances or impedes the Creditors’ Committee’s appellate rights (if any) with respect to any adverse ruling on the Challenge Causes of Action.

F.            Request for Expedited Determination of Taxes

The Post-Effective Date Debtors may request an expedited determination under section 505(b) of the Bankruptcy Code with respect to applicable tax returns filed, or to be filed, on behalf of the Debtors.

G.            Nonseverability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Court to be invalid, void, or unenforceable, the Court shall be prohibited from  altering or  interpreting such term or provision to make it valid or enforceable, provided that at the request of the Debtors and subject to the Oaktree Consent Right, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted provided that any such alteration or interpretation shall be acceptable to the Debtors and Oaktree.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (3) nonseverable and mutually dependent.

H.            Headings

The headings used in the Plan are inserted for convenience only and neither constitute a portion of the Plan nor in any manner affect the construction of the provisions of the Plan.

I.             Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan will be binding on, and will inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity.

J.             Service of the Plan Supplement and Disclosure Statement Exhibits

The Plan Supplement is not being Filed or served with copies of the Plan and the Disclosure Statement.  Once Filed, the Debtors shall make available for review the Plan Supplement on their web site at https://cases.primeclerk.com/molycorp/.

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K.            Service of Documents

Any pleading, notice or other document required by the Plan or Confirmation Order to be served on or delivered to the Debtors, the Post-Effective Date Debtors, the Creditors’ Committee, or the U.S. Trustee must be sent by overnight delivery service, facsimile transmission, courier service or messenger to the following:

Debtors and the Post-Effective Date Debtors

M. Blake Cleary (No. 3614)

Edmon L. Morton (No. 3856)

YOUNG CONAWAY STARGATT & TAYLOR LLP

1000 North King Street

Wilmington, Delaware 19801

Telephone:  (302) 571-6600

Facsimile:  (302) 571-1253

- and -

Paul D. Leake

Lisa Laukitis

George R. Howard

JONES DAY

222 East 41st Street

New York, New York 10017

Telephone:  (212) 326-3939

Facsimile:  (212) 755-7306

Brad B. Erens

Joseph M. Tiller

JONES DAY

77 West Wacker

Chicago, Illinois  60601

Telephone:  (312) 782-3939

Facsimile:  (312) 782-8585

Oaktree

Robert J. Dehney (No. 3578)

Gregory W. Werkheiser (No. 3553)

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

1201 North Market Street, 16th Floor

P.O. Box 1347

Wilmington, Delaware 19899

Telephone: (302) 658-9200

Facsimile: (302) 658-3989

- and-

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Dennis F. Dunne (admitted pro hac vice)

Samuel A. Khalil (admitted pro hac vice)

MILBANK, TWEED, HADLEY & McCLOY LLP

28 Liberty Street

New York, NY 10005

Telephone: (212) 530-5000

Facsimile: (212) 530-5219

The Creditors’ Committee

William P. Bowden, Esq. (#2553)

Gregory A. Taylor, Esq. (#4008)

Benjamin W. Keenan (#4724)

Stacy L. Newman, Esq. (#5044)

ASHBY & GEDDES, P.A.

500 Delaware Avenue, 8th Floor

P.O. Box 1150

Wilmington, DE 19899

- and -

Luc A. Despins, Esq.

Andrew V. Tenzer, Esq.

John J. Ramirez, Esq.

PAUL HASTINGS LLP

75 East 55th Street

New York, NY 10022

Telephone: (212) 318-6000

Facsimile: (212) 319-4090

The U.S. Trustee

Office of the United States Trustee

Attn:  David Buchbinder

844 King Street, Suite 2313, Lockbox 35
Wilmington, Delaware 19801

Telephone:  (302) 573-6491

Facsimile:  (302) 573-6497

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Dated: January 20, 2016	Respectfully submitted,

MOLYCORP, INC. (for itself and on behalf of its subsidiary Debtors)

	By:	/s/ Michael F. Doolan
Name: Michael F. Doolan

Title: Executive Vice President & Chief Financial Officer of Molycorp, Inc.

COUNSEL:

M. Blake Cleary (No. 3614)
Edmon L. Morton (No. 3856)
Justin H. Rucki (No. 5304)
Ashley E. Jacobs (No. 5635)
YOUNG CONAWAY STARGATT & TAYLOR LLP
1000 North King Street
Wilmington, Delaware 19801
Telephone: (302) 571-6600
Facsimile: (302) 571-1253

- and -

Paul D. Leake
Lisa Laukitis
George R. Howard
JONES DAY
222 East 41st Street
New York, New York 10017
Telephone: (212) 326-3939
Facsimile: (212) 755-7306

Brad B. Erens
Joseph M. Tiller
JONES DAY
77 West Wacker
Chicago, Illinois 60601
Telephone: (312) 782-3939
Facsimile: (312) 782-8585

ATTORNEYS FOR DEBTORS

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EXHIBIT 2

Corporate Organizational Chart

EXHIBIT 3

Bid Procedures Order

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

x
	:	Chapter 11
In re	:
	:	Case No. 15-11357 (CSS)
MOLYCORP, INC., et al.,(1)	:
	:	(Jointly Administered)
Debtors.	:
	:	Ref. Docket No. 793
x

ORDER (A) APPROVING
BIDDING PROCEDURES FOR THE SALE
 OF THE DEBTORS’ ASSETS, (B) APPROVING CERTAIN
BIDDER INCENTIVES IN CONNECTION WITH THE DEBTORS’
ENTRY INTO STALKING HORSE AGREEMENTS, IF ANY
AND (C) APPROVING PROCEDURES FOR THE ASSUMPTION AND
ASSIGNMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

This matter coming before the Court on the Motion of Debtors for an Order (A) Approving Bidding Procedures for the Sale of the Debtors’ Assets, (B) Approving Certain Bidder Incentives in Connection With the Debtors’ Entry Into a Stalking Horse Agreement, If Any and (C) Approving Procedures for the Assumption and Assignment of Executory Contracts and Unexpired Leases (the “Motion”),(2) filed by the debtors in the above-captioned cases (collectively, the “Debtors”); the Court having reviewed the Motion and having considered the statements of counsel and the evidence adduced with respect to the Motion at a hearing before the Court (the “Hearing”), if any; and the Court having found that (i) the Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334 and the

(1)                                 The Debtors are the following 21 entities (the last four digits of their respective taxpayer identification numbers, if any, follow in parentheses):  Molycorp, Inc. (1797); Industrial Minerals, LLC; Magnequench, Inc. (1833); Magnequench International, Inc. (7801); Magnequench Limited; Molycorp Advanced Water Technologies, LLC (1628); MCP Callco ULC; MCP Canada Holdings ULC; MCP Canada Limited Partnership; MCP Exchangeco Inc.; Molycorp Chemicals & Oxides, Inc. (8647); Molycorp Luxembourg Holdings S.à r.l.; Molycorp Metals & Alloys, Inc. (9242); Molycorp Minerals Canada ULC; Molycorp Minerals, LLC (4170); Molycorp Rare Metals Holdings, Inc. (4615); Molycorp Rare Metals (Utah), Inc. (7445); Neo International Corp.; PP IV Mountain Pass, Inc. (1205); PP IV Mountain Pass II, Inc. (5361); RCF IV Speedwagon Inc. (0845).  Molycorp’s United States headquarters is located at 5619 DTC Parkway, Suite 1000, Greenwood Village, Colorado 80111.

(2)                                 Capitalized terms not otherwise defined herein have the meanings given to them in the Motion or the applicable exhibits to the Motion, or, if not defined therein, the Bidding Procedures.

2

Amended Standing Order, (ii) venue is proper in this district pursuant to 28 U.S.C. §§ 1408 and 1409, (iii) this is a core proceeding pursuant to 28 U.S.C. § 157(b) and (iv) no trustee or examiner having been appointed in these chapter 11 cases and (v) notice of the Motion and the Hearing was sufficient under the circumstances; after due deliberation the Court having determined that the relief requested in the Motion is in the best interests of the Debtors, their estates and their creditors; and good and sufficient cause having been shown;

IT IS HEREBY FOUND AND CONCLUDED, as follows:

A.                                    The Debtors have offered good and sufficient reasons for, and the best interests of their estates will be served by, this Court granting the Motion to the extent provided in this Order, including approval of (i) the Bidding Procedures, attached hereto as Exhibit 1, (ii) the procedures described below for the determination of the amounts necessary to cure defaults under the Assumed and Assigned Agreements so as to permit the assumption and assignment under section 365 of the Bankruptcy Code of the Assumed and Assigned Agreements and (iii) the form and manner of notice of the Auction described in the Motion and this Order.

B.                                    The issuance and immediate effectiveness of this Order as of the date hereof, including approval of the Bidding Procedures, is supported by evidence of compelling business justifications and other circumstances demonstrating that the relief granted by this Order is necessary to avoid immediate and irreparable harm to the Debtors and their estates.

C.                                    The proposed notice of the Bidding Procedures, as set forth in the Motion and this Order, is appropriate and sufficient, and is reasonably calculated to provide all interested parties with timely and proper notice of the Auction and Confirmation Hearing and the Bidding Procedures, and no other or further notice shall be required.

D.                                    The Bidding Procedures were negotiated in good faith and at arm’s-length.

E.                                     The Bidding Procedures are reasonably designed to maximize the value to be achieved for the Assets.

3

IT IS HEREBY ORDERED THAT:

1.                                      The Motion is GRANTED as set forth herein.  Any objections or responses to the Motion that have not been withdrawn, waived or settled prior to the entry of this order are hereby OVERRULED.

2.                                      The Bidding Procedures, attached hereto as Exhibit 1, are hereby approved, are incorporated herein by reference and shall govern all bids and proceedings relating to the Assets.

3.                                      The form of the notice of the proposed assumption and assignment of the Assumed and Assigned Agreements, substantially in the form attached hereto as Exhibit 2, is hereby approved and deemed sufficient for all purposes, and no other or further notice shall be required if the Debtors serve such notices in the manner provided in the Motion and this Order.

4.                                      The Auction will be conducted openly and will be transcribed.  The requirement of Local Rule 6004-1(ii)(B) that all creditors be permitted to attend the Auction is hereby waived.  Only Qualified Bidders and the Consultation Parties and their professionals and/or representatives may attend the Auction.

5.                                      As soon as reasonably practicable following the conclusion of the Auction, the Debtors shall file copies of the Successful Bid(s) and the Next Highest Bid(s) with the Court.

6.                                      Final approval of the Sale shall be considered by the Court as part of the Confirmation Hearing.  The Confirmation Hearing will begin at 10:00 a.m. (Eastern Time) on March 28, 2016 and continue (if necessary) on March 29, 30 and April 1, 2016 at such times as may be designated by the Court.  The Confirmation Hearing may be continued from time to time by the Court without further notice or with limited or shortened notice to parties other than the Consultation Parties other than the announcement of the adjourned date at the Confirmation Hearing or any continued hearing.

7.                                      Promptly after the conclusion of the Auction, but no later than before the Confirmation Hearing, the Debtors shall file the Confirmation Order, which shall include approval of the Sale as agreed upon between the Debtors and the Successful Bidder(s).

8.                                      Pursuant to sections 105, 363 and 503 of the Bankruptcy Code, the Debtors are hereby authorized to pay the Bidder Incentives pursuant to the procedures set forth herein and in the

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Bidding Procedures, and the Bidder Incentives are hereby approved; provided that neither Oaktree (or any insider or affiliate thereof) nor any holder of the Debtors’ 10% senior secured notes (or any insider or affiliate thereof) will be entitled to the Bidder Incentives as a Stalking Horse Bidder under the Bidding Procedures.

9.                                      Subject to the terms of the Bidding Procedures, the Debtors, in their discretion, exercised in good faith and in consultation with the Consultation Parties, may select one or more potential purchasers to serve as a Stalking Horse Bidder and provide such Stalking Horse Bidder(s) with the Bidder Incentives subject to the limitations described in paragraph 8 above.  Upon selecting the Stalking Horse Bidder(s), the Debtors shall file a notice of the proposed Stalking Horse Agreement(s) and the identity of the proposed Stalking Horse Bidder(s) with the Court (the “Stalking Horse Notice”) and provide the U.S. Trustee and the Consultation Parties five (5) business days to object (the “Stalking Horse Objection Deadline”).  After the expiration of the Stalking Horse Objection Deadline, if no objections are received from the U.S. Trustee or the Consultation Parties, the Debtors shall be authorized to enter into the Staking Horse Agreement(s) without further notice or order of the Court.  If the U.S. Trustee or the Consultation Parties object to the Stalking Horse Notice, the Debtors shall seek an emergency hearing with the Court to resolve such objection on an expedited basis.

10.                               The Assumption and Assignment Notice, substantially in the form attached hereto as Exhibit 2, is hereby approved.   The following Assumption and Assignment Procedures govern the assumption and assignment of the Assumed and Assigned Agreements in connection with the Sale of Assets to the Successful Bidder(s):

a.                                    By no later than February 5, 2016, the Debtors will file a schedule (the “Cure Schedule”), which will be attached to the Assumption and Assignment Notice (substantially in the form attached hereto as Exhibit 2) identifying (i) the Assumed and Assigned Agreements potentially to be assumed and assigned to a buyer in the event of a Sale and (ii) the amount, if any, the Debtors believe is necessary to cure all monetary defaults under such agreement pursuant to section 365 of the Bankruptcy Code (the “Cure Costs”).

b.                                    Upon the filing of the Cure Schedule, the Debtors will serve the Cure Schedule and Assumption and Assignment Notice on each of the non-debtor counterparties listed on the Cure Schedule by first class mail.  The Assumption and Assignment

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Notice will state that the Debtors are or may be seeking the sale, assumption and assignment of the Assumed and Assigned Agreements and include (i) a description of each executory contract and unexpired lease that may be assumed and assigned in connection with the Sale, (ii) the deadline for objecting (a “Cure/Assignment Objection”) to the amount of the proposed Cure Costs related to any executory contract or unexpired lease, which deadline will be February 24, 2016 at 5:00 p.m., Eastern Time  (the “Cure/Assignment Objection Deadline”) and (iii) the deadline for objecting (an “Adequate Assurance Objection”) to the ability of the relevant purchaser to provide adequate assurance of future performance under any Assumed and Assigned Agreement, which deadline shall be March 9, 2016 at 5:00 p.m., Eastern Time (the “Adequate Assurance Objection Deadline” and collectively, the “Cure/Adequate Assurance Objection Deadlines”).

c.                                     Each Cure/Assignment Objection and/or Adequate Assurance Objection must be filed with the Bankruptcy Court and served on the following parties so as to be received no later than the applicable Cure/Adequate Assurance Objection Deadline:  (a) the Debtors, c/o Molycorp, Inc., 5619 DTC Parkway, Suite 1000, Greenwood Village, Colorado 80111 (Attn:  General Counsel); (b) co-counsel to the Debtors, Jones Day, 222 East 41st Street, New York, New York 10017 (Attn:  Paul D. Leake, Esq. and Lisa Laukitis, Esq.) and Young Conaway Stargatt & Taylor, LLP, Rodney Square, 1000 North King Street, Wilmington, Delaware 19801 (Attn:  M. Blake Cleary, Esq. and Edmon L. Morton, Esq.); (c) co-counsel to the Creditors’ Committee, Paul Hastings LLP, Park Avenue Tower, 75 East 55th Street, First Floor, New York, New York 10022 (Attn:  Luc A. Despins, Esq., Andrew V. Tenzer, Esq. and John J. Ramirez, Esq.) and Ashby & Geddes, P.A., 500 Delaware Avenue, 8th Floor, P.O. Box 1150, Wilmington, Delaware 19899 (Attn:  William P. Bowden, Esq. and Gregory A. Taylor, Esq.); (d) co-counsel to Oaktree, Milbank Tweed Hadley & McCloy LLP, 28 Liberty Street, New York, New York 10005 (Attn:  Dennis F. Dunne, Esq. and Samuel A. Khalil, Esq.) and Morris, Nichols Arsht & Tunnell LLP, 1201 North Market Street, 16th Floor, P.O. Box 1347, Wilmington, Delaware 19899 (Attn:  Robert J. Dehney, Esq. and George W. Werkheiser, Esq.); and (e) the Office of the United States Trustee, District of Delaware, J. Caleb Boggs Federal Building, 844 King Street, Suite 2207, Wilmington, Delaware 19801 (Attn:  Linda J. Casey, Esq. and David L. Buchbinder, Esq.).

d.                                    If no objections are received with respect to any Assumed and Assigned Agreement, then the Cure Cost set forth in the Cure Schedule for such agreement will be binding upon the nondebtor counterparty to such agreement for all purposes and will constitute a final determination of the Cure Cost required to be paid by the applicable Debtor in connection with the assumption and assignment of such agreement.  In addition, all counterparties to the Assumed and Assigned Agreements who fail to file an objection before the Cure/Adequate Assurance Objection Deadlines, as applicable, will be (i) forever barred from objecting to the Cure Costs or adequate assurance of future performance with respect to the Assumed and Assigned Agreements, and the Debtors and the applicable purchaser(s) will be entitled to rely solely upon the Cure Cost set forth in the Cure Schedule; (ii) deemed to have consented to the assumption and assignment; and (iii) forever barred and estopped from asserting or claiming against the applicable Debtor(s) or the applicable purchaser(s) that any additional amounts

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are due or other defaults exist, that conditions to assignment must be satisfied or that there is any other objection or defense to the assumptions or assignment of the applicable Assumed and Assigned Agreements.

e.                                     At any time prior to the Confirmation Hearing, the Successful Bidder(s) may amend the Cure Schedule and/or the Schedule of Assumed Executory Contracts and Unexpired Leases (as such term is defined in the Plan) to remove any executory contract or unexpired lease therefrom.  The non-debtor party or parties to any such excluded contract or lease will be notified of such exclusion by written notice mailed within one (1) business day after such determination.  In the event of the Entire Company Sale, any contracts or leases not included on the Schedule of Assumed Executory Contracts and Unexpired Leases will be deemed rejected pursuant to the Plan unless such executory contract or unexpired lease (i) was previously assumed or rejected; (ii) previously expired or terminated pursuant to its own terms; or (iii) is the subject of a motion or notice to assume or assume and assign filed on or before the Confirmation Date, including in connection with the Entire Company Sale and/or Molycorp Minerals Assets Sale.

f.                                      Where a nondebtor counterparty to an Assumed and Assigned Agreement files a Cure/Assignment Objection asserting a cure amount higher than the proposed Cure Cost (the “Disputed Cure Amount”), then (i) to the extent that the parties are able to consensually resolve the Disputed Cure Amount prior to the Confirmation Hearing, and subject to the applicable purchaser’s consent to such resolution, the Debtors will promptly inform the Consultation Parties of the proposed resolution or (ii) to the extent the parties are unable to consensually resolve the dispute prior to the Confirmation Hearing, the amount to be paid under section 365 of the Bankruptcy Code with respect to such Disputed Cure Amount will be determined at the Confirmation Hearing or at such other date and time as may be fixed by the Court.  At any time prior to or after the Court’s ruling on the Disputed Cure Amount, the Debtors may remove such contract or lease from the list of Assumed and Assigned Agreements.

11.                               For the avoidance of doubt, the presence of an Assumed and Assigned Agreement on the Cure Schedule (a) does not constitute an admission that such Assumed and Assigned Agreement is an executory contract or unexpired lease and/or (b) shall not prevent the Debtors or any Successful Bidder(s) from subsequently withdrawing such assumption or rejecting such Assumed and Assigned Agreement at any time before such Assumed and Assigned Agreement is actually assumed and assigned pursuant to an order of the Court.

12.                               The Debtors shall provide or cause to be provided adequate assurance information regarding all Successful Bidder(s) and Next Highest Bidder(s) to the nondebtor counterparties to each Assumed and Assigned Agreement that may be assumed and assigned to such Successful Bidder(s) or Next Highest Bidder(s) upon request.  Each of the nondebtor counterparties to the

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Assumed and Assigned Agreements who receive adequate assurance information in the form of voluntary disclosures or discovery from the Debtors or a proposed assignee regarding a proposed assignee shall keep the adequate assurance information confidential and only use or disclose the information as may be necessary to conduct due diligence on the proposed assignee and/or object to a proposed assignment of the Assumed and Assigned Agreement.

13.                               No later than 14 days prior to the Bid Deadline, the Debtors shall post in the Data Room a list of the major permits required to operate the mining and processing facilities at Mountain Pass.

14.                               Nothing in this Order or the Bidding Procedures shall be deemed a waiver of any rights, remedies or defenses that any surety has or may have under applicable bankruptcy and non-bankruptcy law under any indemnity agreements, escrow agreements, surety bonds or related agreements or any letters of credit relating thereto, or any rights, remedies or defenses of the Debtors with respect thereto.

15.                               This Court shall retain jurisdiction with respect to all matters arising from or related to the implementation and/or interpretation of this Order

Dated:	January 14, 2016
Wilmington, Delaware

/s/ Christopher S. Sontchi
THE HONORABLE CHRISTOPHER S. SONTCHI
UNITED STATES BANKRUPTCY JUDGE

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EXHIBIT 1 TO BIDDING PROCEDURES ORDER

Bidding Procedures

BIDDING PROCEDURES(1)

By motion (the “Motion”) dated November 11, 2015, Molycorp, Inc. (“Molycorp”) and its affiliated debtors, each as a debtor and debtor in possession (collectively, with Molycorp, the “Debtors”), sought, among other things, approval of the process and procedures for soliciting bids for and obtaining approval of one or more transactions for the sale (each, a “Sale Transaction”) of substantially all of the Debtors’ assets (collectively, the “Assets”).

On January [  ], 2016, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) entered an order (the “Bidding Procedures Order”) that, among other things, authorized the Debtors to pursue one or more Sale Transactions through the bidding procedures set forth below (the “Bidding Procedures”).

As set forth in the Second Amended Disclosure Statement for Debtors’ Second Amended Joint Plan of Reorganization [Docket No.    ] (the “Disclosure Statement”), which was approved contemporaneously with the Bidding Procedures Order [Docket No.   ], other than in respect of a Molycorp Minerals Sale (as defined below), the Debtors will only proceed with Sale Transaction(s) for the sale of all or substantially all of their assets (the “Entire Company Sale”), if certain conditions are satisfied as set forth in greater detail in Section XI below.  If the conditions for the Entire Company Sale are not satisfied, the Debtors will proceed with a Sale Transaction with respect to only those of their assets (the “Molycorp Minerals Assets”)  associated with the Debtors’ Mountain Pass rare earth mining facility (“Mountain Pass”) located in San Bernardino County, California, owned by Debtor Molycorp Minerals LLC (“Molycorp Minerals”), certain related assets held by Molycorp Minerals and its affiliates, and to the extent applicable, certain equipment leased by Molycorp Minerals (the “Molycorp Minerals Sale”), and with respect to equipment leased by Molycorp Minerals, only if certain conditions are satisfied as set forth in greater detail in Section XII below.

Any Sale Transaction will be subject to the approval of the Bankruptcy Court, which approval shall be sought in connection with the confirmation of the Debtors’ Second Amended Joint Plan of Reorganization (as it may be amended, modified or supplemented, including to reflect the terms of these Bidding Procedures and the Bidding Procedures Order, the “Plan”), a copy of which is attached as Exhibit 1 to the Disclosure Statement.  Notwithstanding anything herein to the contrary, the Debtors will not proceed to close any Sale Transaction (other than with respect to the Molycorp Minerals Assets) pursuant to these Bidding Procedures unless the Bankruptcy Court confirms the Plan or another plan of reorganization that provides Oaktree with the same treatment and benefits as the Plan (including, without limitation, the Escrow Provision and releases) but subject in all respects to the Bankruptcy Court’s ruling on the Challenge Causes of Action.

A joint hearing by the Bankruptcy Court on the approval of the Sale Transaction(s) and confirmation of the Plan is currently scheduled to begin on March 28, 2016, at 10:00 a.m. (Eastern Time) (the “Sale and Confirmation Hearing”).(2)

The Plan provides for, among other things, the allowance of the prepetition claims of OCM MLYCo CTB Ltd. (“Oaktree”) in the full amount of no less than $385,941,936.97 (the “Oaktree

(1)                               Capitalized terms not otherwise defined herein have the meanings given to them in the Bidding Procedures Order (as defined below).

(2)                               As set forth below, however, approval of a Molycorp Minerals Sale may be sought outside of a chapter 11 plan.

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Prepetition Claims”) and Oaktree’s postpetition claims in connection with the Debtors’ debtor in possession financing in the full amount of no less than $142,471,550.18 (the “DIP Facility Claims,” and together with the Oaktree Prepetition Claims, the “Oaktree Claims”).

Pursuant to the DIP Order(3), parties were required to bring a Challenge (as defined in the DIP Order) or file a motion seeking to obtain standing to bring a Challenge by October 6, 2015 and obtain such standing and commence such Challenge by November 5, 2015 (or such later date as the Bankruptcy Court may order for cause shown).   The deadline to file such motion and to bring such Challenge with respect to certain specified claims was extended for the Creditors’ Committee only to December 23, 2015 and January 31, 2016, respectively.

On December 23, 2015, the Creditors’ Committee filed the (I) Motion of Official Committee of Unsecured Creditors for Order Authorizing Committee to Commence and Prosecute, and Granting Committee Exclusive Authority to Settle, Certain Claims and Causes of Action on Behalf of Debtors’ Estates Against Oaktree and Debtors’ Directors and Officers and (II) Objections, Under 11 U.S.C. § 502(B) and Bankruptcy Rule 3007, to Oaktree’s Prepetition Claims [Docket No. 948].  Attached as Exhibit B thereto is a proposed complaint, objecting to, and asserting, among other things, various claims and causes of action challenging, the Oaktree Prepetition Claims (the “Challenge Causes of Action”).

In connection with the Consultation Parties’ (as defined below) agreement on these Bidding Procedures, and the Creditors’ Committee’s and the 10% Noteholders’ agreement to adjourn their November 6, 2015 motions to terminate exclusivity [Docket Nos. 762& 763] (the “Termination Motions”) until April 8, 2016, Oaktree and the Debtors have agreed not to object to the Creditors’ Committee motion for standing to bring the Challenge Causes of Action on behalf of the Debtors’ estates;  provided, however, that the Debtors reserve the right to seek to have a settlement of any of the Challenge Causes of Action approved by the Bankruptcy Court pursuant to a plan as more fully set forth below (the “Proposed Settlement”) and all parties’ rights to object to any such settlement shall be expressly preserved.  Oaktree, the Creditors’ Committee, and the Debtors have also agreed to litigate the Challenge Causes of Action on an expedited schedule.  All litigation relating to the Challenge Causes of Action shall conclude at or prior to the conclusion of the Confirmation Hearing and the Bankruptcy Court shall rule on such Challenge Causes of Action in connection with confirmation of the Plan.

If the Bankruptcy Court determines that the Oaktree Prepetition Claims should be disallowed in whole or in part, the Debtors shall proceed with confirmation and consummation of the Plan if the Entire Company Sale Trigger has occurred (as determined in accordance with Section XI below), provided that the Plan will provide that if the Entire Company Sale Trigger occurs and the Bankruptcy Court enters an order disallowing any portion of Oaktree’s Claims, the portion of the cash payable to Oaktree under the Plan equal to the disallowed amount shall be put in an escrow account and not distributed to creditors pending resolution of any and all appeals by Oaktree of such order (the “Escrow Provision”).   All other amounts shall be distributed in accordance with the terms of the Plan.

If the Entire Company Sale Trigger does not occur, and the Bankruptcy Court determines that the Oaktree Prepetition Claims should be disallowed in whole or in part, the Debtors shall not proceed with confirmation and consummation of the Plan and these Bidding Procedures will no longer apply, provided

(3)                               Final Order Pursuant to Sections 105, 361, 362, 363, 364 and 507 of the Bankruptcy Code (I) Authorizing Debtors to Obtain Superpriority Secured Debtor-in-Possession Financing, (II) Authorizing Debtors to Use Cash Collateral, (III) Granting Adequate Protection to the Prepetition Secured Parties and (IV) Granting Related Relief [Docket No. 278] (the “DIP Order”).

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that the Debtors may consummate the Molycorp Minerals Sale outside of the Plan.  In such circumstances, all rights (if any) of all parties (including all Consultation Parties) are reserved.  Nothing herein enhances or impedes the Creditors’ Committee’s appellate rights (if any) with respect to any adverse ruling on the Challenge Causes of Action.

The Debtors may seek to have the Proposed Settlement considered by the Bankruptcy Court as part of the Plan.  The Plan currently provides that each creditor in the class comprised of general unsecured claims against Molycorp, Inc. (consisting of at least the holders of the Convertible Notes) that does not opt out of the Third Party Releases (as defined in the Plan) will receive the Accepting GUC Distribution (as defined in the Plan) only if such class votes to accept the Plan (the “Alternative Treatment Plan Provision”).  The Bankruptcy Court shall not consider approval of the Proposed Settlement pursuant to Bankruptcy Rule 9019 under the Plan, but rather shall determine the merits of the Challenge Causes of Action, unless such class votes to accept the Plan.  If the Debtors seek approval of the Proposed Settlement pursuant to a modified plan and such plan does not contain the Alternative Treatment Provisions, then the Proposed Settlement may be considered by the Bankruptcy Court for approval under Bankruptcy Rule 9019.  Upon deletion of the Alternative Plan Treatment Provisions in the Plan, the Bankruptcy Court shall, upon no more than five (5) business days’ notice by the Creditors’ Committee, but subject to the Court’s availability, hear the Termination Motions (as they may have been amended).  The burden of proof at the hearing on such motion shall be borne equally by the parties seeking to terminate exclusivity and the parties opposing such motion.

I.                                        Important Dates and Contact Information

The Debtors will:

(A)                               assist any Potential Bidders (as defined below) in conducting their respective due diligence investigations and accept Qualified Bids (as defined below) until the deadline for receipt of Qualified Bids, which is 5:00 p.m. (Eastern Time) on February 26, 2016;

(B)                               negotiate with Qualified Bidders (as defined below) in preparation for an auction (the “Auction”) scheduled to begin at 10:00 a.m. (Eastern Time) on March 4, 2016; and

(C)                               after consultation with each of the Creditors’ Committee, Oaktree and the ad hoc group (the “10% Noteholder Group”) of the Debtors’ senior secured 10% noteholders (the “10% Noteholders”), the indenture trustee for the Debtors’ senior secured 10% notes (the “10% Notes Trustee”) and their respective advisors (all of the foregoing, collectively, the “Consultation Parties”) select the Successful Bidder(s) (as defined below) and seek authority to consummate the Sale Transaction(s) with such Successful Bidder(s) at the Sale and Confirmation Hearing to be held beginning at 10:00 a.m. (Eastern Time) on March 28, 2016.  In the event that (A) any member of the Creditors’ Committee, (B) Oaktree,  (C) any of the 10% Noteholders, or (D) an affiliate of any of the foregoing, submits a Qualified Bid, any obligation of the Debtors to consult with such party with respect to selecting the highest or otherwise best offer under these Bid Procedures with respect to the Assets that are the subject of such Qualified Bid will be without further action waived, discharged and released; provided, however, that the affected party will have such other consultation rights as contemplated herein

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and the same rights as any other Potential Bidder hereunder and will retain any rights it has under existing orders of the Bankruptcy Court, including those regarding debtor in possession financing.  To the extent that any member of the Creditors’ Committee submits a Qualified Bid (defined below), the Creditors’ Committee shall impose an ethical wall with respect to such member and shall otherwise retain all of its rights and privileges hereunder.

Information that must be provided to the “Notice Parties” under these Bidding Procedures must be provided to the following parties:  (A) Molycorp, Inc., 5619 DTC Parkway, Suite 1000, Greenwood Village, Colorado 80111 (Attn:  Legal Department); (B) Jones Day, 222 East 41st Street, New York, New York 10017 (Attn:  Lisa Laukitis, Esq.) and Jones Day, 77 West Wacker, Chicago, Illinois 60601(Attn:  Brad B. Erens, Esq.) and at llaukitis@jonesday.com and bberens@jonesday.com; (C) Miller Buckfire & Co., LLC, 787 7th Avenue, 5th Floor, New York, New York 10019 (Attn:  Alexander Tracy) and at alexander.tracy@millerbuckfire.com; (D) Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036 (Attn: Joshua Brody, Esq. and Andrew Dove, Esq.) and at jbrody@kramerlevin.com and adove@kramerlevin.com; (E) Milbank Tweed Hadley & McCloy LLP, 28 Liberty Street, New York, New York 10005 (Attn: Samuel Khalil, Esq. and Lauren Doyle, Esq.) and at skhalil@milbank.com and ldoyle@milbank.com; and (F) Paul Hastings LLP, 75 East 55th Street, New York, New York 10022 (Attn: Luc Despins, Esq., Andrew Tenzer, Esq. and John J. Ramirez, Esq.) and at lucdespins@paulhastings.com, andrewtenzer@paulhastings.com and johnramirez@paulhastings.com.

II.                                   Permitted Asset Groups

The Debtors will only consider bids (each, a “Permitted Bid”) on one or more of the following categories of Assets (each, a “Permitted Asset Group”):

(1) substantially all of the Assets of Molycorp and each of its affiliates;

(2) one or more of the following business units in their entirety as going concern businesses:  (a) the Debtors’ magnetic materials and alloys business unit (“MM&A”), (b) the Debtors’ chemicals and oxides business unit (“C&O”); and (c) the Debtors’ rare metals business unit (“RM”, and together with MM&A and C&O, the “Downstream Businesses”);

(3) any of the Molycorp Minerals Assets (either as a whole, or individual Assets), with or without the Oaktree Equipment; and/or

(4) the Oaktree Equipment.

Further information on the Assets being offered for sale pursuant to these Bidding Procedures is available upon request from the Debtors’ investment banker, Miller Buckfire & Co., LLC (“Miller Buckfire”), 787 7th Avenue, 5th Floor, New York, New York 10019 (Attn:  Alexander Tracy) and at alexander.tracy@millerbuckfire.com.

III.                              Stalking Horse Bidder

The Debtors, in their discretion, exercised in good faith and in consultation with the Consultation Parties, as applicable, may execute, subject to higher or otherwise better offers, one or more purchase agreements (each a “Stalking Horse Agreement”) with either (a) a Qualified Bidder that submits a Qualified Bid for all or substantially all of the Debtors’ assets (whether or not such bids includes the Molycorp Minerals Assets) that satisfies the Entire Company Sale Trigger or (b) multiple Qualified

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Bidders that submit Qualified Bids that in the aggregate (and not permitting any overlapping bids on the same assets) satisfies the Entire Company Sale Trigger, provided that any such Stalking Horse Agreements are executed no later than February 19, 2016.  The counterparty to any Stalking Horse Agreement will serve as the stalking horse bidder (the “Stalking Horse Bidder”) with respect to the assets covered by its Stalking Horse Agreement at the Auction, if one is held.  If the Debtors choose to enter into one or more Stalking Horse Agreements, the Debtors, in their discretion, but only with the consent of the Creditors’ Committee and Oaktree, exercised in good faith and in consultation with the other Consultation Parties, as applicable, may offer the Stalking Horse Bidders a breakup fee (the “Breakup Fee”) of no more than 3.0% of the total cash consideration payable under such Stalking Horse Agreement plus an expense reimbursement (the “Expense Reimbursement,” and together with the Breakup Fee, the “Bidder Incentives”) for the Stalking Horse Bidder’s actual and documented out-of-pocket costs not to exceed $500,000; provided that neither Oaktree (or any insider or affiliate thereof) nor any holder of the Debtors’ 10% senior secured notes (or any insider or affiliate thereof) will be entitled to the Bidder Incentives as a Stalking Horse Bidder under the Bidding Procedures; provided further that any request for payment of an Expense Reimbursement shall be fully-documented and subject to approval by the Bankruptcy Court prior to payment.    In the event that any Stalking Horse Agreement is entered into, the Debtors will promptly file such agreement with the Bankruptcy Court.

Any reference to consent of the Creditors’ Committee in these Bid Procedures shall be deemed a reference to such consent exercised in good faith and reasonably for the sole purpose of maximizing value for unsecured creditors.  If the Creditors’ Committee or Oaktree (except with respect to the Oaktree Treatment Consent Right (as defined below)) refuses to grant its consent, the Debtors, the Creditors’ Committee, and Oaktree, shall have the right to seek Bankruptcy Court review of such refusal to consent upon one business days’ notice, and the Bankruptcy Court shall review such matter without giving any deference to the Creditors’ Committee’s or Oaktree’s judgment in refusing to grant its consent.

IV.                               Participation Requirements

Unless otherwise ordered by the Bankruptcy Court for cause shown, each interested person or entity (each, an “Interested Party”) must deliver the following (unless previously delivered) to the Notice Parties so as to be received no later than 5:00 p.m. (Eastern Time) on February 26, 2016:

(A)                               an executed confidentiality agreement in form and substance reasonably satisfactory to the Debtors;

(B)                               a statement and factual support demonstrating to the Debtors’ reasonable satisfaction that the Interested Party has a bona fide interest in submitting a Permitted Bid; and

(C)                               sufficient information to allow the Debtors, in their reasonable discretion, to determine that the Interested Party has the financial wherewithal and has obtained or is likely to obtain by the Auction Date all required internal corporate, legal or other authorizations to consummate the relevant Sale Transaction, including, but not limited to, current audited financial statements of the Interested Party (or such other form of financial disclosure acceptable to the Debtors in their discretion).

If the Debtors determine that an Interested Party has timely complied with the requirements above, they will inform such Interested Party that it is a “Potential Bidder” and will inform the Consultation Parties of the Potential Bidder.   For the avoidance of doubt, the Debtors expressly reserve the right, after consultation with the Consultation Parties, to determine in good faith in their reasonable

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discretion that an Interested Party is not a Potential Bidder for any reason including, but not limited to the low price set forth in an initial indication of interest provided by such Party, or the concern that the Party seeks confidential information to gain a competitive or litigation advantage over the Debtors.   No later than two business days after the Debtors make that determination, the Debtors will provide to such Potential Bidder and to the Consultation Parties:  (A) an information package containing information and financial data, including the tax attributes,(4) with respect to the relevant Assets (the “Information Package”); (B) an electronic copy of a form of agreement (each, a “Proposed Agreement”), appropriate for the relevant Permitted Bid (which will vary depending on whether the Potential Bidder is interested in all of the Assets, one or more of the Downstream Businesses or all or some of the Molycorp Minerals Assets); and (C) access to the Debtors’ confidential electronic data room (the “Data Room”).  Once an Interested Party is deemed a Potential Bidder, the Debtors may disclose its identity to any Stalking Horse Bidder, if applicable, the Notice Parties and other Potential Bidders, including to assist Potential Bidders bidding on less than all of the Downstream Businesses to assess the potential of the Debtors to combine its Potential Bid with the bid(s) of other Potential Bidders bidding on different Permitted Asset Groups that would result in the sale of all of the Downstream Businesses.  The Debtors shall consult with the Consultation Parties in advance of the Bid Deadline on the structure of any transaction with a Potential Bidder and the impact of any potential transaction on the preservation and value of the Debtors’ net operating losses.

V.                                    Due Diligence

Until the Bid Deadline (as defined below), in addition to access to the Data Room, the Debtors will provide any Potential Bidder with such due diligence access or additional information as may be reasonably requested by the Potential Bidder that the Debtors determine to be reasonable and appropriate under the circumstances, provided, however, that if the Debtors deny access or information to a Potential Bidder, they shall so inform the Consultation Parties (as applicable).  All due diligence requests shall be directed to Sanjay Marken of Miller Buckfire at sanjay.marken@millerbuckfire.com.  The Debtors, with the assistance of Miller Buckfire, will coordinate all reasonable requests for additional information and due diligence access from Potential Bidders.  In the event that any such due diligence material is in written form and has not previously been provided to any other Potential Bidder, the Debtors will simultaneously provide such materials to all Potential Bidders and any Stalking Horse Bidder, if applicable, as well as to the Consultation Parties.

Unless otherwise determined by the Debtors (in consultation with the Consultation Parties), the availability of additional due diligence to a Potential Bidder will cease if (A) the Potential Bidder does not become a Qualified Bidder by the Bid Deadline, or (B) the bidding process is terminated.  Except as provided above, neither the Debtors nor their representatives will be obligated to furnish any information of any kind whatsoever relating to the Assets to any party.

VI.                               Diligence Limitations With Respect to Commercially Sensitive Information

To preserve the Debtors’ trade secrets or confidential research, development or commercial information, the Debtors may limit the information provided to any Potential Bidder that is, in the Debtors’ reasonable judgment, a competitor of Molycorp or any of its subsidiaries or affiliates, or where disclosure of such information would be harmful to the Sale Transaction(s).  Any such limitation will be imposed only after consultation with the Consultation Parties (as applicable).  Such limitations may include the redaction of certain information or the establishment of access to information on a “professionals’ eyes only” basis.  To the extent that the Debtors determine that any such limitation should

(4)                               Consultation Parties shall promptly agree to the information to be shared with respect to the tax attributes.

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be imposed, they will advise the relevant Potential Bidder(s) of the extent of the limitation in writing, copying the Consultation Parties, as applicable.  If the Potential Bidder contests any such limitation, it may seek relief from the Bankruptcy Court.

VII.                          Bid Deadline

A Potential Bidder that desires to make a bid shall deliver written and electronic copies of its bid in both PDF and WORD format to the Notice Parties so as to be received no later than 5:00 p.m. (Eastern Time) on February 26, 2016 (the “Bid Deadline”).

VIII.                     Form and Content of a Qualified Bid

A bid is a document signed by a Potential Bidder received by the Bid Deadline that provides, at a minimum, that:

(A)                               the Potential Bidder offers to purchase the Permitted Asset Group(s) indicated in the bid and to assume related liabilities identified in the bid at the purchase price and upon the terms and conditions set forth in the asset purchase agreement enclosed therewith (including the proposed use (if any) of any of the Debtors’ tax attributes to the extent reasonably practicable and the Potential Bidder is submitting a bid for the Entire Company Sale),(5) marked to show any proposed amendments and modifications to the Proposed Agreement, or the Stalking Horse Agreement, as applicable (the “Marked Agreement”);

(B)                               the Potential Bidder will pay any cure costs arising from the assumption of any applicable executory contracts and/or unexpired leases;

(C)                               the Potential Bidder has made or will make all necessary filings under applicable regulatory, antitrust and other laws, if applicable, and pay the fees associated with such filings;

(D)                               the bid is formal, binding and unconditional (except for those conditions expressly set forth in the applicable Marked Agreement, including any conditions relating to the assumption and assignment of contracts and/or leases) and is not subject to any due diligence or financing contingency and is irrevocable until the earlier of April 8, 2016, or the first business day following the closing of the relevant Sale Transaction(s);

(E)                                if one or more Stalking Horse Agreements have been executed, and the Potential Bidder is bidding on assets covered by one or more Stalking Horse Agreements, the consideration set forth in such bid is higher or better than the consideration provided by the Stalking Horse Agreement(s), taking into account any Bidder Incentives and Minimum Overbid (as defined below);

(5)  The Form APA will include an election for Potential Bidders to elect whether they intend to use or leave behind any tax attributes, if known.

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(F)                                 the bidder (other than a Stalking Horse Bidder, if applicable) is not entitled to any Bidder Incentives or similar type of payment or reimbursement and the bid includes a waiver of any substantial contribution administrative expense claim under section 503(b) of the Bankruptcy Code related to the bid;

(G)                               states whether the bidder intends to assume the Pension Plan;(6)

(H)                              states whether the bidder intends to purchase the Oaktree Equipment;

(I)                                   states whether the bidder wishes to lease the Oaktree Equipment from Oaktree and the terms and conditions of any such proposed lease arrangement; and

(J)                                   is accompanied by the Good Faith Deposit (defined below).

The Debtors shall provide copies of all bids received to the Consultation Parties, as applicable.  The Debtors, after consultation with the Consultation Parties (as applicable), will have the right to determine that a bid that satisfies all of the foregoing requirements is a “Qualified Bid” (and each Potential Bidder that has submitted a Qualified Bid will be considered a “Qualified Bidder”) if each of the following requirements has been met:

(A)                               the bid is accompanied by:  (i) except with respect to any collateral purchased solely pursuant to a credit bid, written evidence of available cash, a commitment for financing (not subject to any conditions other than those expressly set forth in the applicable Marked Agreement) and such other evidence of ability to consummate the contemplated Sale Transaction as the Debtors may reasonably request; (ii) a copy of a board resolution or similar document demonstrating the authority of the Potential Bidder to make a binding and irrevocable bid on the terms proposed; (iii) a covenant to cooperate with the Debtors to provide pertinent factual information regarding the Potential Bidder’s operations reasonably required to analyze issues arising with respect to any applicable antitrust laws and other applicable regulatory requirements; (iv) if the bid contains fewer or additional contingencies than contained in the Stalking Horse Agreement(s), a detailed statement of such contingencies that have been added or removed, as applicable; and (v) a binding statement executed by a duly-authorized representative of such Potential Bidder that such bid is irrevocable until the earlier of April 8, 2016, or the first business day following the closing of the Sale Transaction(s) with respect to the relevant Assets;

(B)                               for the purchase of the mining and processing facilities at Mountain Pass, the bid (i) contemplates that the Potential Bidder, will (a) take transfer of, or obtain

(6)                               Magnequench International, Inc. (“MII”) is the contributing plan sponsor of the Magnequench International, Inc. Hourly Pension Plan (the “Pension Plan”), as defined in 29 U.S.C. § 1301(a)(13).  If the Pension Plan is terminated, MII and all members of its controlled group, could potentially be jointly and severally liable for certain liabilities relating to the Pension Plan.  See 29 U.S.C. §§ 1362(a), 1307.  Currently, there are about 290 participants of the Pension Plan.  The Pension Plan is underfunded by approximately $3,868,912.  PBGC is continuing its investigation of the Pension Plan and calculations of owed pension liabilities.  PBGC, on behalf of the Pension Plan, has filed claims in this bankruptcy.  Any statements in this footnote regarding the Pension Plan are not binding on the Debtors, any Consulting Party or any other party in interest.

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overlapping permits with respect to, the Debtors’ applicable permits, and (b) provide the necessary financial assurances, including the posting of collateral or other security with respect thereto, that are associated with such permits, and (ii) provides evidence demonstrating to the Debtors that the Potential Bidder (y) is capable of taking transfer of such permits or obtaining such overlapping permits and (z) has available to it sufficient financial resources necessary to provide the financial assurances, including the posting of collateral or other security with respect thereto, that are required by such permits;

(C)                               except with respect to any collateral purchased solely pursuant to a credit bid, the Potential Bidder deposits, by wire transfer, with an escrow agent selected by the Debtors (the “Deposit Agent”) a deposit equal to 10% of the cash purchase price set forth in the Marked Agreement (each, a “Good Faith Deposit”); or

(D)                               if the bid includes a credit bid, such bid (i) describes with particularity the liens (and the Assets subject to such liens) that provide the basis for the credit bid; (ii) includes an allocation of the amount of the credit bid to the purchase price; (iii) includes assumption of liability or other appropriate treatment of, or a cash component sufficient to pay in full, (1) all claims secured by liens on the relevant Assets that are senior to those of the party seeking to credit bid, including any statutory or property tax liens accruing through the latest possible closing date for the relevant Sale Transaction, (2) the Bidder Incentives if any, in the Stalking Horse Agreement, if applicable and (3) any costs and expenses that are required by law; and (iv) states with particularity the proposed use of any tax attributes of the Debtors;

(E)                                if one or more Stalking Horse Agreements exist, the terms of the bid are not materially more burdensome or conditional than the terms of such Stalking Horse Agreement(s) or any such increase in burdensomeness or conditionality is offset by a material increase in the purchase price, which determination may take into consideration:

(i)                                     whether the bid requires any indemnification of the bidder on terms that are materially more burdensome than the terms of the Stalking Horse Agreement(s), if applicable;

(ii)                                  whether the bid does not provide sufficient cash consideration to pay transfer taxes, cure costs or other cash costs of the transaction (including professionals’ fees and the Bidder Incentives, if any);

(iii)                               any risks associated with regulatory approvals that may be required before such bid could be consummated; and

(iv)                              any other factors the Debtors, after consultation with the Consultation Parties, as applicable, may deem relevant.

If a bid is received and, in the Debtors’ reasonable judgment, it is not clear whether the bid is a Qualified Bid, the Debtors shall consult with the relevant Potential Bidder and each Consultation Party

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(as applicable) and seek additional information in an effort to establish whether or not such bid is a Qualified Bid.

For purposes hereof, any Stalking Horse Bidder shall be a Qualified Bidder and any Stalking Horse Agreement shall be a Qualified Bid.

A Qualified Bid and any bids at the Auction may be valued by the Debtors (in consultation with the Consultation Parties, as applicable) based upon such factors as:  (A) the value of the consideration provided in the Qualified Bid, including any benefit to the Debtors’ bankruptcy estates from any assumption of liabilities, the satisfaction of liabilities through a credit bid and valuation of other non-cash consideration; (B)  the net economic effect upon the Debtors’ estates after the payment of the Bidder Incentives, if applicable; (C) contingencies with respect to the applicable Sale Transaction(s) and the likelihood of closing the proposed Sale Transaction(s) without delay, and any incremental costs to the Debtors from any closing delays; (D) the ability to obtain any and all necessary antitrust and other regulatory approvals; and (E) any other factors the Debtors (in consultation with the Consultation Parties, as applicable) may deem relevant, including (i) the impact of the bidder’s use of a particular structure on the Debtors’ remaining tax attributes and maximization of such tax attributes, and (ii) any costs and expenses that will need to be paid in order for the Debtors to confirm the Plan.  The Debtors may, but shall not be required to, share copies of some or all of the Qualified Bids with other Qualified Bidders bidding on all or some of the same Assets (with such distribution permissible by electronic means, including posting to the Data Room).  The Debtors, with the consent of the Creditors’ Committee and in consultation with the other Consultation Parties, as applicable, reserve the right to impose additional terms and conditions with respect to what constitutes a Qualified Bid.

IX.                              10% Noteholder Credit Bid

Holders of the 10% Notes shall be permitted to submit a credit bid (which bid shall otherwise comply with the requirements set forth in Section VIII) in an amount up to the full amount of their prepetition claims for the Molycorp Minerals Assets and a corresponding amount of such claims that are secured on a pari passu basis with respect to such collateral (calculated in accordance with the Prepetition Collateral Agency Agreement) pursuant to section 363(k) of the Bankruptcy Code and in accordance with the terms of the 10% Notes Documents (as defined in the Plan), Prepetition Collateral Agency Agreement (as defined in the Final DIP Order) and applicable law, which credit bid will be treated for all purposes under any Plan, including with respect to any distributions to Oaktree or the 10% Noteholders, as having been capped at $1,000,000 above the Next Highest Bid for the Molycorp Minerals Assets, provided that such credit bid shall provide Oaktree with its pro rata share (calculated in accordance with the Prepetition Collateral Agency Agreement) of the Molycorp Minerals Assets or the ownership of any acquisition vehicle to which such assets are to be transferred (the “10% Noteholders Credit Bid”); provided, further, nothing herein shall impact any parties’ rights with respect to either (i) challenges to the liens or claims of the 10% Noteholders or (ii) assertions under section 506(c) of the Bankruptcy Code or the effects that such challenges or assertions have (if any) on the ability of the 10% Noteholders to credit bid.  To the extent the 10% Noteholders Credit Bid includes a bid for the Oaktree Equipment, the 10% Noteholders Credit Bid shall include the purchase of the Oaktree Equipment for a cash payment no less than the Oaktree Equipment Reserve Price.

If the Bankruptcy Court enters an order finding that upon consummation of the Plan, Oaktree has or will have received cash or equity equal to 100% of the Oaktree Claims, such portion of (i) the pro rata share (calculated in accordance with the Prepetition Collateral Agency Agreement) of the Molycorp Minerals Assets or the ownership of any acquisition vehicle to which such assets are to be transferred or (ii) the Oaktree Equipment Reserve Price, as applicable, that would provide Oaktree with a distribution

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under the Plan in excess of 100% of the Oaktree Claims shall be put in an escrow account and not distributed to creditors pending resolution of any and all appeals by Oaktree of such Order.

A 10% Noteholders Credit Bid that complies with the requirements of both Section VIII and Section IX shall be deemed a Qualified Bid and will not be disqualified based upon the amount of the initial bid.

Any changes to this Section IX shall require the consent of the 10% Notes Trustee and the 10% Noteholder Group.  No change shall be made to any other provisions of these Bidding Procedures that materially impairs the rights of the 10% Noteholders under this Section IX without (i) the consent of the 10% Notes Trustee and the 10% Noteholder Group (which consent shall not be unreasonably withheld and which shall be deemed given if no objection is received within two (2) business days of having been given notice) or (ii) further order of the Bankruptcy Court.

X.                                   Oaktree Credit Bid

Notwithstanding anything herein to the contrary, Oaktree shall have the right to seek to credit bid in connection with the sale of any of the Permitted Asset Groups, and parties (including the Consultation Parties) shall have the right to object to any such credit bid.  Any such credit bid shall comply with the terms of these Bidding Procedures.

XI.                              Entire Company Sale Trigger

After the receipt and review of all Qualified Bids, the Debtors shall make a determination whether to proceed with the selection of Baseline Bid(s) (defined below) and the Auction for an Entire Company Sale.  Any Sale Transaction involving the Downstream Businesses will not be pursued while these Bidding Procedures are in effect, if the Entire Company Sale Trigger (defined below) is not satisfied.

The Debtors will only proceed with an Entire Company Sale if Molycorp’s Board of Directors concludes that acceptance of one or more Qualified Bids for all of the Assets is value-maximizing for the Debtors’ estates.  Additionally, the Debtors will only proceed with an Entire Company Sale if the aggregate total of the estimated Entire Company Sale Net Proceeds (but excluding any non-Cash proceeds) from the highest bid(s) is greater than $520.8 million, unless the Debtors and Oaktree otherwise agree to a lesser amount (the “Entire Company Sale Trigger”), provided, however, that if Oaktree submits a credit bid for the Downstream Businesses, the Creditors’ Committee’s consent shall also be required to reduce the Entire Company Sale Trigger.(7)

Whether or not the Entire Company Sale Trigger is satisfied, the Debtors will proceed with the selection of a Baseline Bid for the Molycorp Minerals Assets (with or without the Oaktree Equipment, as applicable) and the Auction for the Molycorp Minerals Assets (with or without the Oaktree Equipment, as

(7)  The Entire Company Sale Trigger is the Debtors good faith estimate of the amounts necessary to satisfy in full in cash the following amounts as of the anticipated April 8, 2016 Effective Date of the Plan: (i) the Oaktree Claims, (ii) amounts to be distributed on account of Administrative Claims (other than the DIP Claims), (iii) Priority Tax Claims, (iv) Other Priority Claims, (v) General Unsecured Claims against the Downstream Debtors, and (vi) the Entire Company Sale Wind-Down Budget (items (ii) through (iv) are the “Plan Confirmation Amount”).  The Debtors, subject to the Oaktree Consent Right (as defined in the Plan), expressly reserve the right to modify the Entire Company Sale Trigger.  To the extent that the Debtors modify the Entire Company Sale Trigger, they will file a notice of such modification with the Bankruptcy Court and provide notice to all Potential Bidders.

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applicable), if appropriate pursuant to these Bidding Procedures and, for the avoidance of doubt, the sale of the Molycorp Minerals Assets may be consummated outside of a chapter 11 plan.

XII.                         Oaktree Equipment Reserve Price

After the receipt and review of all Qualified Bids, the Debtors shall make a determination whether to proceed with the selection of Baseline Bid(s) and the Auction for the Molycorp Minerals Assets (with or without the Oaktree Equipment) and the Oaktree Equipment if Qualified Bids are received for a sale of the Oaktree Equipment separate and apart from the other Molycorp Minerals Assets.

The Debtors will only proceed with a sale of the Oaktree Equipment if a Qualified Bid for the Molycorp Minerals Assets including the Oaktree Equipment, or, a bid for the Oaktree Equipment alone, contains $30 million in cash, the price at which Oaktree has agreed to sell the Oaktree Equipment (the “Oaktree Equipment Reserve Price”); provided that if the Bankruptcy Court enters an order finding that upon consummation of the Plan, Oaktree has or will have received cash or equity equal to 100% of the Oaktree Claims, such portion of (i) the pro rata share (calculated in accordance with the Prepetition Collateral Agency Agreement) of the Molycorp Minerals Assets or the ownership of any acquisition vehicle to which such assets are to be transferred or (ii) the Oaktree Equipment Reserve Price, as applicable, that would provide Oaktree with a distribution under the Plan in excess of 100% of the Oaktree Claims shall be put in an escrow account and not distributed to creditors pending resolution of any and all appeals by Oaktree of such Order; provided, further, that if the Oaktree Equipment Lease (as defined in the Plan) is recharacterized as a financing, the Oaktree Equipment Reserve Price shall not apply and the Debtors may sell the Oaktree Equipment for the highest or otherwise best offer, including pursuant to a credit bid or in connection with the sale of the other Molycorp Minerals Assets, provided, further, that Oaktree shall have the right to credit bid for the Oaktree Equipment if the Equipment Lease is recharacterized.  Whether or not the Oaktree Equipment Reserve Price applies and is satisfied, the Debtors will proceed with the selection of a Baseline Bid and the Auction for the Molycorp Minerals Assets, if appropriate pursuant to these Bidding Procedures.

Notwithstanding anything herein to the contrary, if there are no Qualified Bids for the Oaktree Equipment, including with respect to any Qualified Bid (including a credit bid) for the Molycorp Minerals Assets, and the Oaktree Equipment Lease is not recharacterized as a financing, Oaktree shall have the right to enter the property and remove the Oaktree Equipment and / or agree to lease the Oaktree Equipment, on such terms and conditions, as are acceptable to Oaktree in its sole and absolute discretion, to any Successful Bidder for the Molycorp Minerals Assets, provided that if Oaktree is going to remove the Oaktree Equipment Oaktree shall have a reasonable amount of time following the closing of the sale of the Molycorp Minerals Assets to remove the Oaktree Equipment in accordance with the terms of the Oaktree Lease Documents (as defined in the Plan).

XIII.                    Baseline Bid(s)

Taking into account any Bidder Incentives, the Debtors, after consultation with the Consultation Parties, as applicable, will select what they determine to be the highest or otherwise best Qualified Bid(s) for the relevant Assets (each, a “Baseline Bid”), which may, with respect to all of the Assets, be a Stalking Horse Agreement, if applicable, a Qualified Bid for all of the Assets, or a combination of Qualified Bids for various Permitted Asset Groups, to serve as the starting point at the Auction.  As soon as practicable, the Debtors will identify the Baseline Bid(s) to all Qualified Bidders.

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XIV.                     Auction

If more than one Qualified Bid is received by the Bid Deadline for a Permitted Asset Group and there is a reasonable basis to believe that the Entire Company Sale Trigger will be satisfied, the Debtors will conduct the Auction for the Entire Company Sale.  If there is not a reasonable basis to believe the Entire Company Sale Trigger will be satisfied, and the Debtors have received more than one Qualified Bid for any component of the Molycorp Minerals Assets, the Debtors will conduct an Auction for the Molycorp Minerals Assets in connection with a Molycorp Minerals Sale.  In the event that the Debtors receive only one Qualified Bid with respect to any Permitted Asset Group by the Bid Deadline, no Auction will be conducted for that Permitted Asset Group.

The Auction will take place at 10:00 a.m. (Eastern Time) on March 4, 2016, at the offices of Jones Day, located at 222 East 41st Street, New York, New York 10017, or such other time as the Debtors, after consultation with the Consultation Parties, may notify all Qualified Bidders.  Only the Qualified Bidders who have submitted Qualified Bids for any Permitted Asset Groups that are the subject of the Auction will be eligible to participate at the Auction, subject to such limitations as the Debtors may impose in good faith.  Professionals and/or other representatives of the Consultation Parties will have the right to attend the Auction and, where appropriate, be consulted with.

At the Auction, participants will be permitted to increase their bids.  Bidding for each relevant Permitted Asset Group will start at the purchase price and other terms proposed in the applicable Baseline Bid, and will proceed thereafter in the following increments (in each, case the “Minimum Overbid”):  (A) for bids for substantially all of the Assets of Molycorp and each of its affiliates, the Minimum Overbid shall be $2 million; (B) for bids for substantially all of the Downstream Businesses, the Minimum Overbid shall be $2 million; (C) for bids for MM&A, C&O or RM, the Minimum Overbid shall be $500,000; and (D) for bids for any part of the Molycorp Minerals Assets, the Minimum Overbid shall be $250,000.  The Debtors reserve the right to change any Minimum Overbid prior to or during the Auction after consultation with the Consultation Parties, as applicable.

If there is one or more Stalking Horse Bidders, such bidders will be entitled to a “credit” in the amount of the Breakup Fee and the full amount of the Expense Reimbursement ($500,000) to be counted towards its bid such that the cash and other consideration proposed by the Stalking Horse Bidders plus the Bidder Incentives must exceed the most recent bid by at least the Minimum Overbid amount.

The Debtors may adopt additional rules for the Auction at any time (after consultation with the Consultation Parties, as applicable, and subject to the Creditors’ Committee’s and Oaktree’s reasonable consent) that the Debtors determine to be appropriate to promote the goals of the bidding process and that are not inconsistent with these Bidding Procedures, including auctioning certain Permitted Asset Groups first but making any “Successful Bid” on any Permitted Asset Group contingent upon the outcome of the Auction with respect to all of the Assets.  The identity of each bidder at the Auction will be fully disclosed to all other bidders and all material terms of each Qualified Bid submitted in response to the Baseline Bid or to any successive bids made at the Auction will be fully disclosed to all other bidders throughout the entire Auction, and each Qualified Bidder will be permitted what the Debtors determine to be an appropriate amount of time to respond to the previous bid at the Auction.

The Debtors reserve the right to, and may, after consultation with the Consultation Parties, as applicable, reject at any time before entry of the Confirmation Order (as defined below) any bid that, in the Debtors’ judgment, is:  (A) inadequate or insufficient; (B) not in conformity with the requirements of the Bankruptcy Code, these Bidding Procedures; or (C) contrary to the best interests of the Debtors and their estates.  In doing so, the Debtors may take into account the factors set forth in Section VIII above regarding the contents of a Qualified Bid.

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Prior to the conclusion of the Auction, the Debtors, after consultation with the Consultation Parties will:  (A) review and evaluate each bid made at the Auction on the basis of satisfaction of the Entire Company Sale Trigger and other financial and contractual terms and other relevant factors, including those factors affecting the speed and certainty of consummating the relevant Sale Transaction; (B) in consultation with the Consultation Parties, as applicable, identify, with respect to each applicable Permitted Asset Group, the highest or otherwise best offer(s) (the “Successful Bid(s)”) and the next highest or otherwise best bid(s) (the “Next Highest Bid(s)”); and (C) notify all Qualified Bidders participating in the Auction, prior to its adjournment, of the identity of the party or parties having submitted each Successful Bid (each, the “Successful Bidder”), the amount and other material terms of the Successful Bid(s) and the identity of the party(ies) that submitted each Next Highest Bid (each, the “Next Highest Bidder”).

XV.                          The Sale and Confirmation Hearing

At the Sale and Confirmation Hearing, the Debtors may seek the entry of an order (the “Confirmation Order”) confirming the Plan and authorizing and approving one or more Sale Transactions to the Successful Bidder(s) with respect to either an Entire Company Sale if (a) the Entire Company Sale Trigger is satisfied and (b) the Bankruptcy Court has issued or issues a ruling in connection with the Sale and Confirmation Hearing resolving the Challenge Causes of Action, or for just the Molycorp Minerals Assets if the Entire Company Sale Trigger is not satisfied, but subject to the Oaktree Equipment Reserve Price with respect to any sale of the Oaktree Equipment (unless the Oaktree Equipment Lease is recharacterized as a financing).  The Sale and Confirmation Hearing may be adjourned or rescheduled without notice or with limited and shortened notice to parties other than the Consultation Parties, including by (A) an announcement of such adjournment at the Sale and Confirmation Hearing or at the Auction or (B) the filing of a notice of adjournment with the Bankruptcy Court prior to the commencement of the Sale and Confirmation Hearing.

Nothing herein shall affect Oaktree’s rights to withdraw its vote if there is any material change to the Plan, including with respect to valuation.  The Consultation Parties’ respective rights to object to confirmation of the Plan on any grounds are expressly preserved.

XVI.                     Acceptance of Qualified Bids

The Debtors’ presentation of a Successful Bid(s) to the Bankruptcy Court for approval does not constitute the Debtors’ acceptance of such bid(s).  The Debtors will be deemed to have accepted a Successful Bid(s) only when such bid(s) has been approved by the entry of the Confirmation Order.

If for any reason a Successful Bidder fails to consummate its purchase, the Debtors may proceed to a Sale Transaction with respect to the Assets covered by such bid with the applicable Next Highest Bidder as soon as is commercially reasonable. If such failure to consummate the purchase is the result of a breach by the Successful Bidder, the Debtors shall have the right to retain such Successful Bidder’s Good Faith Deposit (unless required to return it by an order of the Bankruptcy Court) and shall reserve the right to seek all available additional damages from the Successful Bidder.

XVII.                “As Is, Where Is”

Any Sale Transaction will be on an “as is, where is” basis and without representations or warranties of any kind, nature or description by the Debtors, their agents or the Debtors’ chapter 11 estates, whether written or verbal, whether express, implied or by operation of law, except and solely to the extent expressly set forth in any Stalking Horse Agreement, Marked Agreement or the Confirmation Order, as applicable, that is approved by the Bankruptcy Court and consummated.  Each Qualified Bidder

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shall be deemed to acknowledge and represent that it has had an opportunity to conduct any and all due diligence regarding the relevant Assets prior to making its bid, and that it has relied solely upon its own independent review and investigation in making its bid.  Except as otherwise provided in any Stalking Horse Agreement or Marked Agreement, all of the Debtors’ right, title and interest in the relevant Assets shall be sold free and clear of liens, claims and encumbrances (collectively, “Liens”), with any Liens to attach to the proceeds of the relevant Sale Transaction.

XVIII.           Modification of Bidding Procedures

Except as otherwise set forth in Section IX, the Debtors may, subject to the Creditors’ Committee’s and Oaktree’s reasonable consent, and after consultation with the other Consultation Parties, as applicable, amend these Bidding Procedures at any time and from time to time in any manner consistent with the terms of the Plan and that they determine will best promote the goals of the bidding process, including extending or modifying any of the dates set forth herein.  Any requirement of these Bidding Procedures may only be waived with Oaktree’s and the Committee’s reasonable consent.  Notwithstanding anything to the contrary contained in this Section XVII, the Debtors may not make changes to the Entire Company Sale Trigger, the Oaktree Equipment Reserve Price, or any terms or conditions of these Bidding Procedures that affects the allowance, treatment, or distributions with respect to the Molycorp Minerals Assets, on account of the Oaktree Claims or any other change that materially affects the distributions on account of Oaktree’s Claims without Oaktree’s consent in its sole discretion (the “Oaktree Treatment Consent Right”).

XIX.                    Return of Good Faith Deposit

The Good Faith Deposits of all Qualified Bidders, including any Stalking Horse Bidder, if applicable, will be held in escrow by the Deposit Agent and while held in escrow will not become property of the Debtors’ bankruptcy estates unless released from escrow pursuant to terms of the applicable escrow agreement or pursuant to further order of the Bankruptcy Court.  The Deposit Agent will retain the Good Faith Deposits of the Successful Bidder(s) and the Next Highest Bidder(s) until the closing of the applicable Sale Transaction(s) unless otherwise ordered by the Bankruptcy Court.  The Good Faith Deposit(s) of the other Qualified Bidders will be returned within five (5) business days of the entry of the Confirmation Order.  At the closing of the applicable Sale Transaction(s), the Successful Bidder(s) or the Next Highest Bidder(s), as applicable, will be entitled to a credit for the amount of its/their Good Faith Deposit(s).  The Good Faith Deposit(s) of the Next Highest Bidder(s) will be released five (5) business days after the closing of the Sale Transaction(s) with the relevant Successful Bidder(s).  Upon the return of the Good Faith Deposit(s), their respective owners will receive any and all interest that will have accrued thereon.

XX.                         Consultation with Creditors’ Committee’s Advisors

PJT Partners, the financial advisor for the Creditors’ Committee, shall be entitled to participate in any scheduled meeting or discussion, whether in person, telephonically or otherwise, during which the Debtors, the Debtors’ counsel, or the Debtors’ investment banker, Miller Buckfire, provides substantive feedback to any Interested Party, Potential Bidder, Stalking Horse Bidder or Qualified Bidder on its bid or potential bid; provided, however, that the Debtors, the Debtors’ counsel, or Miller Buckfire shall not be required to cancel or reschedule any such meetings or discussions where PJT Partners has been given reasonable notice to the extent practicable but is unable to participate.  The Debtors, the Debtors’ counsel, and/or Miller Buckfire will make good faith efforts to discuss such feedback with PJT Partners in advance of such meetings or discussions, as applicable.  Additionally, Miller Buckfire will provide PJT Partners and Houlihan Lokey with regular updates regarding inquiries received with respect to the Assets and the status of due diligence requests, including access to any diligence information and electronic data rooms

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used in the sale process.  PJT Partners and Houlihan Lokey shall endeavor to promptly (in light of the process, timeline and decisions that are being made in connection with the sale process) notify Miller Buckfire of any material concern it has with respect to the conduct of the sale process and work cooperatively with Miller Buckfire to address or ameliorate such concern.  PJT Partners and Houlihan Lokey shall keep all information obtained in connection with this Section XX, whether in person, telephonically or otherwise, strictly confidential, provided that Houlihan Lokey and PJT Partners shall be permitted to discuss such information with the members of the 10% Noteholder Group that have signed a non-disclosure agreement in form and substance acceptable to the Debtors and the Creditors’ Committee and their respective advisors, provided that neither Houlihan Lokey or PJT Partners shall be permitted to disclose any such information to any member the 10% Noteholder Group or the Creditors’ Committee that submits a Qualified Bid.

PJT Partners shall be permitted to communicate directly with any of the Potential Bidders provided that any such meetings or discussions, whether in person, telephonically or otherwise shall include the Debtors and their advisors and representatives.

XXI.                    Reservation of Rights

All rights of the Consulting Parties to object to, and seek Bankruptcy Court relief with respect to, any decision made by the Debtors pursuant to the Bidding Procedures, including on an expedited basis, are reserved.

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EXHIBIT 2 TO BIDDING PROCEDURES ORDER

Assumption and Assignment Notice

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

In re MOLYCORP, INC., et al.,(1) Debtors.	x : : : : : : : x	Chapter 11 Case No. 15-11357 (CSS) (Jointly Administered)

NOTICE OF DEBTORS’ INTENT TO ASSUME AND POTENTIALLY
ASSIGN CERTAIN EXECUTORY CONTRACTS AND UNEXPIRED LEASES

You are receiving this notice because you may be a counterparty to a contract or lease with Molycorp, Inc. or one or more of its affiliated debtors.  As set forth below, there are potential objection deadlines that may impact you.  Please read this notice carefully as your rights may be affected by the transactions described herein.

PLEASE TAKE NOTICE that on June 25, 2015 the above-captioned debtors and debtors in possession (collectively, the “Debtors”) commenced these cases by filing voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”).

PLEASE TAKE FURTHER NOTICE that on January [  ], 2016, the Debtors filed a Second Amended Joint Plan of Reorganization [Docket No.   ] (as it may be amended, modified or supplemented, the “Plan”) and a related disclosure statement [Docket No.   ] (as it may be amended, modified or supplemented, the “Disclosure Statement”).  As set forth in the Disclosure Statement, the Plan contemplates two potential outcomes for these chapter 11 cases:  (a) a reorganization where the Debtors will sell the Debtors’ Mountain Pass rare earth mining facility (“Mountain Pass”) and reorganize around the Debtors’ three remaining business units (the “Downstream Businesses”) or (b) a sale of the Downstream Businesses along with the sale of Mountain Pass.

PLEASE TAKE FURTHER NOTICE that on January [  ], 2016, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) entered an Order (A) Approving Disclosure Statement, (B) Approving the Form and Manner of Service of Disclosure Statement Notice; (C) Establishing Procedures for Solicitation and Tabulation of Votes to Accept or Reject Plan of Reorganization, (D) Scheduling Hearing on Confirmation of Plan of Reorganization and (E) Approving Procedures for the Assumption of Executory Contracts and Unexpired Leases [Docket No.   ] (the

(1)                               The Debtors are the following 21 entities (the last four digits of their respective taxpayer identification numbers, if any, follow in parentheses):  Molycorp, Inc. (1797); Industrial Minerals, LLC; Magnequench, Inc. (1833); Magnequench International, Inc. (7801); Magnequench Limited; Molycorp Advanced Water Technologies, LLC (1628); MCP Callco ULC; MCP Canada Holdings ULC; MCP Canada Limited Partnership; MCP Exchangeco Inc.; Molycorp Chemicals & Oxides, Inc. (8647); Molycorp Luxembourg Holdings S.à r.l.; Molycorp Metals & Alloys, Inc. (9242); Molycorp Minerals Canada ULC; Molycorp Minerals, LLC (4170); Molycorp Rare Metals Holdings, Inc. (4615); Molycorp Rare Metals (Utah), Inc. (7445); Neo International Corp.; PP IV Mountain Pass, Inc. (1205); PP IV Mountain Pass II, Inc. (5361); RCF IV Speedwagon Inc. (0845).  Molycorp’s United States headquarters is located at 5619 DTC Parkway, Suite 1000, Greenwood Village, Colorado 80111.

“Disclosure Statement Order”).  Among other things, the Disclosure Statement Order:  (a) approved the Disclosure Statement; (b) established certain procedures for the solicitation and tabulation of votes to accept or reject the Plan; (c) scheduled a hearing on confirmation of the Plan (the “Confirmation Hearing”); (d) approved procedures related to the Debtors’ assumption and/or rejection of executory contracts and unexpired leases pursuant to the Plan; and (e) approved certain related procedures.

PLEASE TAKE FURTHER NOTICE that on January [  ], 2016, contemporaneously with the entry of the Disclosure Statement Order, the Bankruptcy Court entered an Order (A) Approving Bidding Procedures for the Sale of the Debtors’ Assets, (B) Approving Certain Bidder Incentives in Connection with the Debtors’ Entry into a Stalking Horse Agreement, If Any and (C) Approving Procedures for the Assumption and Assignment of Executory Contracts and Unexpired Leases [Docket No. [  ]] (the “Bidding Procedures Order”).(2)  Among other things, the Bidding Procedures Order:  (a) established certain procedures (the “Bidding Procedures”) for the sale or sales (the Sale”) of the Debtors’ assets pursuant to an auction (the “Auction”) overseen by the Bankruptcy Court and (b) scheduled the time and place for the Auction.  Approval of the Sale will take place in connection with the Bankruptcy Court’s consideration of whether to confirm the Plan, which will begin on March 28, 2016 at 10:00 a.m. (Eastern Time).

PLEASE TAKE FURTHER NOTICE that, in accordance with the Disclosure Statement Order, the Debtors may potentially assume one or more of the executory contracts and unexpired leases listed on Annex 1 (collectively, the “Assumed Agreements” and each, an “Assumed Agreement”), pursuant to section 365 of the Bankruptcy Code.  In addition, in the event of a Sale, the Debtors may potentially assume and assign to the Successful Bidder one or more of those executory contracts and unexpired leases listed on Annex 1 attached hereto pursuant to section 365 of the Bankruptcy Code.

PLEASE TAKE FURTHER NOTICE that the Debtors have indicated on Annex 1 attached hereto the cure amounts that the Debtors believe must be paid to cure all pre-petition defaults and pay all amounts accrued under the Assumed Agreements (in each instance, the “Cure Amount”).

PLEASE TAKE FURTHER NOTICE that any party seeking to object to the assumption by the Debtors and, in the event of a Sale, assumption and assignment/transfer to the Successful Bidder of any Assumed Agreement, including the validity of the Cure Amount as determined by the Debtors, or otherwise assert that any other amounts, defaults, conditions or pecuniary losses must be cured or satisfied under any of the Assumed Agreements for such contract or lease to be assumed or assumed and assigned, must file an objection (the “Cure/Assignment Objection”) that (a) is in writing, (b) sets forth the specific monetary amount the objector asserts to be due, and the specific types of the alleged defaults, pecuniary losses, accrued amounts and conditions to assumption or assumption and assignment and the support therefor, (c) is filed with the Clerk of the Bankruptcy Court and (d) is served so as to be actually received by the following parties (collectively, the “Notice Parties”) on or before 5:00 p.m. (Eastern Time) on February 24, 2016 (the “Cure/Assignment Objection Deadline”): (i) the Debtors, c/o Molycorp, Inc., 5619 DTC Parkway, Suite 1000, Greenwood Village, Colorado 80111 (Attn:  General Counsel); (ii) co-counsel to the Debtors, Jones Day, 222 East 41st Street, New York, New York 10017 (Attn:  Paul D. Leake, Esq. and Lisa Laukitis, Esq.) and Young Conaway Stargatt & Taylor, LLP, Rodney Square, 1000 North King Street, Wilmington, Delaware 19801 (Attn:  M. Blake Cleary, Esq. and Edmon L. Morton, Esq.); (iii) co-counsel to the Creditors’ Committee, Paul Hastings LLP, Park Avenue Tower, 75 East 55th Street, First Floor, New York, New York 10022 (Attn:  Luc A. Despins, Esq., Andrew V. Tenzer, Esq. and John J. Ramirez, Esq.) and Ashby & Geddes, P.A., 500 Delaware Avenue, 8th Floor, P.O. Box 1150, Wilmington, Delaware 19899 (Attn:  William P. Bowden, Esq. and Gregory A. Taylor,

(2)                               Capitalized terms not otherwise defined herein have the meanings given to them in the Bidding Procedures Order.

Esq.); (iv) co-counsel to Oaktree, Milbank Tweed Hadley & McCloy LLP, 28 Liberty Street, New York, New York 10005 (Attn:  Dennis F. Dunne, Esq. and Samuel A. Khalil, Esq.) and Morris, Nichols Arsht & Tunnell LLP, 1201 North Market Street, 16th Floor, P.O. Box 1347, Wilmington, Delaware 19899 (Attn:  Robert J. Dehney, Esq. and George W. Werkheiser, Esq.); and (v) the Office of the United States Trustee, District of Delaware, J. Caleb Boggs Federal Building, 844 King Street, Suite 2207, Wilmington, Delaware 19801 (Attn:  Linda J. Casey, Esq. and David L. Buchbinder, Esq.).

PLEASE TAKE FURTHER NOTICE that, in the event of a Sale, any party seeking to object to the ability of the Successful Bidder(s) to provide adequate assurance of future performance of an Assumed Agreement must file and serve an objection (the “Adequate Assurance Objection”) so that such objection is actually received by the Notice Parties on or before 5:00 p.m. (Eastern Time) on March 9, 2016 (the “Adequate Assurance Objection Deadline”).  As set forth in the Bidding Procedures Order, following the conclusion of the Auction, the Debtors will file with the Bankruptcy Court copies of the Successful Bid(s) and the Next Highest Bid(s).

PLEASE TAKE FURTHER NOTICE that, unless a Cure/Assignment Objection or Adequate Assurance Objection is filed and served before the applicable objection deadline, all parties shall (a) be forever barred from objecting to the Cure Amount or provision of adequate assurance of future performance and from asserting any additional cure or other amounts with respect to the Assumed Agreements, and the Debtors, Post Effective Date Debtors and the Successful Bidder(s), as applicable, shall be entitled to rely solely upon the Cure Amount; (b) be deemed to have consented to the assumption or assumption and assignment; and (c) be forever barred and estopped from asserting or claiming defaults exist, that conditions to assignment must be satisfied under such Assumed Agreements or that there is any objection or defense to the assumption and assignment of such Assumed Agreements.

PLEASE TAKE FURTHER NOTICE that any hearings with respect to the Cure/Assignment Objections or Adequate Assurance Objections may be held (a) at the Confirmation Hearing or (b) at such other date as the Bankruptcy Court may designate upon request by the Debtors or the Post Effective Date Debtors (as defined in the Plan), as applicable, and the Successful Bidder in the event of a Sale.  Where a nondebtor counterparty to an Assumed Agreement files an objection asserting a cure amount higher than the proposed Cure Amount (the “Disputed Cure Amount”), then (a) to the extent that the parties are able to consensually resolve the Disputed Cure Amount prior to the Confirmation Hearing, the Debtors shall promptly inform the Consultation Parties of such proposed resolution or (b) to the extent the parties are unable to consensually resolve the dispute prior to the Confirmation Hearing, then the amount to be paid under section 365 of the Bankruptcy Code with respect to such Disputed Cure Amount will be determined at the Confirmation Hearing or at such other date and time as may be fixed by the Bankruptcy Court.

PLEASE TAKE FURTHER NOTICE that if you agree with the Cure Amount indicated on Annex 1 and otherwise do not object to the Debtors’ assumption or assumption and assignment of your lease or contract, you need not take any further action.

PLEASE TAKE FURTHER NOTICE that the Debtors’ decision to assume or assume and assign the Assumed Agreements is subject to the approval of the Bankruptcy Court and confirmation of the Plan.  Accordingly, the Debtors shall be deemed to have assumed or assumed and assigned, as applicable, each of the Assumed Agreements as of the date of, and effective only upon, the effective date of the Plan, and, absent such occurrence, each of the Assumed Agreements shall neither be deemed assumed nor assigned and shall in all respects be subject to further administration under the Bankruptcy Code.

PLEASE TAKE FURTHER NOTICE that inclusion of any document on the list of Assumed Agreements shall not constitute or be deemed to be a determination or admission by the Debtors, the Post

Effective Date Debtors or the Successful Bidder that such document is, in fact, an executory contract or unexpired lease within the meaning of the Bankruptcy Code, and all rights with respect thereto are expressly reserved.

PLEASE TAKE FURTHER NOTICE that copies of the Plan, the Disclosure Statement and the Disclosure Statement Order are available upon request to Molycorp Ballot Processing, c/o Prime Clerk LLC, 830 Third Avenue, 3rd Floor, New York, New York 10022.  In addition, any party may review the Disclosure Statement Order, the Bidding Procedures Order, including the Bidding Procedures, the Plan and the Disclosure Statement and related exhibits without charge via the internet at https://cases.primeclerk.com/molycorp.

Dated: February [ ], 2016 Wilmington, Delaware	Respectfully submitted,

/s/

M. Blake Cleary (No. 3614)

Edmon L. Morton (No. 3856)

Justin H. Rucki (No. 5304)

Ashley E. Jacobs (No. 5635)

YOUNG CONAWAY STARGATT & TAYLOR, LLP

Rodney Square

1000 North King Street

Wilmington, Delaware 19801

Telephone:  (302) 571-6600

Facsimile:  (302) 571-1253

-and-

Paul D. Leake

Lisa Laukitis
George R. Howard

JONES DAY

222 East 41st Street

New York, New York 10017

Telephone:  (212) 326-3939

Facsimile:  (212) 755-7306

Brad B. Erens
Joseph M. Tiller

JONES DAY

77 West Wacker

Chicago, Illinois 60601

Telephone:  (312) 782-3939

Facsimile:  (312) 782-8585

ATTORNEYS FOR THE DEBTORS

Annex 1

Cure Schedule

EXHIBIT 4

Liquidation Analysis

Molycorp Inc. Liquidation Analysis Page 1 of 340 Cover Page =>

Liquidation Analysis Molycorp Inc. Overview of Approach & Assumptions Approach for Debtor Entities Assets Available for Distribution Valuation assumes orderly liquidation over 3 to 12 month period All asset balances based on September 30, 2015 trial balances, except cash which is based on the 13 Week Cash Flow Forecast 2016 Asset recoveries determined at entity by entity level in conjunction with management and accounting Mountain Pass asset recoveries incorporate Hilco appraisal of fixed assets Land and buildings valued with reference to valuations used in tax assessments where they have a book value of over $100K at January 29, Estimated Wind-down / Chapter 7 Expenses Wind-down expenses include trustee fees of 3% of asset recoveries Wind-down expenses include professional fees of 4% of asset recoveries Mountain Pass wind-down costs include 12 months of occupancy costs, liquidation commissions, direct liquidation costs and other expenses Mountain Pass wind-down costs also include $37.6M of net ARO expenses Wind-down costs for other entities include two months of occupancy costs and non-insider severance payments to ensure the retention of employees needed to implement the wind-down Non-insider severance payments are calculated employee by employee and include the payment of accrued and unpaid earned bonuses and vacation days Excluded Costs that would Further Reduce Net Assets No effect had been given to any potential assertion of a claim against the other entities for the deficiency at Molycorp Minerals, LLC Page 2 of 23 Approach

Liquidation Analysis Approach for Non-Debtor Entities Assets Available for Distribution Valuation assumes failure of going concern sales process, a distressed sale of plants, and a liquidation of other entities, including sales offices All asset balances based on September 30, 2015 trial balances, except cash which is based on the 13 Week Cash Flow Forecast at January 29, 2016 Asset recoveries determined at entity by entity level in conjunction with management and accounting No value has been ascribed to minority interest holdings in certain foreign joint venture holdings Estimated Wind-down Expenses Wind-down expenses include an allowance of 20% of asset recoveries to cover the cost of selling the plants and liquidating the other entities Wind-down costs include two months of occupancy costs and six months of severance pay for non-plant entities Wind-down expenses include payment of accounts payable and accrued liabilities Excluded Costs that would Further Reduce Net Assets No costs have been included to cover local transaction or transfer taxes, cash repatriation costs or other expenses associated with exiting the non-debtors No costs have been included to cover the cost of environmental remediation that may be required at non-debtor entities Approach for Creditor Recoveries Claim amounts are estimates only and assume facts and legal determinations reasonably favorable to claimants. These figures are estimates only and do not include contingent and/or unliquidated amounts and, therefore, actual claim amounts may be greater or less than those set forth herein. Nothing herein shall impair, waive or otherwise alter the Debtors’ rights to object to any claims on any and all factual and legal grounds, which rights are expressly reserved. Bar date for tax claims has not yet passed, so tax claims may increase Debtor intercompany receivables from non-debtors have only been considered as claims where they are between Molycorp Minerals, LLC and non-debtors Debtor entity intercompany payables to other debtors entities have only been considered as claims for Debtor Group D where they transfer value outside the Debtor Group Page 3 of 23 Approach

Liquidation Analysis Molycorp Inc. Overview of Legal Entities Debtor Entities Non-Debtor Entities Page 4 of 23 Legal Entities Entity # Legal Entity Oaktree Guarantor Country BU 81 Magnequench Neo Powders Pte Ltd. Yes Singapore MM&A 93 Molycorp Korea Inc. Yes Korea MM&A 12 Molycorp Chemical & Oxide (Europe) Yes UK C&O 18 Molycorp Japan Inc. Yes Japan C&O 20 Neo Performance Materials Singapore PTE Ltd Yes Singapore C&O 25 Molycorp Silmet Yes Estonia C&O & RM 64 NMT Holding Gmbh Yes Germany RM Entity # Legal Entity Debtor Group Country BU 24 Molycorp Inc. A USA Corporate 40 Molycorp Luxembourg Hldgs Sarl B Luxembourg Corporate 41 MCP Exchangeco Inc. B Canada Corporate 42 MCP Callco ULC B Canada Corporate 23 Molycorp Minerals LLC C USA Resources & Corp. NE1 PP IV Mountain Pass II Inc. C USA n/a NE2 PP IV Mountain Pass I Inc C USA n/a NE3 RCF IV Speedwagon Inc. C USA n/a 10 Molycorp Minerals Canada ULC D Canada RM & Corp. 82 Magnequench International Inc D USA MM&A 94 MCP Canada Ltd Partnership D Canada MM&A 89 Magnequench Ltd. D Barbados MM&A 80 Magnequench Inc. D USA MM&A 11 Molycorp Chemical & Oxide (USA) D USA C&O 14 NEO International Corp. D Barbados Corporate 57 Molycorp Rare Metals (Utah) Inc. D USA RM 60 Molycorp Rare Metals Holding Inc. D USA RM 17 MCP Canada Holdings ULC D Canada n/a 43 Industrial Minerals LLC E USA Resources 48 Molycorp Advanced Water Technologies LLC E USA n/a 27 Molycorp Metals & Alloys E USA MM&A

Liquidation Analysis Page 5 of 23 Legal Entities 44 Industrial Minerals Sarl (Luxembourg) No Luxembourg Resources 47 Sooriyan Mining Company No Sri Lanka Resources 85 Magnequench (Tianjin) Co. Ltd No China MM&A 91 Magnequench International Trading (Tianjin) Co. No China MM&A 36 Magnequench (Korat) Co. Ltd No Thailand MM&A 92 Magnequench Gmbh No Germany MM&A 84 Xin Bao Investment Limited No China MM&A 90 Molycorp (Beijing) Co. Ltd. No China C&O & MM&A 15 Jiangyin Jiahua Advanced Material Resources Co. No China C&O 21 Zibo Jihua Advanced Material Resources Co. Ltd No China C&O 45 Zibo Jia Xin Magnetic Materials Ltd. No China C&O 78 Jiangyin Kidokoro Glass Manufacture Co. Ltd. No China C&O 13 Molycorp Rare Metals Korea Inc. No S Korea RM 67 Molycorp Rare Metals (OK) LLC No USA RM 32 Shanxi Hua Galaxy Electronic Materials Co. Ltd No North America RM 65 Buss and Buss Spezialmetalle Gmbh No North America RM

Liquidation Analysis Table I: Assets Available for Distribution Table II: Estimated Wind-down Expenses Excluded Costs that would Further Reduce Net Assets: No costs have been included to cover local transaction or transfer taxes, cash repatriation costs or other expenses associated with exiting the non-debtors No costs have been included to cover the cost of environmental remediation that may be required at non-debtor entities No effect had been given to any potential assertion of a claim against the other entities for the deficiency at Molycorp Minerals, LLC Page 6 of 23 WholeCo Summary Wind-down Fees as % of Assets for Dist. Hypothetical Creditor Recovery Costs ($ in 000’s) Notes Low High Low High Net Operational Wind-down Costs $29,113 $35,337 Chapter 7 Trustee Fees and Non-Debtor Liquidation Costs 13% 14% 36,840 48,773 Chapter 7 Professional Fees & Costs 3% 3% 8,237 9,697 Total Wind-down Costs 74,189 93,806 Net Proceeds after Wind-down Costs $203,690 $252,528 Unaudited Estimated Asset Realization Percentage Hypothetical Liquidation Values (excl. wind-down Expenses) ($ in 000’s) Notes Balances Low High Low High Cash and Cash Equivalents 136,000 100% 100% 136,000 136,000 Trade Accounts Receivable 36,478 74% 92% 27,172 33,649 Deposits 31,249 5% 6% 1,607 1,907 Prepayments 17,855 22% 31% 3,862 5,450 Other Accounts Receivable 7,904 71% 91% 5,650 7,160 Inventories 182,155 37% 52% 66,993 94,027 Property, Plant and Equipment 1,643,144 3% 5% 55,709 83,287 Patents & Other Intangible Assets 203,508 2% 3% 3,497 5,544 Goodwill 102,808 0% 0% – – Investments 7,544 75% 100% 5,658 7,544 Tax Assets 11,163 0% 0% – – Other Assets 2,784 1% 2% 33 67 Non-Debtor Trade AP and Accrued Expenses – NA NA (28,301) (28,301) Total Assets and Net Proceeds Available for Distribution before Wind-down Costs & Expenses $2,382,592 $277,880 $346,334 Memo: Minority Interests in assets of non-debtor subsidiaries 6,151 9,092 Molycorp Inc. Debtor Group: Consol Liquidation Analysis Entity Name: Whole Company (Debtor & Non-Debtor)

Liquidation Analysis Table III: Estimated Creditor Recoveries Page 7 of 23 WholeCo Summary Estimated Consolidated Claims Estimated Creditor Recovery Percentage Hypothetical Creditor Recovery Values ($ in 000’s) Notes Low High Low High Low High DIP $ 140,551 $ 140,551 22% 23% $31,532 $ 31,946 Other Administrative Claims 43,545 43,545 6% 6% 2,430 2,430 503(b)(9) 2,559 2,559 1% 1% 17 17 Post-Petition AP 1,693 1,693 24% 24% 410 410 Post-Petition Accrued Expenses 15,979 15,979 13% 13% 2,002 2,002 Post-Petition Intercompany Claims – – – – Professional Fees 22,425 22,425 0% 0% – – Statutory Fees – – – – Administrative Priority Claims 889 889 0% 0% 1 1 Priority Tax Claims 2,047 2,047 22% 22% 459 459 Class 1: Other Priority Claims 1,424 1,424 1% 1% 12 12 Class 2: Other Secured Claims 23,768 23,768 0% 0% 1 1 Claims with Liens Asserted – – – – Claims with Deposits – – – – Other Secured Claims 23,768 23,768 0% 0% 1 1 Class 3: Oaktree Pre-Petition Claims 384,497 384,497 42% 54% 162,124 207,613 Class 4: 10% Notes Secured Claims 686,833 686,833 0% 0% 1,706 2,240 Class 5: General Unsecured Claims 842,666 842,666 0% 0% 559 607 Class 6: Subordinated Convertible Notes Claims – – – – Class 7: Section 510(b) Claims – – – – Class 8: Intercompany Claims – – – – Class 9: Parent Interests – – – – Class 10: Subsidiary Debtor Equity Interests – – – – Total Consolidated Claims 2,192,645 2,192,645 198,824 245,310 Net Proceeds Allocatable to Third Party Interest Holders in Non-Debtor Joint Venture Entities $4,866 $7,218 Molycorp Inc. Debtor Group: Consol Liquidation Analysis Entity Name: Whole Company (Debtor & Non-Debtor)

Liquidation Analysis Table I: Assets Available for Distribution Table II: Estimated Wind-down Expenses Excluded Costs that would Further Reduce Net Assets:  No costs have been included to cover local transaction or transfer taxes, cash repatriation costs or other expenses associated with exiting the non-debtors No costs have been included to cover the cost of environmental remediation that may be required at non-debtor entities Page 8 of 23 Non-Debtor Summary Fees as % of Assets for Dist. Hypothetical Creditor Recovery Costs ($ in 000’s) Notes Low High Low High $– $– Liquidation fees and other costs 20% 20% 31,369 42,215 Severance and Occupancy Costs 943 953 Total Wind-down Costs 32,312 43,168 Net Proceeds after Wind-down Expenses $124,535 $167,908 Unaudited Estimated Asset Realization Percentage Hypothetical Liquidation Values (excl. wind-down Expenses) ($ in 000’s) Notes Balances Low High Low High Cash and Cash Equivalents 66,462 100% 100% 66,462 66,462 Trade Accounts Receivable 28,288 70% 90% 19,802 25,459 Deposits – NA NA – – Prepayments 3,969 20% 30% 794 1,191 Other Accounts Receivable 7,438 70% 90% 5,206 6,694 Inventories 105,833 50% 70% 52,916 74,083 Property, Plant and Equipment 120,979 30% 50% 36,286 60,580 Patents & Other Intangible Assets 176,699 1% 2% 2,175 2,900 Goodwill 1,257 0% 0% – – Investments 2,008 75% 100% 1,506 2,008 Tax Assets 4,503 0% 0% – – Other Assets 2,121 0% 0% – – Non-Debtor Trade AP and Accrued Expenses – NA NA (28,301) (28,301) Total Assets and Net Proceeds Available for Distribution before Wind-down Costs & Expenses $519,557 $156,847 $211,076 Memo: Minority Interests in assets of non-debtor subsidiaries 6,151 9,092 Molycorp Inc. Debtor Group: Non-Debtor Liquidation Analysis Entity Name: Non-Debtor

Liquidation Analysis Table III: Estimated Creditor Recoveries Page 9 of 23 Non-Debtor Summary Estimated Consolidated Claims Estimated Creditor Recovery Percentage Hypothetical Creditor Recovery Values ($ in 000’s) Notes Low High Low High Low High DIP NA NA $– $– Other Administrative Claims NA NA – – 503(b)(9) NA NA – – Post-Petition AP NA NA – – Post-Petition Accrued Expenses NA NA – – Post-Petition Intercompany Claims NA NA – – Professional Fees NA NA – – Statutory Fees NA NA – – Administrative Priority Claims NA NA – – Priority Tax Claims NA NA – – Class 1: Other Priority Claims NA NA – – Class 2: Other Secured Claims NA NA – – Claims with Liens Asserted NA NA – – Claims with Deposits NA NA – – Other Secured Claims NA NA – – Class 3: Oaktree Pre-Petition Claims 384,497 384,497 15% 20% 58,359 77,358 Class 4: 10% Notes Secured Claims NA NA – – Class 5: General Unsecured Claims NA NA – – Class 6: Subordinated Convertible Notes Claims NA NA – – Class 7: Section 510(b) Claims NA NA – – Class 8: Intercompany Claims 35,890 35,890 6% 8% 2,171 2,797 Class 9: Parent Interests NA NA – – Class 10: Subsidiary Debtor Equity Interests NA NA – – Total Consolidated Claims 420,387 420,387 60,531 80,155 Net Proceeds Available to Debtor Entities 59,138 80,535 Net Proceeds Available to Minority Interest Equity Holders 4,866 7,218 Net Proceeds Available to Equity Holders $ 64,004 $ 87,753 Molycorp Inc. Debtor Group: Non-Debtor Liquidation Analysis Entity Name: Non-Debtor

Liquidation Analysis Table I: Assets Available for Distribution Table II: Estimated Chapter 7 Expenses Excluded Costs that would Further Reduce Net Assets: No effect had been given to any potential assertion of a claim against the other entities for the deficiency at Molycorp Minerals, LLC Page 10 of 23 Debtor Summary Chapter 7 Fees as % of Assets for Dist. Hypothetical Creditor Recovery Costs ($ in 000’s) Notes Low High Low High Net Operational Wind-down Costs $29,113 $35,337 Chapter 7 Trustee Fees 3% 3% 5,470 6,558 Chapter 7 Professional Fees & Costs 4% 4% 7,294 8,744 Total Chapter 7 Administrative Claims 41,877 50,638 Net Proceeds after Chapter 7 Administrative Claims $140,465 $167,952 Unaudited Balances Estimated Asset Realization Percentage Hypothetical Liquidation Values (excl. wind-down Expenses) Low High Low High ($ in 000’s) Notes Cash and Cash Equivalents 69,537 100% 100% 69,537 69,537 Trade Accounts Receivable 8,190 90% 100% 7,371 8,190 Deposits 31,249 5% 6% 1,607 1,907 Prepayments 13,886 22% 31% 3,068 4,259 Other Accounts Receivable 466 95% 100% 443 466 Inventories 76,323 18% 26% 14,076 19,944 Property, Plant and Equipment 1,522,227 1% 1% 19,422 22,708 Patents & Other Intangible Assets 26,809 5% 10% 1,322 2,644 Goodwill 22,783 0% 0% - - Investments 5,536 75% 100% 4,152 5,536 Tax Assets 64,134 0% 0% – – Other Assets 670 5% 10% 33 67 Value from Non-Debtor Subsidiaries (Intercompany Receivables & Equity) 61,309 83,332 Total Assets and Net Proceeds Available for Distribution before Wind-down Costs & Expenses $ 1,841,810 $ 182,342 $ 218,590 Molycorp Inc. Debtor Group: Debtor Liquidation Analysis Entity Name: Debtor Entities Total

Liquidation Analysis Table III: Estimated Creditor Recoveries Page 11 of 23 Debtor Summary Estimated Consolidated Claims Estimated Creditor Recovery Percentage Hypothetical Creditor Recovery Values ($ in 000’s) Notes Low High Low High Low High DIP $ 140,551 $ 140,551 22% 23% $31,532 $ 31,946 Other Administrative Claims 43,545 43,545 6% 6% 2,430 2,430 503(b)(9) 2,559 2,559 1% 1% 17 17 Post-Petition AP 1,693 1,693 24% 24% 410 410 Post-Petition Accrued Expenses 15,979 15,979 13% 13% 2,002 2,002 Post-Petition Intercompany Claims – – – – Professional Fees 22,425 22,425 0% 0% – – Statutory Fees – – – – Administrative Priority Claims 889 889 0% 0% 1 1 Priority Tax Claims 2,047 2,047 22% 22% 459 459 Class 1: Other Priority Claims 1,424 1,424 1% 1% 12 12 Class 2: Other Secured Claims 23,768 23,768 0% 0% 1 1 Claims with Liens Asserted – – – – Claims with Deposits – – – – Other Secured Claims 23,768 23,768 0% 0% 1 1 Class 3: Oaktree Pre-Petition Claims 384,497 384,497 27% 34% 103,765 130,256 Class 4: 10% Notes Secured Claims 686,833 686,833 0% 0% 1,706 2,240 Class 5: General Unsecured Claims 842,666 842,666 0% 0% 559 607 Class 6: Subordinated Convertible Notes Claims – – – – Class 7: Section 510(b) Claims – – – – Class 8: Intercompany Claims – – – – Class 9: Parent Interests – – Class 10: Subsidiary Debtor Equity Interests – – Total Consolidated Claims 2,192,645 2,192,645 140,465 167,952 Net Proceeds Available to Equity Holders $0 $– Molycorp Inc. Debtor Group: Debtor Liquidation Analysis Entity Name: Debtor Entities Total

Liquidation Analysis Table I: Assets Available for Distribution Page 12 of 23 Debtor Group A Unaudited Balances Estimated Asset Realization Percentage Hypothetical Liquidation Values (excl. wind-down Expenses) Low High Low High ($ in 000’s) Notes Cash and Cash Equivalents 31,996 100% 100% 31,996 31,996 Trade Accounts Receivable – NA NA – – Deposits 2,207 73% 86% 1,607 1,907 Prepayments 3,596 0% 0% – – Other Accounts Receivable – NA NA – – Inventories – NA NA – – Property, Plant and Equipment – NA NA – – Patents & Other Intangible Assets – NA NA – – Goodwill – NA NA – – Investments – NA NA – – Tax Assets (1,466) 0% 0% – – Other Assets - NA NA – – Value from Debtor Group D Intercompany Receivables NA NA NA 43 64 Value from Non-Debtor Subsidiaries (Intercompany Receivables & Equity) NA NA NA – – Total Assets and Net Proceeds Available for Distribution before Wind-down Costs & Expenses $ 36,333 $ 33,647 $ 33,968 Molycorp Inc. Debtor Group: A Liquidation Analysis Entity Name: Parent

Liquidation Analysis Table II: Estimated Chapter 7 Expenses Excluded Costs that would Further Reduce Net Assets: No effect had been given to any potential assertion of a claim against the other entities for the deficiency at Molycorp Minerals, LLC Page 13 of 23 Debtor Group A Chapter 7 Fees as % of Assets for Dist. Hypothetical Creditor Recovery Costs ($ in 000’s) Notes Low High Low High Net Operational Wind-down Costs $– $– Chapter 7 Trustee Fees 3% 3% 1,008 1,017 Chapter 7 Professional Fees & Costs 4% 4% 1,344 1,356 Total Chapter 7 Administrative Claims 2,352 2,373 Net Proceeds after Chapter 7 Administrative Claims $31,295 $31,595 Molycorp Inc. Debtor Group: A Liquidation Analysis Entity Name: Parent

Liquidation Analysis Table III: Estimated Creditor Recoveries Page 14 of 23 Debtor Group A Estimated Consolidated Claims Estimated Creditor Recovery Percentage Hypothetical Creditor Recovery Values ($ in 000’s) Notes Low High Low High Low High DIP $ 140,551 $ 140,551 22% 22% $ 31,295 $ 31,595 Other Administrative Claims 31,543 31,543 0% 0% – – 503(b)(9) 617 617 0% 0% – – Post-Petition AP 502 502 0% 0% – – Post-Petition Accrued Expenses 7,332 7,332 0% 0% – – Post-Petition Intercompany Claims – – – – Professional Fees 22,425 22,425 0% 0% – – Statutory Fees – – – – Administrative Priority Claims 668 668 0% 0% – – Priority Tax Claims 1,158 1,158 0% 0% – – Class 1: Other Priority Claims 1,216 1,216 0% 0% – – Class 2: Other Secured Claims 1,798 1,798 0% 0% – – Claims with Liens Asserted – – – – Claims with Deposits – – – – Other Secured Claims 1,798 1,798 0% 0% – – Class 3: Oaktree Pre-Petition Claims 384,497 384,497 0% 0% – – Class 4: 10% Notes Secured Claims 686,833 686,833 0% 0% – – Class 5: General Unsecured Claims 778,246 778,246 0% 0% – – Class 6: Subordinated Convertible Notes Claims – – – – Class 7: Section 510(b) Claims – – – – Class 8: Intercompany Claims – – – – Class 9: Parent Interests – – – – Class 10: Subsidiary Debtor Equity Interests – – – – Total Consolidated Claims 2,059,183 2,059,183 31,295 31,595 Net Proceeds Available to Equity Holders $– $– Molycorp Inc. Debtor Group: A Liquidation Analysis Entity Name: Parent

Liquidation Analysis Table I: Assets Available for Distribution Page 15 of 23 Debtor Group B Unaudited Balances Estimated Asset Realization Percentage Hypothetical Liquidation Values (excl. wind-down Expenses) Low High Low High ($ in 000’s) Notes Cash and Cash Equivalents – NA NA – – Trade Accounts Receivable – NA NA – – Deposits – NA NA – – Prepayments – NA NA – – Other Accounts Receivable – NA NA – – Inventories – NA NA – – Property, Plant and Equipment – NA NA – – Patents & Other Intangible Assets – NA NA – – Goodwill – NA NA – – Investments – NA NA – – Tax Assets – NA NA – – Other Assets – NA NA – – Value from Debtor Group D Intercompany Receivables NA NA NA 238 352 Value from Non-Debtor Subsidiaries (Intercompany Receivables & Equity) NA NA NA – – Total Assets and Net Proceeds Available for Distribution before Wind-down Costs & Expenses $-$238 $352 Molycorp Inc. Debtor Group: B Liquidation Analysis Entity Name: DIP Facility Guarantors

Liquidation Analysis Table II: Estimated Chapter 7 Expenses Excluded Costs that would Further Reduce Net Assets: No effect had been given to any potential assertion of a claim against the other entities for the deficiency at Molycorp Minerals, LLC Page 16 of 23 Debtor Group B Chapter 7 Fees as % of Assets for Dist. Hypothetical Creditor Recovery Costs ($ in 000’s) Notes Low High Low High Net Operational Wind-down Costs $– $– Chapter 7 Trustee Fees 0% 0% – – Chapter 7 Professional Fees & Costs 0% 0% – – Total Chapter 7 Administrative Claims – – Net Proceeds after Chapter 7 Administrative Claims $238 $352 Molycorp Inc. Debtor Group: B Liquidation Analysis Entity Name: DIP Facility Guarantors

Liquidation Analysis Table III: Estimated Creditor Recoveries Page 17 of 23 Debtor Group B Estimated Consolidated Claims Estimated Creditor Recovery Percentage Hypothetical Creditor Recovery Values ($ in 000’s) Notes Low High Low High Low High DIP $ 140,551 $ 140,551 0% 0% $238 $352 Other Administrative Claims – – – – 503(b)(9) – – – – Post-Petition AP – – – – Post-Petition Accrued Expenses – – – – Post-Petition Intercompany Claims – – – – Professional Fees – – – – Statutory Fees – – – – Administrative Priority Claims – – – – Priority Tax Claims – – – – Class 1: Other Priority Claims – – – – Class 2: Other Secured Claims – – – – Claims with Liens Asserted – – – – Claims with Deposits – – – – Other Secured Claims – – – – Class 3: Oaktree Pre-Petition Claims 384,497 384,497 0% 0% – – Class 4: 10% Notes Secured Claims – – – – Class 5: General Unsecured Claims – – – – Class 6: Subordinated Convertible Notes Claims – – – – Class 7: Section 510(b) Claims – – – – Class 8: Intercompany Claims – – – – Class 9: Parent Interests – – – – Class 10: Subsidiary Debtor Equity Interests – – – – Total Consolidated Claims 525,047 525,047 238 352 Net Proceeds Available to Equity Holders $– $– Molycorp Inc. Debtor Group: B Liquidation Analysis Entity Name: DIP Facility Guarantors

Liquidation Analysis Table I: Assets Available for Distribution Table II: Estimated Chapter 7 Expenses Excluded Costs that would Further Reduce Net Assets: No effect had been given to any potential assertion of a claim against the other entities for the deficiency at Molycorp Minerals, LLC Page 18 of 23 Debtor Group C Chapter 7 Fees as % of Assets for Dist. Hypothetical Creditor Recovery Costs ($ in 000’s) Notes Low High Low High Net Operational Wind-down Costs A $52,792 $52,792 Chapter 7 Trustee Fees 3% 3% 695 896 Chapter 7 Professional Fees & Costs 4% 4% 927 1,194 Total Chapter 7 Administrative Claims 54,414 54,882 Net Proceeds after Chapter 7 Administrative Claims $(31,248) $(25,024) Unaudited Balances Estimated Asset Realization Percentage Hypothetical Liquidation Values (excl. wind-down Expenses) Low High Low High ($ in 000’s) Notes Cash and Cash Equivalents – NA NA – – Trade Accounts Receivable 209 90% 100% 188 209 Deposits 29,041 0% 0% – – Prepayments 9,347 30% 40% 2,799 3,734 Other Accounts Receivable 346 99% 100% 343 346 Inventories 55,141 3% 9% 1,926 5,054 Property, Plant and Equipment 1,512,787 1% 1% 15,691 17,623 Patents & Other Intangible Assets 328 5% 10% 16 33 Goodwill – NA NA – – Investments – NA NA – – Tax Assets 63,626 0% 0% – – Other Assets 624 5% 10% 31 62 Value from Debtor Group D Intercompany Receivables NA NA NA – – Value from Non-Debtor Subsidiaries (Intercompany Receivables & Equity)/Silmet NA NA NA 2,171 2,797 Total Assets and Net Proceeds Available for Distribution before Wind-down Costs & Expenses $ 1,671,450 $23,166 $29,858 Molycorp Inc. Debtor Group: C Liquidation Analysis Entity Name: Molycorp Minerals Debtors

Liquidation Analysis Table III: Estimated Creditor Recoveries Notes: A – Includes ARO obligations of $37.6M, occupancy and liquidation costs of $12.8M and $1.4M of severance costs Page 19 of 23 Debtor Group C Estimated Consolidated Claims Estimated Creditor Recovery Percentage Hypothetical Creditor Recovery Values ($ in 000’s) Notes Low High Low High Low High DIP $– $– $– $– Other Administrative Claims 9,567 9,567 0% 0% – – 503(b)(9) 1,921 1,921 0% 0% – – Post-Petition AP 781 781 0% 0% – – Post-Petition Accrued Expenses 6,645 6,645 0% 0% – – Post-Petition Intercompany Claims – – – – Professional Fees – – – – Statutory Fees – – – – Administrative Priority Claims 219 219 0% 0% – – Priority Tax Claims 431 431 0% 0% – – Class 1: Other Priority Claims 196 196 0% 0% – – Class 2: Other Secured Claims 21,969 21,969 0% 0% – – Claims with Liens Asserted – – Claims with Deposits – – Other Secured Claims 21,969 21,969 0% 0% – – Class 3: Oaktree Pre-Petition Claims 384,497 384,497 0% 0% – – Class 4: 10% Notes Secured Claims 686,833 686,833 0% 0% – – Class 5: General Unsecured Claims 45,021 45,021 0% 0% – – Class 6: Subordinated Convertible Notes Claims – – – – Class 7: Section 510(b) Claims – – – – Class 8: Intercompany Claims – – – – Class 9: Parent Interests – – – – Class 10: Subsidiary Debtor Equity Interests – – – – Total Consolidated Claims 1,180,050 1,180,050 – – Net Proceeds Available to Equity Holders $– $– Molycorp Inc. Debtor Group: C Liquidation Analysis Entity Name: Molycorp Minerals Debtors

Liquidation Analysis Table I: Assets Available for Distribution Table II: Estimated Chapter 7 Expenses Excluded Costs that would Further Reduce Net Assets: No effect had been given to any potential assertion of a claim against the other entities for the deficiency at Molycorp Minerals, LLC Page 20 of 23 Debtor Group D Chapter 7 Fees as % of Assets for Dist. Hypothetical Creditor Recovery Costs ($ in 000’s) Notes Low High Low High Net Operational Wind-down Costs $6,222 $6,222 Chapter 7 Trustee Fees 3% 3% 3,627 4,478 Chapter 7 Professional Fees & Costs 4% 4% 4,836 5,970 Total Chapter 7 Administrative Claims 14,685 16,670 Net Proceeds after Chapter 7 Administrative Claims $106,208 $132,583 Unaudited Balances Estimated Asset Realization Percentage Hypothetical Liquidation Values (excl. wind-down Expenses) Low High Low High ($ in 000’s) Notes Cash and Cash Equivalents 36,392 100% 100% 36,392 36,392 Trade Accounts Receivable 6,933 90% 100% 6,240 6,933 Deposits – NA NA – – Prepayments 906 29% 57% 261 514 Other Accounts Receivable 119 84% 100% 100 119 Inventories 17,937 61% 75% 10,998 13,412 Property, Plant and Equipment 5,820 40% 55% 2,305 3,195 Patents & Other Intangible Assets 26,482 5% 10% 1,306 2,611 Goodwill 22,783 0% 0% – – Investments 5,536 75% 100% 4,152 5,536 Tax Assets 2,481 0% 0% – – Other Assets 45 5% 10% 2 5 Value from Debtor Group D Intercompany Receivables NA NA NA – – Value from Non-Debtor Subsidiaries (Intercompany Receivables & Equity) NA NA NA 59,138 80,535 Total Assets and Net Proceeds Available for Distribution before Wind-down Costs & Expenses $ 125,434 $ 120,893 $ 149,253 Molycorp Inc. Debtor Group: D Liquidation Analysis Entity Name: Downstream Debtors

Liquidation Analysis Table III: Estimated Creditor Recoveries Page 21 of 23 Debtor Group D Estimated Consolidated Claims Estimated Creditor Recovery Percentage Hypothetical Creditor Recovery Values ($ in 000’s) Notes Low High Low High Low High DIP $– $– $– $– Other Administrative Claims 2,105 2,105 100% 100% 2,105 2,105 503(b)(9) 16 16 100% 100% 16 16 Post-Petition AP 233 100% 100% 100% 233 233 Post-Petition Accrued Expenses 1,855 1,855 100% 100% 1,855 1,855 Post-Petition Intercompany Claims – – – – Professional Fees – – – – Statutory Fees – – – – Administrative Priority Claims 1 1 100 100% 1 1 Priority Tax Claims 442 100% 100% 100% 442 442 Class 1: Other Priority Claims 12 12 100% 100% 12 12 Class 2: Other Secured Claims 1 1 100% 100% 1 1 Claims with Liens Asserted – – – – Claims with Deposits – – – – Other Secured Claims 1 1 100% 100% 1 1 Class 3: Oaktree Pre-Petition Claims 384,497 384,497 27% 34% 102,809 129,001 Class 4: 10% Notes Secured Claims – – – – Class 5: General Unsecured Claims 18,800 18,800 3% 3% 558 605 Class 6: Subordinated Convertible Notes Claims – – – – Class 7: Section 510(b) Claims – – – – Class 8: Intercompany Claims 54,567 54,567 1% 1% 281 416 Class 9: Parent Interests – – – – Class 10: Subsidiary Debtor Equity Interests – – – – Total Consolidated Claims 462,530 462,530 106,208 132,583 Net Proceeds Available to Equity Holders $– $– Molycorp Inc. Debtor Group: D Liquidation Analysis Entity Name: Downstream Debtors

Liquidation Analysis Table I: Assets Available for Distribution Table II: Estimated Chapter 7 Expenses Excluded Costs that would Further Reduce Net Assets: No effect had been given to any potential assertion of a claim against the other entities for the deficiency at Molycorp Minerals, LLC Page 22 of 23 Debtor Group D Chapter 7 Fees as % of Assets for Dist. Hypothetical Creditor Recovery Values ($ in 000’s) Notes Low High Low High Net Operational Wind-down Costs $1,347 $1,347 Chapter 7 Trustee Fees 3% 3% 140 167 Chapter 7 Professional Fees & Costs 4% 4% 187 223 Total Chapter 7 Administrative Claims 1,674 1,737 Net Proceeds after Chapter 7 Administrative Claims $3,005 $3,838 Unaudited Balances Estimated Asset Realization Percentage Hypothetical Liquidation Values (excl. wind-down Expenses) Low High Low High ($ in 000’s) Notes Cash and Cash Equivalents 1,149 100% 100% 1,149 1,149 Trade Accounts Receivable 1,048 90% 100% 943 1,048 Deposits – NA NA – – Prepayments 37 20% 30% 7 11 Other Accounts Receivable – NA NA – – Inventories 3,244 36% 46% 1,153 1,477 Property, Plant and Equipment 3,621 39% 52% 1,427 1,890 Patents & Other Intangible Assets – NA NA – – Goodwill – NA NA – – Investments – NA NA – – Tax Assets (507) 0% 0% – – Other Assets – NA NA – – Value from Debtor Group D Intercompany Receivables NA NA NA – – Value from Non-Debtor Subsidiaries (Intercompany Receivables & Equity) NA NA NA – – Total Assets and Net Proceeds Available for Distribution before Wind-down Costs & Expenses $8,593 $4,679 $5,575 Molycorp Inc. Debtor Group: E Liquidation Analysis Entity Name: De Minimis Debtors

Liquidation Analysis Table III: Estimated Creditor Recoveries Recovery Values Page 23 of 23 Debtor Group D Estimated Consolidated Claims Estimated Creditor Recovery Percentage Hypothetical Creditor ($ in 000’s) Notes Low High Low High Low High DIP $– $– $– $– Other Administrative Claims 329 329 99% 99% 325 325 503(b)(9) 5 5 24% 24% 1 1 Post-Petition AP 177 177 100% 100% 177 177 Post-Petition Accrued Expenses 147 147 100% 100% 147 147 Post-Petition Intercompany Claims – – – – Professional Fees – – – – Statutory Fees – – – – Administrative Priority Claims – – – – Priority Tax Claims 17 17 100% 100% 17 17 Class 1: Other Priority Claims – – – – Class 2: Other Secured Claims – – – – Claims with Liens Asserted – – – – Claims with Deposits – – – – Other Secured Claims – – – – Class 3: Oaktree Pre-Petition Claims 384,497 384,497 0% 0% 955 1,254 Class 4: 10% Notes Secured Claims 686,833 686,833 0% 0% 1,706 2,240 Class 5: General Unsecured Claims 600 600 0% 0% 1 2 Class 6: Subordinated Convertible Notes Claims – – – – Class 7: Section 510(b) Claims – – – – Class 8: Intercompany Claims – – – – Class 9: Parent Interests – – – – Class 10: Subsidiary Debtor Equity Interests – – – – Total Consolidated Claims 1,072,604 1,072,604 3,005 3,838 Net Proceeds Available to Equity Holders $– $– Molycorp Inc. Debtor Group: E Liquidation Analysis Entity Name: De Minimis Debtors

EXHIBIT 5

Prospective Financial Information

Downstream Business Projections 2016 - 2020 ($MM)

	2016P	2017P	2018P	2019P	2020P
Sales (mT)	13,776	15,130	16,068	17,639	19,574
Gross Revenue	$350	$387	$407	$437	$478
Cost of Sales	(250)	(278)	(291)	(311)	(339)
Gross Margin	$101	$109	$116	$126	$139
Gross Margin %	28.7%	28.1%	28.5%	28.8%	29.1%
SG&A	(34)	(35)	(36)	(37)	(38)
Depreciation & Amortization	(15)	(15)	(15)	(16)	(16)
R&D	(11)	(11)	(12)	(12)	(12)
Impairment/PPA(1)	(19)	(19)	(19)	(18)	(18)
Operating Income (Loss)	$21	$29	$34	$44	$56
Plus: Depreciation & Amortization(2)	15	15	15	16	16
Plus: Impairment/PPA	19	19	19	18	18
Plus: Other	—	—	—	—	—
Adj. EBITDA(3)	$55	$62	$68	$77	$90
Margin %	15.7%	16.1%	16.8%	17.7%	18.8%
Pro Forma Corporate Expense(4)	(15)	(15)	(16)	(16)	(16)
Pro Forma Silmet Adj.	3	—	—	—	—
Pro Forma EBITDA	$43	$47	$53	$61	$73
Margin %	12.2%	12.1%	12.9%	14.0%	15.3%

(1)         Abbreviation for Purchase Price Adjustment.

(2)         Depreciation and amortization for the Downstream Business only, does not include Corporate depreciation.

(3)         Adj. EBITDA excludes non-cash charges such as asset impairment write-downs and goodwill impairments.

(4)         Does not include corporate depreciation and amortization.

2

Disclaimer EXHIBIT 6 Downstream Business Valuation Report Downstream Business Valuation Report November 19, 2015

Disclaimer Miller Buckfire & Co., LLC (“Miller Buckfire”) is a subsidiary of Stifel Financial Corporation (together with its subsidiaries other than Miller Buckfire, “Stifel”). This valuation report (the “Report”) is the work of Miller Buckfire alone. Miller Buckfire has provided the Report and its views expressed in and in connection with the Report solely and expressly on each of the terms here described. Each of Miller Buckfire, Stifel and their representatives (including directors, managers, members, officers, employees, contractors, agents and advisors) shall have the benefit of hereby rejecting, refusing to assume and disclaiming any responsibility and liability (whether such responsibility or liability arises in contract, tort, securities law and regulation or otherwise) in respect of this Report, except as arises in the event it expresses its own opinion herein and such expression is in bad faith or grossly negligent. Miller Buckfire neither expressly nor implicitly guarantees or warrants the achievability of forecasts, any particular outcome or any other future development stated, implied in or derived from the Report. The Report may be used only by the express audience of the Report (each member of which, the “Recipient”), only in the form and context of delivery, only for the express purpose for which it has been provided, and only subject to all applicable obligations a Recipient may have to Miller Buckfire and its client. Miller Buckfire developed the Report on confidential bases and formed its views in and relating to the Report in reliance upon information provided by or on behalf of its client, along with publicly available information, each as available prior to the date hereof. Miller Buckfire assumed the accuracy, reliability and completeness of this information and did not independently verify or confirm its accuracy, reliability or completeness. This information includes numerous forecasts, assumptions and statements of judgment, including those of its client’s management at the time as to expected future performance. Miller Buckfire assumed these forecasts, assumptions and judgments were reasonably prepared and based on the best estimates and judgments then possible. Miller Buckfire does not guarantee or warrant any of these forecasts or judgments. Forecasts, assumptions and judgments are inherently uncertain and may be wrong. Information, including as to economic and market conditions, can and do change materially in short periods of time. The Report speaks as of the date thereof, unless otherwise expressly stated. Neither Miller Buckfire or its client has any obligation to update, bring-down, review or reaffirm this Report. The Report is to be considered only in its totality and in the context of its communication. 1

Disclaimer (cont’d) The Report is not a recommendation to any party for any purpose, including decisions as to whether or not to support or vote for any formal or informal reorganization plan or transaction. The Report is not an opinion as to the fairness of anything to anyone. Miller Buckfire is not in the business of giving legal, tax or accounting advice. The Recipient should receive and rely on separate and qualified legal, tax and accounting advice. These materials do not constitute an offer or solicitation to sell or purchase any securities. Miller Buckfire is not acting in any capacity as a fiduciary or agent of any party. Except for required court disclosure or subject to express applicable confidentiality agreements, this presentation is strictly confidential. By accepting this Report, on behalf of itself and its representatives, each Recipient other than Miller Buckfire’s client (i) acknowledges that it may not rely on any part of this Report and (ii) except with the prior written consent of Miller Buckfire, agrees that it will not quote from or refer to all or any part of this Report. The Report contains hypothetical, approximate valuations of an operating business according to application of a variety of valuation methods. The relevant uncertainties and contingencies are difficult to predict, and will continue to fluctuate. As these become more or less favorable, outcomes may vary significantly. Neither Miller Buckfire, its client, nor any other party assumes responsibility for the differences between the estimated hypothetical valuations contained in the Report and actual outcomes. The Report is not an appraisal of assets, nor does it necessarily indicate actually realizable market value of the business, its securities or its assets. 2

Table of Contents 1. 2. 3. 4. 5. Executive Summary Comparable Companies Analysis Precedent Transactions Analysis Discounted Cash Flow Analysis Appendix SG&A Detail Summary of Calculations Organization Chart A. B. C. 3

EXECUTIVE SUMMARY 4

EXECUTIVE SUMMARY Introduction Miller Buckfire has prepared a valuation of the Downstream Business of Molycorp, Inc. (“Molycorp” or the “Company”) based on the 5-year forecast prepared by management in October 2015 (the “Forecast”) This Report contains Miller Buckfire’s valuation of the Downstream Debtors, as defined in the Debtors’ Joint Plan of Reorganization filed with the US Bankruptcy Court District of Delaware on November 3, 2015 (the “Plan”), and their affiliated subsidiaries, plus Molycorp Silmet AS (collectively, the “Downstream Business”) The Downstream Business contains the Chemicals & Oxides, Magnetic Materials & Alloys and Rare Metals business units Molycorp Minerals, LLC (which owns Mountain Pass), Boulder Wind Power, Inc. and the De Minimis Debtors, as defined in the Plan (shown within the dotted box on the organization chart in the Appendix), have been excluded from this valuation The total enterprise value (“TEV”) of Molycorp’s Downstream Business set forth herein represents the estimated going-concern value of the Downstream Business as of November 18, 2015 The Report is based on information available to, and analysis conducted by, Miller Buckfire, considering economic and market conditions as they existed and could be evaluated as of November 18, 2015  5

EXECUTIVE SUMMARY Introduction (cont’d) In preparing the Report, Miller Buckfire has, among other things: Reviewed the public filings, including 10-K’s and 10-Q’s, of Molycorp and other public companies Reviewed relevant publicly available information concerning the Company, the rare earth mining and processing industry in which it operates, its end markets and its competitors Reviewed the Forecast and its underlying assumptions Conducted meetings and discussions on the Forecast with members of the Company’s senior management team (including the Executive Vice Presidents of each Downstream Business unit)  6

EXECUTIVE SUMMARY Downstream Business Forecast Miller Buckfire relied on the Forecast in preparing its valuation of the Downstream Business Management based the Forecast on historical trends, recent performance, conversations with customers and expected business outlook Summary Downstream Business Forecast ($MM) LTM 2014A 9/30/15 2015E 2016P 2017P 2018P 2019P 2020P Sales Volume (mT) Growth % Revenue Growth % Gross Margin Margin % EBITDA (pre-corporate) EBITDA Margin % Pro Forma Corporate Expense (1) Pro Forma Silmet Adj. (2) Adjusted EBITDA 12,763 -0.3% $491 -12.3% $114 23.2% $68 13.8% (15) - 13,319 N/A $450 N/A $173 38.4% $67 14.8% (15) - 13,565 6.3% $419 -14.8% $107 25.5% $64 15.3% (15) 1 13,776 1.6% $350 -16.3% $101 28.7% $55 15.7% (15) 3 15,130 9.8% $387 10.5% $109 28.1% $62 16.1% (15) - 16,068 6.2% $407 5.1% $116 28.5% $68 16.8% (16) - 17,639 9.8% $437 7.4% $126 28.8% $77 17.7% (16) - 19,574 11.0% $478 9.5% $139 29.1% $90 18.8% (16) - $53 $52 $50 $43 $47 $53 $61 $73 (1) Represents pro forma corporate expense of the Downstream Business. (2) EBITDA adjusted for the impact of the June 2015 fire in the Rare Metals facility at Silmet. 7

EXECUTIVE SUMMARY Valuation Methodology Miller Buckfire used three standard valuation methodologies to determine a TEV range for the Downstream Business Comparable Companies Analysis: applies trading multiples of comparable public companies to the EBITDA of the Downstream Business Precedent Transactions Analysis: applies transaction multiples of comparable acquired companies to the EBITDA of the Downstream Business Discounted Cash Flow Analysis: the Downstream Business’ forecasted cash flows are discounted to present values using the Downstream Business’ weighted average cost of capital (“WACC”) At the end of the projection period, a terminal value is calculated and discounted to present value using the Downstream Business’ WACC to account for the value of the cash flows beyond the projection period The above methodologies were weighted equally to determine a TEV range for the Downstream Business 8

EXECUTIVE SUMMARY Downstream Business Valuation Summary ($MM) Indicated Enterprise Value Range Valuation Methodology Employed Low Mid High Comparable Companies Analysis Precedent Transactions Analysis Discounted Cash Flow Analysis $356 371 446 $380 395 476 $404 419 508 9 Indicative Downstream Business TEV Range as of November 18, 2015$391$417$443 Downstream Business TEV Range

COMPARABLE COMPANIES ANALYSIS 10

COMPARABLE COMPANIES ANALYSIS Methodology The Comparable Companies Analysis calculates a TEV range by applying trading multiples of public companies that are comparable to the Downstream Business Miller Buckfire selected a comparable company reference group (the “Reference Group”) for the Downstream Business Miller Buckfire utilized public databases, public company filings, Wall Street research reports, discussions with management, rare earth industry reports and internal Molycorp reports in determining the appropriate criteria for the Reference Group Inclusion in the Reference Group required that a company meet each of the following criteria:  Business Lines – company engages in either: The processing of rare earth minerals, or The processing of rare metals produced by the Downstream Business (gallium, tantalum, niobium) Location – domiciled, and trade on exchanges, in Advanced Economies (1) Profitability – currently generates positive EBITDA Size – total enterprise value greater than $100 million (1) Source: International Monetary Fund Publication: World Economic Outlook: Recovery Strengthens, Remains Uneven – Table B, October 2015. 11

COMPARABLE COMPANIES ANALYSIS Methodology (cont’d) Miller Buckfire included all publicly-traded companies that met each of these criteria in the Reference Group For each company in the Reference Group, Miller Buckfire calculated the TEV, defined as the sum of equity market value, book value of funded debt, book value of preferred stock and book value of minority interests, less cash and cash equivalents Miller Buckfire subsequently evaluated each Reference Group company’s TEV as a multiple of its last twelve months (“LTM”), 2015E and 2016P EBITDA, as obtained from publicly available company filings, investor relations and research reports published by third-party research and securities firms The multiples derived from the Reference Group were then applied to the Downstream Business’ LTM, 2015E and 2016P EBITDA to determine a TEV range for the Downstream Business Miller Buckfire gave equal weight to the mean and median of the multiples of the Reference Group in determining the midpoint and range of the multiples utilized for its TEV range 12

COMPARABLE COMPANIES ANALYSIS Reference Group BUSINESS LINES DOMICILED/ EXCHANGE TOTAL ENTERPRISE VALUE RARE EARTH PROCESSING RARE METAL PROCESSING COMPANY Canada Gallium Netherlands Tantalum/Niobium United States Tantalum/Niobium Japan NdFeB magnet powder United States Cerium, automotive catalysts United States Cerium, automotive catalysts Tantalum/Niobium Belgium Cerium, automotive catalysts Belgium Cerium, automotive catalysts 13 UMICORE SA Belgium/$4,940MM SOLVAY SA Belgium/$17,261MM MATERION CORPORATION United States/$605MM LUXFER HOLDINGS PLC United Kingdom/$378MM HITACHI METALS, LTD. Japan/$6,460MM ALLEGHENY TECHNOLOGIES INC. United States/$2,876MM AMG ADVANCED METALLURGICAL GROUP N.V. Netherlands/$422MM 5N PLUS INC. Canada/$123MM

COMPARABLE COMPANIES ANALYSIS Comparable Companies Analysis EBITDA (1) Net Debt & Min. Int. Total Enterprise Value/EBITDA Equity Value Enterprise Value Company LTM 2015E 2016P LTM 2015E 2016P 5N Plus Inc. AMG Advanced Metallurgical Group N.V. (2) Allegheny Technologies Inc. Hitachi Metals, Ltd. Luxfer Holdings PLC Materion Corporation Solvay SA (3) Umicore S.A. (4) $ 76 232 1,456 5,331 280 583 $47 190 1,420 1,129 98 21 6,535 390 $ 123 422 2,876 6,460 378 605 $ 11 86 198 956 64 88 $ 5 86 129 $ 21 79 266 11.4x 4.9x 14.5x 6.8x 5.9x 6.9x 7.3x 9.3x 25.3x 4.9x 22.4x 5.5x 6.0x 7.4x 7.3x 9.4x 5.9x 5.3x 10.8x 6.4x 5.5x 6.6x 6.3x 8.7x 1,165 63 82 2,371 528 1,003 68 92 2,758 567 10,726 4,550 17,261 4,940 2,351 532 Summary Statistics – Reference Group Source: Company filings; Exchange rate per Bloomberg as of November 18, 2015 and share price per CapitalIQ as of November 18, 2015; Estimates per Wall Street Research. (1) (2) (3) EBITDA adjusted for stock based compensation, impairment charges, restructuring costs, non-cash charges and non-recurring items. Net debt and minority interest includes unfunded pension liability. EBITDA includes add back for pension interest cost. Pro forma for pending merger with Cytec Industries Inc. Enterprise value pro forma for transaction financing. EBITDA includes combined performance of both companies. 2016 EBITDA includes $37 million of synergies, per company statement that $110 million of synergies will be realized over three years. Reports financial results semi-annually. As of the date of this Report, the latest financial results are as of June 30, 2015. (4) 14 Min4.9x4.9x5.3x Mean8.4x11.0x7.0x Median7.1x7.3x6.3x Max14.5x25.3x10.8x Comparable Companies Analysis ($MM USD)

COMPARABLE COMPANIES ANALYSIS Comparable Companies Analysis (cont’d) Multiple Reference Range Indicative TEV Range Low Mid High Low Mid High 6.9x 7.2x 8.4x 7.4x 7.6x 8.9x 7.8x 8.1x 9.5x Implied LTM Multiple Implied 2015 Multiple Implied 2016 Multiple (1) Adjusted for pro forma run-rate corporate expense of the Downstream Business. Rare Metals EBITDA pro forma for the effect of the fire at Silmet. 15 Indicative TEV Range$356$380$404 EBITDA(1) LTM$527.2x7.7x8.2x$374$400$426 2015E508.7x9.2x9.7x431456481 2016P436.2x6.7x7.2x262283305 Comparable Companies Analysis ($MM USD)

PRECEDENT TRANSACTIONS ANALYSIS 16

PRECEDENT TRANSACTIONS ANALYSIS Methodology The Precedent Transactions Analysis derives a TEV range through the application of transaction multiples of acquired companies with similar lines of business to the Downstream Business Miller Buckfire selected a set of precedent transactions (the “Precedent Transactions”) for the Downstream Business Miller Buckfire utilized public databases, public company filings, Wall Street research reports, discussions with management and rare earth industry reports in determining the appropriate criteria for the Precedent Transactions Inclusion in the Precedent Transactions required that a target company meet each of the following criteria: Business Lines – company engages in either: The processing of rare earth minerals, or The processing of rare metals produced by the Downstream Business (gallium, tantalum, niobium) Location – domiciled, and trade on exchanges, in Advanced Economies(1) Profitability – generated positive EBITDA at the time of transaction announcement Transaction Size – target enterprise value greater than $100 million at the time of announcement Transaction Date – transaction announced after January 1, 2011 (1) Source: International Monetary Fund Publication: World Economic Outlook: Recovery Strengthens, Remains Uneven – Table B, October 2015. 17

PRPERCEECDEEDNETN TRTARNASNASCATCITOINOSNSAANAnaLlYySsIiSs Methodology (cont’d)  Miller Buckfire included all companies that met each of these criteria in the Precedent Transactions For each company in the Precedent Transactions, Miller Buckfire calculated the TEV, defined as the sum of equity purchase price and book value of funded debt, preferred stock and minority interest, net of acquired cash and cash equivalents Miller Buckfire subsequently evaluated each company’s TEV as a multiple of LTM and forward EBITDA, as obtained from publicly available company filings, press releases, investor relations and research reports published by third-party research and securities firms The multiples derived from the Precedent Transactions were then applied to the Downstream Business’ LTM and 2016 EBITDA to determine a TEV range for the Downstream Business  In addition to the mean and median of the multiples of the Precedent Transactions, Miller Buckfire calculated a time-weighted mean of the multiples Each transaction was assigned a weight based on its transaction announcement date, beginning with the first transaction announcement date (February 28, 2011) receiving a weight of 1 and the most recent transaction announcement date (June 1, 2015) receiving a weight of 2 – Transactions within the time series were assigned weights between 1 and 2 based on an interpolation between the two endpoint dates Miller Buckfire calculated a weighted average of the multiples to determine the time-weighted mean This analysis placed greater weight on the more recent transactions, while factoring in earlier transactions (though to a lesser degree) that have directly comparable business lines to the Downstream Business 18

PRPERCEECDEEDNETN TRTARNASNASCATCITOINOSNSAANAnaLlYySsIiSs Methodology (cont’d) Miller Buckfire gave equal weight to the time-weighted mean and the median of the multiples of the Precedent Transactions in determining the midpoint and range of the multiples utilized for its TEV range 19

PRECEDENT TRANSACTIONS ANALYSIS Methodology BUSINESS LINES TRANSACTION ANNOUNCED/ CLOSED IMPLIED ENTERPRISE VALUE RARE EARTH PROCESSING RARE METAL PROCESSING TARGET ACQUIRER Management October 28, 2015 NdFeB magnet powder FerroAtlantica Pending Cerium, Lanthanum June 11, 2012 Same Company Same Company August 2, 2011 NdFeB magnet powder April 7, 2011 Neodymium, Tantalum/Niobium August 24, 2011 Auto catalysts April 11, 2011 Catalysts Gallium, Indium, 20 MCP GROUP SA 5N Plus Inc.February 28, 2011/$415MM Germanium and Rhenium RHODIA SA Solvay ASApril 4, 2011/$9,373MM SILMET AS Molycorp ASApril 7, 2011/$112MM Praseodymium, Cesium and Lanthanum oxides VACUUMSCHMELZE GMBH OM GroupJuly 5, 2011/$1,007MM NEO MATERIAL TECHNOLOGIES INC. Molycorp Inc.March 8, 2012/$1,279MM GLOBE SPECIALTY METALS, INC. GrupoFebruary 23, 2015/$1,333MM OM GROUP ApolloJune 1, 2015/$928MM

PRECEDENT TRANSACTIONS ANALYSIS Precedent Transactions Analysis TEV as a multiple of EBITDA (1) Date Announced Closed Implied Enterprise Value EBITDA Target/ Acquiror LTM Forward LTM Forward Time Weight Summary Statistics – Selected Transactions Source: Company filings; Estimates per Wall Street Research. (1) (2) (3) Last twelve months and one year forward multiples per the latest publicly available information as of the date the transaction was announced. Net debt and minority interest includes unfunded pension liability. EBITDA includes add back for pension interest cost. Figures pro forma for Apollo’s sale of the OM group Electronic Chemicals and Photomasks businesses, announced on the same day as the acquisition. 21 Min4.4x5.8x Mean8.7x7.5x Median9.3x7.0x Max10.9x10.9x Time-Weighted Mean9.0x7.9x OM Group (2)(3)6/1/2015$928$87$8510.7x10.9x Apollo Management10/28/2015 Globe Specialty Metals, Inc.2/23/2015$1,333$122$16910.9x7.9x Grupo FerroAtlanticaPending Neo Material Technologies Inc.3/8/2012$1,279$293$2104.4x6.1x Molycorp Inc.6/11/2012 VACUUMSCHMELZE Gmbh7/5/2011€698€75NA9.3xNA OM Group8/2/2011 Silmet AS4/7/2011€79€7€1410.8x5.8x Molycorp Inc.4/7/2011 Rhodia AS (2)4/4/2011€6,504€1,017€1,0666.4x6.1x Solvay SA8/24/2011 MCP Group SA2/28/2011€301€36NA8.4x8.1x 5N Plus Inc.4/11/2011 2.00 1.94 1.24 1.08 1.02 1.02 1.00 Comparable Companies Analysis ($MM USD)

PRECEDENT TRANSACTIONS ANALYSIS Precedent Transactions Analysis (cont’d) Multiple Reference Range Indicative TEV Range Low Mid High Low Mid High 7.2x 8.7x 7.7x 9.3x 8.1x 9.8x Implied LTM Multiple Implied 2016 Multiple (1) Adjusted for pro forma run-rate corporate expense of the Downstream Business. Rare Metals EBITDA pro forma for the effect of the fire at Silmet. 22 Indicative TEV Range$371$395$419 EBITDA(1) LTM$528.7x9.2x9.7x$447$473$499 2016P436.9x7.4x7.9x296317338 Comparable Companies Analysis ($MM USD)

DISCOUNTED CASH FLOW ANALYSIS 23

DISCOUNTED CASH Flow Analysis Methodology The Discounted Cash Flow Analysis derives a TEV range from the Downstream Business’ (i) projected unlevered free cash flows and (ii) terminal value at the end of the projection period, both discounted by an appropriate range of discount rates Projected unlevered free cash flows derived from the Forecast from 2016 through 2020 were discounted back to December 31, 2015 using the Downstream Business WACC and a mid-year discounting convention A terminal value was calculated by applying a range of EBITDA valuation multiples to the terminal year projected EBITDA The midpoint of Miller Buckfire’s exit multiple range was derived from the Reference Group’s 10-Year historical median TEV/EBITDA multiples The terminal value was discounted back to December 31, 2015 using the Downstream Business WACC The sum of the present value of the unlevered free cash flows and terminal value, utilizing a range of terminal multiples and WACCs, represents the TEV range for the Downstream Business 24

DISCOUNTED CASH Flow Analysis Methodology 2016P 2017P 2018P 2019P 2020P Foreign Downstream EBT Less: Estimated Cash Taxes @ 22%(1) Foreign Tax-affected Earnings U.S. Downstream EBT Less: Pro Forma Corporate EBT U.S. EBT Less: Estimated Cash Taxes @ 39%(2) U.S. Tax-affected Earnings Combined Tax-Affected Earnings Plus: Depreciation & Amortization(3) Less: Capital Expenditures Net Working Capital Unlevered Free Cash Flow $28 (6) $35 (7) $40 (9) $48 (10) $58 (13) $22 $12 (15) $27 $13 (16) $31 $13 (16) $37 $14 (16) $46 $15 (17) ($3) – ($3) – ($3) – ($2) – ($1) – ($3) $19 15 (12) 15 ($3) $24 15 (12) (2) ($3) $28 16 (12) (3) ($2) $35 16 (14) (5) ($1) $44 16 (12) (7) $37 $25 $29 $32 $42 (1) Blended tax rate based on information provided by management. Assumes 35% federal and 4% state tax rates. Includes depreciation & amortization associated with Corporate. (2) (3) 25 Unlevered Free Cash Flows ($MM)

Discounted Cash Flow Analysis Weighted Average Cost Of Capital Market Value of Equity Pre Tax Cost of Debt After Tax Cost of Debt Total Debt Debt/ Equity Current Beta(1) Unlevered Beta(2) Company Total Cap Debt/ Cap 5N Plus Inc. AMG Advanced Metallurgical Group N.V. Allegheny Technologies Inc. Hitachi Metals, Ltd. Luxfer Holdings PLC Materion Corporation Solvay SA Umicore S.A. $76 232 1,456 5,331 280 583 10,726 4,550 $55 278 1,506 1,993 137 46 7,642 388 $131 511 2,961 7,323 417 630 18,367 4,938 42.2% 54.5% 50.8% 27.2% 32.9% 7.4% 41.6% 7.9% 73.1% 119.9% 103.4% 37.4% 49.0% 7.9% 71.2% 8.5% 1.41 0.82 1.97 1.03 0.38 1.63 1.19 0.96 0.90 0.42 1.09 0.80 0.27 1.54 0.77 0.90 5.5% 1.7% 6.8% 1.5% 4.6% 2.6% 5.7% 1.6% 4.3% 1.3% 5.3% 1.2% 3.6% 2.0% 4.4% 1.2% Marginal Tax Rate(3) Median Unlevered Beta Risk Free Rate(4) Equity Risk Premium(6) Size Premium(5) 22.0% 0.848 2.70% 7.00% 2.69% Capital Structure Pre-Tax Cost of Debt After-Tax Cost of Debt Debt / Cap Debt / Equity Relevered Beta(5) Cost of Equity WACC 20.00% 25.00% 30.00% 35.00% 40.00% 25.0% 33.3% 42.9% 53.8% 66.7% 6.50% 7.00% 7.50% 8.00% 8.50% 5.07% 5.46% 5.85% 6.24% 6.63% 1.01 1.07 1.13 1.20 1.29 12.48% 12.87% 13.31% 13.82% 14.41% 11.00% 11.02% 11.07% 11.16% 11.30% (1) 2 year weekly Current Beta per Bloomberg, as of November 18, 2015. Unlevered Beta calculated using the following formula: Unlevered Beta= Levered Beta / (1+((1-Tax)*(D/E))) Source: Company management. Source: 20-year Treasury Rate yield as of November 18, 2015. Relevered Beta calculated using the following formula: Relevered Beta= Unlevered Beta*(1+(D/E)*(1-Tax)). Source: 2015 Duff & Phelps Valuation Handbook Guide to Cost of Capital. Size Premium for stocks with market capitalizations from $300 million to (2) (3) (4) (5) (6) $549 million. 26 Weighted Average Cost of Capital Key Assumptions Min7.4%7.9%0.380.271.5%1.2% Mean33.1%58.8%1.170.843.7%2.9% Median37.2%60.1%1.110.853.6%2.8% Max54.5%119.9%1.971.546.8%5.3% Comparable Metrics and Unlevered Beta Analysis

EXHIBIT 7 NOL Valuation Report

Molycorp, Inc. Net Operating Losses Valuation December 23, 2015

DISCLAIMER Miller Buckfire & Co., LLC (“Miller Buckfire”) is a subsidiary of Stifel Financial Corporation (together with its subsidiaries other than Miller Buckfire, “Stifel”). This report (the “Report”) is the work of Miller Buckfire alone. Miller Buckfire has provided the Report and its views expressed in and in connection with the Report solely and expressly on each of the terms here described. Each of Miller Buckfire, Stifel and their representatives (including directors, managers, members, officers, employees, contractors, agents and advisors) shall have the benefit of hereby rejecting, refusing to assume and disclaiming any responsibility and liability (whether such responsibility or liability arises in contract, tort, securities law and regulation or otherwise) in respect of this Report, except as arises in the event it expresses its own opinion herein and such expression is in bad faith or grossly negligent. Miller Buckfire neither expressly nor implicitly guarantees or warrants the achievability of forecasts, any particular outcome or any other future development stated, implied in or derived from the Report. The Report may be used only by the express audience of the Report (each member of which, the “Recipient”), only in the form and context of delivery, only for the express purpose for which it has been provided, and only subject to all applicable obligations a Recipient may have to Miller Buckfire and its client. Miller Buckfire developed the Report on confidential bases and formed its views in and relating to the Report in reliance upon information provided by or on behalf of its client, along with publicly available information, each as available prior to the date hereof. Miller Buckfire assumed the accuracy, reliability and completeness of this information and did not independently verify or confirm its accuracy, reliability or completeness. This information includes numerous forecasts, assumptions and statements of judgment, including those of its client’s management at the time as to expected future performance. Miller Buckfire assumed these forecasts, assumptions and judgments were reasonably prepared and based on the best estimates and judgments then possible. Miller Buckfire does not guarantee or warrant any of these forecasts or judgments. Forecasts, assumptions and judgments are inherently uncertain and may be wrong. Information, including as to economic and market conditions, can and do change materially in short periods of time. The Report speaks as of the date thereof, unless otherwise expressly stated. Neither Miller Buckfire or its client has any obligation to update, bring-down, review or reaffirm this Report.

DISCLAIMER (CONT’D) The Report is to be considered only in its totality and in the context of its communication. The Report is not a recommendation to any party for any purpose, including decisions as to whether or not to support or vote for any formal or informal reorganization plan or transaction. The Report is not an opinion as to the fairness of anything to anyone. Miller Buckfire is not in the business of giving legal, tax or accounting advice. The Recipient should receive and rely on separate and qualified legal, tax and accounting advice. These materials do not constitute an offer or solicitation to sell or purchase any securities. Miller Buckfire is not acting in any capacity as a fiduciary or agent of any party. Except for required court disclosure or subject to express applicable confidentiality agreements, this presentation is strictly confidential. By accepting this Report, on behalf of itself and its representatives, each Recipient other than Miller Buckfire’s client (i) acknowledges that it may not rely on any part of this Report and (ii) except with the prior written consent of Miller Buckfire, agrees that it will not quote from or refer to all or any part of this Report. The Report contains hypothetical, approximate valuations of net operating losses. The relevant uncertainties and contingencies are difficult to predict, and will continue to fluctuate. As these become more or less favorable, outcomes may vary significantly. Neither Miller Buckfire, its client, nor any other party assumes responsibility for the differences between the estimated hypothetical valuations contained in the Report and actual outcomes. The Report is not an appraisal of assets, nor does it necessarily indicate actually realizable market value of the business, its securities or its assets.

U.S. NET OPERATING LOSSES (“NOLS”) ANALYSIS Miller Buckfire estimated the value of the NOLs of Molycorp, Inc. (“Molycorp” or the “Company”) by calculating the present value of the potential tax benefits post emergence  The accountants retained by the Company (the “Accountants”) analyzed the impact of a restructuring transaction on the NOL balance of the Company; the analysis is based on a number of assumptions more specifically addressed in the Accountants’ analysis, including but not limited to: 1  Plan and tax structure:  Chapter 11 Plan Effective Date of February 22, 2016  Before the Effective Date, Molycorp Minerals, LLC sells Mountain Pass Assets at a taxable loss having an ordinary character in a credit bid to the 10% Noteholders in respect of a portion of their claims in a taxable asset transfer  The Accountants considered the impact of a potential worthless stock deduction by Molycorp, Inc. in respect of the stock of Molycorp Minerals, LLC  Recapitalization of Molycorp, Inc. debt and stock  Molycorp, Inc. contributes reorganized Molycorp, Inc. stock and debt (or possibly just stock) to Magnequench, Inc. and Molycorp Minerals, LLC  Molycorp, Inc., Magnequench, Inc. and Molycorp Minerals, LLC satisfy their respective debt with reorganized Molycorp, Inc. stock and debt, if any 1 Selected assumptions from the Accountants’ analysis.

U.S. NOLS ANALYSIS (CONT’D) Plan and tax structure (cont’d):  Values of Molycorp Rare Metals Holdings, Inc., Magnequench, Inc., Molycorp Chemicals & Oxides, Inc., MCP Exchangeco, Inc. and Molycorp Silmet AS are equal to their allocable portion of the total $425 million enterprise value based on their relative hypothetical liquidation values prepared by the Company’s advisors  The intercompany advances by Molycorp, Inc. to Molycorp Minerals, LLC are treated as equity for U.S. federal income tax purposes Remaining NOLs estimation:  NOLs are generated in 2015 and 2016 from operating losses  Estimated tax attributes reduced by amount of cancellation of debt income under the contemplated Plan

U.S. NOLS ANALYSIS (CONT’D)  Miller Buckfire utilized the results of this analysis to estimate the value of the post-emergence NOLs in the Company’s existing corporate structure, utilizing the following assumptions:  Section 382 ownership change of the Company occurs on the Effective Date Pre-Effective Date NOLs are subject to §382(l)(6) limitation2; post-Effective Date NOLs are not limited (assuming no subsequent ownership change); 2016 NOLs are allocated pro rata based on the number of days in the pre-vs. post-Effective Date period Enterprise value of approximately $417 million, per midpoint of Miller Buckfire valuation report range Assumes $75 million of post-emergence debt at 8% interest; interest is tax-deductible This valuation assumes taxable asset sale at Molycorp Minerals, LLC, but no worthless stock deduction by Molycorp, Inc. with respect to the stock of Molycorp Minerals, LLC because it is not expected that the worthless stock deduction would impact the valuation of the NOLs based on current projections of income Taxable earnings for 2016 – 2020 per the 5-year Forecast prepared by the management in October 2015; pre-interest earnings grow at a rate of 2-3% thereafter Tax benefits discounted at cost of equity of 11-15% using an end of year convention A substantial portion of the NOLs expire unused 2 The annual Sec.382 limit is calculated using long-term tax exempt rate of 2.61% (applicable in December 2015, subject to change for February 2016).

U.S. NOLS ANALYSIS (CONT’D)  Several factors that can impact the calculations are subject to material change, including but not limited to: Timing of the Effective Date Actual amount of NOLs generated leading up to emergence, including the estimated amount of the NOLs generated in the taxable year that includes the emergence date Post-Effective Date investments in the reorganized Company and/or income-producing businesses, and additional tax planning such as worthlessness deductions Molycorp’s ultimate organizational structure following emergence (including whether Molycorp, Inc. remains the parent of the group) and the specific plan/restructuring transactions to be effectuated The holders of Molycorp’s reorganized equity post-emergence Molycorp’s financial performance post-emergence and tax treatment of other operational activities The tax treatment and settlement of intercompany claims and advances  NOL analysis is preliminary and subject to further analysis and/or change in tax attributes or transaction structure

U.S. NOLs ANALYsrs ccoNT'D) NOLs ValuationSensitivity C3legoxv Po:t-du.nge 2016 NOL Pre-change: 2016 NOL 2016NOL Pre-2016NOL: Amount $394 65 459 -o3 A 2.0% 2.5% 3.0% B A-B c B-C _-\ 11.0% 13.0% 15.0% $54 46 39 $56 4-«> $58 49 41 NOL:Subje:et: to Limitatioll NOL:Not:ubject m Limiation Enrctprec \'"alue Le::: Debt Equity \'"alue $342 D 261% E D E $9

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